                                AMENDMENT NO. 6
                                       TO
                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                          KTI, INC. (FILE NO. 0-25490)
                           -------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                Casella Waste Systems Inc. Class A common stock,
                $.01 par value per share.
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                    16,671,341(1)
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                    $21.84
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                    $364,102,087(2)
                ------------------------------------------------------------
           (5)  Total fee paid:
                    $72,834
                ------------------------------------------------------------

/X/        Fee paid previously with preliminary materials

           Check box if any part of the fee is offset as provided by
/X/ Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                    $72,834
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement no.:
                Schedule 14A
                ------------------------------------------------------------
           (3)  Filing Party:
                Casella Waste Systems, Inc. and KTI, Inc.
                ------------------------------------------------------------
           (4)  Date Filed:
                February 12, 1999
                ------------------------------------------------------------

------------------------
(1) The estimated number of shares of Casella Waste Systems, Inc. Class A common stock to which the joint proxy statement/ prospectus relates includes 2,912,007 shares of Casella Class A common stock issuable in the merger as a result of outstanding options, warrants and convertible notes to purchase common stock of KTI, Inc. immediately prior to the merger.

(2) Estimated pursuant to Rules 0.11(c)(1) and 0.11(a)(4) under the Exchange Act solely for the purpose of calculating the filing fee based on the average of the high and low sale prices for shares of KTI common stock on the Nasdaq National Market on February 3, 1999 ($21.84 per share) multiplied by 16, 671,134 shares of KTI common stock and common stock equivalents to be received by Casella in connection with the merger and common stock equivalents with respect to which shares of Casella Class A common stock may be issued as a result of the merger.

                           PROXY STATEMENT/PROSPECTUS

[LOGO]                                                                                [LOGO]

               WE ARE PROPOSING THAT YOU VOTE TO APPROVE A MERGER
                          YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Casella Waste Systems, Inc. and KTI, Inc. have agreed to merge. We are seeking your vote on this important transaction.

    If the merger is completed, KTI shareholders will receive 0.51 of a share of Casella Class A common stock for each share of KTI common stock that they own. Based upon the number of outstanding shares of Casella common stock and KTI common stock as of October 1, 1999, KTI shareholders immediately prior to the merger are expected to own approximately 30.88% of the outstanding shares of Casella common stock immediately after the merger, representing approximately 22.31% of the votes entitled to be cast by Casella stockholders after the closing of the merger. Casella stockholders will continue to own their existing shares after the merger. Casella Class A common stock is traded on the Nasdaq National Market under the symbol "CWST".

    The merger cannot be completed unless KTI shareholders approve the merger agreement and Casella stockholders approve the issuance of shares of Casella Class A common stock to KTI shareholders. In addition, Casella stockholders are being asked to vote on other matters that are described in this proxy statement/prospectus. Casella stockholders will vote on their proposals at Casella's 1999 annual meeting and KTI shareholders will vote on their proposals at a special meeting.

    Whether or not you plan to attend your stockholders meeting, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at your stockholders meeting.

    The dates, times and places of the meetings are as follows:

For Casella stockholders:                         For KTI shareholders:
December 8, 1999                                  December 8, 1999
10:00 am, local time                              10:00 am, local time
Casella Waste Systems, Inc.                       KTI, Inc.
25 Greens Hill Lane                               7000 Boulevard East
Rutland, Vermont 05701                            Guttenberg, New Jersey 07093

    This proxy statement/prospectus gives you detailed information about the proposed merger and the other matters to be voted on at your stockholders meeting. Please also refer to the section which we have entitled "Where You Can Find More Information" on page 163 for additional information about Casella and KTI on file with the Securities and Exchange Commission. We encourage you to read this additional information.

    YOU SHOULD READ THE "RISK FACTORS" ON PAGES 11 THROUGH 16 BEFORE VOTING.

    Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Casella Class A common stock to be issued in the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated November 15, 1999, and was first mailed to shareholders of KTI on or about November 17, 1999 and to stockholders of Casella on or about November 17, 1999.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 1999

To the stockholders of Casella Waste Systems, Inc.:

    The annual meeting of stockholders of Casella Waste Systems, Inc. will be held on Wednesday, December 8, 1999 at our corporate offices located at 25 Greens Hill Lane, Rutland, Vermont 05701, commencing at 10:00 am., local time, to consider and vote on:

    1. A proposal to issue shares of Casella Class A common stock as contemplated by the merger agreement among KTI, Inc., Casella and our wholly-owned subsidiary. The merger agreement provides that our wholly-owned subsidiary will be merged into KTI. As a result of the merger, KTI will become a wholly-owned subsidiary of Casella, and each KTI shareholder will receive 0.51 of a share of Casella Class A common stock for each share of KTI common stock held by them;

    2.  A proposal to elect two directors for the ensuing three years;

    3. A proposal to approve an amendment to our Amended and Restated 1997 Stock Incentive Plan increasing the aggregate number of shares of Casella Class A common stock that may be issued under the plan from 3,328,135 shares to 5,328,135 shares;

    4. A proposal to approve amendments to our 1997 Non-Employee Director Stock Option Plan increasing the aggregate number of shares of Casella Class A common stock that may be issued under the plan from 50,000 shares to 100,000 shares and increasing the number of shares subject to stock options granted to non-employee directors upon initial election to the Casella board and on the date of each annual meeting to 7,500 shares;

    5. A proposal to approve an amendment to our Amended and Restated 1997 Employee Stock Purchase Plan increasing the aggregate number of shares that may be issued under the plan from 300,000 shares to 600,000 shares;

    6. A proposal to ratify the selection of Arthur Andersen LLP as our independent auditors for the current fiscal year; and

    7. To transact such other business as may properly be brought before the annual meeting, or any adjournment or postponement thereof.

    We have attached a copy of the merger agreement to the proxy statement/prospectus which accompanies this notice of meeting. We are also enclosing a copy of our annual report to stockholders for the fiscal year ended April 30, 1999, which contains consolidated financial statements and other information of interest to you.

    Those of you who were holders of record of Casella Class A common stock or Casella Class B common stock at the close of business on October 15, 1999 are entitled to receive this notice and to vote at the annual meeting. We urge you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we also urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                        By the order of the board of directors

                                        John W. Casella, Secretary

November 17, 1999
Rutland, Vermont

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 8, 1999

To the shareholders of KTI, Inc.:

    A special meeting of shareholders of KTI, Inc. will be held on Wednesday, December 8, 1999 at our corporate offices located at 7000 Boulevard East, Guttenberg, New Jersey 07093, commencing at 10:00 am., local time, for the following purposes:

    1. To consider and vote on the merger agreement among KTI, Casella Waste Systems, Inc. and Casella's wholly-owned subsidiary. The merger agreement provides that Casella's wholly-owned subsidiary will be merged into KTI. As a result of the merger, KTI will become a wholly-owned subsidiary of Casella, and you and each other shareholder of KTI will receive 0.51 of a share of Casella Class A common stock for each share of KTI common stock you hold; and

    2. Other matters incidental to the approval of the matters presented for action at the meeting or the conduct of the meeting that may be properly brought before the meeting or any adjournment or postponement thereof.

    We have attached a copy of the merger agreement to the proxy statement/prospectus which accompanies this notice of meeting.

    If the merger agreement is approved by KTI shareholders at the meeting, and the merger takes place, then any KTI shareholder who complies with certain procedures under New Jersey law and whose shares are not voted in favor of the merger may be entitled to demand payment for his or her shares and to obtain an appraisal of the value of those shares. The procedures you must follow to have these rights are summarized in the accompanying proxy statement/prospectus.

    Those of you who were holders of record of KTI common stock at the close of business on November 10, 1999 are entitled to receive this notice and to vote at the shareholders meeting. We urge you to attend the meeting in person. However, in order to make sure that you are represented at the meeting, we also urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                          By the order of the board of directors

                                          Robert E. Wetzel, Secretary

November 17, 1999
Guttenberg, New Jersey

                               TABLE OF CONTENTS

SUMMARY.....................................................       1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................      10

RISK FACTORS................................................      11
    Risks relating to the merger............................      11
      Because the exchange ratio is fixed, KTI and Casella
       shareholders are exposed to the risk that the market
       price of the other company's stock will drop.........      11
      Our earnings could suffer if we do not realize the
       operational efficiencies we anticipate from the
       merger...............................................      11
      Casella's ability to manage the operations acquired
       from KTI may be adversely affected if KTI's
       management does not remain in place..................      11
      We will default under our credit facility if we do not
       obtain a replacement credit facility within the
       earlier of 30 days following the closing of the
       merger or November 30, 1999..........................      12
      Our ability to borrow after the merger may be
       adversely affected by our increased leverage.........      12
    Risks relating to the waste management industry or
     particular to Casella or KTI...........................      12
      Our growth rate may be adversely affected if we are
       not able to continue to implement our acquisition
       strategy.............................................      12
      Environmental regulations could subject us to fines,
       penalties and limitations on our ability to expand...      13
      Our results of operations could be adversely affected
       by changing prices or market requirements for
       recyclable materials.................................      13
      The seasonality of our revenues could adversely impact
       our financial condition..............................      14
      Our business is geographically concentrated and is
       therefore subject to regional economic downturns.....      14
      We may not be able to effectively compete in the
       highly competitive solid waste services industry.....      14
      KTI Energy of Virginia, Inc. sells its entire output
       to a few customers and lacks the capacity to meet all
       of its commitments...................................      15
      Our results of operations and financial condition may
       be negatively affected if we inadequately accrue for
       closure and post-closure costs.......................      15
      We could be precluded from entering into contracts or
       obtaining permits if we are unable to obtain third
       party financial assurance to secure our contractual
       obligations..........................................      15
      We may be required to write-off capitalized charges in
       the future, which could adversely affect our
       earnings.............................................      16
      The Casella Class B common stock has ten votes per
       share and is held exclusively by John W. Casella and
       Douglas R. Casella...................................      16

COMPARATIVE PER SHARE DATA..................................      17

MARKET PRICE AND DIVIDEND INFORMATION.......................      18
    Market prices...........................................      18
    Dividends...............................................      19

THE MEETINGS................................................      20
    The Casella annual meeting..............................      20
    The KTI shareholders meeting............................      22

THE MERGER..................................................      25
    Background of the merger................................      25
    Reasons for the merger..................................      32
      Joint reasons for the merger..........................      32
      Casella's consideration of factors for and against the
       merger...............................................      34

      KTI's consideration of factors for and against the
       merger...............................................      35
    Opinion of KTI financial advisor........................      37
    Interests of executive officers and directors of Casella
     and KTI in the merger..................................      43
    Directors and executive officers of the combined company
     following the merger...................................      44
    Material federal income tax consequences................      46
    Accounting treatment....................................      48
    Regulatory approvals....................................      48
    Federal securities laws consequences....................      48
    Stock exchange quotation................................      49
    Appraisal rights........................................      49

THE MERGER AGREEMENT........................................      51
    Structure of the merger.................................      51
    Consummation of the merger..............................      51
    Merger consideration....................................      51
    Exchange of stock certificates..........................      51
    Treatment of KTI common stock options and warrants......      52
    Representations and warranties..........................      52
    Certain covenants.......................................      53
      Interim operations of Casella and KTI.................      53
    Conditions to the merger................................      54
      Conditions to each party's obligations to effect the
       merger...............................................      54
      Conditions to the obligations of Casella..............      54
      Conditions to the obligations of KTI..................      54
    Amendments; Waivers.....................................      55
    No solicitation by KTI..................................      55
    Termination of the merger agreement.....................      55
    Termination fees and expenses...........................      56
      Payment of expenses of the merger generally...........      56
      Payment of Casella's expenses by KTI; Termination
       fees.................................................      56
      Payment of KTI's expenses by Casella..................      57
    Stock option agreement..................................      57

THE COMPANIES...............................................      59
    Casella.................................................      59
      Company overview......................................      59
      Service area..........................................      60
      Operations............................................      61
      Competition...........................................      64
      Marketing and sales...................................      65
      Employees.............................................      65
      Risk management, insurance and performance or surety
       bonds................................................      66
      Regulation............................................      66
      Properties............................................      70
      Legal proceedings.....................................      70
      Stock ownership of management.........................      73
      Executive compensation................................      74
      Certain relationships and related transactions........      78
      Section 16(a) beneficial ownership reporting
       compliance...........................................      79
      Stock performance graph...............................      80
      Casella Selected Historical Financial Information.....      81

      Casella Management's Discussion and Analysis of
       Financial Condition and Results of Operations........      83
    KTI.....................................................      93
      Company overview......................................      93
      Waste-to-energy segment...............................      94
      Residential recycling segment.........................      99
      Commercial recycling segment..........................     100
      Finished products segment.............................     101
      Properties............................................     103
      Legal proceedings.....................................     104
      Governmental regulation...............................     105
      Stock ownership of management.........................     108
      Executive compensation................................     110
      Certain relationships and related transactions........     113
      KTI Selected Historical Financial Information.........     114
      KTI Management's Discussion and Analysis of Financial
       Condition and Results of Operations..................     116

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................     132

KTI UNAUDITED ADJUSTED HISTORICAL STATEMENTS OF
  OPERATIONS................................................     138

DESCRIPTION OF CASELLA CAPITAL STOCK........................     142
    Authorized capital stock................................     142
    Common stock............................................     142
    Preferred stock.........................................     144
    Delaware law and charter and by-law provisions..........     145
    Transfer agent and registrar............................     146

COMPARISON OF STOCKHOLDER RIGHTS............................     147
    Voting requirements.....................................     147
    Stockholder power to call special stockholders
     meeting................................................     148
    Dissolution.............................................     148
    Cumulative voting.......................................     149
    Classified board of directors...........................     149
    Rights of dissenting shareholders.......................     149
    Stockholder consent to corporate action.................     150
    Advance notice by-laws..................................     150
    Dividends...............................................     151
    By-laws.................................................     151
    Limitations of liability of directors and officers......     151
    Consideration of acquisition proposals..................     151

ELECTION OF CASELLA DIRECTORS...............................     153
    General.................................................     153
    Board of directors and committee meetings...............     155
    Compensation of directors...............................     155
    Compensation committee interlocks and insider
     participation..........................................     156

APPROVAL OF AMENDMENT TO THE CASELLA AMENDED AND RESTATED
  1997 STOCK INCENTIVE PLAN.................................     158

APPROVAL OF AMENDMENTS TO THE CASELLA 1997 NON-EMPLOYEE
  DIRECTOR STOCK OPTION PLAN................................     161

APPROVAL OF AMENDMENT TO THE CASELLA AMENDED AND RESTATED
  1997 EMPLOYEE STOCK PURCHASE PLAN.........................     162

RATIFICATION OF THE SELECTION OF CASELLA'S INDEPENDENT
  AUDITORS..................................................     163

STOCKHOLDER PROPOSALS.......................................     163

WHERE YOU CAN FIND MORE INFORMATION.........................     163

LEGAL MATTERS...............................................     164

EXPERTS.....................................................     164

KTI FINANCIAL STATEMENTS....................................     F-1

CASELLA FINANCIAL STATEMENTS................................    F-83

ANNEX   A     AGREEMENT AND PLAN OF MERGER, AS AMENDED....................    A-1

ANNEX   B-1   OPINION OF CIBC WORLD MARKETS CORP..........................  B-1-1
        B-2   LETTER FROM CIBC WORLD MARKETS CORP. REAFFIRMING ITS
              OPINION.....................................................  B-2-1

ANNEX   C     NEW JERSEY DISSENTERS' STATUTE..............................    C-1

ANNEX   D-1   CASELLA AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN......  D-1-1
        D-2   CASELLA AMENDED 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION
              PLAN........................................................  D-2-1
        D-3   CASELLA AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE
              PLAN........................................................  D-3-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, please mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible, so that your shares may be represented at your stockholders meeting. In addition, you may attend your stockholders meeting in person and vote, whether or not you have signed and mailed your proxy card.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card before the stockholders meeting or attend the stockholders meeting in person and vote. You may revoke any proxy by written notice to the secretary of your company prior to your stockholders meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger occurs, Casella will mail instructions to all former KTI shareholders for surrendering their stock certificates. Certificates representing shares of Casella common stock will continue to represent shares of Casella common stock after the merger, and Casella stockholders should not at any time surrender their stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger prior to December 10, 1999.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: KTI shareholders should call Ross Pirasteh at (201) 854-7777. Casella stockholders should call Joseph S. Fusco at (802) 775-0325.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU IN ORDER TO UNDERSTAND THE MERGER FULLY OR THE OTHER PROPOSALS TO BE VOTED ON AT YOUR STOCKHOLDERS MEETING. FOR A MORE COMPLETE DESCRIPTION OF THE MERGER AND THE OTHER PROPOSALS TO BE VOTED ON AT YOUR STOCKHOLDERS MEETING, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 163).

THE COMPANIES (PAGES 59 THROUGH 131)

    Casella Waste Systems, Inc.
    25 Greens Hill Lane
    Rutland, Vermont 05701
    (802) 775-0325

    Casella is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, upstate New York, northern Pennsylvania and Massachusetts. At September 1, 1999, Casella owned and/or operated five Subtitle D landfills and two permitted construction and demolition debris landfills, 54 transfer stations, 24 recycling processing facilities and 38 collection operations which together serve over 500,000 commercial, municipal and residential customers. Subtitle D landfills are solid waste landfills that must be built, operated and then maintained after they stop operating in accordance with state and federal regulations, commonly referred to as Subtitle D.

    KTI, Inc.
    7000 Boulevard East
    Guttenberg, New Jersey 07093
    (201) 854-7777

    KTI is an integrated solid waste processing company serving commercial, industrial and residential customers primarily in the eastern United States. At September 1, 1999, KTI processed solid waste through a network of 50 facilities in 19 states, including six waste-to-energy plants, 22 material recycling facilities and 11 finished products facilities.

THE MERGER (PAGES 25 THROUGH 58)

    WHAT KTI SHAREHOLDERS WILL RECEIVE IN THE MERGER. As a result of the merger, KTI will become a direct, wholly-owned subsidiary of Casella. Each KTI shareholder will receive 0.51 of a share of Casella Class A common stock in exchange for each share of KTI common stock that they own. The exact number of shares of Casella Class A common stock issuable because of the merger will depend on the number of shares of KTI common stock, options, warrants and convertible notes outstanding immediately prior to the merger. Casella will not issue fractional shares in the merger. Instead, KTI shareholders will receive cash for any fraction of a share of Casella Class A common stock to which he or she becomes entitled.

    WHAT KTI OPTIONHOLDERS AND WARRANTHOLDERS WILL RECEIVE IN THE MERGER. KTI options and warrants outstanding and unexercised at the time of the merger will be converted into rights to acquire Casella Class A common stock under the same terms on which outstanding shares are to be exchanged, provided that the number of shares will decrease and the exercise price per share will increase to reflect the exchange ratio. For example, an option to purchase 100 shares of KTI common stock at an exercise price of $10.00 per share will become an option to purchase 51 shares of Casella Class A common stock at an exercise price of $19.61 per share.

    WHAT CASELLA STOCKHOLDERS WILL RECEIVE IN THE MERGER. Holders of Casella Class A common stock will continue to own their existing shares after the merger. However, as a result of the merger, they will own shares of a larger, more diversified company, as described in this proxy statement/prospectus.

KTI SHAREHOLDERS' OWNERSHIP OF CASELLA AFTER THE MERGER

    Based upon the number of outstanding shares of Casella common stock and KTI common stock as of October 1, 1999, KTI shareholders immediately prior to the merger are expected to own approximately 30.88% of the outstanding shares of Casella common stock immediately after the merger, or 31.24% on a fully diluted basis assuming the exercise of all KTI and Casella options, warrants and convertible notes. These shares of Casella common stock would represent in the aggregate approximately 22.31% of the votes entitled to be cast by Casella stockholders after the merger, including the outstanding shares of Casella Class B common stock, or 23.61% on a fully diluted basis assuming the exercise of all KTI and Casella options, warrants and convertible notes.

OUR REASONS FOR THE MERGER (PAGES 32 THROUGH 37)

    We believe that the merger represents a highly favorable strategic opportunity for Casella and KTI, two companies with complementary business operations and geographical presence. The Casella board and the KTI board have identified a number of potential benefits of the merger which they believe will contribute to the success of the combined company, including:

    - complementary operations;

    - operational efficiencies of the combined company;

    - growth opportunities;

    - compatible strategies;

    - expected profitability;

    - larger critical mass; and

    - increased liquidity of the common stock of the combined company.

APPRAISAL RIGHTS (PAGES 49 AND 50)

    KTI shareholders who vote against the merger and who make the specified written filing with KTI prior to the KTI shareholders meeting are entitled under New Jersey law to seek an appraisal of the fair value of their shares and to be paid cash for their shares. If a KTI shareholder does not follow the proper procedures in exercising these appraisal rights or if a KTI shareholder withdraws his demand for appraisal with KTI's consent, his KTI shares will be converted into shares of Casella Class A common stock in accordance with the merger agreement. We have attached a copy of the dissenters' rights statute as Annex C to this proxy statement/prospectus, which you should be sure to read.

    Under Delaware law, Casella stockholders are not entitled to an appraisal of the value of their shares in connection with the merger.

RECOMMENDATIONS OF THE CASELLA BOARD AND THE KTI BOARD RELATING TO THE MERGER
  (PAGES 20 AND 23)

    The Casella board recommends voting "FOR" the issuance of Casella Class A common stock pursuant to the merger agreement. The KTI board recommends voting "FOR" the approval of the merger agreement.

DIRECTORS AND EXECUTIVE OFFICERS OF CASELLA AFTER THE MERGER (PAGES 44 THROUGH
  46)

    The Casella board immediately after the merger will consist of the following 9 people: John W. Casella, Douglas R. Casella, James W. Bohlig, John F. Chapple III and Gregory B. Peters, all of whom are currently directors of Casella, and Ross Pirasteh, Martin J. Sergi, George J. Mitchell and Wilbur L.

Ross, Jr., all of whom are currently directors of KTI. In addition, two additional directors may be designated by John W. Casella.

    After the merger, Casella's executive officers will include the following:

    - Ross Pirasteh, currently chairman of the KTI board, will serve as chairman of the Casella board;

    - John W. Casella, currently chairman, president and chief executive officer of Casella, will continue as president and chief executive officer;

    - James W. Bohlig, currently senior vice president and chief operating officer of Casella, will continue as senior vice president and chief operating officer;

    - Martin J. Sergi, currently president of KTI, will serve as executive vice president--business development; and

    - Jerry S. Cifor, currently senior vice president and chief financial officer of Casella, will continue as senior vice president and chief financial officer.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF CASELLA AND KTI IN THE MERGER
  (PAGES 43 AND 44)

    In connection with the merger, Casella will enter into employment agreements with each of Messrs. Pirasteh, Casella, Bohlig, Sergi and Cifor. These employment agreements are summarized in this proxy statement/prospectus.

    In connection with the merger, Paul Garrett, vice chairman of the KTI board, will receive a payment of approximately $1.2 million in connection with his existing employment agreement with KTI, which will be terminated.

OPINION OF KTI FINANCIAL ADVISOR (PAGES 37 THROUGH 43)

    On September 15, 1999, CIBC World Markets delivered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated September 15, 1999, to the KTI board as to the fairness, from a financial point of view, of the exchange ratio to the holders of KTI common stock. On
September 23, 1999, after being advised that the merger is anticipated to be accounted for as a purchase rather than as a pooling-of-interests transaction, CIBC World Markets reaffirmed the conclusions of its written opinion dated September 15, 1999. We have attached a copy of the full text of the written opinion as Annex B-1 and a copy of the September 23, 1999 letter as Annex B-2 to this proxy statement/prospectus. We urge you to read the opinion and the letter in their entirety. THE OPINION IS DIRECTED TO THE KTI BOARD AND IS NOT A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE ON ANY MATTER RELATING TO THE MERGER.

CONDITIONS TO BE SATISFIED BEFORE THE MERGER WILL OCCUR (PAGES 54 AND 55)

    Our obligations to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

    - Casella stockholders must approve the issuance of shares to KTI shareholders;

    - KTI shareholders must approve the merger agreement;

    - there must not be any court order which effectively prohibits the merger;

    - each of Messrs. Pirasteh, John Casella, Bohlig, Sergi, Cifor and Garrett must have entered into lock-up agreements pursuant to which they agree not to sell their shares of Casella common stock for a period of 365 days after the merger;

    - the shares of Casella Class A common stock to be issued in the merger and upon the exercise of KTI options, warrants and convertible notes must be authorized for listing on the Nasdaq National Market; and

    - each company's representations and warranties contained in the merger agreement must be materially true and correct, and each company must have performed all of its material obligations under the merger agreement.

    The companies will recirculate revised proxy materials and resolicit proxies if there are any material changes in the terms of the merger, including changes that result from waivers of these conditions.

WHO CAN TERMINATE THE MERGER AGREEMENT; FEES AND EXPENSES (PAGES 55 THROUGH 57)

    The companies can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occur:

    - the merger is not completed by December 15, 1999;

    - a court or other governmental authority permanently prohibits the merger;

    - KTI shareholders do not approve the merger agreement or Casella stockholders do not approve the issuance of shares to KTI shareholders; or

    - the other company materially breaches the merger agreement and the breach is not cured within 30 days.

    In addition, Casella can terminate the merger agreement without completing the merger if the KTI board:

    - changes its recommendation of the merger;

    - does not reconfirm its recommendation of the merger after receipt of a competing bid;

    - recommends a competing transaction to KTI shareholders;

    - recommends that KTI shareholders accept a tender offer or exchange offer for 25% or more of KTI's outstanding capital stock; or

    - fails to call and hold the KTI shareholders meeting by December 15, 1999.

    If the merger is completed, Casella will pay all fees and expenses incurred in connection with the merger. If the merger agreement is terminated before the merger takes place, either company may be required to reimburse the other party for expenses of up to $3.0 million. In addition, if the merger agreement is terminated before the merger takes place, KTI may be required to pay a termination fee of $10.0 million to Casella.

THE VOTES REQUIRED AT THE STOCKHOLDERS MEETINGS TO APPROVE THE PROPOSALS (PAGES
  20 THROUGH 24)

    CASELLA. A majority of the votes cast at the Casella annual meeting by the holders of shares of Casella Class A common stock and Casella Class B common stock, voting together as a class, is required to approve the issuance of shares to KTI shareholders, to amend the Casella stock plans and to ratify the selection of Casella's independent auditors for the current fiscal year. A plurality of the votes cast by the holders of shares of Casella Class A common stock and Casella Class B common stock, voting together as a class, is required for the election of directors other than the Class A director. A plurality of the votes cast by the holders of shares of Casella Class A common stock is required for the election of the Class A director.

    The executive officers and directors (and a former director) of Casella have agreed to vote all of their shares in favor of the proposal to issue shares to KTI shareholders pursuant to the merger agreement and will be able to approve the proposal without any other stockholder voting. Each share of Casella
Class A common stock will be entitled to one vote on each matter to be voted upon at the Casella annual meeting, and each share of Casella Class B common stock will be entitled to ten votes on each matter to be voted upon at the Casella annual meeting other than the election of the Class A director.

    KTI. The affirmative vote of a majority of the shares of KTI common stock represented and voting at the KTI shareholders meeting is required to approve the merger agreement. Directors and executive officers of KTI representing approximately 16.7% of the shares of KTI common stock entitled to vote at the shareholders meeting as of KTI's record date have agreed to vote all of their shares in favor of the approval of the merger agreement.

THE RIGHTS OF KTI SHAREHOLDERS WILL CHANGE AS A RESULT OF THE MERGER (PAGES 147
  THROUGH 152)

    Currently, the rights of KTI shareholders are governed by New Jersey law and KTI's charter and by-laws, and the rights of Casella stockholders are governed by Delaware law and Casella's charter and by-laws. After the merger, KTI shareholders will become stockholders of Casella and their rights will be governed by Delaware law and Casella's charter and by-laws.

FEDERAL TAX CONSEQUENCES OF THE MERGER (PAGES 46 AND 47)

    We expect that for federal income tax purposes, KTI shareholders will generally not recognize any gain or loss as a result of the exchange of shares of KTI common stock for Casella Class A common stock. KTI shareholders will, however, recognize income or gain in connection with any cash received instead of fractional shares of Casella Class A common stock. A KTI shareholder's holding period for the Casella Class A common stock received in the merger generally will include the holding period of the KTI common stock exchanged in the merger. The holding period is important because it determines how any gain or loss should be treated for federal income tax purposes upon future sales of Casella Class A common stock. Please remember that the tax consequences of the merger may be different for you because of your particular tax status. Accordingly, we urge you to consult with your tax advisor.

STOCK OPTION AGREEMENT (PAGES 57 AND 58)

    To induce Casella to enter into the merger agreement, KTI granted Casella an option to purchase up to 2,769,331 shares of KTI common stock, representing approximately 19.9% of KTI common stock at the date the merger agreement was amended in May 1999, at a price of $10.40 per share. Casella may only exercise this option under circumstances in which either Casella would be entitled to a termination fee, or a third party makes an offer to acquire KTI.

ACCOUNTING TREATMENT (PAGE 48)

    We expect the merger to be accounted for using purchase accounting, with Casella being deemed to have acquired KTI.

OTHER PROPOSALS TO BE CONSIDERED AT THE CASELLA ANNUAL MEETING (PAGES 153
  THROUGH 163)

    THE ELECTION OF CASELLA DIRECTORS. Because this meeting is also Casella's 1999 annual meeting of stockholders, Casella stockholders are being asked to vote for the election of James W. Bohlig and Gregory B. Peters as directors of Casella, to serve for a term expiring in 2002. Both of Messrs. Bohlig and Peters are currently directors of Casella. The Casella board recommends voting "FOR" the election of these nominees.

    THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS CASELLA'S AUDITORS. Casella stockholders are being asked to ratify the selection of Arthur Andersen LLP as Casella's independent auditors for the fiscal year ending April 30, 2000. The Casella board recommends voting "FOR" this proposal.

    THE PROPOSALS TO AMEND THE CASELLA STOCK PLANS. The Casella board has approved amendments to its Amended and Restated 1997 Stock Incentive Plan, 1997 Non-Employee Director Stock Option Plan and Amended and Restated 1997 Employee Stock Purchase Plan. These amendments would increase the number of shares of Casella Class A common stock issuable under the plans and, with respect to the 1997 Non-Employee Director Stock Option Plan, increase the number of stock options issuable to non-employee directors upon initial election to the Casella board and at each annual meeting of stockholders. After considering the increase in the number of Casella employees and directors as a result of the merger, the Casella board believes that these amendments are necessary to ensure that an adequate number of shares are available for grant to the eligible participants under the plans, and recommends voting "FOR" the amendments to the Casella stock plans. We have attached a copy of each of these plans as Annexes D-1, D-2 and D-3 to this proxy statement/prospectus, which you should be sure to read.

                SUMMARY UNAUDITED PRO FORMA COMBINED INFORMATION

    The following unaudited pro forma combined financial information gives effect to the merger under the purchase method of accounting. This pro forma information is presented for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma combined financial information does not purport to represent what the results of operations or financial position of Casella would actually have been if the merger had in fact occurred on such dates, nor does it purport to project the results of operations or financial position of Casella for any future period or as of any date. Additionally, no pro forma adjustments have been made to reflect potential effects of (a) the efficiencies that may be obtained by combining the operations of Casella and KTI or (b) the costs of restructuring, integrating or consolidating the operations of Casella and KTI, except as disclosed in
Note 4(g). Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the fair value of tangible net assets acquired has preliminarily been allocated to goodwill and is being amortized over an estimated blended life of 30 years. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments.

    Casella's and KTI's fiscal years end on different dates. Accordingly, to prepare the pro forma combined financial statements:

    - The unaudited pro forma combined condensed balance sheet information as of July 31, 1999 was prepared by combining the balance sheet at July 31, 1999 for Casella, with certain adjustments, with the balance sheet at June 30, 1999 for KTI, giving effect to the merger as though it had been completed on July 31, 1999;

    - The unaudited pro forma combined condensed statement of operations for the three months ended July 31, 1999 was prepared by combining Casella's statement of operations for the three months ended July 31, 1999, with certain adjustments, with KTI's statement of operations for the three months ended June 30, 1999, giving effect to the merger as if it had occurred on May 1, 1998; and

    - The unaudited pro forma combined condensed statement of operations for the year ended April 30, 1999 was prepared by combining Casella's statements of operations for the year ended April 30, 1999, with certain adjustments, with KTI's statements of operations for the twelve months ended March 31, 1999, as adjusted for an acquisition and the sale of substantially all assets of a business, giving effect to the merger as if it had occurred on May 1, 1998.

    For a description of the adjustments made in connection with the preparation of the unaudited pro forma information, see "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 132. For a description of the adjustments made to KTI's historical financial information to adjust for certain acquisitions, see "KTI Unaudited Adjusted Historical Statement of Operations" beginning on page 138.

    The summary unaudited pro forma information is derived from the unaudited pro forma financial information and related notes included elsewhere in this proxy statement/prospectus, which you should read in its entirety.

                SUMMARY UNAUDITED PRO FORMA COMBINED INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                           THREE
                                                                YEAR       MONTHS
                                                                ENDED      ENDED
                                                              APRIL 30,   JULY 31,
                                                                1999        1999
                                                              ---------   --------
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues....................................................   402,160     116,429
Operating income............................................    27,699       1,876
Income (loss) before extraordinary item and cumulative
  effect of change in accounting principle..................     4,325      (4,039)
                                                              ========    ========
Income (loss) before extraordinary item and cumulative
  effect of change in accounting principle per common share:
  Basic.....................................................      0.20       (0.18)
                                                              ========    ========
  Diluted...................................................      0.19       (0.18)
                                                              ========    ========
Weighted average common shares outstanding:
  Basic.....................................................    21,433      23,076
  Diluted...................................................    22,739      23,076

OTHER DATA:
Adjusted EBITDA (1).........................................    70,737      17,727
                                                              ========    ========

                                                              JULY 31,
                                                                1999
                                                              --------
PRO FORMA BALANCE SHEET DATA:
Cash and cash equivalents...................................    10,309
Working capital.............................................    28,956
Property and equipment, net.................................   357,358
Total assets................................................   724,052
Long term obligations, less current maturities..............   328,641
Total stockholders' equity..................................   262,664

------------------------

(1) Adjusted EBITDA is defined as operating income less minority interest plus depreciation and amortization and loss on impairment of long-lived assets. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operating activities, each as determined in accordance with generally accepted accounting principles
    (GAAP). Moreover, Adjusted EBITDA does not necessarily indicate whether cash flow will be sufficient to meet working capital, capital expenditures or other requirements, or to react to changes in our industry or to the economy generally. We believe that Adjusted EBITDA is a measure commonly used by lenders and certain investors to evaluate a company's performance in the solid waste industry. We also believe that Adjusted EBITDA data may help you to understand our performance because such data may reflect our ability to generate cash flows, which is an indicator of our ability to satisfy our debt service, capital expenditure and working capital requirements. Since all companies and analysts do not calculate Adjusted EBITDA in the same fashion, the Adjusted EBITDA measures presented by us may not be comparable to similarly titled measures reported by other companies. Therefore, in evaluating Adjusted EBITDA data, investors should consider, among other factors: the non-GAAP nature of Adjusted EBITDA data; actual cash flows; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of our Adjusted EBITDA data to similarly-titled measures reported by other companies. For more information about cash flows, see the consolidated statements of cash flows in the consolidated financial statements that we have included in this proxy statement/prospectus.

    The following table reconciles operating income to the pro forma presentation of Adjusted EBITDA:

                                                                           THREE
                                                                YEAR       MONTHS
                                                                ENDED      ENDED
                                                              APRIL 30,   JULY 31,
                                                                1999        1999
                                                              ---------   --------
                                                                    RESTATED
                                                                 (IN THOUSANDS)
Operating income............................................   27,699       1,876
Depreciation and amortization...............................   44,268      13,009
Loss on impairment of long-lived assets.....................        0       3,000
Minority interest...........................................   (1,230)       (158)
                                                               ------      ------
Adjusted EBITDA.............................................   70,737      17,727
                                                               ======      ======
Adjusted EBITDA as a percentage of revenues.................     17.6%       15.2%

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    Certain statements in this proxy statement/prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included in the Summary and elsewhere in this proxy statement/prospectus, including under the following captions:

    - "Risk Factors";

    - "The Merger--Reasons for the merger;

    - "The Companies";

    - "Combined Unaudited Pro Forma Financial Information"; and

    - "Notes to Combined Unaudited Pro Forma Financial Information".

    We may be making forward-looking statements when we make statements that include the words "believes", "expects", "anticipates" or similar expressions. Additionally, our discussion of anticipated operational efficiencies appearing in "Risk Factors" and "The Merger--Reasons for the merger" and our projected operating results for the current fiscal year and future fiscal years appearing in "The Merger--Reasons for the merger", including projected operating results for the combined company and for each company as a stand alone entity, constitute forward-looking statements. You should read these statements with caution because our actual results or experience could differ materially from the forward-looking statements. These differences could arise as a result of many factors, including those set forth in "Risk Factors".

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN DETERMINING HOW TO VOTE AT YOUR STOCKHOLDERS MEETING. REFERENCES TO "WE" OR "US" IN THESE RISK FACTORS MEANS THE COMBINED COMPANY FOLLOWING THE MERGER.

RISKS RELATING TO THE MERGER

   BECAUSE THE EXCHANGE RATIO IS FIXED, KTI AND CASELLA STOCKHOLDERS ARE EXPOSED TO THE RISK THAT THE MARKET PRICE OF THE OTHER COMPANY'S STOCK WILL DROP

    The fixed exchange ratio may not reflect the market value of Casella or KTI common stock at the time the merger takes place, and KTI shareholders may receive Casella Class A common stock with a market value greater than or below the value of their KTI common stock. KTI shareholders will receive 0.51 of a share of Casella Class A common stock in exchange for each share of KTI common stock that they own. The market value of Casella Class A common stock and/or KTI common stock at the closing of the merger may vary significantly from the price as of the date the exchange ratio was fixed, the date of this proxy statement/prospectus or the date on which stockholders vote on the merger. These variations may be due to, among other factors:

    - market perception of the operational efficiencies and cost savings expected to be achieved by the merger;

    - changes in the business, operations or prospects of Casella and/or KTI;

    - market assessments of the likelihood that the merger will be consummated and its timing; and

    - general market and economic conditions.

    OUR EARNINGS COULD SUFFER IF WE DO NOT REALIZE THE OPERATIONAL EFFICIENCIES WE ANTICIPATE FROM THE MERGER

    Our inability to successfully or timely integrate the operations of the two companies could have a material adverse effect on our business and operating results. The managements of Casella and KTI have publicly announced that they expect annualized operational efficiencies of approximately $8.2 million, plus annualized interest savings of approximately $800,000, to be realized from the merger. Integrating the operations and management of the two companies will be a detailed, time-consuming process. The combined company's management team will need to address the issues related to the management of a large number of employees located at geographically dispersed facilities, as well as issues related to doing business in Canada, including compliance with a variety of environmental and other laws and regulatory requirements. These issues could place a significant strain on our management and our operating, financial and other resources, and we cannot assure you that the merger will result in the anticipated operational efficiencies. Moreover, the dedication of management resources to the integration of Casella and KTI may temporarily distract management's attention from our day-to-day business, including the ongoing acquisition program.

    CASELLA'S ABILITY TO MANAGE THE OPERATIONS ACQUIRED FROM KTI MAY BE ADVERSELY AFFECTED IF KTI'S MANAGEMENT DOES NOT REMAIN IN PLACE

    If key members of KTI's management were to terminate their employment with KTI, or with the combined company following the merger, Casella's ability to manage and integrate KTI's business and workforce would be harmed and Casella's operations could be disrupted. The integration of Casella's and KTI's operations will require substantial attention from Casella's management, and we will rely on KTI's management for the initial successful operation of these assets. We will be dependent on our management to run the combined company's business, which will include operations not currently conducted by Casella, and with respect to which Casella management has limited experience, including waste-to-energy operations and the manufacturing of finished products from recyclables.

    WE WILL DEFAULT UNDER OUR CREDIT FACILITY IF WE DO NOT OBTAIN A REPLACEMENT CREDIT FACILITY WITHIN THE EARLIER OF 30 DAYS FOLLOWING THE CLOSING OF THE MERGER OR NOVEMBER 30, 1999

    If we do not obtain a new revolving credit facility to replace Casella's existing credit agreement within the earlier of 30 days following the closing of the merger or November 30, 1999, we will be in default under Casella's existing credit facility. At September 1, 1999, an aggregate of $96.9 million was outstanding under this credit facility, which we will have to repay immediately if we are in default. We do not have sufficient funds to repay this credit facility if it were to be called for immediate repayment. Casella is currently in negotiations with a number of banks, including BankBoston, N.A., which is the lead bank under its existing credit facility, for a new credit facility. We cannot assure you that we will be able to obtain a credit facility on terms favorable to us, if at all. In the event we are unable to obtain a credit facility on favorable terms, our acquisition program would be significantly limited, and, if we were required to repay the existing credit facility immediately as a result of a default, our business, results of operations and financial condition would be materially adversely affected, including as a result of the foreclosure by the banks of the assets held by them as security for the credit facility.

    OUR ABILITY TO BORROW AFTER THE MERGER MAY BE ADVERSELY AFFECTED BY OUR INCREASED LEVERAGE

    The combined company's financial position will be more leveraged than Casella's current financial position. Before the merger, Casella's debt to capitalization ratio was 32.1% compared to KTI's 64.6%. Immediately upon the closing of the merger, the combined company's debt to capitalization ratio is expected to be approximately 55%. Although Casella has not yet negotiated the terms of the agreement relating to a new credit facility, that agreement may contain financial or other covenants that may, among other things, limit the combined company's ability to incur additional indebtedness, and thereby limit the company's ongoing acquisition program.

RISKS RELATING TO THE WASTE MANAGEMENT INDUSTRY OR PARTICULAR TO CASELLA OR KTI

    OUR GROWTH RATE MAY BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO CONTINUE TO IMPLEMENT OUR ACQUISITION STRATEGY

    Our failure to implement successfully our acquisition strategy would limit our growth potential. We may not be able to implement our acquisition strategy, on which our future growth is substantially based, due to the consolidation and integration activity in the solid waste industry in recent years, as well as the difficulties and expenses relating to the development and permitting of solid waste landfills and transfer stations. These factors may result in fewer acquisition opportunities for us as well as less advantageous acquisition terms, including increased purchase prices. In addition, it may be difficult initially to integrate the operations of any acquired businesses with the newly combined company's business.

    We also believe that a significant factor in our ability to close acquisitions will be the attractiveness of Casella Class A common stock as consideration for potential acquisition candidates. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of Casella Class A common stock compared to the equity securities of our competitors. If the market price of Casella Class A common stock were to decline, our acquisition program could be materially adversely affected.

    ENVIRONMENTAL REGULATIONS COULD SUBJECT US TO FINES, PENALTIES AND LIMITATIONS ON OUR ABILITY TO EXPAND

    The combined business will be subject to potential liability and restrictions under environmental laws. The waste-to-energy and manufacturing facilities are subject to regulations limiting discharges of pollution into the air and water, and the solid waste operations are subject to a wide range of federal, state and, in some cases, local environmental and land use restrictions. If we are not able to comply with the requirements that apply to a particular facility, we could be subject to fines and penalties, and we may be required to spend large amounts to bring an operation into compliance or to temporarily or permanently stop an operation that is not permitted under the law. Those costs or actions could have a material adverse effect upon our business, financial condition and results of operations.

    Environmental and land use laws also can have an impact on whether our operations can expand and, in the case of our solid waste operations, may dictate those geographic areas from which we must, or, from which we may not, accept waste. The waste management industry has been and likely will continue to be subject to regulation, as well as to attempts to regulate the industry through new legislation. Those regulations and laws also may limit the overall size and daily waste volume that may be accepted by a solid waste operation. If we are not able to expand or otherwise operate one or more of our facilities profitably because of limits imposed under environmental laws, we may be required to increase our utilization of disposal facilities owned by third parties, and if so, our business, financial condition and results of operation could suffer a material adverse effect.

    Both Casella and KTI have grown through acquisitions, and both businesses have tried to evaluate and address environmental risks and liabilities presented by newly acquired businesses as they have identified them. It is possible that some liabilities, including ones that may exist only because of the past operations of an acquired business, may prove to be more difficult or costly to address than we anticipate. It is also possible that government officials responsible for enforcing environmental laws may believe an issue is more serious than we would expect, or that we will fail to identify or fully appreciate a historic liability before we become legally responsible to address it. Some of the legal sanctions to which we could become subject could cause us to lose a needed permit, or prevent us from or delay us in obtaining or renewing permits to operate our facilities. The number, size and nature of those liabilities could have a material adverse effect on our business, financial conditions and results of operations.

    OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY CHANGING PRICES OR MARKET REQUIREMENTS FOR RECYCLABLE MATERIALS

    Our results of operations may be materially adversely affected by changing purchase or resale prices or market requirements for recyclable materials. Our recycling business involves the purchase and sale of recyclable materials, some of which are priced on a commodity basis. The resale and purchase prices of, and market demand for, recyclable materials, particularly wastepaper, plastic and ferrous and aluminum metals, can be volatile due to numerous factors beyond our control. These changes have in the past contributed, and may continue to contribute, to significant variability in our period-to-period results of operations.

    Some of our subsidiaries involved in the recycling business use long-term supply contracts with customers with floor price arrangements to minimize the commodity risk for recyclable materials, particularly wastepaper and aluminum metals. Under these contracts, our subsidiaries obtain a guaranteed minimum floor price for the recyclable materials along with a commitment to receive additional amounts if the current market price rises above the minimum price. These contracts are generally with large domestic companies which use the recyclable materials in their manufacturing processes. Any failure to continue to secure long-term supply contracts with minimum price arrangements, or a breach by customers of one or more of these contracts could reduce our recycling revenues and have a material adverse effect on our business, financial condition and results of operations.

    THE SEASONALITY OF OUR REVENUES COULD ADVERSELY IMPACT OUR FINANCIAL
    CONDITION

    Future seasonal fluctuations in our revenues could have a material adverse effect on our business, financial condition and results of operations. Casella's and KTI's revenues have historically been lower during the months of November through March. This seasonality reflects the lower volume of solid waste during the late fall, winter and early spring months resulting primarily from:

    - the volume of solid waste relating to construction and demolition activities decreasing substantially during the winter months in the northeastern United States; and

    - decreased tourism in Vermont, Maine and eastern New York during the winter months, which tends to lower the volume of solid waste generated by commercial and restaurant customers, which is only partially offset by the winter ski industry.

    Since some of our operating and fixed costs remain constant throughout the fiscal year, our operating income is seasonally impacted. In addition, particularly harsh weather conditions could result in increased operating costs for some of our operations.

    OUR BUSINESS IS GEOGRAPHICALLY CONCENTRATED AND IS THEREFORE SUBJECT TO REGIONAL ECONOMIC DOWNTURNS

    Our operations and customers are principally located in the eastern United States. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and severe weather conditions. In addition, as we expand in our existing markets, opportunities for growth within these regions will become more limited. The costs and time involved in permitting and the scarcity of available landfills will make it difficult for us to expand vertically in these markets. We cannot assure you that we will complete enough acquisitions in other markets to lessen our regional geographic concentration.

    WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE IN THE HIGHLY COMPETITIVE SOLID WASTE SERVICES INDUSTRY

    The solid waste services industry is highly competitive, is undergoing a period of increasingly rapid consolidation, and requires substantial labor and capital resources. Some of the markets in which we compete or will likely compete are served by one or more of the large national or multinational solid waste companies, as well as numerous regional and local solid waste companies. Intense competition exists not only to provide services to customers but also to acquire other businesses within each market. Some of our competitors have significantly greater financial and other resources than us. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. These practices may either require us to reduce the pricing of our services or result in our loss of business. As is generally the case in the industry, municipal contracts are subject to periodic competitive bidding. There can be no assurance that we will be the successful bidder to obtain or retain these contracts. If we are unable to compete with larger and better capitalized companies, or to replace municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, our business, financial condition and results of operations could be materially adversely affected.

    In our solid waste disposal markets, we also compete with operators of alternative disposal and recycling facilities and with counties, municipalities and solid waste districts that maintain their own waste collection, recycling and disposal operations. These entities may have financial advantages because user fees or similar charges, tax revenues and tax-exempt financing may be more available to them than to us.

    Our insulation manufacturing operations compete primarily with large manufacturers of fiberglass insulation, including Owens Corning, Certainteed and Johns Mansville Corp. and with Louisiana Pacific Corporation, a manufacturer of cellulose insulation. These companies have substantially greater resources than Casella which they could use for product development, marketing or other purposes to the detriment of Casella.

    KTI ENERGY OF VIRGINIA, INC. SELLS ITS ENTIRE OUTPUT TO A FEW CUSTOMERS AND LACKS THE CAPACITY TO MEET ALL OF ITS COMMITMENTS

    KTI Energy of Virginia, Inc., a subsidiary of KTI, operates three steam generating plants, one of which produces steam for a facility owned by E. I. du Pont de Nemours and Company under a five-year contract expiring on May 30, 2003. Du Pont has significantly reduced operations at this facility, and has the option to terminate the contract upon payment of a termination fee. The second plant produces steam for an industrial park. Approximately 85% of the steam produced by the plant is purchased by one customer under a contract that may not be terminated by the customer except for cause, and the balance is sold to ten customers under contracts which provide that KTI Energy of Virginia may elect not to supply steam. Currently, maximum contracted capacity for all customers for steam exceeds the maximum rated capacity that may be produced by this plant. Actual demand, however, has not exceeded the maximum rated capacity. If actual demand grows, the plant may need to install equipment to respond to peak demands, as well as equipment which may be necessary to allow the plant to meet stricter air quality standards, which may be adopted in the near future. The cost of this air quality equipment, not including the equipment necessary to respond to peak demands, is expected to be approximately $1.2 million. A third steam generating plant operated by a subsidiary of KTI Energy of Virginia sells all of its output to one customer under a contract that provides the customer the option to terminate the contract upon payment of a termination fee of approximately $250,000. The termination of the contract with Du Pont or any of the significant customers who purchase steam from KTI Energy of Virginia or its subsidiary could have a material adverse effect on our business, financial condition and results of operations.

    OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE NEGATIVELY AFFECTED IF WE INADEQUATELY ACCRUE FOR CLOSURE AND POST-CLOSURE COSTS

    We have material financial obligations relating to closure and post-closure costs of our existing landfills and will have material financial obligations with respect to any disposal facilities which we may own or operate in the future. In addition to the landfills Casella currently operates, Casella owns four unlined landfills which are not currently in operation. Casella has provided and will in the future provide accruals for financial obligations relating to closure and post-closure costs of its owned or operated landfills, generally for a term of 30 years after final closure of a landfill. We cannot assure you that our financial obligations for closure or post-closure costs will not exceed the amount accrued and reserved or amounts otherwise receivable pursuant to trust funds established for this purpose. Such a circumstance could result in unanticipated charges and have a material adverse effect on our business, financial condition and results of operations.

    WE COULD BE PRECLUDED FROM ENTERING INTO CONTRACTS OR OBTAINING PERMITS IF WE ARE UNABLE TO OBTAIN THIRD PARTY FINANCIAL ASSURANCE TO SECURE OUR CONTRACTUAL OBLIGATIONS

    Municipal solid waste collection and recycling contracts, obligations associated with landfill closure and the operation and closure of waste-to-energy facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure our contractual performance. If we are unable to obtain the necessary financial assurance in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal solid waste collection contracts or from obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts conditioned upon the contractor having adequate insurance coverage. Accordingly, our failure to obtain financial assurance bonds, letters of credit or other means of financial assurance or to maintain adequate insurance could have a material adverse effect on our business, financial condition and results of operations.

    WE MAY BE REQUIRED TO WRITE-OFF CAPITALIZED CHARGES IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR EARNINGS

    Any charge against earnings could have a material adverse effect on our earnings and the market price of Casella Class A common stock. In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to our acquisitions, pending acquisitions, landfills and development projects. From time to time in future periods, we may be required to incur a charge against earnings in an amount equal to any unamortized capitalized expenditures and advances, net of any portion thereof that we estimate will be recoverable, through sale or otherwise, relating to
(a) any operation that is permanently shut down or has not generated or is not expected to generate sufficient cash flow, (b) any pending acquisition that is not consummated and (c) any landfill or development project that is not expected to be successfully completed. We have incurred such charges in the past.

    THE CASELLA CLASS B COMMON STOCK HAS TEN VOTES PER SHARE AND IS HELD EXCLUSIVELY BY JOHN W. CASELLA AND DOUGLAS R. CASELLA

    The holders of Casella Class B common stock are entitled to ten votes per share and the holders of Casella Class A common stock are entitled to one vote per share. At September 1, 1999, an aggregate of 988,200 shares of Casella
Class B common stock, representing 9,882,000 votes, were outstanding, all of which were beneficially owned by John W. Casella, the president and chief executive officer of Casella and chairman of the Casella board, or by his brother, Douglas R. Casella, the vice chairman of the Casella board. Based on the number of shares of Casella common stock and KTI common stock outstanding at September 1, 1999, the shares of Casella Class A common stock and Class B common stock held by John W. Casella and Douglas R. Casella will represent approximately 35.4% of the aggregate voting power of Casella immediately following the merger. Consequently, John W. Casella and Douglas R. Casella will be able to substantially influence all matters for stockholder consideration.

                           COMPARATIVE PER SHARE DATA

    This table summarizes information about our historical basic and diluted
(loss) income per common share and book value per share. The table also presents information on an unaudited pro forma combined basis after giving effect to the merger using the purchase method of accounting for business combinations.

    Neither Casella nor KTI has paid cash dividends on its common stock.

    The historical financial information for Casella has been restated to reflect the mergers with Corning Community Disposal and Resource Waste Systems consummated on June 4, 1999 and July 1, 1999, respectively, accounted for using the pooling of interests method of accounting.

    The pro forma financial information is not necessarily indicative of what our results of operations or financial position would have been if the merger actually occurred on the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. We have not included pro forma adjustments that reflect potential effects of
(a) the efficiencies that may be obtained by combining the operations of Casella and KTI, or (b) the costs of restructuring, integrating or consolidating the operations of Casella and KTI, except as disclosed in note 4(g).

    You should read this table in conjunction with the selected historical financial information of Casella and KTI and the unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus.

                                                                           THREE MONTHS
                                                              YEAR ENDED      ENDED
                                                              APRIL 30,      JULY 31,
                                                                 1999          1999
                                                              ----------   ------------
HISTORICAL--CASELLA
Income from continuing operations per common share
  Basic.....................................................    $0.44         $0.19
                                                                =====         =====
  Diluted...................................................    $0.41         $0.18
                                                                =====         =====
Book value per common share (at end of period)..............    $9.55         $9.46
                                                                =====         =====

                                                                             SIX MONTHS
                                                               YEAR ENDED      ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                              ------------   ----------
HISTORICAL--KTI
Income (loss) from continuing operations before
  extraordinary item and cumulative effect of change in
  accounting principle per common share
  Basic.....................................................     $0.29         $(0.43)
                                                                 =====         ======
  Diluted...................................................     $0.27         $(0.43)
                                                                 =====         ======
Book value per common share (at end of period)..............     $7.40         $ 7.45
                                                                 =====         ======

                                                                TWELVE
                                                                MONTHS     THREE MONTHS
                                                                ENDED         ENDED
                                                              MARCH 31,      JUNE 30,
                                                                 1999          1999
                                                              ----------   ------------
KTI ADJUSTED PRO FORMA:
Income (loss) before extraordinary item and cumulative
  effect of change in accounting principle per common share
  Basic.....................................................    $ 0.06        $(0.45)
                                                                ======        ======
  Diluted...................................................    $ 0.05        $(0.45)
                                                                ======        ======
Book value per common share (at end of period)..............    $ 7.94        $ 7.45
                                                                ======        ======

                                                                           THREE MONTHS
                                                              YEAR ENDED      ENDED
                                                              APRIL 30,      JULY 31,
                                                                 1999          1999
                                                              ----------   ------------
CASELLA PRO FORMA COMBINED:
Income (loss) before extraordinary item and cumulative
  effect of change in accounting principle per common share
  Basic.....................................................    $ 0.20        $(0.18)
                                                                ======        ======
  Diluted...................................................    $ 0.19        $(0.18)
                                                                ======        ======
Book value per common share (at end of period)..............                  $11.36
                                                                              ======
KTI EQUIVALENT PRO FORMA:
Income (loss) before extraordinary item and cumulative
  effect of change in accounting principle per common share
  Basic.....................................................    $ 0.10        $(0.09)
                                                                ======        ======
  Diluted...................................................    $ 0.10        $(0.09)
                                                                ======        ======
Book value per common share (at end of period)..............                  $ 5.79
                                                                              ======

                     MARKET PRICE AND DIVIDEND INFORMATION

    Casella Class A common stock is traded on the Nasdaq National Market under the symbol "CWST". KTI common stock is traded on the Nasdaq National Market under the symbol "KTIE". Between April 21, 1999 and June 18, 1999, KTI common stock was traded on the Nasdaq National Market under the symbol "KTIEE."

    On April 19, 1999, KTI received a letter from the staff of The Nasdaq National Market, Inc. commencing a delisting action against KTI for failure to comply with the filing requirements for listing on the Nasdaq National Market. On June 16, 1999, KTI received a second letter from the staff of The Nasdaq National Market, Inc. granting KTI's request for continued listing, provided that KTI complies with the necessary filing requirements and gives notice to the staff of the closing of the merger by August 31, 1999. On August 31, 1999, KTI received a letter from the staff of The Nasdaq National Market, Inc. extending the date for notification of the closing of the merger until October 15, 1999. On October 27, 1999, KTI received a letter from the staff of The Nasdaq National Market, Inc. further extending the date until December 15, 1999. KTI is currently in compliance with the filing requirements of the Nasdaq National Market.

MARKET PRICES

    The table below sets forth, for the quarterly periods indicated, the range of high and low sale prices of Casella Class A common stock and KTI common stock as reported on the Nasdaq National Market.

                                                            CASELLA CLASS A
                                                             COMMON STOCK        KTI COMMON STOCK
                                                          -------------------   -------------------
                                                            HIGH       LOW        HIGH       LOW
                                                          --------   --------   --------   --------
Quarter ended July 31, 1996.............................  $  *       $  *       $ 8.125    $ 6.250
Quarter ended October 31, 1996..........................     *          *        10.125      6.250
Quarter ended January 31, 1997..........................     *          *        10.000      7.500
Quarter ended April 30, 1997............................     *          *         9.125      7.500

Quarter ended July 31, 1997.............................     *          *         9.313      7.875
Quarter ended October 31, 1997*.........................   22.750     20.250     16.938      9.125
Quarter ended January 31, 1998..........................   26.375     19.000     17.125     14.250
Quarter ended April 30, 1998............................   34.000     23.750     18.500     15.188

Quarter ended July 31, 1998.............................   31.500     24.375     25.500     19.000
Quarter ended October 31, 1998..........................   34.000     24.000     23.000     15.375
Quarter ended January 31, 1999..........................   39.000     25.000     24.378     20.000
Quarter ended April 30, 1999............................   27.000     17.250     22.500      7.000

Quarter ended July 31, 1999.............................   26.875     19.063     15.500      8.938
Quarter ended October 31, 1999..........................   26.625     12.750     14.938      6.063
Quarter ended January 31, 2000+.........................   17.438     13.125      8.500      6.500

------------------------

*   Casella Class A common stock was not publicly traded until October 29, 1997.

+   Through November 12, 1999.

    On September 8, 1999, the last full trading day before the public announcement of the amendment to the merger agreement which resulted in the 0.51 exchange ratio, the last reported sale price of Casella Class A common stock was $14.688 per share and the last reported sale price of KTI common stock was $6.938 per share, each as reported on the Nasdaq National Market. Based on the exchange ratio, the pro forma equivalent value of KTI common stock at the close of trading on September 8, 1999 was $7.491 per share.

    On November 12, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of Casella Class A common stock was $15.50 per share and the last reported sale price of KTI common stock was $7.875 per share, each as reported on the Nasdaq National Market.

    Because the market prices of Casella Class A common stock and KTI common stock are subject to fluctuation, the market value of the shares of Casella Class A common stock that holders of KTI common stock will receive in the merger, and the market value of the KTI common stock exchanged in the merger, may increase or decrease prior to or after the merger.

    WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CASELLA CLASS A COMMON STOCK AND THE KTI COMMON STOCK.

DIVIDENDS

    Neither Casella nor KTI has ever paid cash dividends on its common stock. The decision whether to pay any dividends in the future on Casella common stock will be made by the Casella board from time to time in the exercise of its business judgment. The Casella board does not currently intend to pay cash dividends in the foreseeable future. Casella's revolving credit facility restricts its ability to pay dividends.

                                  THE MEETINGS

THE CASELLA ANNUAL MEETING

    WHEN AND WHERE THE ANNUAL MEETING WILL BE HELD

    This proxy statement/prospectus solicits, on behalf of the Casella board, proxies to be voted at the Casella annual meeting to be held as follows, and at any adjournment or postponement thereof:

                                  Wednesday, December 8, 1999
                                  10:00 a.m., local time
                                  Casella Waste Systems, Inc.
                                  25 Greens Hill Lane
                                  Rutland, Vermont 05701

    MATTERS TO BE CONSIDERED AT THE CASELLA ANNUAL MEETING

    At the Casella annual meeting, Casella stockholders will consider and vote on:

    - a proposal to issue shares of Casella Class A common stock in exchange for shares of KTI common stock pursuant to the merger agreement;

    - a proposal to elect two directors for the ensuing three years;

    - a proposal to approve an amendment to Casella's Amended and Restated 1997 Stock Incentive Plan increasing the aggregate number of shares of Casella Class A common stock that may be issued under the plan from 3,328,135 shares to 5,328,135 shares;

    - a proposal to approve amendments to Casella's 1997 Non-Employee Director Stock Option Plan increasing the aggregate number of shares of Casella Class A common stock that may be issued under the plan from 50,000 shares to 100,000 shares and increasing the number of shares of Casella Class A common stock subject to stock options issuable to non-employee directors upon initial election to the Casella board and on the date of each annual meeting to 7,500 shares;

    - a proposal to approve an amendment to Casella's Amended and Restated 1997 Employee Stock Purchase Plan increasing the aggregate number of shares of Casella Class A common stock that may be issued under the plan from 300,000 shares to 600,000 shares;

    - a proposal to ratify the selection of Arthur Andersen LLP as independent auditors of Casella for the current fiscal year; and

    - to transact such other business as may properly be brought before the Casella meeting or any adjournment or postponement thereof.

    RECOMMENDATION OF THE CASELLA BOARD

    The Casella board has unanimously approved the merger agreement, and each of the proposals to be presented at the annual meeting, and recommends that you vote "FOR" approval of each of these proposals.

    STOCKHOLDERS ENTITLED TO VOTE; THE VOTE REQUIRED IS ASSURED

    The merger cannot be completed without Casella stockholder approval of the proposal to issue shares in exchange for KTI shares. The directors and executive officers of Casella, voting together, represent sufficient votes to approve the proposals without any other Casella stockholder voting on the proposals. Each director and executive officer (and a former director) of Casella has agreed to vote all of his shares in favor of the proposal to issue shares to KTI shareholders pursuant to the merger agreement. Accordingly, a vote in favor of the proposal to issue shares to KTI shareholders pursuant to the merger agreement is assured.

    The Casella board has fixed October 15, 1999 as the record date for determination of Casella stockholders entitled to vote at the Casella annual meeting. Only holders of record of Casella common stock at the close of business on the record date will be entitled to notice of and to vote at the Casella annual meeting. On October 15, 1999, there were 15,023,105 shares of Casella Class A common stock, which were held by 268 holders of record, and 988,200 shares of Casella Class B common stock, which were held by two holders of record, outstanding and entitled to vote.

    Each share of Casella Class A common stock will have one vote for each matter properly submitted to the Casella annual meeting, and each share of Casella Class B common stock will have ten votes for each matter properly submitted to the Casella annual meeting other than the election of the Class A director.

    The approval of the proposals to issue shares to KTI shareholders pursuant to the merger agreement, to amend the Casella stock plans and to ratify the selection of Casella's independent auditors for the current fiscal year requires a majority of the votes cast at the Casella annual meeting by the holders of shares of Casella Class A common stock and Casella Class B common stock, voting together as a class. The approval of the proposal to issue shares to KTI shareholders pursuant to the merger agreement is required under the maintenance requirements of The Nasdaq Stock Market, Inc. The approval of the proposal to elect directors, other than the Class A director, requires a plurality of the votes cast at the Casella annual meeting by the holders of shares of Casella Class A common stock and Casella Class B common stock, voting together as a class. A plurality of the votes cast at the Casella annual metting by the holders of shares of Casella Class A common stock is required for the election of the Class A director.

    As of October 15, 1999, the directors (and the former director who agreed to vote in favor of the proposal to issue shares in exchange for KTI shares) and executive officers of Casella and certain of their affiliates beneficially owned 16.82% of the outstanding shares of Casella common stock, representing approximately 46.53% of the votes entitled to be cast at the Casella annual meeting. These figures are calculated without counting shares which could be acquired by exercising stock options because the shares underlying those options cannot be voted at the annual meeting.

    The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Casella annual meeting by the holders of Casella Class A common stock and Casella Class B common stock, voting together as a class, is necessary to constitute a quorum other than for the election of the Class A director. The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Casella annual meeting by the holders of Casella Class A common stock is necessary to constitute a quorum for the election of the Class A director.

    VOTING OF PROXIES

    All shares held by Casella stockholders who are entitled to vote and who are represented at the Casella annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke the proxy prior to the vote. If you send us a proxy card which does not instruct us how to vote, your shares will be voted "FOR" approval of each of the proposals, and "FOR" each nominee for election as a director, set forth in the notice of the meeting to which this proxy statement/prospectus is attached.

    You may revoke any proxy that you give at any time before it is used to cast your vote. To revoke a proxy, you must either:

    - file with the secretary of Casella, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

    - duly execute a later dated proxy relating to the same shares and deliver it to the secretary of Casella before the taking of the vote; or

    - attend the Casella annual meeting and vote in person. ATTENDANCE AT THE CASELLA ANNUAL MEETING, IF YOU DO NOT VOTE, WILL NOT BE SUFFICIENT TO REVOKE A PROXY.

    Any written notice of revocation or subsequent proxy should be sent to:

                                  Casella Waste Systems, Inc.
                                  25 Greens Hill Lane
                                  Rutland, Vermont 05701
                                  Attention: Secretary

    If you have indicated on your proxy that your shares should be voted "FOR" approval of the matters presented to Casella stockholders at the Casella meeting, the proxies will have discretion to vote your shares on any other matters which are properly presented at the Casella annual meeting for consideration, including a motion to adjourn the Casella meeting to another time or place for the purpose of soliciting additional proxies, unless you withhold your authorization for the proxies to use their discretion. To withhold authorization, instruct us to vote "NO" on the proxy card. Casella is not aware of any matters expected to be presented at its annual meeting other than the proposals described in the notice of meeting.

    If a broker does not have discretionary voting authority to vote shares for which it is the holder of record as to a particular matter at the Casella annual meeting, the shares, although they will be counted in determining whether a quorum is present, cannot be voted by the broker. Accordingly, these broker non-votes and abstentions will have no effect on whether a proposal presented at the Casella annual meeting is approved or not.

    SOLICITATION OF PROXIES

    The expenses of the solicitations for the Casella annual meeting, including the cost of printing and distributing this proxy statement/prospectus and the forms of proxy, will be paid by Casella. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Casella in person or by telephone, telecopier or other means of communication. These persons will not receive additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements will also be made by Casella with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares, and Casella will reimburse these persons for reasonable expenses incurred in connection with this solicitation.

THE KTI SHAREHOLDERS MEETING

    WHEN AND WHERE THE SHAREHOLDERS MEETING WILL BE HELD

    This proxy statement/prospectus solicits, on behalf of the KTI board, proxies to be voted at the KTI shareholders meeting to be held as follows, and at any adjournment or postponement thereof:

                                  Wednesday, December 8, 1999
                                  10:00 a.m., local time
                                  KTI, Inc.
                                  7000 Boulevard East
                                  Guttenberg, New Jersey 07093

    MATTERS TO BE CONSIDERED AT THE KTI SHAREHOLDERS MEETING

    At the KTI shareholders meeting, KTI shareholders will consider and vote on:

    - the approval of the merger agreement; and

    - any other matters incidental to the approval of the merger agreement or to the conduct of the KTI shareholders meeting that may properly be brought before the KTI shareholders meeting or at any adjournment or postponement thereof.

    RECOMMENDATION OF THE KTI BOARD

    The KTI board has unanimously approved the merger agreement and recommends that you vote "FOR" approval of the merger agreement. See "The Merger--Reasons for the merger".

    SHAREHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

    The merger cannot be completed without KTI shareholder approval. Directors and executive officers of KTI representing in the aggregate approximately 16.7% of the outstanding shares of KTI as of November 10, 1999 have agreed to vote all the shares they beneficially own in favor of the proposal to approve the merger agreement.

    The KTI board has fixed November 10, 1999 as the record date for determination of KTI shareholders entitled to vote at the KTI shareholders meeting. Only holders of record of KTI common stock at the close of business on the record date will be entitled to receive notice of and to vote at the KTI shareholders meeting. On the record date, there were 14,023,838 shares of KTI common stock outstanding and entitled to vote at the KTI shareholders meeting, which were held by approximately 240 holders of record.

    Each share of KTI common stock will have one vote for each matter properly submitted to the KTI shareholders meeting. The affirmative vote of a majority of the shares of KTI common stock represented and voting at the KTI shareholders meeting is required in order to approve the merger agreement.

    The required vote of the KTI shareholders on the merger agreement is based upon the number of shares which are actually voted, rather than the total number of outstanding shares of KTI common stock. Thus, if you abstain from voting or if you do not submit a proxy card and do not vote in person at the KTI shareholders meeting, your action will have no effect. Also, any broker non-vote will have no effect.

    As of the record date, the directors and executive officers of KTI beneficially owned 2,336,052 shares of KTI common stock, representing approximately 16.7% of the issued and outstanding shares of KTI common stock. These figures are calculated without counting shares which could be acquired by exercising stock options or warrants because the shares underlying those options cannot be voted at the meeting.

    The presence, in person or by proxy, of a majority of the KTI common stock issued and outstanding and entitled to be voted at the KTI shareholders meeting is necessary to constitute a quorum.

    VOTING OF PROXIES

    If you properly execute a proxy card and send it to KTI in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send us a proxy card which does not instruct us how to vote, your shares will be voted "FOR" approval of the merger agreement.

    You may revoke any proxy that you give at any time before it is used to cast your vote. Attendance at the KTI shareholders meeting will not be sufficient to revoke your proxy. To revoke a proxy, you must either:

    - attend the KTI shareholders meeting and vote in person;

    - file a written notice of revocation with the KTI secretary; or

    - deliver a properly executed proxy with a later date to the KTI secretary.

    The KTI secretary will be in attendance at the KTI shareholders meeting and, prior thereto, can be reached at the following address:

                                  KTI, Inc.
                                  7000 Boulevard East
                                  Guttenberg, New Jersey 07093
                                  Attention: Ross Pirasteh

    If you have indicated on your proxy that your shares should be voted "FOR" approval of the matters presented to KTI shareholders at the meeting, the persons named on the enclosed proxy card will have the discretion to vote on any other matters which are properly presented at the KTI shareholders meeting, including a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, unless you specifically withhold that authorization when you complete your proxy card. To withhold authorization, instruct us to vote "NO" on the proxy card. KTI is not aware of any matters that will come before the KTI shareholders meeting other than the vote on the merger.

    Votes cast by proxy or in person at the KTI shareholders meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. Where proxies are marked as abstentions, where shareholders appear in person but abstain from voting, or where a broker indicates on a proxy that it does not have discretionary voting authority regarding certain shares, those abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

KTI SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

    SOLICITATION OF PROXIES

    In addition to using the mails, the directors, officers and employees of KTI may solicit proxies for the KTI shareholders meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. KTI has retained D.F. King and Co., Inc., a proxy soliciting firm, to assist in soliciting proxies. D.F. King and Co., Inc. will be paid a fee and reimbursed for certain out-of-pocket expenses, in an aggregate amount of approximately $25,000. KTI will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. KTI will pay all costs of soliciting proxies for the KTI shareholders meeting.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Historically, Casella and KTI have had mutual customer/vendor relationships in the state of Maine. As a result of this relationship, the management of both companies were quite familiar with each other. On August 18, 1998, KTI entered into a letter of intent to acquire Recovery Technology Inc., a Canadian company which specializes in a cryogenic tire recycling process. As a result of that contemplated acquisition, Ross Pirasteh, the chairman of the KTI board and Martin J. Sergi, the president of KTI, began to consider the acquisition of Casella's tire processing facility in Elliott, Maine. In early November, 1998, Mr. Pirasteh called John W. Casella, the chairman of the board, chief executive officer and president of Casella, to arrange meetings on November 10th and 11th to discuss expanding the relationship of the two companies, including a purchase of the tire processing facility and other strategic ventures.

    On November 10 and 11, 1998, John W. Casella and James W. Bohlig, the chief operating officer and senior vice president of Casella, met at the New York Hilton with Ross Pirasteh, Martin J. Sergi and Paul A. Garrett, vice chairman of the KTI board. At that meeting, the participants discussed the possibility of a strategic business combination between Casella and KTI as a means of creating value for each company's stockholders. KTI indicated that it would be interested in considering such a transaction if the exchange ratio reflected a premium over its current stock price, which was below its 52-week high. The participants also discussed, on a preliminary basis, certain significant terms of a potential business combination, including among other things, the desired accounting and tax treatment, the structure and composition of the combined company's management and board of directors, and potential operating efficiencies. The parties tentatively agreed in concept, subject to definitive documentation and due diligence, to an exchange ratio whereby each share of KTI common stock would be exchanged for one share of Casella Class A common stock.

    On November 12, 1998, Mr. Casella asked Donaldson, Lufkin & Jenrette Securities Corporation to prepare an analysis of the transaction for purposes of advising Casella's management team and board. Also, on or about November 16, 1998, Mr. Casella asked Goldman, Sachs & Co. to begin to analyze the transaction for purposes of being in a position to render a fairness opinion to the Casella board as to the proposed one-for-one exchange ratio.

    On November 16, 1998, the KTI board held a telephonic meeting to discuss the terms of the proposed merger. In particular, the KTI board discussed the exchange ratio and the feasibility of adjusting the exchange ratio based upon fluctuations in the market price of KTI and Casella common stock. In addition, the KTI board also discussed the structure of the Casella board and management team after the merger and noted that after the merger no one person or group would control the combined company. After discussing the accounting treatment of the merger, the anticipated operational efficiencies, the combined company's voting power and possible market reaction, the KTI board decided to pursue further discussions with Casella.

    On November 18, 1998, the KTI board held another telephonic meeting to discuss the current status of the proposed merger. The KTI board discussed the status of the legal, environmental and financial due diligence review of Casella and the accounting treatment of the merger. The KTI board also discussed the possible timing of the signing of the merger agreement and the consummation of the merger. At the meeting, the KTI board authorized KTI to retain Credit Suisse First Boston Corporation and CIBC World Markets Corp. to act as financial advisors to KTI in connection with the proposed merger.

    On November 19, 1998, Hale and Dorr LLP, Casella's legal advisors, distributed the first draft of the proposed merger agreement. On November 23, 1998, Mr. Casella, Mr. Bohlig, Mr. Pirasteh and their respective legal advisors, together with representatives of Donaldson, Lufkin & Jenrette and

Credit Suisse First Boston, met at the offices of KTI's legal advisors, in New York City to negotiate provisions of the draft merger agreement.

    On December 2, 1998, at Casella's regularly scheduled board meeting, Messrs. Casella and Bohlig updated the Casella board on the status of negotiations with KTI. At that meeting, the Casella board reviewed a number of documents relating to the proposed merger, including drafts of the merger agreement and proposed employment agreements, due diligence memoranda, KTI's filings with the Securities and Exchange Commission, the resolutions that would need to be approved by the Casella board in connection with the merger and financial models. Casella's legal advisors also advised the Casella board of their fiduciary duties in considering the transaction.

    Between November 20, 1998 and December 9, 1998, representatives of Donaldson, Lufkin & Jenrette, Goldman, Sachs, Credit Suisse First Boston and CIBC World Markets, along with Casella's and KTI's legal advisors, consultants and accountants, conducted due diligence investigations of the respective companies.

    On December 10, 1998, Messrs. Casella and Bohlig updated the Casella board as to the status of the merger negotiations. At the meeting, Messrs. Casella and Bohlig informed the Casella board that, after further due diligence and analysis, Goldman, Sachs had indicated to Casella that, based on their analysis of KTI's projected results of operations, they did not believe that the one-for-one exchange ratio was warranted.

    On December 11, 1998, Messrs. Casella, Bohlig and Cifor met with representatives of Goldman, Sachs to provide them with further information on the proposed merger and the basis for the one-for-one exchange ratio. In addition, Messrs. Casella and Bohlig discussed with KTI management their interest in proceeding with the merger at a reduced exchange ratio. At the time, KTI was not receptive to the discussions. On December 15, 1998, a representative of Goldman, Sachs again informed Mr. Casella that Goldman, Sachs did not believe the one-for-one exchange ratio was warranted.

    During the balance of the week of December 14, 1998 and for the following week, Donaldson, Lufkin & Jenrette conducted further due diligence and analysis. On December 17, 1998, Messrs. Casella and Bohlig and representatives of Donaldson, Lufkin & Jenrette met with Messrs. Pirasteh, Sergi and Garrett at KTI's offices in Guttenberg, New Jersey. Mr. Casella indicated that Casella was not prepared to proceed with a transaction with a one-for-one exchange ratio. The parties discussed a proposal that the exchange ratio be modified. Based on Donaldson, Lufkin & Jenrette's analysis, a level of approximately 0.90 shares of Casella Class A common stock for every share of KTI common stock was proposed.

    Following that meeting, Casella, KTI and representatives of Donaldson, Lufkin & Jenrette and Credit Suisse First Boston had numerous discussions by phone and in person to negotiate aspects of the transaction, including the exchange ratio. Casella, during that process, rejected a number of KTI proposals ranging from 0.975 to 0.925.

    On January 6, 1999, Messrs. Casella and Bohlig updated the Casella board as to the status of the merger negotiations in a telephone conference call meeting.

    On January 8, 1999 and 9, 1999, Messrs. Casella and Pirasteh and representatives of Donaldson, Lufkin & Jenrette and Credit Suisse First Boston had a number of telephone conversations, resulting in a tentative agreement, subject to the approval of the parties' respective boards of directors and appropriate fairness opinions, on a 0.91 exchange ratio. Messrs. Casella and Pirasteh based their agreement on, among other factors, the historical financial results of Casella and KTI, the projected operating results and financial condition of the combined company and expected operational efficiencies resulting from the transaction. Between January 9, 1999 through the signing of the merger agreement, representatives of Casella and KTI and their respective legal and financial advisors continued to discuss the terms of the merger agreement and related documents, as well as accounting and other transaction issues, and continued their financial, legal, environmental and accounting due diligence investigations of the respective companies.

    On January 11, 1999, the KTI board held a telephonic meeting to discuss the revised terms of the merger agreement and the exchange ratio. In particular, the KTI board reviewed the expenses and termination fee payable by KTI under the merger agreement and reviewed the conditions to the consummation of the merger. KTI's legal advisors advised the KTI board of its fiduciary duties in considering the approval of the merger agreement. The KTI board reviewed the provisions of the merger agreement limiting their ability to talk to competing bidders, unless required to do so consistent with their fiduciary duties. The agreements to be signed by the directors requiring them to vote in favor of the merger agreement and not to sell their shares of KTI common stock were also discussed. Copies of the revised draft of the merger agreement were sent to each member of the KTI board in advance of the meeting the following day.

    On January 12, 1999, the Casella board met at the offices of Donaldson, Lufkin & Jenrette to consider the approval of the merger agreement. Members of Casella's management team and legal advisors also attended the meeting. At the meeting, the board reviewed the proposed terms of the merger agreement, Casella's legal, financial, environmental and accounting due diligence investigations of KTI, the regulatory approvals that would be required to consummate the merger, the potential effects of the merger, the potential impact of not proceeding with the merger, the potential effects of the merger on the combined company and the board's fiduciary duties. At the board meeting, Donaldson, Lufkin & Jenrette delivered its written and oral opinion to the Casella board that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in the Donaldson, Lufkin & Jenrette opinion, the 0.91-for-one exchange ratio was fair to Casella and its stockholders from a financial point of view. At the meeting, the Casella board unanimously approved the merger agreement and the transactions contemplated thereby, declared the advisability of the merger agreement, and unanimously recommended that the holders of Casella common stock vote to approve the issuance of shares of Casella Class A common stock to KTI shareholders in connection with the merger. Casella had requested a fairness opinion from Donaldson, Lufkin & Jenrette because of their close involvement in advising Casella as to all aspects of the transaction, particularly in connection with the reduction of the exchange ratio. Casella had not requested Goldman, Sachs to advise it in connection with the negotiations with KTI and accordingly did not request Goldman, Sachs to deliver a fairness opinion as to the 0.91-for-one exchange ratio.

    On January 12, 1999, the KTI board met at the offices of its legal advisors in New York City to consider the approval of the merger. KTI's legal advisors also attended the meeting and discussed the board's fiduciary duties to KTI shareholders. At the meeting, the board reviewed the proposed terms of the merger agreement, KTI's legal, financial, environmental and accounting due diligence investigations of Casella, the regulatory approvals that would be required to consummate the merger, the potential effects of the merger, the potential effects of not proceeding with the merger, and the potential effects of the merger on the combined company. At the board meeting, each of Credit Suisse First Boston and CIBC World Markets presented their respective financial analyses with respect to the 0.91-for-one exchange ratio and delivered separate opinions to the KTI board that, as of that date and based upon and subject to the matters stated in their respective opinions, the 0.91-for-one exchange ratio was fair, from a financial point of view, to the holders of KTI common stock. At the meeting, the KTI board unanimously approved the merger agreement and the transactions contemplated thereby, and unanimously recommended that the holders of KTI common stock vote to approve the merger.

    During the evening of January 12, 1999, following the approval of the merger agreement and related matters by the Casella board and the KTI board, Casella and KTI finalized, executed and delivered the merger agreement and related documents. A joint public announcement of the merger was made by Casella and KTI on the morning of January 13, 1999.

    Following the announcement of the merger, Casella and KTI and their representatives took actions necessary to close the merger, including filing this proxy statement/prospectus with the Securities and Exchange Commission and a Hart-Scott-Rodino Pre-merger Notification and Report Form with the Department of Justice and the Federal Trade Commission.

    On February 22, 1999, KTI publicly announced that it had restated its financial results for each of the first three quarters of 1998, resulting in no change to total earnings per share for such nine month period but resulting in a shift in its earnings per share in the three quarters.

    On March 3, 1999 and again on March 4, 1999, the Casella board held telephonic meetings to discuss KTI's restatement of its financial results and other due diligence matters relating to the merger and to discuss progress being made in connection with the merger.

    On March 30, 1999, KTI publicly announced the results of its fourth quarter of 1998, which were substantially lower than its expected operating results for that quarter.

    Between March 30, 1999 and April 14, 1999, representatives of Casella and KTI and their respective financial advisors held a number of discussions in which Casella indicated that it believed that KTI may have breached the merger agreement and expressed the view that the exchange ratio should be revised to reflect KTI's financial difficulties. During these discussions, while KTI maintained that Casella was still bound by its obligations under the merger agreement, KTI indicated that, in order to avoid having to engage in litigation relating to the merger agreement, which would cause uncertainty and distract KTI management, it might be willing to consider an appropriate adjustment in the exchange ratio.

    On March 23, 1999 and again on April 6, 1999, the KTI board held telephonic meetings to discuss the status of the merger and KTI's alternatives if Casella terminated the merger agreement. During these meetings KTI's management also presented its view on KTI's business prospects, including the view that, due to the adverse results for the fourth quarter of 1998, KTI's ability, as an independent company, to raise additional capital on satisfactory terms was substantially and negatively impacted.

    During this period, the parties did not reach agreement, and on April 14, 1999, Casella notified KTI in writing of its intention to terminate the merger agreement upon the expiration of the 30-day cure period set forth in the merger agreement and issued a public announcement to such effect. Casella's notice alleged breaches by KTI of, among other things, representations and warranties on financial statements, contingent liabilities, financial condition, operations and properties and environmental compliance. On April 20, 1999, KTI responded to Casella's notice of termination by advising Casella in writing that Casella had no basis for terminating the merger agreement.

    On April 16, 1999, KTI announced that it would not be able to file its annual report on Form 10-K with the Securities and Exchange Commission on a timely basis due to the developments regarding the merger. Additionally, on April 28, 1999, KTI announced earnings for the first quarter of 1999 that were $0.10 per share before certain special charges and $0.07 per share after such charges.

    Between April 14, 1999 and May 12, 1999, the parties, together with their financial advisors, continued to discuss a possible revision to the exchange ratio. During the week of May 3, 1999, Messrs. Casella and Pirasteh reached a tentative agreement, subject to the approval of the parties' respective boards of directors and appropriate fairness opinions, on a revised exchange ratio of
0.59 of a share of Casella Class A common stock for each share of KTI common stock. Messrs. Casella and Pirasteh reached this tentative agreement after several extended discussions of different exchange ratios and narrowing the range of ratios to 0.50 to 0.65. When Mr. Casella expressed the view that an exchange ratio of 0.60 of a share of Casella Class A common stock for each share of KTI common stock was not warranted, Mr. Pirasteh suggested 0.59 of a share of Casella Class A common stock for each share of KTI common stock.

    On May 11, 1999, the Casella board held a telephonic meeting to discuss the revised exchange ratio, certain due diligence matters relating to KTI and the proposed amendment to the merger agreement. The board discussed the potential effects of proceeding and of not proceeding with the merger.

    On May 11, 1999, the KTI board held a telephonic meeting to discuss the proposed amendments to the merger agreement. The KTI board discussed the fairness of proceeding with the merger at the proposed exchange ratio and the ability of KTI to continue as an independent company in the absence of the merger. The KTI board also discussed the potential effects on KTI and KTI shareholders of pursuing its rights under the merger agreement through litigation.

    On May 12, 1999, the Casella board held a telephonic meeting to consider the approval of the amendment to the merger agreement. Members of Casella's management team and financial and legal advisors also attended the meeting. At the board meeting, Donaldson, Lufkin & Jenrette delivered its written and oral opinion to the Casella board that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken set forth in the Donaldson, Lufkin & Jenrette opinion, the 0.59-for-one exchange ratio was fair to Casella and its stockholders from a financial point of view. At the meeting, the Casella board unanimously approved the amendment to the merger agreement, and unanimously recommended that the holders of Casella common stock vote to approve the issuance of shares of Casella Class A common stock to KTI shareholders in connection with the merger, as amended.

    On May 12, 1999, the KTI board met to consider the approval of the proposed amendments to the merger agreement. Members of KTI's management team and financial and legal advisors also attended the meeting. At the meeting, each of Credit Suisse First Boston and CIBC World Markets presented its financial analyses with respect to the 0.59-for-one exchange ratio and delivered separate opinions to the KTI board that, as of that date and based upon and subject to the matters stated in their respective opinions, the 0.59-for-one exchange ratio was fair, from a financial point of view, to the holders of KTI common stock. In response to questions from KTI directors, both financial advisors indicated that they had not been approached by, or made aware of, any third parties that were interested in entering into an alternative transaction with KTI. The KTI board also discussed the issues set forth in Casella's letter giving notice of its intention to terminate the merger agreement. The KTI board weighed the prospects of continuing as an independent company while pursuing its rights under the merger agreement through litigation against approving a merger with Casella at the proposed 0.59-for-one exchange ratio. At the meeting, the KTI board unanimously approved the amendments to the merger agreement, and unanimously recommended that the holders of KTI common stock vote to approve the merger agreement, as amended.

    During the evening of May 12, 1999, following approval of the amendment to the merger agreement and related matters by the Casella board and the KTI board, Casella and KTI finalized, executed and delivered the amendment to the merger agreement and related documents. A joint public announcement of the amendment to the merger agreement was made by Casella and KTI on the morning of May 13, 1999.

    On August 15, 1999, KTI publicly announced the results of its second quarter of 1999, which were substantially lower than its expected operating results for that quarter.

    Following the release of KTI's financial results for the second quarter, Casella and KTI and their representatives continued to take actions to close the merger prior to September 30, 1999, when the agreement would be terminable by either party. On September 5, 1999, Messrs. Casella and Bohlig informed Mr. Pirasteh that they did not believe that the merger could be closed by September 30, and, based on KTI's results of operations for the second quarter, proposed a second amendment to the merger agreement which would reduce the exchange ratio and provide Casella with an additional board seat in exchange for providing KTI with greater certainty that the merger would close. In addition, the amendment would require as a condition of the merger that each of Messrs. Pirasteh, John Casella, Bohlig, Sergi, Cifor and Garrett would sign lock-up agreements whereby they agreed not to sell their shares for a period of 365 days after the merger. Although various exchange ratios between 0.50 to 0.52 were discussed, no agreement was reached at that time.

    On September 7, 1999, the KTI board held a telephonic meeting to discuss the proposed second amendment to the merger agreement. The KTI board discussed the fairness of proceeding with the merger at exchange ratios being discussed, ranging from 0.50 to 0.52, and the likelihood that the merger would be consummated in the absence of the second amendment. The KTI board considered the fact that no person had approached KTI or its financial advisors to express an interest in entering into an alternative transaction with KTI. The KTI board also discussed the prospects of attempting to extend the date after which either party could terminate the merger agreement if the merger were not yet consummated through litigation. In order to minimize KTI's expenses, the KTI board determined to seek an opinion regarding the fairness of the new exchange ratio from only one financial advisor, rather than from two advisors as had been done previously. The KTI management decided to request the opinion from CIBC World Markets, rather than Credit Suisse First Boston. Neither CIBC World Markets nor Credit Suisse First Boston provided any financial advice to KTI during the period after May 12, 1999 until September 7, 1999.

    On the morning of September 8, 1999, the Casella board held a telephonic meeting to discuss the proposed second amendment at the exchange ratios being discussed, ranging from 0.50 to 0.52, and related matters. Casella's legal advisors also participated in the meeting. At that meeting, the board discussed, among other things:

    - the terms of the proposed amendment, including the reduction in the exchange ratio and the additional board seat to be filled by Casella;

    - KTI's business and assets;

    - the anticipated synergies and other prospective benefits of the merger, and the fairness of the modified exchange ratio;

    - Casella's rights under the agreement as still in effect to terminate the merger agreement if the merger were not completed by September 30, 1999 (including the potential for litigation if the agreement were terminated on this basis); and

    - the impact of proceeding or not proceeding with the merger on Casella's future business opportunities.

    In addition, the Casella board considered the advisability of conditioning the second amendment on the receipt of an updated fairness opinion. In assessing whether such an opinion was advisable, the Casella board considered a number of factors. Among other things, the board considered the following:

    - that, due to the substantial period of time that had elapsed since merger discussions were initiated, Casella management had become increasingly familiar with KTI's assets, operating management and financial results;

    - Casella had continued to conduct due diligence throughout the KTI organization, and as a result had an increasingly significant understanding of the nature and scope of problems facing KTI as well as the means for addressing those problems;

    - Casella had further developed its integration plan, and continued to assess the savings and other synergies and growth opportunities which would benefit Casella and its existing assets on a post-merger basis but which would not be reflected in a financial analysis of KTI;

    - Casella management's long and significant experience in making acquisitions on behalf of the company, including its demonstrated ability to negotiate appropriate purchase prices and to successfully integrate those acquisitions into the company as projected;

    - Casella's long familiarity as a customer of KTI with significant KTI assets;

    - the willingness of members of Casella management to sign lock-up agreements in connection with the merger; and

    - the Casella board's long and open communication with Casella management relating to all company matters, including during the discussions with KTI, as well as the numerous lengthy conversations among the members of the Board relating to the transaction.

    Based on these factors, the Casella board determined that it was adequately informed with respect to the merger, and that a fairness opinion would not provide it with a significant benefit in its consideration of the proposed amendment.

    During the day on September 8, 1999, Messrs. Casella and Pirasteh reached agreement, subject to the approval of their respective boards of directors, on an exchange ratio of 0.51-for-one.

    On September 8, 1999, the KTI board held a telephonic meeting to consider the approval of the proposed second amendment to the merger agreement, subject to the receipt of an opinion from a financial advisor to the effect that the proposed 0.51-for-one exchange ratio is fair to the holders of KTI common stock from a financial point of view. Members of KTI's management team and legal advisors also participated in the meeting. The KTI board weighed the prospects of consummating the merger in the absence of the second amendment against approving a merger with Casella at the proposed 0.51-for-one exchange ratio. The KTI board also discussed the prospects of continuing as an independent company in the absence of the merger, in light of KTI's operating results for its second quarter and its future expected operating results. At the meeting, the KTI board unanimously approved the second amendment to the merger agreement, subject to the receipt of an opinion, satisfactory in form and substance to KTI in its reasonable judgment, from a financial advisor to the effect that the proposed 0.51-for-one exchange ratio is fair to the holders of KTI common stock from a financial point of view.

    In the evening of September 8, 1999, the Casella board held a telephonic meeting to consider the approval of the proposed second amendment. Casella's legal advisors also participated in the meeting. The board considered the terms of the proposed amendment and reviewed the matters considered by the board at its meeting earlier in the day. At the meeting, the board unanimously approved the second amendment to the merger agreement. The board's decision to recommend the merger was not at all based on the opinions it previously received from Donaldson, Lufkin & Jenrette Securities Corporation.

    During the evening of September 8, 1999, following approval of the amendment to the merger agreement, Casella and KTI finalized, executed and delivered the amendment to the merger agreement. A joint public announcement of the amendment to the merger agreement was made by Casella and KTI on the morning of September 9, 1999.

    On September 15, 1999, the KTI board held a telephonic meeting during which CIBC World Markets made an oral presentation of its financial analyses with respect to the 0.51-for-one exchange ratio, and set forth that in CIBC World Markets' opinion the exchange ratio was fair, from a financial point of view, to the holders of KTI common stock. CIBC World Markets subsequently confirmed their opinion by delivery of a written opinion dated September 15, 1999 to the KTI board. At the meeting, the KTI board unanimously determined that CIBC World Markets' fairness opinion was reasonably acceptable.

    On September 17, 1999, the Casella board held a telephonic meeting to consider for approval a proposed third amendment to the merger agreement. The proposed amendment would reflect that the merger would be treated for accounting purposes as a purchase rather than as a pooling-of-interests as previously contemplated. The Casella board had been advised that such accounting treatment would likely be required because Casella management was strongly considering the possibility of divesting certain underperforming KTI assets following the merger, although no specific assets had yet been identified and Casella was not engaged in discussions with any third party to divest of such assets. The assets being considered for divestiture are non-core assets in KTI's commercial recycling and finished products divisions which constitute approximately 10 to 15 percent of KTI's gross assets. At the meeting, the board unanimously approved the third amendment, subject to management confirming the accounting treatment with the company's auditors and determining that there would be no adverse tax consequences to the tax treatment of the merger. At November 9, 1999, Casella was engaged in preliminary discussions with third parties regarding potential asset sales, although no definitive agreements had been reached.

    On September 21, 1999, the KTI board held a telephonic meeting to consider for approval the proposed third amendment to the merger agreement. At the meeting, the board unanimously approved the third amendment to the merger agreement, subject to management determining that there would be no adverse consequences to the tax treatment of the merger or on CIBC World Markets' fairness opinion.

    On September 23, 1999, CIBC World Markets was advised that the merger is anticipated to be accounted for as a purchase rather than as a pooling-of-interests transaction. In a letter dated September 23, 1999, CIBC World Markets reaffirmed the conclusions of its written opinion dated
September 15, 1999, subject to the qualifications and limitations contained in the September 15, 1999 letter. The September 23, 1999 letter is attached as Annex B-2 to this proxy statement/prospectus and is incorporated by reference herein. On September 23, 1999, Casella and KTI executed and delivered the third amendment to the merger agreement. A joint public announcement of the amendment to the merger agreement was made by Casella and KTI later the same day.

REASONS FOR THE MERGER

    JOINT REASONS FOR THE MERGER

    The Casella board and the KTI board believe that the merger represents a highly favorable strategic opportunity for two companies with complementary business operations and geographical presence. The two boards believe that the combined company will have greater financial strength, operational efficiencies, earning power and growth potential than either Casella or KTI would have on its own. The Casella board and the KTI board identified a number of potential benefits of the merger which they believe will contribute to the success of the combined company, including the following:

    - COMPLEMENTARY OPERATIONS. Casella is a strong regional non-hazardous solid waste services company with collection and disposal operations primarily in Vermont, New Hampshire, Maine, upstate New York, Massachusetts and northern Pennsylvania. KTI has substantial waste-to-energy and recycling facilities and operations in Casella's core northeastern market and in contiguous areas of Pennsylvania, New Jersey, New York, Connecticut and Massachusetts, as well as in a number of additional states, primarily in the eastern United States. As of September 1, 1999, KTI processed solid waste through a network of 50 facilities in 19 states, including six waste-to-energy facilities, 22 material recycling facilities and 11 finished products facilities. The existence of KTI's waste-to-energy and recycling facilities within Casella's core market will permit greater integration of Casella's solid waste services and lower disposal costs. Casella's collection services, in turn, will add additional volume to KTI's waste-to-energy operations. The disposal capacity of KTI's facilities will also provide the opportunity for Casella to expand its collection services through acquisitions both within its core markets and in the expanded contiguous markets where KTI facilities exist.

    - OPERATIONAL EFFICIENCIES OF THE COMBINED COMPANY. Each board believes that the merger will result in cost savings. The managements of KTI and Casella have identified approximately $9.0 million of annual cost savings expected to result from the merger, including approximately $3.1 million from disposal of solid waste at facilities owned by the combined company rather than through third parties, approximately $3.8 million from combining administrative operations and reducing redundant capabilities, approximately $900,000 from recycling efficiencies, approximately $800,000 from lower interest costs due to improved cash flow from operations, and approximately $400,000 from consolidation of overlapping collection routes. A portion of these anticipated annual operational efficiencies (based on the timing of the merger) is expected to be realized in fiscal 2000, with the full $9.0 million expected to be realized commencing in fiscal 2001.

    - GROWTH OPPORTUNITIES. The combined company's strategy of continued growth through acquisitions will be enhanced by the existence of substantial KTI facilities within Casella's core northeastern market, in contiguous states, and throughout the eastern United States beyond Casella's core market.

    - COMPATIBLE STRATEGIES. The compatible strategies of each of KTI and Casella of expanding geographically and further integrating their operations are also satisfied by this strategic business combination, which creates a combined company with greater resources, more fully integrated operations, and a more diversified range of services in the solid waste disposal and recycling industry. Both companies have grown rapidly through acquisitions, and their combined strength will be advantageous in seeking additional future acquisitions.

    - EXPECTED PROFITABILITY. The merger is expected to be accretive to Casella's earnings in fiscal year 2001 by approximately $0.12 per share, and the combined company projects earnings per share in fiscal year 2001 of approximately $1.46 per share, compared to projected earnings of approximately $1.34 per share for Casella as a stand-alone entity for the fiscal year ending April 30, 2001. For the fiscal year ending April 30, 2000, the merger is expected to be accretive by approximately $0.01 per share, reflecting combined company earnings per share of approximately $1.04, compared to projected earnings of approximately $1.03 per share for Casella on a stand-alone basis. These projected results for fiscal year 2001 reflect a downward adjustment from projections previously released on September 9, 1999 as a result of the reclassification of KTI's deferred revenues on a pro forma combined basis.

    - LARGER CRITICAL MASS. Immediately following the merger, the annualized revenues and EBITDA of the combined company based on results in July, 1999 and acquisitions closed through July 31, 1999 would be approximately $488 million and $123 million, respectively, and total assets of the combined company would be in excess of $790 million. Its operations will be significantly more diversified than the operations of either Casella or KTI prior to the merger. Greater vertical integration of combined operations is expected to increase profitability and help the combined company achieve sustained earnings growth. For the fiscal year ending April 30, 2000, the combined company has publicly projected revenues of approximately $505 million and EBITDA of approximately $127 million. Prior to the execution of the merger agreement in January 1999, KTI delivered projections for KTI on a stand-alone basis to Casella. These projections, dated November 30, 1998, reflected revenues of $313 million and EBITDA of $65 million for the year ending December 31, 1999 and revenues of $409 million and EBITDA of $92 million for the year ending December 31, 2000. After KTI announced its results for the quarter ended March 31, 1999, and prior to the amendment to the merger agreement on May 12, 1999, KTI delivered revised projections, dated May 3, 1999, for KTI on a stand-alone basis, showing revenues of $292 million and EBITDA of $53 million for the year ending December 31, 1999 and revenues of $320 million and EBITDA of $62 million for the year ending December 31, 2000. Following KTI's announcement of its results for the quarter ended June 30, 1999, and in connection with the amendments to the merger agreement in September 1999, Casella did not utilize KTI projections but instead based its models solely on the results of its due diligence. Prior to the execution of the merger agreement in January 1999, Casella delivered projections for Casella on a stand-alone basis to KTI. These projections showed revenues of $164 million and EBITDA of $46 million for the fiscal year ended
      April 30, 1999, revenues of $235 million and EBITDA of $68 million for the fiscal year ended April 30, 2000 and revenues of $297 million and EBITDA of $86 million for the fiscal year ended April 30, 2001. The Casella and KTI boards believe that greater size and financial strength will improve the combined company's ability to compete with other large and well capitalized companies in the solid waste, recycling and waste-to-energy markets.

    - INCREASED LIQUIDITY OF THE COMMON STOCK OF THE COMBINED COMPANY. The increased number of shares in the public market following the merger is expected to result in increased liquidity for the Casella Class A common stock.

    CASELLA'S CONSIDERATION OF FACTORS FOR AND AGAINST THE MERGER

    In reaching its conclusion to approve the amended merger agreement and the proposals set forth in the notice of meeting, the Casella board consulted with management of Casella, as well as with its financial, accounting and legal advisors, and considered the factors described above under "Joint reasons for the merger" and the following factors, which together encompassed all the material factors the Casella board considered. Among the factors considered by the Casella board were the following factors in favor of the merger:

    - the current economic, financial and business environment generally and the present and anticipated environment in the waste management industry in particular, including the strategic options which might become available to Casella if it were or were not to proceed with the merger and the effects on Casella of potential further consolidation within the industry;

    - the judgment, advice and analysis of Casella's management with respect to the strategic, financial and operational benefits of the merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to KTI, as well as the Casella board's own knowledge of Casella, KTI and their respective businesses;

    - the effectiveness of the merger in implementing and accelerating Casella's long-term growth strategy compared to Casella's continuing as a stand-alone entity;

    - the financial condition, results of operations, businesses and prospects of Casella and KTI, including, but not limited to, information regarding their respective recent and historic stock prices and earnings performance;

    - the express terms of the merger agreement, which were viewed as providing an equitable basis for the merger from the standpoint of Casella;

    - the $10.0 million termination fee to be paid by KTI to Casella and the reimbursement of up to $3.0 million of expenses by KTI to Casella in the event of the termination of the merger agreement for reasons identified in the merger agreement;

    - the stock option on 19.9% of KTI common stock granted by KTI to Casella;

    - the fact that of the 11 members of the board following the merger, seven would be representatives of Casella or designated by John W. Casella;

    - the other proposed corporate governance arrangements with respect to the board and management of the combined company following the merger;

    - the likelihood of the merger being approved by the appropriate regulatory authorities;

    - the effect of the merger on Casella's other constituencies, including its senior management and other employees, customers and the communities served by Casella;

    - the opportunity presented by a combination with KTI to expand Casella's business beyond its current geographic presence in the northeast; and

    - the implications of adding KTI's recycling business, waste-to-energy plants and other operations to the traditional solid waste management business of Casella.

    The Casella board also considered factors which weighed against the merger, including:

    - KTI's recent financial and operating difficulties and the restatement of its quarterly results;

    - the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the operational efficiencies and benefits sought in the merger would not be achieved;

    - the number of shares of Casella Class A common stock to be issued to KTI shareholders in the merger, and the fact that, based on trading prices for Casella Class A common stock and KTI common stock immediately prior to the announcement of the exchange ratio, the KTI shareholders would receive a premium over the then current market price of KTI common stock;

    - the risk that the merger would not be consummated, and the effect that the public announcement of the merger would have on the market price of Casella Class A common stock; and

    - the reimbursement of up to $3.0 million of expenses by Casella to KTI in the event of the termination of the merger agreement for reasons identified in the merger agreement.

    On balance, considering all the foregoing factors and risks, the Casella board concluded that the terms of the merger are fair to, and in the best interests of the Casella stockholders, and the Casella board unanimously approved the merger agreement, as amended, and declared it advisable. Accordingly, the Casella board recommends that the Casella stockholders vote to approve the shares issuable to KTI shareholders pursuant to the merger agreement.

    KTI'S CONSIDERATION OF FACTORS FOR AND AGAINST THE MERGER

    In reaching its conclusion to approve the amended merger agreement, the KTI board consulted with management of KTI, as well as with KTI's financial, accounting and legal advisors, and considered the factors described above under "Joint reasons for the merger" and the following factors, which together encompassed all the material factors the KTI board considered. Among the factors considered by the KTI board were the following factors in favor of the merger:

    - the financial performance and condition, businesses and prospects of Casella and KTI, including, but not limited to, information regarding their respective recent and historic stock prices and earnings performance;

    - the effectiveness of the merger in implementing and accelerating KTI's basic long-term growth strategy;

    - the KTI board's own knowledge of Casella, KTI and their respective businesses;

    - the effect on KTI shareholders of KTI continuing as a stand-alone entity compared to the effect of KTI combining with Casella, in light of the factors summarized here with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined company, and the current economic, financial and business environment, taking into account, in the case of KTI, the anticipated difficulty of raising additional capital and KTI's series of defaults under its credit facility;

    - the fact that, despite the public announcement of the merger agreement and the public announcement of Casella's allegations of KTI's breaches of the merger agreement, no person had approached KTI or its financial advisors to express an interest in engaging in an alternative transaction with KTI;

    - the uncertainty of success and the timing of resolution of any litigation involving the merger agreement;

    - the benefits that would accrue to KTI shareholders as holders of Casella Class A common stock after a merger with KTI;

    - the ability of the KTI board to confirm the fairness of the merger by receiving an opinion by September 30, 1999, satisfactory in form and substance to KTI in its reasonable judgment, from a financial advisor to the effect that the 0.51-for-one exchange ratio is fair to the holders of KTI common stock from a financial point of view, or to terminate the merger agreement without liability, a fairness opinion which was subsequently received from CIBC World Markets on September 15, 1999;

    - the increased likelihood that the merger will be consummated, due to the elimination of certain conditions to the obligations of Casella and the extension of the date after which either party may terminate the merger from September 30 to December 15, 1999;

    - the fact that the current chairman of the KTI board, Ross Pirasteh, and president, Martin J. Sergi, will join the senior management team of the combined company as chairman of the board and executive vice president--business development, respectively;

    - the confluence of the corporate cultures of Casella and KTI;

    - the reimbursement of up to $3.0 million of expenses by Casella to KTI in the event of the termination of the merger agreement for reasons identified in the merger agreement;

    - the advice of KTI's counsel that the merger should be treated as a tax-free reorganization; and

    - the effect of the merger on KTI's other constituencies, including its senior management and other employees, customers and the communities served by KTI.

    The KTI board also considered factors which weighed against the merger, including:

    - the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the operational efficiencies and benefits sought in the merger would not be fully achieved;

    - the risk that the merger would not be consummated and that KTI, having signed the second amendment to the merger agreement, would no longer have the ability to pursue its rights under the first amendment to the merger agreement, including the 0.59 exchange ratio, through litigation;

    - the substantial charges, approximately $25 million, expected to be incurred by the combined company in connection with the merger;

    - the $10.0 million termination fee to be paid by KTI to Casella and the reimbursement of up to $3.0 million of expenses by KTI to Casella in the event of the termination of the merger agreement for reasons identified in the merger agreement and the stock option granted by KTI to Casella to purchase 19.9% of the outstanding stock of KTI; and

    - the fact that John W. Casella and Douglas R. Casella hold in the aggregate 988,200 shares of Casella's Class B common stock entitling them to ten votes per share, and the fact that they will control approximately 35.4% of the voting power of the combined company.

    The KTI board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, in isolation, was favorable or unfavorable to its ultimate determination. Examined separately, some of the analyses contained in the financial presentation of CIBC World Markets reflected an implied exchange ratio that is different, some higher, some lower, than the exchange ratio provided for in the merger. Specifically, certain aspects of the analyses relating to the "KTI Contribution Analysis" and the "KTI Pro Forma Merger Analysis" reflected an implied exchange ratio that is higher than the exchange ratio provided for in the merger. As a result, the actual ratios viewed in isolation, could appear inadequate. The KTI board did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support a determination that the exchange ratio was fair. Rather, the KTI board reached a general consensus, based on the totality of the factors described above, that the merger was in the best interest of KTI and its shareholders. On balance, considering all the foregoing factors and risks, the KTI board concluded that the terms of the merger are fair to, and in the best interests of KTI shareholders; and the KTI board unanimously approved the merger agreement, as amended and declared it advisable. Accordingly, the KTI board recommends that KTI shareholders vote to approve the merger.

OPINION OF KTI FINANCIAL ADVISOR

    KTI retained CIBC World Markets Corp. to render its opinion to the KTI board as to the fairness, from a financial point of view, to the shareholders of KTI, of the exchange ratio provided in the draft merger agreement dated January 11, 1999, as amended by Amendment No. 1 thereto dated May 11, 1999 and Amendment
No. 2 thereto dated September 8, 1999. The KTI board selected CIBC World Markets because CIBC World Markets is an internationally recognized investment banking firm that has substantial experience in the solid waste and environmental services industry and is familiar with KTI and its businesses. As part of its investment banking business, CIBC World Markets is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    On September 15, 1999, CIBC World Markets delivered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated September 15, 1999, to the KTI board that, as of such date, the exchange ratio provided in the amended merger agreement was fair, from a financial point of view, to the shareholders of KTI. The exchange ratio was determined through negotiations between KTI and Casella. CIBC World Markets did not provide advice to KTI during the course of such negotiations.

    The full text of the CIBC World Markets fairness opinion, which sets forth certain assumptions made, certain procedures followed and certain matters considered by CIBC World Markets, is attached as Annex B-1 to this proxy statement/prospectus and is incorporated by reference herein. This summary is qualified in its entirety by reference to the CIBC World Markets fairness opinion. KTI and Casella each provided CIBC World Markets with its respective financial forecasts. With respect to the financial forecasts and other data concerning KTI reviewed by CIBC World Markets, the management of KTI advised CIBC World Markets that such forecasts and other data had been reasonably prepared on bases reflecting such management's best currently available estimates and judgment as to the future financial performance of KTI. With respect to the financial forecasts and other data concerning Casella reviewed by CIBC World Markets, the management of Casella advised CIBC World Markets that such forecasts and other data had been reasonably prepared on bases reflecting such management's best currently available estimates and judgment as to the future financial performance of Casella. CIBC World Markets relied upon the estimates of the managements of KTI and Casella of the operating synergies achievable as a result of the merger and its discussion of such synergies with the respective managements of KTI and Casella.

    In connection with CIBC World Markets review, CIBC World Markets did not assume responsibility for independent verification of any of the information considered for its review and has relied upon such information being complete and accurate in all respects. In arriving at its opinion, CIBC World Markets neither made nor obtained any independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of KTI or Casella, nor was it furnished with any such evaluations or appraisals. CIBC World Markets also assumed, without independent verification, the accuracy of the advice and conclusions of the parties' legal counsel and accountants with respect to tax and accounting matters, including, without limitation, the treatment of the merger as a tax-free reorganization for federal income tax purposes and the accounting of the merger as a pooling-of-interests business combination. Upon learning that the merger would be accounted for under the purchase method of accounting rather than the pooling method, CIBC World Markets reviewed each of its analyses to determine the impact, if any, of such change. CIBC World Markets concluded that the change in accounting method had no impact on the implied exchange ratios derived from its analyses and was immaterial to its overall opinion. The CIBC World Markets fairness opinion was necessarily based on information available to CIBC World Markets and on the general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of the CIBC World Markets fairness opinion. No limitations were imposed by KTI or Casella on CIBC World Markets with respect to the investigations made or procedures followed by CIBC World Markets.

    THE SUMMARY OF THE WRITTEN CIBC WORLD MARKETS FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION WHICH IS ATTACHED AS ANNEX B-1 HERETO. KTI SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY CIBC WORLD MARKETS. THE CIBC WORLD MARKETS FAIRNESS OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO PROVIDED IN THE AMENDED MERGER AGREEMENT AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE CIBC WORLD MARKETS FAIRNESS OPINION DOES NOT CONSTITUTE AN OPINION AS TO THE PRICE AT WHICH THE KTI COMMON STOCK OR THE CASELLA CLASS A COMMON STOCK WILL ACTUALLY TRADE AT ANY TIME. THE CIBC WORLD MARKETS FAIRNESS OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO KTI SHAREHOLDERS AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE WITH RESPECT TO THE APPROVAL OF THE MERGER.

    In rendering its opinion, CIBC World Markets:

    - reviewed the merger agreement, draft exhibits thereto, Amendment No. 1 thereto dated May 12, 1999 and Amendment No. 2 thereto dated September 8, 1999;

    - reviewed the historical financial statements and financial forecasts and other information prepared by representatives of KTI and Casella;

    - reviewed certain publicly available information for KTI and Casella, including periodic and other reports filed with the Securities and Exchange Commission;

    - reviewed the reported market prices and trading volumes for KTI and Casella shares;

    - held discussions with the senior management and representatives of KTI and Casella concerning each company's historical and current operations, financial condition and prospects; and

    - reviewed such other documents and financial, economic and market information and made such other investigations as we deemed appropriate for the purposes of the opinion.

    The financial forecasts reviewed by CIBC World Markets that were prepared by representatives of Casella are the same projections that Casella provided to KTI. See "Reasons for the Merger--Joint reasons for the merger--Larger critical mass." The following is a summary of all material financial analyses used by CIBC World Markets in connection with providing its opinion to the KTI board on September 15, 1999.

IMPLIED EXCHANGE RATIOS

                                                                  IMPLIED EXCHANGE RATIO
                                                                  ----------------------
                                                                LOW      AVERAGE      HIGH
                                                              --------   --------   --------
Comparable Companies Analysis...............................   0.20 x     0.41 x     0.79 x
Comparable Mergers & Acquisitions Analysis..................   0.16 x     0.43 x     0.85 x
Discounted Cash Flow Analysis...............................   0.24 x     0.37 x     0.56 x
--------------------------------------------------------------------------------------------

Average Implied Exchange Ratio..............................   0.20 x     0.40 x     0.73 x

    In establishing the range of exchange ratios resulting from the application of each of the analyses, CIBC World Markets made qualitative judgments as to the meaningfulness of the valuation measurements. The judgments were based upon the number and similarity of comparable companies and transactions, as well as the predictability and volatility of future earnings when assessing the relative significance of the discounted cash flow analysis described below. The relative appropriateness of certain other valuation measurements, such as operating cash flow or price/earnings multiples, as used generally for comparative purposes, were also taken into account in making such judgments.

    Based on the closing price of Casella Class A common stock of $15.56 on September 10, 1999, the last trading day prior to preparation of materials for CIBC World Markets presentation to the KTI board, the exchange ratio results in an implied price per share of KTI common stock of $7.94. This implied value is based upon the relative market valuations of the KTI common stock and the Casella Class A common stock as of such date, which may change prior to consummation of the merger.

    COMPARABLE COMPANIES ANALYSIS. CIBC World Markets performed a comparable companies analysis of KTI and Casella to evaluate the exchange ratio. CIBC World Markets compared KTI to two groups of environmental services companies which are publicly traded and are deemed by CIBC World Markets to be similar to KTI based on their business and operations. The first group consisted of the following five solid waste management services companies:

    - Allied Waste Industries, Inc.

    - Capital Environmental Resource Inc.

    - Republic Services, Inc.

    - Waste Connections, Inc.

    - Waste Industries, Inc.

    The second group consisted of the following four resource recovery /recycling companies:

    - FiberMark, Inc.

    - IMCO Recycling Inc.

    - Republic Group Incorporated

    - Wellman, Inc.

    CIBC World Markets compared Casella to the five solid waste management services companies listed above which are publicly traded and are deemed by CIBC World Markets to be similar to Casella based on their business operations.

    Using publicly available information, CIBC World Markets analyzed, among other things, the market values and certain financial criteria for the comparable companies including their:

    - revenue,

    - earnings before interest, taxes, depreciation and amortization,

    - earnings before interest and taxes and

    - net income, in each case, on an estimated basis, for the calendar years ending 1999 and 2000.

    In the case of KTI, CIBC World Markets derived 66 multiples in this analysis and excluded 10 statistics that were statistically aberrational. In the case of Casella, CIBC World Markets derived 37 multiples in this analysis and excluded six statistics that were statistically aberrational. For each of the multiples of revenue, EBITDA, EBIT and net income, CIBC World Markets took the high, low and average for the comparable companies and applied these multiples to KTI's and Casella's estimated results for the calendar years ending 1999 and 2000 to derive a range of implied exchange ratios. The comparable company analysis resulted in implied exchange ratios which ranged from a low of 0.20x to a high of 0.79x, with an average of 0.41x, as compared to the exchange ratio in the merger of 0.51x.

    COMPARABLE MERGERS AND ACQUISITIONS TRANSACTION ANALYSIS. CIBC World Markets performed a comparable mergers and acquisitions transaction analysis of KTI and Casella to evaluate the exchange ratio. Using publicly available information, CIBC World Markets analyzed the consideration paid in two groups of selected environmental services merger and acquisition transactions. The first group consisted of 15 selected merger and acquisition transactions involving selected solid waste management companies deemed by CIBC World Markets to be similar to KTI based on their business and operations:

ACQUIROR                        TARGET
--------                        ------
Vivendi S.A...................  Superior Services, Inc.;
Allied Waste Industries,        Browning-Ferris Industries, Inc.;
  Inc.........................
Waste Management, Inc.........  Eastern Environmental Services, Inc.;
Allied Waste Industries,        American Disposal Services, Inc.;
  Inc.........................
Superior Services, Inc........  GeoWaste Incorporated;
USA Waste Services, Inc.......  Waste Management, Inc.;
USA Waste Services, Inc.......  United Waste Systems, Inc.;
USA Waste Services, Inc.......  Allied Waste Industries (selected Canadian assets);
Allied Waste Industries,        Solid Waste Operations of Laidlaw Waste Systems, Inc.;
  Inc.........................
USA Waste Services, Inc.......  Sanifill, Inc.;
Republic Industries, Inc......  Addington Resources, Inc.;
Republic Industries, Inc......  Continental Waste Industries, Inc.;
USA Waste Services, Inc.......  Western Waste Industries;
USA Waste Services, Inc.......  Chambers Development Company, Inc.; and
Browning-Ferris Industries,     Attwoods plc.
  Inc.........................

    The second group consisted of ten selected merger and acquisition transactions involving selected resource recovery/recycling companies deemed by CIBC World Markets to be similar to KTI based on their business and operations:

ACQUIROR                        TARGET
--------                        ------
KTI, Inc......................  FCR, Inc.;
Waste Management, Inc.........  Wheelabrator Technologies Inc.;
KTI, Inc......................  Prins Recycling Corp. (selected facilities);
KTI, Inc......................  Timber Energy Investments, Inc.;
The Maxim Group, Inc..........  Image Industries, Inc.;
Waste Management, Inc.........  Resource Recycling Technologies, Inc.;
Equus II Incorporated.........  ARI Glass Newco, Inc.;
Louisiana-Pacific Corp........  GreenStone Industries, Inc.;
IMCO Recycling, Inc...........  Alchem Aluminum; and
IMCO Recycling, Inc...........  IMSAMET, Inc.

    CIBC World Markets compared Casella to the 15 selected merger and acquisition transactions listed above involving selected solid waste management companies deemed by CIBC World Markets to be similar to Casella based on their business and operations.

    CIBC World Markets calculated the multiples of the consideration paid in relation to the acquired companies (a) revenue, (b) EBITDA, (c) EBIT and
(d) net income, in each case for the most recent annualized period ending prior to the date of the announcement of the acquisition for which financial data were available. In the case of KTI, CIBC World Markets derived 99 multiples in this analysis and excluded 21 statistics that were statistically aberrational. In the Case of Casella, CIBC World Markets derived 60 multiples in this analysis and excluded 15 statistics that were statistically aberrational. For each of the multiples of revenue, EBITDA, EBIT and net income, CIBC World Markets took the high, low and average for the comparable transactions and applied these multiples to KTI's and Casella's latest quarter annualized ("LQA") results for the three months ended July 31, 1999 to derive a range of implied exchange ratios. The comparable mergers and acquisitions transaction analysis resulted in implied exchange ratios which ranged from a low of 0.16x to a high of 0.85x, with an average of 0.43x, as compared to the exchange ratio in the merger of 0.51x.

    DISCOUNTED CASH FLOW ANALYSIS. CIBC World Markets performed a discounted cash flow analysis of KTI and Casella to evaluate the exchange ratio. In conducting its analysis, CIBC World Markets relied on certain assumptions, financial projections and other information provided by KTI and Casella management. Using the information set forth in KTI's and Casella's projections, CIBC World Markets performed discounted cash flow analyses of the projected after-tax cash flows of KTI and Casella on a stand-alone basis for the twelve month periods ending April 30, 2000 through April 30, 2004. This analysis consisted of adding the discounted present value of the projected future cash flows and the discounted present value of the terminal value at the end of the reference period from KTI and Casella on a stand-alone basis, respectively. In the case of KTI, CIBC World Markets then used discount rates ranging from 14% to 17% and calculated the terminal value by applying EBITDA multiples ranging from 5.5x to 6.5x to the projected EBITDA for KTI for the year ending April 30, 2004. In the case of Casella, CIBC World Markets used discount rates ranging from 11% to 14% and calculated the terminal value by applying EBITDA multiples ranging from 7.0x to 8.0x to the projected EBITDA for Casella for the fiscal year ending April 30, 2004. The Discounted Cash Flow Analyses resulted in implied exchange ratios which ranged from a low of 0.24x to a high of 0.56x, with an average of 0.37x, as compared to the exchange ratio in the merger of 0.51x.

    KTI COMMON STOCK TRADING ANALYSIS. To provide contextual data and comparative market data, CIBC World Markets examined the history of the trading prices and their relative relationships for KTI common stock and Casella Class A common stock during the 12 month period from September 8, 1998 to September 8, 1999 and the period from January 12, 1999 to September 8, 1999. This information was presented solely to provide the KTI board with background information regarding the stock prices of KTI and Casella over the periods indicated. An analysis of the daily closing price ratio, calculated as KTI's closing price divided by Casella's closing price, indicated that the average daily closing price ratio during the period from May 13, 1999, the date following the announcement of Amendment No. 1 to the merger agreement, through September 8, 1999, the date of approval of Amendment No. 2 to the merger agreement, ranged from a low of 0.42x to a high of 0.57x, with an average of 0.53x, as compared to the exchange ratio in the merger of 0.51x.

    KTI PRO FORMA MERGER ANALYSIS. CIBC World Markets prepared pro forma analyses of the financial impact of the merger. Using earnings estimates prepared by KTI and Casella management for the years ending April 30, 2000, 2001 and 2002, CIBC World Markets compared the earnings per share of Casella's common stock, on a stand-alone basis, to the EPS of the common stock of the combined company. Based on the exchange ratio in the merger of 0.51x, this analysis indicated that the proposed merger would be 6.3% accretive to KTI's earnings per share in 2000, 3.4% dilutive in 2001 and 1.3% dilutive in 2002. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    KTI CONTRIBUTION ANALYSIS. CIBC World Markets analyzed KTI's and Casella's relative contribution to the combined company with respect to total revenues, EBITDA, EBIT, total assets, net income, book value and tangible book value. Its analysis was made for the year ending April 30, 2000 based on projected results for both KTI and Casella. With respect to the implied enterprise value of the combined company (equity value plus associated debt less cash of KTI) this analysis yielded the following results:

                                                           KTI CONTRIBUTION   IMPLIED ENTERPRISE VALUE
                                                           ----------------   ------------------------
Revenues.................................................        55.5%                  47.7%
EBITDA...................................................        44.4%                  47.7%
EBIT.....................................................        47.6%                  47.7%
Total Assets.............................................        61.3%                  47.7%

    With respect to the KTI shareholders, ownership of the common stock on a fully diluted basis of the combined company, this analysis yielded the following results (prior to taking into account any operating synergies which may result from the merger):

                                                         KTI CONTRIBUTION   PRO FORMA KTI OWNERSHIP
                                                         ----------------   -----------------------
Net Income.............................................        31.5%                 30.7%
Book Value.............................................        46.2%                 30.7%
Tangible Book Value....................................         5.5%                 30.7%

    The summary set forth above does not purport to be a complete description of the analyses performed by CIBC World Markets. The preparation of a CIBC World Markets fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. For example, in isolation the results of some analyses reflect an implied exchange ratio that is higher or lower than the exchange ratio provided for in the merger. CIBC World Markets did not form a conclusion as to whether any individual analysis or factor, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. In performing its analyses for purposes of the CIBC World Markets fairness opinion, CIBC World Markets made numerous assumptions with respect to industry performance, business and economic conditions and other matters. In addition, CIBC World Markets noted the dual class structure of Casella common stock. The analyses performed by CIBC World Markets are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    ENGAGEMENT LETTER. Pursuant to the terms of CIBC World Markets' engagement, KTI has agreed to pay CIBC World Markets for its fairness opinion in connection with the merger an aggregate fairness opinion fee of $3.0 million. KTI has also agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel, and to indemnify CIBC World Markets and certain related persons against certain potential liabilities arising out of the engagement of CIBC World Markets, including liabilities under the federal securities laws.

    In the ordinary course of business, CIBC World Markets may actively trade the securities of both KTI and Casella for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. CIBC World Markets has provided financial advisory and investment banking services to Casella in the past, including (a) acting as a managing underwriter in an initial public offering of Casella Class A common stock completed in October, 1997, and (b) acting as a managing underwriter in a public offering of Casella Class A common stock completed in July, 1998, and has in each case received usual and customary fees for rendering such services, totaling approximately $2.0 million. CIBC World Markets acted as financial advisor to FCR, Inc., a wholly-owned subsidiary of KTI, in connection with its acquisition by KTI in 1998 and received aggregate compensation of approximately $400,000.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF CASELLA AND KTI IN THE MERGER

    The executive officers of Casella and KTI who will continue after the merger have interests in the merger that are in addition to their interests as Casella or KTI shareholders generally. The Casella and KTI boards were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. These interests are as follows:

    EMPLOYMENT AGREEMENTS. In connection with the consummation of the merger, Casella will enter into employment agreements with each of Messrs. John W. Casella, Bohlig, Cifor, Pirasteh and Sergi. Each employment agreement commences at the closing of the merger for a term of three years and is automatically renewable for additional terms of one year. During the three years, each of these employees will be entitled to a specified annual base salary and a bonus consisting of cash, stock options or a combination thereof in an amount determined by Casella's compensation committee prior to the conclusion of each fiscal year, and to a severance package upon the termination of their employment. The base salaries are as follows for the first year of the agreement (which are equal to the base salaries payable to each such person immediately prior to the merger):

Ross Pirasteh...............................................  $250,000
John W. Casella.............................................  $262,000
James W. Bohlig.............................................  $250,000
Jerry S. Cifor..............................................  $230,000
Martin J. Sergi.............................................  $250,000

    Each employee has also agreed not to compete with Casella for a period of two years after the termination of the employee's employment within 300 miles of any facility operated by the combined company during the term of his employment. In addition, each employee has agreed that during this period, he will not solicit customers or accounts or other employees of the combined company. In the event an employee were to terminate his employment voluntarily and as a result he is not entitled to severance, the non-compete would not apply unless Casella continues to pay the employee's base salary. In the event of a termination of the employee's employment without cause, Casella will be required to pay the employee an amount equal to (A) three times the sum of (i) his highest base salary paid under the agreement and (ii) the higher of the most recent bonus paid to the employee under the agreement or 50% of his base salary immediately prior to such termination; plus (B) an amount in cash equal to the value of any accrued but unpaid base salary, bonus and vacation pay. In addition, the employee will continue to receive benefits for a period of three years from the date of termination. In the event that the employee terminates his employment by Casella following a change of control of Casella in which specified events occur which affect the terms of the employee's employment, the employee will receive the payments described in the preceding two sentences plus an additional payment intended to compensate the employee for taxes payable in connection with the severance payments. Mr. Cifor will also be entitled to continue to receive his base salary until the first anniversary of the closing of the merger even if he were to terminate his employment without cause during such period.

    TERMINATION PAYMENTS. In connection with the merger, Paul A. Garrett, vice chairman of the KTI board, will receive a payment of approximately $1.2 million in connection with his existing employment agreement with KTI, which will be terminated.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that after the merger, Casella and the surviving corporation will indemnify each present and former director, officer, employee and agent of KTI and any of its subsidiaries against any costs and expenses incurred in connection with any claim or action relating to matters existing or occurring at or prior to the closing of the merger to the fullest extent that KTI would have been permitted to do so under New Jersey law and KTI's charter and by-laws in effect on January 12, 1999. In addition, Casella will also advance expenses as incurred to the fullest extent permitted under applicable law, subject to the conditions set forth in the merger agreement.

    For a period of six years after the closing of the merger, Casella will maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by KTI's directors' and officers' liability insurance policy with coverage in an amount and scope at least as favorable to these persons as KTI's existing coverage.

    The directors, officers and principal shareholders of KTI and Casella and their associates have had in the past and may in the future have transactions in the ordinary course of business with Casella or KTI and their subsidiaries and affiliates. Any future transactions are expected to be on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated third parties.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY FOLLOWING THE MERGER

    The Casella board, immediately following the merger, is expected to consist of the following nine persons: Douglas R. Casella, John W. Casella, James W. Bohlig, John F. Chapple III and Gregory B. Peters, all of whom are currently directors of Casella, and Ross Pirasteh, Martin J. Sergi, George J. Mitchell and Wilbur L. Ross, Jr., all of whom are currently directors of KTI. Pursuant to the merger agreement, John W. Casella will have the opportunity to select two additional members of the board. Set forth below is information and ages as of September 1, 1999 of the expected members of the Casella board:

                                                                POSITION WITH CASELLA IMMEDIATELY
NAME                                  AGE                              FOLLOWING THE MERGER
----                          --------------------   --------------------------------------------------------
Ross Pirasteh...............                    61   Director and chairman of the Casella board
John W. Casella.............                    48   Director, chief executive officer and president
James W. Bohlig.............                         Director, chief operating officer and senior vice
                                                53   president
Martin J. Sergi.............                         Director and executive vice president--business
                                                42   development
Douglas R. Casella..........                    43   Director
John F. Chapple III.........                    58   Director
George J. Mitchell..........                    65   Director
Gregory B. Peters...........                    53   Director
Wilbur L. Ross, Jr..........                    61   Director

    Ross Pirasteh has been employed by KTI since January 1, 1996 and became a director of the company on May 14, 1996. Mr. Pirasteh was elected as the chairman of the executive committee of the KTI board in February, 1997 and as chairman of the KTI board in September, 1997. Mr. Pirasteh was also appointed to the board of directors of Oakhurst Company, Inc., a company in which KTI holds a 35% interest, on January 19, 1999. Mr. Pirasteh served as a management consultant to KTI from 1995 to 1996, providing consulting with respect to bank financing and structural organization. In 1994, he also acted as a consultant for various other companies, with respect to bank financing and capital funding. Mr. Pirasteh has also been an entrepreneurial investor for the past five years, investing his personal funds in real estate and privately held companies.

    John W. Casella has served as president, chief executive officer and chairman of the board of Casella since 1993, and has been chairman of the board of Casella Waste Management, Inc. since 1977. Mr. Casella has actively supervised all aspects of Casella's operations since 1976, sets overall corporate policies and serves as chief strategic planner of corporate development. Mr. Casella is also an executive officer and director of Casella Construction, Inc., a company owned by Mr. Casella and Douglas R. Casella, which specializes in general contracting, soil excavation and related heavy equipment work.

    James W. Bohlig has served as senior vice president and chief operating officer, with primary responsibility for business development, acquisitions and operations, and as a director of Casella since 1993. Mr. Bohlig is a director of Consumat Environmental Systems, Inc., a designer and manufacturer of incineration and pollution control equipment.

    Martin J. Sergi has been a senior executive officer and director of KTI since 1985 and currently serves as a director and president of KTI. He also serves as president of each of KTI's subsidiaries other than Data Destruction Services, Inc., K-C International, Ltd., Manner Resins, Inc., Power Ship Transport, Seaglass, Inc., and Total Waste Management Corporation, and is a director of Oakhurst Company. He is licensed as a certified public accountant in New York.

    Douglas R. Casella founded Casella in 1975, and has been a director of Casella since that time. He has served as vice chairman of the Casella board since 1993 and has been president of Casella Waste Management, Inc., a subsidiary of Casella, since 1975. Since 1989, Mr. Casella has been president of Casella Construction, Inc., a company owned by Mr. Casella and John W. Casella which specializes in general contracting, soil excavation and related heavy equipment work. Mr. Casella is the brother of John W. Casella.

    John F. Chapple III has served as a director of Casella since 1994. Mr. Chapple was president and owner of Catamount Waste Services, Inc., a central Vermont hauling and landfill operation, which was purchased by Casella in May 1994. Mr. Chapple has been retired since 1995.

    George J. Mitchell has been a director of KTI since 1998. Senator Mitchell is special counsel to the law firm of Verner, Liipfert, Bernhard, McPherson & Hand in Washington, D.C. and senior counsel to the firm of Preti, Flaherty, Beliveau & Pachios in Portland, Maine. He also serves as an advisor to B.T. Wolfensohn, an investment banking firm. He served as a United States Senator for fifteen years beginning in 1980, and was Senate Majority Leader from 1989 to 1995. Senator Mitchell is a member of the board of directors of UNUM Corporation, a disability insurance company, FDX corporation, an international provider of transportation and delivery services, Xerox Corporation, a manufacturer of photocopier equipment, The Walt Disney Company, an entertainment company, and Staples, Inc., an office supply company. He is also a trustee of Starwood Hotels & Resorts. He has also served as chairman of the peace negotiations in Northern Ireland, the ethics committee of the U.S. Olympic Committee and the National Health Care Commission.

    Gregory B. Peters has served as a director of Casella since 1993. Mr. Peters has been a general partner of Vermont Venture Capital Partners, L.P., a venture capital management company which is the general partner of The Vermont Venture Capital Fund, L.P., since April 1988; a general partner of

North Atlantic Capital Partners, L.P., a venture capital management company which is the general partner of North Atlantic Venture Fund II, L.P., since July 1987; and a general partner of North Atlantic Investors, a venture capital management company which is the general partner of North Atlantic Venture Fund II, L.P., since July 1997.

    Wilbur L. Ross, Jr. has been a director of KTI since 1997. Mr. Ross has been a Managing Director of Rothschild Inc., an investment banking firm, since 1976 and senior managing director since 1988. He is chief executive officer and director of News Communications, Inc., a publisher of community oriented newspapers. He is a member of the boards of Mego Financial Corp., a premier developer of timeshare properties, and Syms Corp., a clothing retailer.

    After the merger, Casella's senior management team will include the following:

    - Ross Pirasteh, currently chairman of the KTI board, will serve as chairman of the board;

    - John W. Casella, currently chairman, president and chief executive officer of Casella, will continue as president and chief executive officer;

    - James W. Bohlig, currently senior vice president and chief operating officer of Casella, will continue as senior vice president and chief operating officer;

    - Martin J. Sergi, currently president of KTI, will serve as executive vice president--business development; and

    - Jerry S. Cifor, currently senior vice president and chief financial officer of Casella, will continue as senior vice president and chief financial officer. Mr. Cifor joined Casella as chief financial officer in January 1994. From 1992 to 1993, Mr. Cifor was vice president and chief financial officer of Earthwatch Waste Systems, a waste management company based in Buffalo, New York. From 1986 to 1991, Mr. Cifor was employed by Waste Management of North America, Inc., a waste management company, in a number of financial and operational management positions. Mr. Cifor is a certified public accountant and was with KPMG Peat Marwick from 1983 until 1986.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses the material federal income tax consequences of the merger that are generally applicable to holders of KTI common stock exchanging their KTI common stock for Casella Class A common stock. KTI shareholders should be aware that the federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including, for example, securities dealers and others that use a "mark-to-market" method of accounting for federal income tax purposes, banks, insurance companies, tax exempt organizations or trusts, foreign persons, persons who hold shares of KTI common stock as part of a straddle or conversion transaction and persons who acquired shares of KTI common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws.

    KTI SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

    Casella and KTI intend for the merger to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. McDermott, Will & Emery, tax counsel to KTI, has rendered a tax opinion to KTI stating that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinion is not binding on the Internal Revenue Service, and there can be no assurance that the IRS will not contest the conclusions expressed therein. The tax opinion is based in part upon factual assumptions and representations made, and certificates delivered, by Casella and KTI, which representations and certificates McDermott, Will & Emery has assumed to be true, correct and complete. If the representations or certificates are inaccurate, the tax opinion could be adversely affected.

    The following summary constitutes the opinion of McDermott, Will & Emery and sets forth anticipated material federal income tax consequences of the merger to KTI shareholders. The tax treatment of each KTI shareholder will depend in part upon that shareholder's particular situation. This summary is based on the provisions of the Internal Revenue Code, the treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. These laws, regulations or interpretations may differ at the time the merger is completed, and relevant facts also may differ. Subject to the limitations and qualifications referred to herein and in the tax opinion, filed as an exhibit to the registration statement of which this proxy statement/ prospectus is a part. The merger will have the following federal income tax consequences to KTI shareholders:

    - No gain or loss will be recognized by a KTI shareholder who receives solely Casella Class A common stock for shares of KTI common stock, except to the extent the shareholder receives cash in lieu of a fractional share interest in Casella Class A common stock;

    - The aggregate tax basis of the Casella Class A common stock received by a KTI shareholder will equal that shareholder's aggregate tax basis in the exchanged shares of KTI common stock;

    - The holding period of the Casella Class A common stock received by a KTI shareholder will include the holding period of the shares of exchanged KTI common stock, provided that these shares were held as a capital asset as of the date the merger was completed; and

    - A KTI shareholder who receives cash in lieu of a fractional share of Casella Class A common stock will be treated as having received the fractional share and then as having exchanged the fractional share for cash in a redemption by Casella subject to Section 302 of the Internal Revenue Code. This redemption generally will be treated as a sale of the fractional share. If the Casella Class A common stock represents a capital asset in the hands of the shareholder, the shareholder will generally recognize capital gain or loss on the redemption of the fractional share in an amount determined by the difference between the amount of cash received and the shareholder's tax basis in the fractional share, and any capital gain or loss will be a long-term capital gain or loss if the exchanged KTI common stock was held for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum capital gains rate of 20%.

    Unless an exemption applies under applicable law and regulations, the entity which is designated to serve as exchange agent for KTI shares will be required to withhold 31% of any cash payments to which a non-corporate shareholder or the payee is entitled pursuant to the merger unless the shareholder or other payee provides its social security number, employer identification number or individual taxpayer identification number, and certifies that the number is correct. Each shareholder and, if applicable, each payee must provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Casella and the exchange agent.

ACCOUNTING TREATMENT

    The merger is expected to be accounted for using purchase accounting, with Casella being deemed to have acquired KTI. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over net assets acquired is classified as goodwill.

REGULATORY APPROVALS

    Each of Casella and KTI has agreed to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including using all reasonable efforts to do the following:

    - cooperate in the preparation and filing of the registration statement of which this proxy statement/prospectus forms a part, and any amendments thereto, with the SEC, any filings that may be required under the Hart-Scott-Rodino Antitrust Improvements Act and any filings under similar merger notification laws or regulations of other governmental entities; and

    - obtain consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by the merger agreement.

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act, and the rules promulgated thereunder by the U.S. Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice and the specified waiting period has been satisfied. Casella and KTI were notified by the Federal Trade Commission on February 23, 1999 that the waiting period has been satisfied.

    FILINGS WITH THE TREASURER OF THE STATE OF NEW JERSEY. A certificate of merger must be filed with the treasurer of the State of New Jersey to consummate the merger.

    Casella and KTI are not aware of any other required regulatory approvals or actions that are required prior to the parties' consummation of the merger. Casella and KTI presently contemplate that if any additional governmental approvals or actions are required that they will try to obtain them. There can be no assurance, however, that any additional approvals or actions will be obtained.

FEDERAL SECURITIES LAWS CONSEQUENCES

    The issuance of shares of Casella Class A common stock to KTI shareholders in the merger and upon exercise of outstanding KTI options, warrants and convertible notes after the merger has been registered under the Securities Act. The shares of Casella Class A common stock issued in the merger may be traded freely and without restriction by those KTI shareholders and holders of KTI options or warrants not deemed to be "affiliates" of KTI as that term is defined under the Securities Act. An affiliate of KTI is defined as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, KTI. Any subsequent transfer of shares received in the merger by any person who is an affiliate of KTI at the time the merger is submitted for a vote of KTI shareholders will, under existing law, require either:

    - the further registration under the Securities Act of the shares of Casella Class A common stock to be transferred;

    - compliance with Rule 145 under the Securities Act, which permits limited sales; or

    - the availability of another exemption from registration.

    The foregoing restrictions are expected to apply to the directors and executive officers of KTI and the holders of 10% or more of the outstanding shares of KTI common stock, if any, and to some relatives or the spouses of these persons and any trusts, estates, corporations or other entities in which the person has a 10% or greater beneficial or equity interest. Casella will give stop transfer instructions to the transfer agent with respect to the Casella Class A common stock to be received by persons subject to the restrictions described above, and the certificates for the stock will be appropriately legended.

STOCK EXCHANGE QUOTATION

    It is a condition to the merger that the shares of Casella Class A common stock to be issued pursuant to the merger agreement be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

APPRAISAL RIGHTS

    The KTI shareholders are entitled to dissent and dissenters' rights under Sections 14A:11-1 through 14A:11-11 of the New Jersey Business Corporation Act. The following discussion summarizes all material provisions of the dissenters' statute under New Jersey law. However, this discussion is not a complete statement of the relevant provisions and is qualified by reference to the full text of the dissenters' rights statute, which is attached as Annex C to this proxy statement/prospectus. A person having a beneficial interest in shares of KTI common stock that are held of record in the name of another person, for example, a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner if such person wishes to exercise his or her dissenters' rights.

    THIS DISCUSSION AND ANNEX C SHOULD BE REVIEWED CAREFULLY BY ANY KTI SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, BECAUSE FAILURE TO COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN A LOSS OF THESE RIGHTS.

    Under the dissenters' rights statute, each KTI shareholder electing to dissent from the merger and demand payment of the fair value of his or her shares of KTI common stock must file with KTI a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. The written notice of dissent must be filed with KTI before the vote of KTI shareholders on the merger. A KTI shareholder may dissent only as to all of the shares he or she beneficially owns.

    Within ten days after the closing of the merger, KTI will give written notice of the closing by certified mail to each KTI shareholder who filed a written notice of dissent, except for any shareholder who subsequently voted for the merger. Within 20 days after KTI mails this notice of the closing, a dissenting shareholder may make written demand on KTI for payment of the fair value of his or her shares.

    Within 20 days after demanding payment for his or her shares, a KTI shareholder must submit any certificate(s) representing his or her shares to KTI for notation that the payment demand has been made. The certificate(s) will then be returned to the KTI shareholder. Ten days after the expiration of the 20 day period during which a KTI shareholder may make a demand for payment, KTI will mail to each dissenting KTI shareholder KTI's financial statements as of the latest available date. KTI may accompany the mailing with a written offer to pay each dissenting KTI shareholder a specified price deemed by KTI to be the fair value of the shareholder's shares. An agreement by any dissenting shareholder and KTI as to the fair value will not bind any other dissenting shareholders. If, within 30 days after the expiration of the ten day period during which KTI mails its financial statements, the fair value of the shares is agreed upon between any dissenting shareholder and KTI, payment will be made

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upon surrender of any certificate(s) representing dissenting shares. The "fair value" is determined as of the day prior to the KTI shareholders meeting.

    If the fair value of the shares is not agreed upon within the 30 day period, the dissenting shareholder may serve upon KTI a written demand that KTI commence an action in the Superior Court of New Jersey for the determination of the fair value of the shares. The demand must be served by the KTI shareholder not later than 30 days after the expiration of the 30 day period in which the KTI shareholder and KTI could not agree upon the fair value of the shares. The action must be commenced by KTI not later than 30 days after receipt of the demand. If KTI fails to commence the action within the 30 day period, a dissenting KTI shareholder may do so in the name of KTI, not later than 60 days after the expiration of the 30 day period in which KTI may commence the action. KTI does not intend to commence an action for the determination of the fair value of the shares upon the demand to do so by a dissenting KTI shareholder.

    All dissenting KTI shareholders except, those who have agreed with KTI upon the fair value of the shares, must be made parties to the action. The court will determine the fair value of the dissenting shares. The judgment will include interest from the date of the dissenting KTI shareholder's demand for payment to the day of payment, unless the court finds that the refusal of any dissenting KTI shareholder to accept an offer of payment made by KTI was not made in good faith. The court will determine and assess the reasonable expenses incurred by the court appraiser, which will be apportioned by the court among the parties. These expenses do not include reasonable fees or expenses of counsel or experts employed by any party. However, the fees and expenses of such counsel or experts may be assessed against KTI if the court finds that the offer of payment made by KTI was not made in good faith or if no such offer was made.

    A KTI shareholder who makes a written demand for payment under the dissenters' rights statute will cease to have any of the rights of a KTI shareholder except the right to be paid the fair value of his or her shares. The right of a KTI shareholder to be paid the fair value of his or her shares will terminate for a number of reasons, including:

    - failure to submit any certificate(s) held for notation;

    - if the demand for payment is withdrawn with the written consent of KTI;

    - if the fair value of the shares is not agreed upon and no action for the determination of fair value by the Superior Court of New Jersey is commenced within the appropriate time period;

    - if the Superior Court of New Jersey determines that the KTI shareholder is not entitled to payment for his or her shares;

    - if the merger is abandoned; or

    - if a court having jurisdiction prohibits or sets aside the merger.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF ALL MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE MERGER AGREEMENT, INCLUDING ALL AMENDMENTS THERETO, IS ATTACHED AS ANNEX A AND IS INCORPORATED BY REFERENCE INTO THIS PROXY
STATEMENT/PROSPECTUS. YOU SHOULD READ THE MERGER AGREEMENT FOR A COMPLETE UNDERSTANDING OF ITS TERMS.

STRUCTURE OF THE MERGER

    The merger agreement provides that, following the approval of the merger agreement by KTI shareholders and the approval of the issuance of the shares pursuant to the merger agreement by Casella stockholders and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of Casella will be merged with and into KTI. KTI will be the surviving corporation and will become a direct, wholly-owned subsidiary of Casella.

CONSUMMATION OF THE MERGER

    It is expected that the closing contemplated by the merger agreement will take place after all the conditions to the merger have been satisfied or waived, which is expected to be prior to December 10, 1999.

MERGER CONSIDERATION

    At the closing of the merger, by virtue of the merger and without any action on the part of any KTI shareholder, each share of KTI common stock issued and outstanding immediately prior to the closing, except for shares owned by KTI as treasury stock or owned by Casella, will be converted into the right to receive
0.51 of a share of Casella Class A common stock.

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the closing, we will cause an exchange agent to deliver transmittal forms to each holder of record of KTI common stock to be used in surrendering shares in exchange for shares of Casella Class A common stock. No fractional shares of Casella Class A common stock will be issued in the merger. Each holder of KTI common stock who otherwise would be entitled to receive a fraction of a share of Casella Class A common stock in the merger will be paid an amount in cash, without interest, equal to the applicable fraction multiplied by the average of the closing prices for the Casella Class A common stock over the ten trading days preceding the closing date of the merger.

    After receipt of the transmittal form, KTI shareholders should surrender their certificates to the exchange agent. Each holder surrendering his or her certificates will then receive a certificate representing the number of whole shares of Casella Class A common stock to which the holder is entitled and a check for the cash payable in lieu of a fractional share of Casella Class A common stock. The transmittal forms will be accompanied by instructions specifying other details of the exchange.

    KTI SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A
     TRANSMITTAL FORM.

    After the closing of the merger, each certificate representing shares of KTI common stock, until so exchanged, will be deemed, for all purposes, to evidence the right to receive the number of shares of Casella Class A common stock into which the shares of KTI common stock evidenced by the certificate have been converted and the right to receive a cash payment, if any, in lieu of a fractional share of Casella Class A common stock.

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TREATMENT OF KTI COMMON STOCK OPTIONS AND WARRANTS

    STOCK OPTIONS. At the closing of the merger, each outstanding option to purchase shares of KTI common stock that is then outstanding and unexercised will be assumed by Casella. Each option will continue to have, and be subject to, the same terms and conditions set forth in the applicable stock option agreement immediately prior to the effective time, except that each option will be exercisable, or will become exercisable in accordance with its terms, for that number of shares of Casella Class A common stock equal to the product of multiplying (a) the number of shares of KTI common stock that were issuable upon exercise of the option immediately prior to the closing of the merger by
(b) the exchange ratio. The exercise price per share of Casella Class A common stock under the new option will be equal to the exercise price per share of KTI common stock under the original option, divided by the exchange ratio.

    WARRANTS. At the closing of the merger, each outstanding warrant to purchase shares of KTI common stock, whether or not exercisable, will be assumed by Casella. Each warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant immediately prior to the closing of the merger, except that each warrant will be exercisable, or will become exercisable in accordance with its terms, for that number of shares of Casella Class A common stock equal to the product of the number of shares of KTI common stock that were issuable upon exercise of the warrant immediately prior to the closing of the merger multiplied by the exchange ratio. The exercise price per share of Casella Class A common stock under the new warrant will be equal to the exercise price per share of KTI common stock under the original warrant, divided by the exchange ratio.

REPRESENTATIONS AND WARRANTIES

    KTI and Casella have each made customary representations and warranties to the other in the merger agreement relating to, among other things:

    - their organization, the organization of their subsidiaries and similar corporate matters;

    - their capital structure;

    - the authorization, execution, delivery and performance of the merger agreement and the absence of conflicts, violations or defaults under their respective organizational documents or conflicts with or violations of any laws as a result of executing the merger agreement;

    - governmental consents and filings;

    - financial statements;

    - the absence of undisclosed liabilities and material adverse events;

    - the filing of tax returns and the payment of taxes;

    - title to properties;

    - disclosure of material agreements and commitments;

    - disclosure of litigation;

    - compliance with environmental laws and other environmental matters;

    - compliance with governmental regulations concerning employee benefit plans;

    - the absence of actions which would prevent the merger from constituting a tax-free reorganization;

    - labor matters;

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
    - KTI's receipt of a fairness opinion from its financial advisor (a fairness opinion which has been received); and

    - in the case of KTI, that KTI has taken all actions so that no "fair price", "business combination", "control share acquisition", or similar statute will apply to the merger.

CERTAIN COVENANTS

    INTERIM OPERATIONS OF CASELLA AND KTI

    From the date of the merger agreement until the closing, KTI and Casella have agreed to carry on their businesses in the ordinary course consistent with past practice. Each of KTI and Casella have also agreed to use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and key employees, and preserve their relationships with customers, suppliers and others having business dealings with them.

    During the period before the closing, neither KTI nor Casella will, without the consent of the other, do or agree to do any of the following:

    - issue any shares of its capital stock or options or warrants to purchase its capital stock, except (a) the grant of options to employees for the purchase of up to an aggregate of 100,000 shares of its common stock, (b) the issuance of shares of its common stock upon the exercise of options, warrants and convertible notes outstanding at the time of execution of the merger agreement and (c) the issuance of securities to the sellers of businesses acquired by it as permitted under the merger agreement;

    - acquire another business or its assets, other than businesses individually having annual revenues not greater than $10.0 million and collectively not greater than, in the case of KTI, $20.0 million or, in the case of Casella, $30.0 million or businesses set forth on a list of permitted acquisitions given by it to the other prior to the execution of the merger agreement;

    - increase the compensation payable to its officers or employees, except for increases (other than officers, in the case of KTI) in accordance with past practices, grant additional severance or termination pay, enter into a collective bargaining agreement, adopt any bonus or benefit plan for the benefit of its employees, or pay any bonus except for bonuses based on the performance of the respective company and its employees during the immediately preceding fiscal year and consistent with the prior year and bonuses paid to existing contracts;

    - incur any indebtedness for borrowed money other than pursuant to existing credit agreements or in the form of deferred payments to sellers of businesses which it is permitted to acquire;

    - sell or dispose of any of its material properties or assets, except for sales of inventory in the ordinary course of business;

    - amend its charter or by-laws;

    - declare or pay any dividends or make any distributions with respect to its capital stock or acquire any of its capital stock except from former employees in accordance with stock repurchase agreements;

    - amend any material contract, except in the ordinary course of business;

    - make or commit to any capital expenditures that exceed a capital budget furnished by it to the other; or

    - make any cash disbursement exceeding $1.0 million except as disclosed to the other in a disclosure schedule to the merger agreement or consistent with the capital budget furnished by it to the other.

CONDITIONS TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER

    The respective obligations of KTI and Casella to effect the merger are subject to the satisfaction of certain conditions, including the following:

    - approval of the merger agreement and the merger by the KTI shareholders;

    - approval of the issuance of shares by Casella stockholders;

    - the registration statement of which this proxy statement/prospectus forms a part shall not be subject to any stop order or proceeding by the SEC;

    - no injunction, order, statute, rule, regulation or similar directive shall be in effect which has the effect of making the merger illegal, or otherwise prohibiting the merger; and

    - approval for listing on the Nasdaq National Market of the shares of Casella Class A common stock issuable to KTI shareholders in the merger.

    CONDITIONS TO THE OBLIGATIONS OF CASELLA

    The obligations of Casella to effect the merger are further subject to the satisfaction of certain conditions, including the following:

    - the representations and warranties of KTI contained in the merger agreement are true and correct;

    - KTI has performed in all material respects all obligations required to be performed by it under the merger agreement;

    - Messrs. Pirasteh, Sergi and Garrett shall have each entered into an agreement with Casella pursuant to which they agree not to offer, sell or otherwise dispose of any shares of Casella common stock for 365 days following the closing of the merger; provided that they may borrow against their shares, and the restrictions may be waived by the Casella board after the closing of the merger;

    - KTI's employee benefit plans named in the merger agreement will have been terminated;

    - the shares of KTI common stock held by dissenting shareholders does not exceed 10% of the shares of KTI common stock issued and outstanding on the closing date;

    - the officers of KTI who will serve as officers of Casella following the closing date will have entered into employment agreements with Casella at compensation levels comparable to their existing compensation; and

    - Martin J. Sergi, president of KTI, will have amended his existing employment agreement with KTI to eliminate the bonus based on a percentage of income of KTI.

    CONDITIONS TO THE OBLIGATIONS OF KTI

    The obligations of KTI to effect the merger are further subject to the satisfaction of additional conditions, including the following:

    - the representations and warranties of Casella contained in the merger agreement are true and correct;

    - Messrs. John Casella, Bohlig and Cifor shall have each entered into an agreement with Casella pursuant to which they agree not to offer, sell or otherwise dispose of any shares of Casella common stock for 365 days following the closing of the merger; provided that they may borrow against their shares, and the restrictions may be waived by the Casella board after the closing of the merger;

    - Casella has performed in all material respects all obligations required to be performed by it under the merger agreement; and

    - the executive officers of Casella will have entered into employment agreements with Casella.

AMENDMENTS; WAIVERS

    The merger agreement may be amended by a written amendment executed by each of the parties. After approval of the merger by the shareholders of KTI or of Casella, no amendment will be made that by law requires approval of the shareholders without obtaining their approval.

    Any agreement by a party to an extension or waiver under the merger agreement will be valid only if set forth in a written instrument signed on behalf of the party making the waiver or granting the extension.

NO SOLICITATION BY KTI

    KTI has agreed not to solicit, initiate or encourage, including by the way of furnishing non-public information, any inquiries or proposals relating to the possible acquisition of KTI or any substantial part of its businesses or properties by any party other than Casella.

    However, KTI may furnish information to, and participate in negotiations with, a person who has made an unsolicited proposal which is more favorable than the transaction contemplated by the merger agreement if the KTI board determines in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of the board's fiduciary duties to KTI shareholders under applicable law. KTI has agreed to notify Casella if it receives an acquisition proposal or any inquiry from a person considering such a proposal.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after approval of the merger by the shareholders of KTI and Casella, by:

    - mutual consent of KTI and Casella;

    - either KTI or Casella:

       - if the merger has not been consummated by December 15, 1999, provided that neither party may terminate if its breach is the reason for the failure of the merger to occur before that date;

       - if a court or a government entity has taken action to restrain or prohibit the merger;

       - if the required approval of the shareholders of KTI or Casella is not obtained, provided that the right to terminate for this reason is not available to either party if it is at that time in breach or has failed to fulfill its obligations under the merger agreement;

       - if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party which is not cured within 30 days of notice of the breach from the other party;

    - by Casella:

       - if the KTI board has withdrawn or modified its recommendation of the merger agreement or the merger;

       - if, after receipt by KTI of an acquisition proposal, Casella asks the KTI board to reconfirm its recommendation of the merger agreement or the merger and the KTI board fails to do so within 10 business days;

       - if the KTI board has recommended to the KTI shareholders the acquisition by a person other than Casella of more than 25% of the outstanding KTI common stock or more than 20% of KTI's assets;

       - if a tender offer or exchange offer for 25% or more of the outstanding KTI common stock is commenced by a person other than Casella and the KTI board recommends that KTI shareholders tender their shares; or

       - if for any reason KTI fails to call and hold the KTI shareholders meeting to approve the merger before December 15, 1999.

    If the merger agreement is validly terminated, the merger agreement will immediately become void, except for the provisions relating to confidentiality and payment of expenses, and the termination will be without any liability on the part of either party unless that party is in willful breach of the merger agreement.

TERMINATION FEES AND EXPENSES

    PAYMENT OF EXPENSES OF THE MERGER GENERALLY

    If the merger is completed, Casella will pay all fees and expenses incurred in connection with the merger. If the merger is not completed, except as described below and for fees and expenses incurred in connection with the printing and filing of this proxy statement/prospectus and the registration statement, which will be shared equally by KTI and Casella, all fees and expenses incurred in connection with the merger will be paid by the party incurring the expenses.

    PAYMENT OF CASELLA'S EXPENSES BY KTI; TERMINATION FEES

    KTI will pay Casella up to $3.0 million as reimbursement for Casella's expenses relating to the merger if:

    - Casella terminates the merger agreement because KTI shareholders fail to approve the merger;

    - the KTI board withdraws its recommendation of the merger, fails to reconfirm its recommendation after receipt of an acquisition proposal from a third party, recommends to KTI shareholders the acquisition by a person other than Casella of more than 25% of the outstanding KTI common stock or more than 20% of KTI's assets or recommends that KTI shareholders tender their shares to a third party making an offer for 25% or more of the outstanding shares of KTI common stock;

    - KTI fails to hold its shareholders meeting by December 15, 1999; or

    - KTI is in breach of its warranties, representations or covenants under the merger agreement.

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
    In addition, KTI will pay Casella a termination fee of $10.0 million if Casella terminates the merger agreement because:

    - KTI is in breach of its warranties, representations or covenants under the merger agreement;

    - KTI has committed a willful breach of the agreement and, at the time of the breach, it has received an acquisition proposal; or

    - KTI shareholders have failed to approve the merger if, at the time of the KTI shareholders meeting, an alternative transaction has been announced relating to KTI which has not been absolutely and unconditionally withdrawn and abandoned.

    PAYMENT OF KTI'S EXPENSES BY CASELLA

    Casella will pay KTI up to $3.0 million as reimbursement for KTI's expenses relating to the merger if KTI terminates the merger agreement because:

    - Casella stockholders fail to approve the merger;

    - the merger was not consummated by December 15, 1999 as a result of the failure of Casella to confirm that its representations are true and correct as of the closing date; or

    - Casella is in breach of its representations, warranties or covenants under the merger agreement.

STOCK OPTION AGREEMENT

    As an inducement and as a condition to enter into the merger agreement, KTI and Casella entered into a stock option agreement, as amended on May 12, 1999, whereby KTI granted Casella an option entitling Casella to purchase up to 2,769,331 shares of KTI common stock, representing approximately 19.9% of the shares of KTI common stock outstanding as of the signing of the amendment to the merger agreement, at an exercise price of $10.40 per share. The closing market price of KTI common stock on May 12, 1999 was $11.125 per share. The option granted may be exercised by Casella in whole or in part at any time after a proposal for an alternative transaction, as defined in the merger agreement and summarized below, involving KTI has been made, and one of the following events has occurred on or after the making of the proposal:

    - the vote of KTI shareholders in favor of the merger has not been obtained at the KTI shareholders meeting;

    - the KTI board withdrew or modified its recommendations of the merger agreement or the merger;

    - the KTI board failed to confirm its recommendation of the merger agreement or the merger within ten business days after a written request by Casella to do so;

    - the KTI board recommended to KTI shareholders an alternative transaction;

    - a tender offer or exchange offer of 25% or more of the outstanding shares of KTI has been commenced, other than by Casella, and the KTI board recommended that KTI shareholders tender their shares; or

    - for any reason KTI failed to call and hold its special meeting of shareholders by December 15, 1999 and KTI is not at that time otherwise entitled to terminate the merger agreement because of a breach by Casella.

        An "alternative transaction" is defined in the merger agreement as:

    - the acquisition by a third party of more than 25% of the outstanding shares of KTI common stock;

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
    - a merger or other business combination involving KTI in which a third party acquires more than 25% of the outstanding shares of KTI common stock or of the surviving entity;

    - any other transaction in which a third party acquires assets of KTI having a fair market value of more than 20% of the value of all the assets of KTI; or

    - any public announcement by a third party of a proposal, plan or intention to do any of the foregoing or an agreement to engage in any of the foregoing.

    If at any time the option becomes exercisable, Casella may elect, in lieu of exercising its option to purchase KTI common stock, to receive a cash amount equal to the excess of the exercise price of the option over the higher of
(a) the highest price per share of KTI common stock paid by any person pursuant to a superior proposal, or (b) the closing price of KTI common stock on the Nasdaq Stock Market on the last trading day immediately prior to the date of the election.

    The stock option agreement also contains provisions relating to, among other things, representations and warranties of KTI, registration rights of Casella and specific performance of the stock option agreement.

    Notwithstanding the foregoing, Casella's profit on the exercise of the option may not exceed $11.0 million after taking into account the exercise price of the option and the amounts payable to Casella as a termination fee pursuant to the merger agreement.

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                                 THE COMPANIES

CASELLA

COMPANY OVERVIEW

    Casella Waste Systems, Inc. is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, Massachusetts, upstate New York and northern Pennsylvania. As of September 1, 1999, Casella owned and/or operated five Subtitle D landfills, two landfills permitted to accept construction and demolition materials, 54 transfer stations, 24 recycling processing facilities, and 40 solid and liquid waste collection divisions, which collectively served over 500,000 commercial, industrial and residential customers. Casella was founded in 1975 as a single-truck operation in Rutland, Vermont and subsequently expanded its operations throughout the state of Vermont. In 1993, Casella initiated an acquisition strategy to take advantage of anticipated reductions in available landfill capacity in Vermont and surrounding states due to increasing environmental regulation and other market forces driving consolidation in the solid waste industry. From May 1, 1994 through April 30, 1999, Casella acquired ownership or long-term operating rights to 132 solid waste businesses, including 7 landfills, and between May 1, 1999 and July 31, 1999 Casella acquired an additional 13 such businesses.

    During the fiscal year ended April 30, 1999, Casella expanded and strengthened its market presence throughout its three geographic regions by acquiring 55 solid and liquid waste management businesses totaling approximately $54.5 million in revenues, including the following:

    On September 4, 1998 Casella completed a merger with Hakes C & D Disposal, Inc. This facility is a permitted landfill in western New York State designed to accept construction and demolition material. As of July 15, 1999 the facility was under construction and had not begun accepting waste. Casella believes this facility will allow it to realize the financial and operational benefits of disposing of construction and demolition debris collected by its own operations in its own facility in a key market for Casella.

    On October 29, 1998, Casella completed a merger with Waste Stream Inc., B&C Sanitation Corporation, North Country Trucking, Inc., Better Bedding Corp., R.A. Bronson, Inc., BBC LLC, NTC LLC and Grasslands, Inc., (together, "Waste Stream"), which provide solid waste and recycling collection services in northern New York State. Casella believes the acquisition of Waste Stream further strengthens Casella's market position in upstate New York.

    On December 23, 1998, Casella completed a merger with Northern Sanitation, Inc and Northern Properties Corp. of Plattsburgh, Inc. (together, "Northern Sanitation"), a solid waste collection company in Clinton County, New York. Casella believes the proximity of Northern Sanitation to Casella's Clinton County landfill gives it a stronger market presence in that region.

    On April 30, 1999 Casella completed a merger with Natural Environmental, Inc., Schultz Landfill, Inc. and Blasdell Development Group, Inc. (together, "NEI"), a collection, transfer and construction & demolition debris disposal company serving the Buffalo, New York region. Also on April 30, 1999, Casella completed a merger with Westfield Disposal Service, Inc. and Portland C & D Landfill, Inc. (together, "Westfield Disposal"), a collection company, transfer station, and construction and demolition debris landfill serving Chautauqua County, New York and Erie, Pennsylvania. Casella believes that these acquisitions provide Casella with a new growth platform in western New York and expand geographically Casella's existing operations in its Western Region.

    Since the end of Casella's 1999 fiscal year on April 30, 1999, Casella entered the eastern Massachusetts market with the acquisition of Resource Waste Systems, Inc., Resource Recovery of Cape Cod, Inc., and Resource Transfer, Inc. (collectively, "Resource Waste Systems, Inc."), which provide solid waste collection and transfer services, and construction and demolition debris processing

                                       59
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in eastern Massachusetts. Casella believes that the acquisition of Resource
Waste Systems provides Casella with a new growth platform in a market contiguous to its existing markets, particularly when matched with the assets and operations in southern Maine expected to be acquired in the merger with KTI.

SERVICE AREA

    Casella is managed on a decentralized basis, with its operations divided into three geographic regions: the Central, Eastern and Western regions. These three regions are further divided into divisions organized around smaller market areas, known as "waste sheds", each of which contains the complete cycle of activities in the solid waste service process, from collection to transfer stations to disposal. The following are Casella's three geographic regions that comprise Casella's service area:

    CENTRAL REGION

    The Central Region consists of Vermont, portions of New Hampshire and eastern upstate New York. Casella was founded in 1975 in Rutland, Vermont, and has continued to grow its market presence in the Central Region. The portion of upstate New York within Casella's Central Region as of July 15, 1999 extends from Interstate 90 north to the Canadian border and from the Vermont border west to Interstate 81 and the eastern shore of Lake Ontario. Casella owns and operates Subtitle D landfills in Bethlehem, New Hampshire; Coventry, Vermont; and, through a 25-year capital lease, operates the Clinton County landfill located in Schuyler Falls, New York. In addition, Casella operated 18 collection operations and 27 transfer stations in the Central Region as of July 15, 1999. See "--Legal Proceedings."

    EASTERN REGION

    Casella's Eastern Region consists of the State of Maine and southeastern New Hampshire. Casella established a market presence in Maine through the acquisition of the Sawyer Companies in January 1996. Casella owns the SERF landfill located in Hampden, Maine, which disposes of ash, construction and demolition debris, special waste and front end processing residue primarily from throughout the State of Maine. In addition, at July 15, 1999 Casella operated six collection operations and 12 transfer stations, and collected solid waste from commercial, industrial and residential customers in the Eastern Region. Casella's waste tire processing facility, located in Eliot, Maine, has the capacity to process approximately 3.5 million tires per year and generates tire derived fuel, which Casella sells to paper mills for consumption as a supplemental energy source for boiler fuel.

    Unlike the other states in Casella's existing market area, Maine has an aggressive incineration program and Casella believes that approximately 80% of the waste shed in Casella's market area is disposed of through incineration. However, Casella believes that approximately 35% of the tonnage delivered to incinerators is returned to landfills as ash and front end processing residue, and Casella is the largest disposer of incinerated waste material in Maine.

    WESTERN REGION

    The Western Region is comprised of the south central, western and southern tier of upstate New York (including Ithaca, Elmira, Horsehead, Corning and Watkins Glen) and the northern tier of Pennsylvania. Through the acquisition of the Superior Disposal Services companies in January 1997, Casella established its market presence in the Western Region. At July 15, 1999 Casella operated 15 transfer stations and 14 collection operations, and collected solid waste from commercial, industrial and residential customers. During fiscal 1999 Casella acquired a Subtitle D permitted landfill, the Hyland facility, in Angelica, New York, which serves the western upstate portion of our New York waste shed.

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
See "--Legal Proceedings". Casella also acquired two landfills in fiscal 1999 permitted to accept construction and demolition materials, the Hakes and Portland facilities.

OPERATIONS

    Casella's operations include the ownership and/or operation of landfills, solid waste collection services, transfer stations, recycling services, septic/liquid waste operations, and tire processing and other services.

    LANDFILLS

    Casella currently owns four Subtitle D landfill operations and operates a fifth Subtitle D landfill under a 25-year lease arrangement with a county. All of Casella's operating Subtitle D landfills include leachate collection systems, groundwater monitoring systems and, where required, active methane gas extraction and recovery systems. In addition to these landfills Casella owns two landfills permitted to accept only construction and demolition materials. These types typically, depending on the state in which they are located, are constructed in accordance with lower environmental standards than Subtitle D landfills, reflecting the inert nature of the materials deposited in them.

    During the fiscal year ended April 30, 1999, approximately 71% of the waste volumes received by Casella's landfills were from internal sources such as Casella's hauling divisions or transfer stations.

    The following table provides certain information regarding the landfills that Casella operates. All of such information is provided as of July 15, 1999.

                                                                   APPROXIMATE
                                                                    ESTIMATED
                                                                 TOTAL REMAINING   ESTIMATED CAPACITY
                                                                    PERMITTED        IN PERMITTING
                                                                    CAPACITY            PROCESS
                 LANDFILL                         LOCATION          (TONS)(1)        (TONS) (1)(2)
-------------------------------------------  ------------------  ---------------   ------------------
Clinton County (3).........................  Schuyler Falls, NY       788,000           1,200,000
Waste USA..................................     Coventry, VT        1,800,000                -0 -
SERF (4)...................................     Hampden, ME            53,000           3,500,000
NCES.......................................    Bethlehem, NH          150,000             544,000
Hyland.....................................     Angelica, NY        1,615,000                -0 -
Hakes (5)..................................     Campbell, NY          825,000                -0 -
Portland (6)...............................     Portland, NY           20,250                -0 -

------------------------

(1) Casella converts estimated remaining permitted and permittable capacity calculated in cubic yards to tons by assuming a compaction factor equal to the historic average compaction factor applicable for the respective landfill.

(2) Represents capacity for which Casella has begun the permitting process. Does not include additional available capacity at the site for which permits have not yet been sought.

(3) Operated pursuant to a capital lease expiring in 2021.

(4) Of the 3,500,000 additional in-process tonnage, 3,300,000 has received all required permits from the State of Maine; however the town of Hampden, Maine, where the site is located, has not issued the required construction permits for work to begin on the expansion. Casella has brought a legal action against the town to set aside the town's efforts to block the expansion. See "--Legal Proceedings." The remaining 200,000 tons meets all state and local requirements.

(5) First cell under construction. Projected opening November 1999.

(6) Facility currently under construction.

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
    SERF. The SERF landfill is located in Hampden, Maine. The SERF landfill processes ash, special waste and front end processing residue (i.e., glass and other material segregated and disposed of separately from solid waste prior to incineration), for the Penobscot Energy Recovery Corporation's incinerator under a contract expiring in 2003. As noted above, the Town of Hampden has delayed the construction of the newest permitted cell of this site by failing to issue a construction permit in a timely manner. Although Casella has initiated legal proceedings in an effort to prevent the Town from continuing to obstruct expansion, there can be no assurance Casella will prevail. See "--Legal Proceedings." The Penobscot Energy Recovery Corporation's incinerator is owned by a limited partnership in which KTI holds a 70.36% ownership interest.

    NCES. The NCES landfill, located in Bethlehem, New Hampshire, serves the northern and central New Hampshire waste sheds and portions of the Maine and Vermont waste sheds. The Town of Bethlehem has adopted a zoning ordinance which precludes the `expansion of any existing landfills'. Casella has contested this ordinance vigorously. See "--Legal Proceedings" for details of these proceedings.

    WASTE USA. The Waste USA landfill is located in Coventry, Vermont and serves the northern two-thirds of Vermont.

    CLINTON COUNTY. The Clinton County landfill, located in Schuyler Falls, New York, is leased by Casella from Clinton County, New York pursuant to a 25-year capital lease which expires in 2021. Under the lease, Casella is generally obligated to expand the landfill at its own cost. Under the terms of the lease, the Clinton County landfill cannot receive waste from certain geographic regions in New York. The facility has a permitted capacity of 175,000 tons per year. Under the lease, Casella is responsible for operating the landfill in compliance with all applicable environmental laws, including without limitation, possessing and complying with all necessary permits and licenses. Casella must indemnify the County for all liabilities resulting from any violations of those laws (exclusive of violations based on pre-existing conditions, which remain the responsibility of the County and with respect to which the County indemnifies Casella). In addition, Casella is responsible for the composition of waste deposited at the landfill during the lease term, regardless of Casella's knowledge or monitoring efforts. The lease gives Casella full physical and managerial control over an unlined landfill on the site, which was operated by Casella from July 1996 through July 1997, while the lined landfill was under construction. Clinton County has agreed to indemnify Casella for environmental liabilities arising from the unlined landfill prior to its operation by Casella. Casella was responsible for the closure of the unlined landfill, and post-closure care is the responsibility of the County. Casella completed the closure and capping activities at this landfill in September 1997. Casella is also responsible for performing certain cleanup work with respect to the unlined landfill and has agreed to absorb the resulting costs subject to satisfactory construction of the lined portion. Casella is responsible for both closure and post-closure care with respect to the lined landfill upon exhaustion of the corresponding airspace.

    HYLAND. The Hyland landfill, located in Angelica, New York in Allegany County, serves Casella's Western Region. The Town of Angelica has adopted a local ordinance seeking to restrict the manner in which Casella may operate or expand this facility.

    HAKES. This facility is located in Campbell, New York. The first cell of this facility is currently under construction and is projected to be open in November 1999.

    PORTLAND. This facility, acquired on April 30, 1999 as part of the Westfield Disposal merger, is located in Portland, New York. The facility is currently under construction and is projected to re-open in October 1999.

    Casella also owns and/or operated five unlined landfills, which are not currently in operation. All of these landfills have been closed and environmentally capped by Casella. One of the unlined landfills, a municipal landfill which is adjacent to the Subtitle D Clinton County landfill being operated by Casella, was operated by Casella from July 1996 through July 1997. Casella completed the closure and capping activities at this landfill in September 1997, and is indemnified by Clinton County for environmental liabilities arising from such landfill prior to Casella's operation.

    Casella regularly monitors the available permitted in-place disposal capacity at each of its landfills and evaluates whether to seek to expand this capacity. In making this evaluation, Casella considers various factors, including the volume of solid waste projected to be disposed of at the landfill, the size of the unpermitted capacity included in the landfill, the likelihood that Casella will be successful in obtaining the approvals and permits required for the expansion and the costs that would be involved in developing the expanded capacity. Casella also considers on an ongoing basis the extent to which it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams at a particular landfill or to seek other permit modifications.

    The permitting process is lengthy, difficult and expensive, and is subject to substantial uncertainty and there can be no assurance that any such permits or expansion requests will be granted. Often, even when permits are granted, they are not granted until the landfill's remaining capacity is very low. There can be no assurance that Casella will be able to add additional disposal capacity when needed or, if added, that such capacity can be added on satisfactory terms or at its landfills where expansion is most immediately needed. If Casella is not able to add additional disposal capacity when and where needed, it may need to dispose of its collected waste at its other landfills or at landfills owned by others. Such a circumstance could have a material adverse effect on Casella's business, financial condition and results of operations.

    Once the permitted capacity of a particular landfill is reached, the landfill must be closed and capped if additional capacity is not authorized. Casella establishes reserves for the estimated costs associated with such closure and post-closure costs over the anticipated useful life of such landfill.

    SOLID WASTE COLLECTION

    Casella's 38 solid waste collection divisions served over 500,000 commercial, industrial and residential customers at September 1, 1999. During fiscal 1999, approximately 49% of the solid waste collected by Casella was delivered for disposal at its landfills. Casella's collection operations are generally conducted within a 125-mile radius of its landfills. A majority of Casella's commercial and industrial collection services are performed under one-to-three-year service agreements, and fees are determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of the solid waste collected, the distance to the disposal or processing facility and the cost of disposal or processing. Casella's residential collection and disposal services are performed either on a subscription basis (i.e., with no underlying contract) with individuals, or under contracts with municipalities, homeowners associations, apartment owners or mobile home park operators.

    TRANSFER STATION SERVICES

    Casella operated 54 transfer stations as of September 1, 1999, of which 27 were owned by Casella and 27 were operated under contracts with municipalities. The transfer stations receive, compact and transfer solid waste collected primarily from Casella's various collection operations to larger company-owned vehicles for transport to landfills. Casella believes that transfer stations benefit Casella by: (i) increasing the size of the waste shed which has access to Casella's landfills; (ii) reducing costs by improving utilization of collection personnel and equipment; and (iii) building relationships with municipalities that may lead to future business opportunities, including privatization of the municipality's waste management services.

    RECYCLING SERVICES

    Casella has sought to position itself to provide recycling services to customers who are willing to pay for the cost of the recycling service. Depending on the terms of the individual customer contracts and the level of recovered material commodity prices, the proceeds generated from reselling the recycled materials are occasionally shared between Casella and its customers. In addition, Casella has adopted a pricing strategy of charging collection and processing fees for recycling volume collected from its customers. By structuring its recycling service program in this way, Casella has sought to reduce its exposure to commodity price risk with respect to the recycled materials.

    As of September 1, 1999 Casella operated 24 recycling processing facilities. Casella processes more than 20 classes of recyclable materials originating from the municipal solid waste stream, including cardboard, office paper, containers and bottles. Casella's recycling operations are concentrated principally in Vermont, as the public sector in other states in Casella's service area has generally taken primary responsibility for recycling efforts. At September 1, 1999, Casella employed one commodity sales manager to develop end markets, and had 71 employees in the recycling facilities to support the processing of approximately 70,000 tons of recyclable materials annually.

    WASTE TIRE PROCESSING AND OTHER SERVICES

    Casella's waste tire processing facility, located in Eliot, Maine, has the capacity to process approximately 3.5 million tires per year and generates tire derived fuel, which Casella sells to paper mills for consumption as a supplemental energy source for boiler fuel. In June 1997, Casella was selected by the State of Maine to process an estimated 2.5 million tires over an 18-month period. Because of continuing losses in Casella's waste tire processing facility, in the fourth quarter of fiscal 1998 Casella wrote-down the carrying value of the tire processing facility in the amount of $971,000. See "Casella Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2(j) of Notes to Consolidated Financial Statements.

    Casella's other services include two septic/liquid waste operations, located in Casella's Central Region.

COMPETITION

    The solid waste services industry is highly competitive, undergoing a period of consolidation, and requires substantial labor and capital resources. Casella competes with numerous solid waste management companies, many of which are significantly larger and have greater access to capital and greater financial, marketing or technical resources than Casella. Certain of Casella's competitors are large national companies that may be able to achieve greater economies of scale than Casella. Casella also competes with a number of regional and local companies. In addition, Casella competes with operators of alternative disposal facilities, including incinerators, and with certain municipalities, counties and districts that operate their own solid waste collection and disposal facilities. Public sector facilities may have certain advantages over Casella due to the availability of user fees, charges or tax revenues and the greater availability to them of tax-exempt financing. In addition, recycling and other waste reduction programs may reduce the volume of waste deposited in landfills.

    Casella competes for collection and disposal volume primarily on the basis of the price and quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. These practices may also lead to reduced pricing for Casella's services or the loss of business.

    Competition exists within the industry not only for collection, transportation and disposal volume, but also for acquisition candidates. Casella generally competes for acquisition candidates with publicly owned regional and national waste management companies.

MARKETING AND SALES

    Casella has a coordinated marketing and sales strategy which is formulated at the corporate level and implemented at the divisional level. Casella markets its services locally through division managers and direct sales representatives who focus on commercial, industrial, municipal and residential customers. As of September 1, 1999, Casella had 39 division managers, 4 sales managers and 43 direct sales representatives. Casella also obtains new customers from referral sources, its general reputation and local market print advertising. Leads are also developed from new building permits, business licenses and other public records. Additionally, each division generally advertises in the yellow pages and other local business print media that cover its service area.

    Maintenance of a local presence and identity is an important aspect of Casella's marketing plan, and many of Casella's managers are involved in local governmental, civic and business organizations. Casella's name and logo, or, where appropriate, that of Casella's divisional operations, are displayed on all company containers and trucks. Additionally, Casella attends and makes presentations at municipal and state conferences and advertises in governmental associations' membership publications.

    Casella markets its commercial, industrial and municipal services through its sales representatives who visit customers on a regular basis and make sales calls to potential new customers. These sales representatives receive a significant portion of their compensation based upon meeting certain incentive targets. Casella emphasizes providing quality services and customer satisfaction and retention, and believes that its focus on quality service will help retain existing and attract additional customers.

EMPLOYEES

    At September 1, 1999, Casella employed approximately 1,504 full-time employees, including approximately 117 professionals or managers, approximately 1,173 employees involved in collection, transfer and disposal operations, and approximately 214 sales, clerical, data processing or other administrative employees.

    On October 30, 1998, Casella merged with Waste Stream. Prior to the merger the employees of Waste Stream's Malone, New York location had voted in favor of representation by Chauffeurs, Teamsters, Warehousemen and Helpers Union ("Teamsters") Local #687, but at that time they did not have an approved, ratified contract with Waste Stream. Negotiations between the represented employees and Casella are ongoing.

    On May 11, 1999 a petition for representation was filed with the National Labor Relations Board by Teamsters Local #597 on Casella Transportation, Inc. On June 25, 1999 the employees of Casella Transportation, Inc. rejected the measure to select union representation.

    On July 1, 1999 Casella acquired Resource Waste Systems, Inc. The drivers at Resource Waste Systems, Inc. are represented by the National Industries Union Local #88 and the Teamsters Local #379.

    Through a labor utilization agreement, Casella utilizes the services of Clinton County employees at the Clinton County landfill. The Clinton County employees are represented by a labor union.

    Casella is aware of no other organizational efforts among its employees. Casella believes that its relations with its employees are good.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE OR SURETY BONDS

    Casella actively maintains environmental and other risk management programs which it believes are appropriate for its business. Casella's environmental risk management program includes evaluating existing facilities, as well as potential acquisitions, for environmental law compliance and operating procedures. Casella also maintains a worker safety program which encourages safe practices in the workplace. Operating practices at all company operations are intended to reduce the possibility of environmental contamination and litigation.

    Casella carries a range of insurance intended to protect its assets and operations, including a commercial general liability policy and a property damage policy. A partially or completely uninsured claim against Casella (including liabilities associated with cleanup or remediation at its own facilities) if successful and of sufficient magnitude, could have a material adverse effect on Casella's business, financial condition and results of operations. Any future difficulty in obtaining insurance could also impair Casella's ability to secure future contracts, which may be conditioned upon the availability of adequate insurance coverage.

    Effective July 1, 1999, Casella established a captive insurance company, "Casella Insurance Company", through which it is self-insured for Workman's Compensation coverage. Casella's maximum exposure under this plan is $250,000 per individual event, $2.7 million total, after which reinsurance takes effect and limits Casella's exposure.

    Municipal solid waste collection contracts and landfill closure obligations may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. Casella has not experienced difficulty in obtaining performance or surety bonds or letters of credit. If Casella were unable to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

REGULATION

INTRODUCTION

    Casella is subject to extensive and evolving Federal, state and local environmental laws and regulations which have become increasingly stringent in recent years. The environmental regulations affecting Casella are administered by the EPA and other Federal, state and local environmental, zoning, health and safety agencies. Casella believes that it is currently in substantial compliance with applicable Federal, state and local environmental laws, permits, orders and regulations, and it does not currently anticipate any material environmental costs to bring its operations into compliance (although there can be no assurance in this regard). Casella anticipates there will continue to be increased regulation, legislation and regulatory enforcement actions related to the solid waste services industry. As a result, Casella attempts to anticipate future regulatory requirements and to plan accordingly to remain in compliance with the regulatory framework.

    In order to transport solid waste, it is necessary for Casella to possess and comply with one or more permits from state or local agencies. These permits also must be periodically renewed and may be modified or revoked by the issuing agency.

    The principal Federal, state and local statutes and regulations applicable to Casella's various operations are as follows:

THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 ("RCRA")

    RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous if they
(i) either (a) are specifically included on a list of hazardous wastes, or (b) exhibit certain characteristics defined as hazardous; and (ii) are not specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous, and businesses that deal with hazardous waste are subject to regulatory obligations in addition to those imposed on handlers of nonhazardous waste.

    Among the wastes that are specifically designated as nonhazardous are household waste and "special" waste, including items such as petroleum contaminated soils, asbestos, foundry sand, shredder fluff and most nonhazardous industrial waste products.

    The EPA regulations issued under Subtitle C of RCRA impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C Regulations impose obligations on generators, transporters and disposers of hazardous wastes, and require permits that are costly to obtain and maintain for sites where such material is treated, stored or disposed. Subtitle C requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, post-closure and financial responsibility. Most states have promulgated regulations modeled on some or all of the Subtitle C provisions issued by the EPA. Some state regulations impose different, additional obligations.

    Casella is currently not involved with transportation or disposal of hazardous substances (as defined in CERCLA) in concentrations or volumes that would classify those materials as hazardous wastes. However, Casella has transported hazardous substances in the past and very likely will remain involved with hazardous substance transportation and disposal in the future to the extent that materials defined as hazardous substances under CERCLA are present in consumer goods and in the waste streams of its customers.

    In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) intended to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system. The Subtitle D Regulations also require, where certain regulatory thresholds are exceeded, that facility owners or operators control emissions of methane gas generated at landfills in a manner intended to protect human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed by the EPA upon landfill owners and operators in that state. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with the Subtitle D Regulations criteria. Various states in which Casella operates or in which it may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations.

THE FEDERAL WATER POLLUTION CONTROL ACT OF 1972

    The Federal Water Pollution Control Act of 1972, as amended ("Clean Water Act"), regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If run-off from Casella's transfer stations or if run-off or collected leachate from Casella's owned or operated landfills is discharged into streams, rivers or other surface waters, the Clean Water Act would require Casella to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. Casella believes that its facilities are in compliance in all material respects with Clean Water Act requirements.

THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF
  1980

    CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. In addition, CERCLA also imposes liability for the cost of evaluating and remedying any damage done to natural resources. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" as defined by RCRA, but can also be founded upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. In addition, the definition of "hazardous substances" in CERCLA incorporates substances designated as hazardous or toxic under the federal Clean Water Act, Clear Air Act and Toxic Substances Control Act. If Casella were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold Casella, or any other generator, transporter or the owner or operator of the contaminated facility, responsible for all investigative and remedial costs even if others may also be liable. CERCLA also authorizes the imposition of a lien in favor of the United States upon all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA provides a responsible party with the right to bring a contribution action against other responsible parties for their allocable shares of investigative and remedial costs. Casella's ability to get others to reimburse it for their allocable shares of such costs would be limited by Casella's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties.

THE CLEAN AIR ACT

    The Clean Air Act generally, through state implementation of Federal requirements, regulates emissions of air pollutants from certain landfills based upon the date of the landfill construction and volume per year of emissions of regulated pollutants. The EPA has promulgated new source performance standards regulating air emissions of certain regulated pollutants (methane and non-methane organic compounds) from municipal solid waste landfills. Landfills located in areas that do not comply with certain requirements of the Clean Air Act may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials.

    All of the Federal statutes described above contain provisions authorizing, under certain circumstances, the institution of lawsuits by private citizens to enforce the provisions of the statutes. In addition to a penalty award to the United States, some of those statutes authorize an award of attorney's fees to parties successfully advancing such an action.

THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970 ("OSHA")

    OSHA establishes employer responsibilities and authorizes the promulgation by the Occupational Safety and Health Administration of occupational health and safety standards, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various of those promulgated standards may apply to Casella's operations, including those standards concerning notices of hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs.

STATE AND LOCAL REGULATIONS

    Each state in which Casella now operates or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Some of those liens may take priority over previously filed instruments. Furthermore, many municipalities also have local ordinances, laws and regulations affecting company operations. These include zoning and health measures that limit solid waste management activities to specified sites or conduct, flow control provisions that direct the delivery of solid wastes to specific facilities or to facilities in specific areas, laws that grant the right to establish franchises for collection services and then put out for bid the right to provide collection services, and bans or other restrictions on the movement of solid wastes into a municipality.

    Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on importing out-of-state waste have not withstood judicial challenge. However, from time to time Federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not been passed by Congress, if this or similar legislation is enacted, states in which Casella operates landfills could limit or prohibit the importation of out-of-state waste. Such state actions could materially adversely affect the business, financial condition and results of operations of landfills within those states that receive a significant portion of waste originating from out-of-state.

    In addition, certain states and localities may for economic or other reasons restrict the export of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the U.S. Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, Casella may elect not to challenge such restrictions. In addition, the aforementioned proposed Federal legislation would allow states and localities to impose certain flow control restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may materially adversely affect Casella's ability to operate its landfills and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for Casella's collection operations. If Casella were unable to pass such higher costs through to its customers, Casella's business, financial condition and results of operations could be materially adversely affected.

    There has been an increasing trend at the Federal, state and local levels to mandate or encourage both waste reduction at the source and waste recycling, and to prohibit or restrict the disposal in landfills of certain types of solid wastes, such as yard wastes, leaves and tires. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect Casella's ability to operate its landfill facilities.

PROPERTIES

    The principal fixed assets used by Casella in connection with its landfill operations are its landfills which are described above.

    Other than the landfills, the principal fixed assets used by Casella in its solid waste collection and landfill operations included, at July 15, 1999, approximately 1,402 collection vehicles, 195 pieces of heavy equipment and 261 support vehicles. At September 1, 1999, transfer station operations included 54 transfer stations, 27 of which are owned and 27 of which are leased and/or operated under agreements expiring between 1999 and 2021.

    At September 1, 1999, Casella utilized 16 recycling facilities in its service areas, of which seven are owned and nine are leased and/or operated under agreements expiring between 1999 and 2021.

    Casella owns and operates a 46-acre tire processing facility located in Eliot, Maine, consisting of storage facilities, tire shredding machines and a scale and receiving area.

    Casella's facility in Rutland, Vermont, consisting of approximately 10,000 square feet utilized for Casella's headquarters, and its solid waste collection, maintenance and septic hauling facility located in Montpelier, Vermont, consisting of an aggregate of approximately 24,000 square feet, are leased from Casella Associates, a company owned by John and Douglas Casella.

LEGAL PROCEEDINGS

    On or about October 30, 1997, Mr. Matthew M. Freeman commenced a civil lawsuit against Casella and two of Casella's officers and directors in the Rutland Superior Court, Rutland County, State of Vermont. In the complaint, Mr. Freeman seeks compensation for services allegedly performed by him prior to 1995. Mr. Freeman is seeking a three-percent equity interest in Casella or the monetary equivalent thereof, as well as punitive damages. Casella and the officers and directors have answered the complaint, denied Mr. Freeman's allegations of wrongdoing, and asserted various defenses. In order to facilitate the completion of the initial public offering of Casella's Class A Common Stock in November, 1997, certain stockholders of Casella agreed to indemnify Casella for any settlement by Casella or any award against Casella in excess of $350,000 (but not legal fees paid by or on behalf of Casella or any other third party). Casella accrued a $215,000 reserve for this claim during the year ended
April 30, 1998.

    On May 12, 1998, Casella filed suit in New York Supreme Court, Allegany County against the Town of Angelica, New York seeking a temporary restraining order and preliminary injunctive relief against the Town's enforcement of a recently-enacted local law which would prohibit the expansion of the Hyland landfill, would require the landfill and the operator thereof to receive an additional permit from the Town of Angelica to continue to operate, would prevent the disposal of yard waste, may preclude the disposal of certain types of industrial waste and would impose certain other restrictions on the landfill. A temporary restraining order was granted by the court on May 14, 1998 in favor of Casella, and by a decision dated July 13, 1998, the court granted Casella's motion for a preliminary injunction. On September 9, 1998, the Town of Angelica filed a Notice of Appeal but has not yet perfected that appeal. If Casella is not successful in its lawsuit, and if the Town of Angelica seeks to enforce the law by its terms, then Casella would be required to obtain an additional permit from the Town of Angelica to operate the Hyland landfill, the expansion of the landfill beyond the current permitted capacity would be prohibited, and Casella would be unable to dispose of yard waste and may be precluded from disposing of certain industrial wastes at the landfill. There can be no assurance that such limitations would not have a material adverse effect on Casella's business, financial condition and results of operations. Casella began accepting waste at the Hyland facility on July 22, 1998, and is in active settlement negotiations with the town.

    Casella's wholly-owned subsidiary, North Country Environmental Services, Inc. ("NCES"), is a party to consolidated civil actions (Case Nos. 98-E-141 and 98-E-151) against the Town of Bethlehem,

New Hampshire, before the Grafton Superior Court in North Haverhill, New Hampshire. On October 16, 1998, NCES commenced an action for declaratory relief against the Town of Bethlehem seeking, on a variety of grounds, to invalidate a zoning ordinance which purports to prohibit the expansion of NCES's landfill beyond its currently permitted capacity. The Town of Bethlehem has taken the position that NCES may not expand the landfill beyond Stage II, Phase I, which has reached capacity. NCES sought a declaration that it requires no further approvals from the Town of Bethlehem to expand the landfill throughout its 87-acre parcel and that certain financial exactions imposed by a 1986 Town of Bethlehem land-use approval are invalid. In the alternative, NCES sought compensation under state law for the inverse condemnation of its property.

    On October 23, 1998, the Town filed a petition for injunctive and declaratory relief against NCES. The Town's petition sought to enjoin NCES's construction of Stage II, Phase II of the landfill and to prevent any further expansion as violative of the above-noted Town zoning ordinance. The construction of Stage II, Phase II was proceeding at that time pursuant to a construction permit issued by the New Hampshire Department of Environmental Services (NHDES) on September 15, 1998. On October 30, 1998, the court entered a preliminary injunction requiring NCES to suspend construction of Stage II, Phase
II. When the Town failed to post an injunction bond, however, the court permitted NCES to complete and cover the liner system in Stage II, Phase II, before the onset of winter.

    On November 30, 1998, NCES and the Town proceeded to trial on eight of NCES's eleven claims for relief and on the Town's claims for permanent injunctive and declaratory relief. Earlier, the remaining three NCES claims were bifurcated for later trial, if needed. On the day of trial, the Town filed two counterclaims seeking to establish the lawfulness of the financial exactions challenged by NCES's October 16, 1998 petition.

    The Grafton Superior Court issued its order on NCES's first eight claims and the Town's request for a permanent injunction and declaratory relief on February 1, 1999. The court declined to decide whether the Town's zoning ordinance is valid; rather, the court held that NCES had appropriated a 51-acre tract of land comprised of a 10-acre and a 41-acre parcel for landfilling purposes. Stage II, Phase II is within the 51-acre tract. The court also found that NCES had obtained permission to operate its landfill facility on this 51-acre tract prior to the enactment of the challenged zoning ordinance and held that the ordinance did not apply to NCES's operation of its landfill facility on this tract. Consequently, the court held that the Town lacked authority to enforce the zoning ordinance against NCES with respect to the 51-acre tract and denied the Town's petition in its entirety. The court did not decide the validity of the zoning ordinance as it relates to 36 acres adjoining the 51-acre tract after finding that NCES had not demonstrated a present intent to develop this property for landfilling. Consequently, NCES's ability to use this 36 acres for landfilling remains unresolved.

    On February 10, 1999, the Town moved the Grafton Superior Court to clarify and reconsider its order. On March 22, 1999, the court denied reconsideration but offered some clarification which did not result in any substantive change in its earlier order. On April 20, 1999, the Town filed a notice of appeal with the New Hampshire Supreme Court seeking review of the superior court's order. NCES filed a notice of cross-appeal on April 29, 1999.

    Concurrently, on March 24, 1999, a special interest group, Environmental Action for Northern New Hampshire, Inc. ("EANNH") sought to intervene before the superior court. The reason EANNH gave for seeking intervention was to introduce evidence which it claimed showed that there were size limitations on the landfill implicit in the land-use approvals obtained by NCES's predecessors in 1976 and 1986. The superior court denied EANNH intervention on April 22, 1999, and on May 24, 1999, EANNH appealed the denial of intervention to the New Hampshire Supreme Court.

    The Town's notice of appeal centers on its argument that there were implied limitations upon the size of the landfill that could be operated by NCES and its predecessors under the land-use approvals granted by the Town in 1976 and 1986. NCES's cross-appeal seeks a determination that it has all local approvals necessary to landfill throughout the entire 87-acre parcel, that the Town's restrictive zoning ordinance is unlawful for several reasons, and that the Town's attempted enforcement of the zoning ordinance was in bad faith, entitling NCES to its attorney's fees.

    The New Hampshire Supreme Court has yet to accept any of the appeals. NCES has filed a motion for summary disposition of EANNH's appeal, but there has yet to be a ruling on that motion. NCES has also learned that a second special interest group, AWARE, Inc., intends to seek AMICUS CURIAE status so it may submit briefs to the Supreme Court in support of the Town's appeal.

    In summer 1999, the superior court found that the financial exactions imposed in 1986 by the Town as a condition of land-use approval were unlawful. These exactions consisted of a discounted tipping fee for Town solid waste and a per-ton payment to the Town for all solid waste originating from outside the Town and deposited at the landfill. NCES stopped complying with the exactions in October of 1998. NCES expects an appeal.

    In a separate but related matter, the Waste Management Division of NHDES issued operating approval to NCES for Stage II, Phase II of the landfill on March 25, 1999. NCES has been landfilling in Stage II, Phase II since that time. On April 23, 1999, EANNH appealed the operating approval to the Waste Management Council, an appellate administrative body with jurisdiction to review certain decisions of the Waste Management Division. EANNH has contended on its appeal that the operating approval should be suspended because the superior court's order in NCES's favor is on appeal and hence not final. EANNH has also argued that NCES misled the Waste Management Division into issuing the operating approval by certifying that it had all local approvals necessary to operate Stage II, Phase II when the order establishing this proposition was on appeal.

    NCES has filed a motion to dismiss EANNH's appeal to the Waste Management Council on the ground that the Council lacks jurisdiction over the appeal and that EANNH lacks standing to assert it. The Office of the Attorney General of the State of New Hampshire has joined in that motion. In the alternative, NCES has sought a stay of the Council proceedings pending the outcome of the Supreme Court appeal. EANNH has agreed to a stay provided there is a suspension of the operating approval during the pendency of the Supreme Court appeal. NCES has objected to any such suspension.

    Following the announcement of the merger, Casella received a request for certain information and documents from the Maine Attorney General related to its existing operations in the State of Maine, and to the competitive impact of the proposed merger with KTI. In response to this request, Casella made available certain responsive information and documents. Since that time, without an admission of any liability, Casella has entered into an agreement resolving the Attorney General's competitive concerns. The agreement, formally contained in a Consent Order, was submitted to the Maine Superior Court and approved on September 28, 1999, to become effective upon the date of the consummation of the merger. In summary, the Order requires Casella to modify its existing small containerized hauling contracts in northern Maine to permit termination upon thirty days written notice and to limit the charge for early termination to a certain amount. It also requires Casella to operate (to the extent it controls such operation) the gate, scale house and disposal area of the Penobscot waste-to-energy facility in Orrington, Maine, under terms and conditions no less favorable than those provided to it and to be recused from participation in the bid process for contracts relating to the transportation or disposal or residue from that facility.

    Casella has brought an action against the Town of Hampden, Maine to set aside the Town's efforts to block Casella's construction of approximately 3,300,000 tons of capacity, for which Casella has been granted a permit by the State of Maine. The action is pending in the Penobscot County Superior Court in Bangor, Maine.

    Casella offers no prediction of the outcome of any of the proceedings described above.

    In addition to the foregoing, Casella may periodically become subject to various judicial and administrative proceedings involving Federal, state or local agencies in the normal course of its business and as a result of the extensive governmental regulation of the waste industry. In these proceedings, an agency may seek to impose fines on Casella or to revoke, or to deny renewal of, an operating permit held by Casella. In addition, Casella may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, there is no current proceeding or litigation involving Casella that it believes will have a material adverse effect upon Casella's business, financial condition and results of operations.

STOCK OWNERSHIP OF MANAGEMENT

    The following table sets forth information as of September 1, 1999 and immediately following the merger, regarding the beneficial ownership of Casella common stock by (a) each person or entity known to Casella to beneficially own more than five percent of Casella common stock; (b) each director; (c) the chief executive officer and the two other most highly compensated executive officers of Casella as of September 1, 1999; and (d) all current directors and executive officers of Casella as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days of September 1, 1999 are deemed outstanding for computing the percentage beneficially owned by the person holding the options and/or warrants but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, Casella believes that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the shares of common stock indicated.

                                                    AS OF SEPTEMBER 1, 1999                 TOTAL CASELLA CLASS A AND
                                      ---------------------------------------------------        CASELLA CLASS B
                                          CASELLA CLASS A            CASELLA CLASS B         COMMON STOCK AFTER THE
                                            COMMON STOCK               COMMON STOCK                  MERGER
                                      ------------------------   ------------------------   -------------------------
NAME OF BENEFICIAL OWNER              # OF SHARES   % OF CLASS   # OF SHARES   % OF CLASS   OWNERSHIP    VOTING POWER
------------------------              -----------   ----------   -----------   ----------   ----------   ------------
John W. Casella(1)..................     772,150        5.08%      494,100          50%         5.43%        17.72%
Douglas R. Casella(2)...............     772,150        5.08       494,100          50          5.43         17.72
James W. Bohlig(3)..................     550,000        3.60            --          --          2.45          1.70
Jerry S. Cifor(4)...................     224,656        1.48            --          --             *             *
John F. Chapple III.................     190,643        1.27            --          --             *             *
Gregory B. Peters...................      19,684           *            --          --             *             *
Weston Presidio Capital II,
  L.P.(5)...........................     775,370        5.16            --          --          3.50          2.42
J.W. Seligman & Co.
  Incorporated(6)...................   1,327,783        8.84            --          --          5.99          4.14
Warburg Pincus Asset
  Management, Inc.(7)...............     755,000        5.03            --          --          3.41          2.36
Directors and executive officers as
  a group (6 people)(8).............   2,529,283       15.97       988,200         100%        15.30%        37.75%

------------------------

*   Represents less than 1% of the outstanding shares of Casella common stock.

(1) Includes (a) 193,500 shares issuable on the exercise of options or warrants within 60 days of September 1, 1999 and (b) 4,800 shares of Casella Class A common stock held in trust for the benefit of Mr. Casella's minor children. Mr. Casella disclaims beneficial ownership of these shares. Does not include shares of Casella Class A common stock issuable at any time upon the conversion of Casella Class B common stock on a one-for-one basis. The address of Mr. Casella is c/o Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

(2) Includes (a) 193,500 shares issuable on the exercise of options or warrants within 60 days of September 1, 1999 and (b) 1,600 shares of Casella Class A common stock held in trust for the benefit of Mr. Casella's minor children. Mr. Casella disclaims beneficial ownership of these shares. Does not include shares of Casella Class A common stock issuable at any time upon the conversion of Casella Class B common stock on a one-for-one basis. The address of Mr. Casella is c/o Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

(3) Includes (a) 280,000 shares issuable on the exercise of options or warrants within 60 days of September 1, 1999 and (b) 8,000 shares of Class A common stock held in trust for the benefit of Mr. Bohlig's minor children. Mr. Bohlig disclaims beneficial ownership of these shares.

(4) Includes 156,656 shares issuable on the exercise of options or warrants within 60 days of September 1, 1999.

(5) The address of Weston Presidio Capital II, L.P. is One Federal Street, Boston, MA 02110.

(6) Based on a Schedule 13G/A filed by J.W. Seligman & Co. with the SEC
    April 12, 1999. The address of J.W. Seligman & Co. is 100 Park Avenue, New York, NY 10017.

(7) Based on a Schedule 13G filed by Warburg Pincus Asset Management, Inc. with the SEC on January 13, 1999. The address of Warburg Pincus Asset Management Inc. is 466 Lexington Avenue, 10th floor, New York, NY 10017.

(8) Includes 823,656 shares issuable on the exercise of options or warrants within 60 days of September 1, 1999.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth information for each of the last three fiscal years with respect to the cash compensation paid and the shares underlying options granted to (a) Casella's chief executive officer and (b) each of the other executive officers of Casella who received annual compensation in excess of $100,000 during fiscal 1999, collectively, the "Casella named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                    ANNUAL COMPENSATION            -------------
                                            ------------------------------------    SECURITIES
                                                                       OTHER        UNDERLYING
                                  FISCAL                              ANNUAL       OPTIONS/SARS       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY(1)    BONUS     COMPENSATION         (#)        COMPENSATION(2)
---------------------------      --------   ---------   --------   -------------   -------------   ---------------

John W. Casella................    1999     $162,157    $60,000    $1,638,575(3)          90,000       $500
President and Chief Executive      1998      156,965     50,000        14,279(4)              --        500
Officer                            1997      136,141     45,000        22,755(4)          20,000        985

James W. Bohlig................    1999      152,109    199,900       882,700(3)         150,000        500
Senior Vice President and Chief    1998      146,591     50,000            --                 --         --
Operating Officer                  1997      126,538     45,000            --             30,000         --

Jerry S. Cifor.................    1999      132,430     50,000       413,120(3)         110,000        500
Vice President and Chief           1998      126,235     42,000            --                 --        500
Financial Officer                  1997      107,692     38,000            --             16,000        838

------------------------

(1) In the current fiscal year, the base salary of Mr. Casella is $262,000, the base salary of Mr. Bohlig is $250,000 and the base salary of Mr. Cifor is $230,000.

(2) Consists of amount paid by Casella to the named executive officer's account in Casella's 401(k) plan.

(3) Consists of the difference between the price paid by the named executive officer upon exercise of a stock option and the fair market value of the Class A common stock which he received on the date of exercise.

(4) Consists of life insurance premiums paid by Casella on behalf of the named executive officer.

    STOCK OPTION GRANTS

    The following table sets forth information for each of the Casella named executive officers with respect to the grant of stock options to purchase shares of Casella Class A common stock during fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             PERCENT
                           NUMBER OF         OF TOTAL                                       POTENTIAL REALIZABLE VALUE AT
                           SECURITIES        OPTIONS                                           ASSUMED ANNUAL RATES OF
                           UNDERLYING       GRANTED TO       EXERCISE                        STOCK PRICE APPRECIATION FOR
                            OPTIONS        EMPLOYEES IN       OR BASE       EXPIRATION              OPTION TERM(3)
NAME                       GRANTED(1)      FISCAL YEAR       PRICE(2)          DATE              5%               10%
----                       ----------      ------------      ---------      ----------      ------------      ------------

John W. Casella......        90,000              8.0%        $29.70           5/27/03        $  266,991        $  868,292

James W. Bohlig......       150,000             13.5          27.00           5/27/08         2,203,792         5,455,477

Jerry S. Cifor.......       110,000              9.8          27.00           5/27/08         1,616,114         4,000,683

------------------------

(1) Each option is fully exercisable.

(2) Options were granted at the fair market value determined as of the date of the grant, based upon the last reported sale price of Casella Class A common stock on the Nasdaq National Market.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value (110% of fair market value in the case of Mr. Casella) of Casella Class A common stock on the date of the option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect Casella's estimate of future stock price growth. Actual gains if any, on stock option exercise and Casella Class A common stock holdings are dependent on the timing of the exercise and the future performance of Casella Class A common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

    FISCAL YEAR-END OPTION VALUES

    The following table sets forth information for each of the Casella named executive officers with respect to the exercise of options to purchase shares of Casella Class A common stock during fiscal 1999 and the number and value of options outstanding as of the fiscal year ended 1999.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SHARES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                           OPTIONS AT               IN-THE-MONEY OPTIONS
                           ACQUIRED       VALUE          APRIL 30, 1999 (#)         AT APRIL 30, 1999 ($)(2)
                          ON EXERCISE    REALIZED    ---------------------------   ---------------------------
NAME                          (#)         ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   ----------   -----------   -------------   -----------   -------------

John W. Casella.........     65,000     $1,141,450     135,000         45,000      $2,011,250       --
President and Chief
Executive Officer

James W. Bohlig.........     35,000        882,700     350,000         75,000       6,352,350       --
Senior Vice President
and
Chief Operating Officer

Jerry S. Cifor..........     65,344        318,176     101,656         55,000         989,088       --
Vice President and Chief
Financial Officer

------------------------

(1) Based on the closing price of Casella Class A common stock as reported on the Nasdaq National Market on the date of exercise less the option exercise price.

(2) These values have been calculated on the basis of the last reported sale price of Casella Class A common stock on the Nasdaq National Market on April 30, 1999, $25.00 per share, less the aggregate exercise price.

    REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The compensation committee of the Casella board reviews executive salaries, administers any bonus, incentive compensation and stock option plans of Casella, and approves the salaries and other benefits of the executive officers of Casella. In addition, the compensation committee consults with Casella's management regarding pension and other benefit plans and compensation policies and practices of Casella.

    The compensation committee, including its stock plan subcommittee, seeks to achieve three broad goals in connection with Casella's executive compensation program. First, the compensation committee seeks to reward executives for the achievement of business objectives of Casella. Second, the executive compensation program is intended to provide executives with equity incentives so as to link a portion of the executive's compensation with the future performance of Casella Class A common stock. Finally, the compensation committee structures its executive compensation program so as to enable it to attract and retain key executives.

    To achieve these objectives, the compensation program for Casella's executive officers consists principally of three elements: base salary, cash bonuses and long-term incentive compensation in the form of participation in Casella's stock option plans.

    In determining base salaries for the executive officers, the compensation committee evaluates the executive's experience, historical salary level and the responsibilities of the specific executive position. In addition, the compensation committee assesses Casella's financial and operational performance for the prior fiscal year and the competitiveness of Casella's executive compensation program and executive compensation packages of comparable companies. To the extent determined to be appropriate, the compensation committee also considers general economic conditions and forecasts. Base salaries are generally set at or somewhat below competitive levels, with the result that Casella relies on cash bonuses and longer term incentive compensation to motivate its executive officers to perform to the full extent of their abilities.

    The compensation committee also considers the payment of cash bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of company financial and operational performance for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the compensation committee has tied potential bonus compensation to performance factors, including the executive officer's efforts and contributions towards obtaining company objectives and Casella's overall growth.

    The executive officers are also eligible to receive stock options under Casella's stock option plans. The compensation committee believes that it is to Casella's advantage to increase the interest of the executives in Casella's welfare, as these employees share the primary responsibility for Casella's management and growth. In addition, the compensation committee believes that, because new option grants are generally set at fair market value, the grants have the effect of "re-setting" the executive's price targets for Casella
Class A common stock. Moreover, Casella's stock option plans provide a significant non-cash form of compensation, which is intended to benefit Casella by enabling it to continue to attract and to retain qualified personnel without negatively impacting cash flow. The stock plan subcommittee administers the issuance of stock options and other awards under Casella's stock option plans to the executive officers. See "Report of the stock plan subcommittee on executive compensation".

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, Casella has limited the number of shares subject to stock options which may be granted to Casella's employees in a manner that complies with the performance-based requirements of Section 162(m). Based on the compensation awarded to the chief executive officer and the other named executive officers of Casella, it does not appear that the Section 162(m) limitation will have a significant impact on Casella in the near term. Incentive stock-based awards granted prior to fiscal 1999 by Casella generally qualify as a performance-based compensation pursuant to the "grandfather" provision of Section 162(m).

                                                    COMPENSATION COMMITTEE

                                                    John W. Casella
                                                    John F. Chapple III
                                                    Gregory B. Peters

    REPORT OF THE STOCK PLAN SUBCOMMITTEE ON EXECUTIVE COMPENSATION

    The stock plan subcommittee of the compensation committee administers the issuance of stock options and other awards under Casella's stock option plans to Casella's executive officers and approves the compensation of Mr. John W. Casella.

    The use of stock options is a significant element of the compensation packages of Casella's executive officers. The timing of new grants depends upon a number of factors, including the executives' current stock and option holdings and such other factors as the stock plan subcommittee deems relevant. In fiscal 1999, the stock plan subcommittee granted stock options to each of the named executive officers. In its determination to grant stock options to the Casella named executive officers, the stock plan subcommittee specifically considered the successful consummation of Casella's secondary public offering of its Class A common stock, the entering into of the agreement and plan of merger with KTI, the achievement of certain milestones with respect to the company's landfills and Casella's successful business acquisitions.

    When recommending the grant of stock options, it has been the policy of the stock plan subcommittee to recommend that the exercise price of the options be equal to the fair market value of a share of Casella Class A common stock as of the date of grant.

    The compensation of the chief executive officer is based upon the same elements and measures of performance as is the compensation for Casella's other executive officers. In its determination to approve a cash bonus in fiscal 1999 to Mr. John W. Casella of $60,000, the stock plan subcommittee specifically considered the successful consummation of Casella's secondary public offering of its Class A common stock, the entering into of the agreement and plan of merger with KTI, Casella's successful business acquisitions and Casella's overall growth during fiscal 1999.

                                                    STOCK PLAN SUBCOMMITTEE

                                                    John F. Chapple III
                                                    Gregory B. Peters

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Casella has from time to time engaged Casella Construction, Inc., a company owned by John W. Casella and Douglas R. Casella, a director, to provide construction services for the company, including construction, closure and capping activities at the company's landfills. In fiscal 1999, the company paid Casella Construction, Inc. an aggregate of $5,198,000.

    Casella is party to two real estate leases with Casella Associates, a Vermont partnership owned by John W. Casella and Douglas R. Casella, relating to facilities occupied by the company. The leases, relating to the company's corporate headquarters in Rutland, Vermont and its Montpelier, Vermont facility, call for aggregate monthly payments of approximately $18,000 and expire in April 2003. These leases have been classified by the company as capital leases for financial reporting purposes. In addition, the company leases furniture and fixtures from Casella Associates pursuant to an operating lease which bore rent at $950 per month and which expired in May 1999. In fiscal 1999, the company paid Casella Associates an aggregate of $237,101 for such leases. In
November 1997, the lease relating to the company's corporate headquarters in Rutland, Vermont was amended to allow the company to upgrade and make capital improvements to the premises at an estimated cost of $500,000, to be paid by the company. Casella Associates was granted the option to purchase the capital improvements by December 31, 2002, and if it does not elect to exercise the option the company has the right to purchase the premises for $324,000, the fair market value of the premises prior to the capital improvements, at the expiration of the term of the lease.

    Casella operated an unlined landfill located in Whitehall, New York owned by Bola, Inc., a corporation owned by John W. Casella and Douglas R. Casella which operated as a single-purpose real estate holding company. The company paid the cost of closing this landfill in 1992, and has agreed to pay all post-closure obligations. In fiscal 1999, the company paid an aggregate of $3,161 pursuant to this arrangement.

    In connection with and at the time of Casella's acquisition of the business of Catamount Waste Services, Inc., Casella entered into a lease in June 1994 with CV Landfill, Inc., a Vermont corporation affiliated with Catamount Waste Services, Inc., pursuant to which Casella agreed to lease a transfer station for a term of 10 years. CV Landfill, Inc. is owned by John F. Chapple III, who became a director of Casella at the time of the acquisition of the business of Catamount Waste Services, Inc. Pursuant to the lease agreement, Casella pays monthly rent for the first five years at a rate of $5.00 per ton of waste disposed of at the transfer station, with a minimum rent of $6,650 per month. Following the fifth anniversary of the lease agreement, Casella is required to pay monthly rent at a rate of $2.00 per ton, with a minimum rent of $2,500 per month. In fiscal 1999, Casella paid CV Landfill, Inc. an aggregate of $116,116.

    In connection with the settlement of certain litigation naming the company, four of its subsidiaries, Messrs. James W. Bohlig and John W. and Douglas R. Casella and one unrelated person as defendants, the company paid an aggregate of $450,000 plus approximately $200,000 in legal expenses incurred by the defendants. The lawsuit was brought derivatively in the name of Meridian, a Vermont corporation which has been inactive since 1993, of which Messrs. Bohlig and John Casella were officers, directors and stockholders, as well as individually in the names of the plaintiffs, who were also stockholders of Meridian. In response to the lawsuit, in an effort to expedite adjudication, a majority of Meridian's directors, including Messrs. Bohlig and John Casella, voted to place Meridian into bankruptcy, and Meridian filed a petition under Chapter 7. The lawsuit was subsequently removed to the United States Bankruptcy Court for the District of Vermont. On July 14, 1997, the bankruptcy court approved the settlement. Messrs. Bohlig and John Casella were officers and directors of Meridian at the time Meridian filed the petition under Chapter 7.

    On or about October 30, 1997, Mr. Matthew M. Freeman commenced a civil lawsuit against the company and Messrs. James W. Bohlig and John W. Casella in the Rutland Superior Court, Rutland County, State of Vermont. In the complaint, Mr. Freeman seeks compensation for services allegedly performed by him prior to 1995. Mr. Freeman is seeking a three percent equity interest in the company or the monetary equivalent thereof, as well as punitive damages. The company and Messrs. Bohlig and Casella have answered the complaint, denied Mr. Freeman's allegations of wrongdoing, and asserted various defenses. In order to facilitate the completion of the Casella initial public offering, certain stockholders of the company, including the two officers named as defendants, agreed to indemnify the company for any settlement by the company or any award against the company in excess of $350,000, but not including legal fees paid by or on behalf of the company or any other party. The company has agreed to indemnify Messrs. Bohlig and Casella for legal fees incurred by them in connection with the lawsuit, plus settlements or awards up to $350,000 in the aggregate.

    Casella believes that each transaction described above was on terms at least as favorable as those Casella would expect to negotiate with disinterested third parties. In addition, in connection with the proposed merger with KTI, certain executive officers and directors of Casella and KTI have interests in the merger that are in addition to their interests as stockholders of the companies generally. See "The Merger--Interests of executive officers and directors of Casella and KTI in the merger" and "The Companies--KTI--Certain relationships and related transactions".

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Securities Exchange Act of 1934, or written representations from reporting persons that no Form 5 filing was required for such person, Casella believes that, during fiscal 1999, all filings required to be made by reporting persons of Casella were timely made in accordance with the requirements of the Exchange Act other than the filing of a Form 4 by Mr. Robert G. Banfield, a vice president, which reported two late transactions; the filing of a Form 4 by Mr. Michael P. Barrett, a vice president, which reported five late transactions; the filing of a Form 4 by Mr. James W. Bohlig, senior vice president, chief operating officer and a director, which reported three late transactions; the filing of a Form 5 by Mr. Douglas R. Casella, a director, which reported two late transactions; the filing of a Form 4 and a Form 5 by Mr. John W. Casella, president, chief executive officer and chairman, each of which reported two late transactions; the filing of a Form 4 by Mr. Christopher M. DesRoches, a vice president, which reported two late transactions; the filing of a Form 4 by Mr. Joseph S. Fusco, a vice president, which reported two late transactions; the filing of a Form 4 by Mr. Larry B. Lackey, a vice president, which reported five late transactions; and the filing of a Form 4 by Mr. Gregory B. Peters, a director, which reported two late transactions, all of which reports were filed late.

STOCK PERFORMANCE GRAPH

    The stock performance graph below compares the percentage change in cumulative stockholder return on Casella Class A common stock for the period from October 29, 1997, the first day of trading of Casella Class A common stock, through April 30, 1999 with the cumulative total return on the Nasdaq Composite Index and Casella's Industry Peer Group on the Nasdaq National Market. This graph assumes the investment on October 29, 1997 of $100.00 in Casella Class A common stock, at the initial public offering price, the Nasdaq Composite Index and Casella's Industry Peer Group, and assumes dividends are reinvested.

                                     [LOGO]

                                               OCTOBER 29, 1997   APRIL 30, 1998   APRIL 30, 1999
                                               ----------------   --------------   --------------
Casella Waste Systems, Inc.                        $100.00           $139.89          $112.36

Nasdaq Composite Index                              100.00            116.58           158.65

Industry Peer Group(1)                              100.00            122.26            77.90

--------------

(1) The selected peer group is comprised of securities of Waste Industries, Inc. and Superior Services, Inc.

               CASELLA SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial information as of April 30, 1995, 1996 and 1997 and for the years ended April 30, 1995 and 1996 are derived from financial statements of Casella not included herein. The selected historical balance sheet data as of April 30, 1998 and 1999 and as of July 31, 1998 and 1999 and statements of operations data for each of the three years in the period ended April 30, 1999 and each of the three month periods ended July 31, 1998 and 1999 are derived in part from the financial statements of Casella which have been included in this proxy statement/prospectus. The selected historical financial information presented below has been restated to reflect mergers completed by Casella during the most recent fiscal year in transactions accounted for as poolings of interests, as more fully described in note (1) below. You should read this information in conjunction with the respective historical financial statements and notes we have included in this proxy statement/prospectus.

                                                                                                                 THREE MONTHS
                                                                 FISCAL YEAR ENDED APRIL 30,                    ENDED JULY 31,
                                                   --------------------------------------------------------   -------------------
                                                     1995       1996         1997         1998       1999       1998       1999
                                                   --------   --------   ------------   --------   --------   --------   --------
                                                                        (RESTATED(1))
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................  $38,633    $ 58,932     $103,520     $143,710   $184,246   $ 45,084   $ 55,036
                                                   -------    --------     --------     --------   --------   --------   --------
Operating Expenses:
  Cost of Operations.............................   23,631      35,878       65,460       89,581    110,008     27,336     30,946
  General and Administrative.....................    6,065      10,416       16,139       20,926     27,043      6,416      7,798
  Merger Costs...................................       --          --           --          290      1,951         --      1,490
  Depreciation and Amortization..................    6,106       9,206       15,371       19,959     25,899      5,897      7,622
  Loss on Impairment of Long-Lived Assets........       --          --           --        1,571         --         --         --
                                                   -------    --------     --------     --------   --------   --------   --------
                                                    35,802      55,500       96,970      132,327    164,901     39,649     47,856
                                                   -------    --------     --------     --------   --------   --------   --------
OPERATING INCOME.................................    2,831       3,432        6,550       11,383     19,345      5,435      7,180

Other (Income) Expense
  Interest Income................................       --          --         (286)        (265)       (77)       (41)       (73)
  Interest Expense...............................       --          --        5,226        7,638      5,651      1,937      1,678
  Other Expense (Income), net....................    1,951       3,168          846         (337)      (353)      (257)       (57)
                                                   -------    --------     --------     --------   --------   --------   --------
Other Expense, net...............................    1,951       3,168        5,786        7,036      5,221      1,639      1,548
INCOME BEFORE PROVISION FOR INCOME TAXES AND
  EXTRAORDINARY ITEMS............................      880         264          764        4,347     14,124      3,796      5,632
Provision for Income Taxes.......................      222         148          681        2,512      7,509      1,675      2,591
Extraordinary Items, net.........................       --         326           --           --         --         --         --
                                                   -------    --------     --------     --------   --------   --------   --------
NET INCOME (LOSS)................................      658        (210)          83        1,835      6,615      2,121      3,041

Accretion of preferred stock and put warrants....   (2,380)     (2,967)      (8,530)      (5,738)        --         --         --
                                                   =======    ========     ========     ========   ========   ========   ========

NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCKHOLDERS...................................  $(1,722)   $ (3,177)    $ (8,447)    $ (3,903)  $  6,615   $  2,121   $  3,041
                                                   =======    ========     ========     ========   ========   ========   ========

Basic net income (loss) per common share.........  $ (0.45)   $  (0.71)    $  (1.52)    $  (0.41)  $   0.44   $   0.16   $   0.19
                                                   =======    ========     ========     ========   ========   ========   ========

Basic Weighted average common shares
  outstanding....................................    3,822       4,504        5,548        9,547     15,145     13,287     15,979
                                                   =======    ========     ========     ========   ========   ========   ========

Diluted net income (loss) per common share.......  $ (0.45)   $  (0.71)    $  (1.52)    $  (0.41)  $   0.41   $   0.15   $   0.18
                                                   =======    ========     ========     ========   ========   ========   ========

Diluted weighted average common shares
  outstanding....................................    3,822       4,504        5,548        9,547     16,019     14,410     16,539
                                                   =======    ========     ========     ========   ========   ========   ========

OTHER OPERATING DATA:

Capital Expenditures.............................  $(4,651)   $(12,293)    $(20,825)    $(29,416)  $(57,126)  $(10,180)  $(16,069)

OTHER DATA:

Cash Flows from operating activities.............  $ 6,624    $  9,840     $ 17,280     $ 21,080   $ 39,573   $ 13,330   $  9,153

Cash flows from investing activities.............  $(9,408)   $ 29,547     $(56,495)    $(61,263)  $(97,968)  $(19,760)  $(19,702)

Cash flows from financing activities.............  $ 3,317    $ 19,164     $ 40,116     $ 40,672   $ 59,300   $  7,194   $ 11,235

ADJUSTED EBITDA..................................  $ 8,937    $ 12,638     $ 21,921     $ 32,913   $ 45,244   $ 11,332   $ 14,802
                                                   =======    ========     ========     ========   ========   ========   ========

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                            APRIL 30,                              JULY 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1998       1999
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)

BALANCE SHEET DATA:

Cash and cash equivalents............................      817      1,938       2,838      3,327      4,232      4,092      4,918

Working (deficit) capital............................   (1,314)      (716)     (4,554)     4,210      3,284        658      9,496

Property and equipment, net..........................   23,264     43,528      75,626     91,451    131,431    102,341    140,581

Total assets.........................................   38,721     74,650     153,366    205,509    282,302    232,006    300,639

Long-term obligations, less current maturities.......   23,049     28,165      82,187     83,681     88,193     43,515    102,002

Redeemable preferred stock and put warrants..........    3,142     23,296      31,826         --         --         --         --

Total stockholders' equity...........................    5,568     25,451      35,449     83,764    147,978    141,654    151,667

------------------------

(1) Casella has restated the selected historical financial information for all periods presented to reflect the mergers with Corning Community Disposal and Resource Waste Systems, consummated during the three months ended July 31, 1999, accounted for as poolings of interests. See Note 3 of the Notes to Consolidated Financial Statements.

(2) For a description of Adjusted EBITDA see note (l) on summary unaudited pro forma combined information.

           CASELLA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion of Casella's financial condition and results of operations should be read in conjunction with Casella's Consolidated Financial Statements and Notes thereto, and other financial information included elsewhere herein.

OVERVIEW

    Casella is a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, upstate New York, Massachusetts and northern Pennsylvania. Casella's objective is to continue to grow by expanding its services in markets where it can be one of the largest and most profitable fully-integrated solid waste services companies.

    Casella's revenues have increased from $38.6 million for the fiscal year ended April 30, 1995, to $184.2 million for the fiscal year ended April 30, 1999. From May 1, 1994 through April 30, 1999, Casella acquired 132 solid waste collection, transfer and disposal operations. Between May 1 and July 31, 1999, Casella acquired an additional 13 such businesses. All but two of these acquisitions were accounted for under the purchase method of accounting for business combinations. Under the rules of purchase accounting the acquired companies' revenues and results of operations have been included together with those of Casella from the actual dates of the acquisitions and will materially affect the period-to-period comparisons of Casella's historical results of operations. In December 1997 Casella acquired a waste collection and transfer operation in a transaction recorded as a pooling of interests. During the fiscal year ended April 30, 1999 Casella acquired five waste collection, transfer and disposal operations in transactions accounted for as poolings of interest. From May 1, 1999 through July 31, 1999 Casella acquired two additional waste collection and transfer operations in transactions accounted for as poolings of interests. Under the rules governing poolings of interest, the prior period and year to date financial statements of Casella have been restated for all prior years to reflect the financial position, results of operations and cash flows of the merged entities as if they had been one company for all periods presented in the accompanying financial statements.

GENERAL

    Casella's revenues are attributable primarily to fees charged to customers for solid waste collection, disposal, transfer and recycling services. Casella derives a substantial portion of its collection revenues from commercial, industrial and municipal services that are generally performed under service agreements or pursuant to contracts with municipalities. The majority of Casella's residential collection services are performed on a subscription basis with individual households. Landfill and transfer customers are charged a tipping fee on a per ton basis for disposing of their solid waste at Casella's disposal facilities and transfer stations. The majority of Casella's landfill and transfer customers are under one-year to ten-year disposal contracts, with most having clauses for annual cost of living increases. Recycling revenues consist of revenues from the sale of recyclable commodities and from the sale of tire derived fuel. Other revenues consist primarily of revenue from waste tire tipping fees, and septic/liquid waste operations. Casella's revenues are shown net of intercompany eliminations. Casella typically establishes its intercompany transfer pricing based upon prevailing market rates.

    The table below shows, for the periods indicated, the percentage of Casella's revenues attributable to services provided. The increase in Casella's collection revenues as a percentage of revenues for the fiscal years ended
April 30, 1998 and 1999 is primarily attributable to the impact of Casella's acquisition of collection businesses during these periods, as well as to internal growth through price and business volume increases. The decrease in Casella's landfill revenues and in Casella's transfer revenues as a percentage of revenues for the fiscal years ended April 30, 1998 and fiscal 1999 is mainly due to a proportionately greater increase in collection and other revenues occurring as the result of acquisitions in those areas; also, as Casella acquires collection businesses from which it previously had derived transfer or disposal revenues, the acquired revenues are recorded by Casella as collection revenues. The decrease in Casella's collection revenues as a percentage of revenues and the increase of Casella's landfill revenues as a percentage of revenues for the three months ended July 31, 1999 is primarily attributable to the impact of Casella's acquisition of Hyland Landfill during the first quarter of fiscal 1999 plus the increased utilization of its North Country Landfill in Bethlehem, New Hampshire during the first quarter of fiscal 2000. The increase in transfer revenues as a percentage of revenues for the three months ended July 31, 1999 is mainly due to the acquisition of transfer station operations in the prior fiscal year. The increase in recycling revenues for the three months ended July 31, 1999 is due primarily to increased volumes with additional increased prices received from the sale of recycled commodities. The increase in liquid waste and other revenues as a percentage of revenues for the three months ended July 31, 1999 is primarily due to the impact of acquisitions of septic/liquid waste operations since the first quarter of fiscal 1999.

                                 % OF REVENUES

                                                                                                     THREE MONTHS
                                                              YEAR ENDED APRIL 30,                  ENDED JULY 31,
                                                      ------------------------------------      ----------------------
                                                        1997          1998          1999          1998          1999
                                                      --------      --------      --------      --------      --------

Collection..........................................    76.4%         77.7%         80.5%         77.6%         71.2%

Landfill............................................    12.0          10.3           8.4           7.6           9.5

Transfer............................................     5.1           4.9           4.6           6.3           8.7

Recycling...........................................     5.5           5.5           5.9           5.3           6.1

Liquid Waste and Other..............................     1.0           1.6           0.6           3.2           4.5
                                                       -----         -----         -----         -----         -----

Total Revenues......................................   100.0%        100.0%        100.0%        100.0%        100.0%
                                                       =====         =====         =====         =====         =====

    Cost of operations includes labor, tipping fees paid to third party disposal facilities, fuel, maintenance and repair of vehicles and equipment, worker's compensation and vehicle insurance, the cost of purchasing materials to be recycled, third party transportation expense, district and state taxes, host community fees and royalties. Landfill operating expenses also include a provision for closure and post-closure expenditures anticipated to be incurred in the future, and leachate treatment and disposal costs.

    General and administrative expenses include management, clerical and administrative compensation and overhead, professional services and costs associated with Casella's marketing and sales force and community relations expense.

    Depreciation and amortization expense includes depreciation of fixed assets over the estimated useful lives of the assets using the straight line method, amortization of landfill airspace assets under the units-of-production method, and the amortization of goodwill and other intangible assets using the straight line method. The amount of landfill amortization expense related to airspace consumption can vary materially from landfill to landfill depending upon the purchase price and landfill site and cell development costs. Casella depreciates all fixed and intangible assets, excluding non-depreciable land, down to a $0 net book value, and does not apply a salvage value to any of its fixed assets.

    Certain direct landfill development costs, such as engineering, permitting, legal, construction and other costs directly associated with expansion of existing landfills, are capitalized by Casella. Additionally, Casella also capitalizes certain third party expenditures related to pending acquisitions, such as legal and engineering. Casella will have material financial obligations relating to closure and post-closure costs of its existing landfills and any disposal facilities which it may own or operate in the future. Casella has provided and will in the future provide accruals for future financial obligations relating to closure and post-closure costs of its landfills (generally for a term of 30 years after final closure of a landfill) based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill. There can be no assurance that Casella's financial obligations for closure or post-closure costs will not exceed the amount accrued and reserved or amounts otherwise receivable pursuant to trust funds. Casella routinely evaluates all such capitalized costs, and expenses those costs related to projects not likely to be successful. Internal and indirect landfill development and acquisition costs, such as executive and corporate overhead, public relations and other corporate services, are expensed as incurred.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage relationship that certain items from Casella's Consolidated Financial Statements bear in relation to revenues.

                                 % OF REVENUES

                                                                                                     THREE MONTHS
                                                              YEAR ENDED APRIL 30,                  ENDED JULY 31,
                                                      ------------------------------------      ----------------------
                                                        1997          1998          1999          1998          1999
                                                      --------      --------      --------      --------      --------

Revenues............................................   100.0%        100.0%        100.0%        100.0%        100.0%

Cost of operations..................................    63.3          62.3          59.7          60.6          56.2

General and administrative..........................    15.6          14.6          14.7          14.2          14.2

Merger related costs................................     0.0           0.2           1.1           0.0           2.7

Depreciation and amortization.......................    14.8          13.9          14.1          13.1          13.9

Loss on impairment of long-lived assets.............     0.0           1.1           0.0           0.0           0.0
                                                       -----         -----         -----         -----         -----

Operating income....................................     6.3           7.9          10.4          12.1          13.0

Interest expense, net...............................     4.7           5.1           3.0           4.2           2.9

Other (income) expenses, net........................     0.8          (0.2)         (0.2)        (0.6)         (0.1)

Provision for income taxes..........................     0.7           1.7           4.0           3.7           4.7
                                                       -----         -----         -----         -----         -----

Net income (loss)...................................     0.1           1.3           3.6           4.8           5.5
                                                       =====         =====         =====         =====         =====

Adjusted EBITDA*....................................    21.2%         22.9%         24.6%         25.1%         26.9%
                                                       =====         =====         =====         =====         =====

------------------------

*   See discussion and computation of adjusted EBITDA below.

THREE MONTHS ENDED JULY 31, 1999 VERSUS JULY 31, 1998

    REVENUES. Revenues increased $9.9 million, or 22.2%, to $55.0 million in the quarter ended July 31, 1999 from $45.1 in the quarter ended July 31, 1998. Of this increase, $5.7 million of the growth was due to the impact of businesses acquired during fiscal year 1999 and during the first quarter of the current fiscal year. The balance of the increase was due to internal volume and price growth.

    COST OF OPERATIONS.  Cost of operations increased approximately
$3.6 million, or 13.2%, to $30.9 million in the quarter ended July 31, 1999 from $27.3 million in the same quarter of the prior fiscal year. Cost of operations as a percentage of revenues decreased to 56.2% in the quarter ended July 31, 1999 from 60.6% in the same quarter of the prior fiscal year. The decrease was primarily the result of: (i) productivity improvements in Casella's collection operations as a result of better route density from acquisitions, routing efficiencies through route audits and front-end loader vehicle conversions completed throughout fiscal 1999; and
(ii) margin improvements because of price increases in fiscal 1999 and the first quarter of fiscal year 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $1.4 million, or 21.9%, to $7.8 million in the quarter ended January 31, 1999 from $6.4 million in the same quarter of the prior fiscal year. General and Administrative expenses as a percentage of revenues have remained approximately level in the periods under discussion.

    MERGER COSTS. The merger related costs of $1.5 million recorded in the quarter ended July 31, 1999 were incurred in association with the Resource Waste Systems, Inc. and Corning Community Disposal, Inc. mergers accounted for as poolings of interests.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $1.7 million, or 28.8%, to $7.6 million in the quarter ended July 31, 1999 from $5.9 million in the same quarter of the prior fiscal year. Depreciation and amortization as a percentage of revenues increased to 13.9% in the quarter ended July 31, 1999 from 13.1% in the same quarter of the prior fiscal year. The increase in depreciation and amortization is due to the increased concentration of revenues in landfill activities, which typically have higher depreciation and amortization charges relative to revenues compared to hauling revenues.

    INTEREST EXPENSE, NET. Net interest expense decreased approximately $0.3 million, or 15.8% to $1.6 million in the quarter ended July 31, 1999 from $1.9 million in the same quarter of the prior fiscal year. This decrease primarily reflects the reduction of the outstanding balance under Casella's acquisition line of credit and other notes payable from the proceeds of Casella's public stock offering in July, 1998.

    OTHER (INCOME) EXPENSE, NET. Net other (income) expense has not historically been material to Casella's results of operations.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased approximately $0.9 million to $2.6 million in the quarter ended July 31, 1999 from $1.7 million in the same quarter of the prior fiscal year. This increase reflects Casella's increase in profits in the quarter ended July 31, 1999 over the same quarter in the prior fiscal year. The combined effective tax rate used by Casella in recording taxes for interim periods has been increased from 44.1% in the quarter ended July 31, 1998 to 46.0% in the same quarter of the current fiscal year. This increase reflects the non-deductible merger expenses incurred during the quarter ended July 31, 1999.

FISCAL YEAR ENDED APRIL 30, 1999 VERSUS APRIL 30, 1998

    REVENUES. Revenues increased $40.5 million, or 28.2%, to $184.2 million in fiscal 1999 from $143.7 million in fiscal 1998. Approximately $28.6 million of the increase was attributable to the impact of businesses acquired throughout fiscal 1998 and fiscal 1999. In addition, approximately $11.9 million of the increase was attributable to internal volume and price growth (net of the negative impact of lower average recycled commodity processing in fiscal 1999 compared to fiscal 1998).

    COST OF OPERATIONS. Cost of operations increased approximately $20.4 million, or 22.8%, to $110.0 million in fiscal 1999 from $89.6 million in fiscal 1998, an increase corresponding primarily to Casella's revenue growth described above. Cost of operations as a percentage of revenues decreased to 59.7% in fiscal 1999 from 62.3% in fiscal 1998. The decrease was primarily the result of:
(i) productivity improvements in Casella's collection operations as a result of better route density from acquisitions, routing efficiencies through route audits and front-end loader vehicle conversions completed throughout fiscal 1998 and 1999; (ii) margin improvements because of price increases in fiscal 1998 and 1999 and (iii) higher landfill internalization due to the Hyland landfill becoming operational in July, 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $6.1 million, or 29.2%, to $27.0 million in fiscal 1999 from $20.9 million in fiscal 1998. General and administrative expenses as a percentage of revenues increased to 14.7% in fiscal 1999 from 14.6% in fiscal 1998 due primarily to an increase in management information systems spending and public company expenditures for a full year in fiscal 1999 compared to a partial year in fiscal 1998.

    MERGER-RELATED COSTS. Merger-related costs consists of legal, engineering, accounting and other costs associated with the various poolings of interests consummated during fiscal 1998 and 1999. One such transaction occurred during fiscal 1998 and five occurred fiscal 1999, resulting in an increase of $1.7 million or 567%. Merger-related costs as a percentage of revenue increased from 0.2% in fiscal 1998 to 1.1% in fiscal 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $5.9 million, or 29.5%, to $25.9 million in fiscal 1999 from $20.0 million in fiscal 1998. As a percentage of revenues, depreciation and amortization expense increased to 14.1% in fiscal 1999 from 13.9% in fiscal 1998. The increase in depreciation and amortization expense as a percentage of revenues was primarily the result of: (i) higher rates of disposal internalization due to the opening of the Hyland landfill, (ii) higher landfill volumes in fiscal 1999 compared to fiscal 1998, resulting in higher landfill amortization expense, and (iii) front end loader conversions resulting in double container depreciation charges at certain locations.

    LOSS ON IMPAIRMENT OF LONG-LIVED ASSETS. Casella recognized losses on impairment of long-lived assets in the fourth quarter of fiscal 1998 in the amount of $1.6 million. The impairment charges were non-cash charges to write down the assets of Casella's waste tire processing facility in Eliot, Maine and the Grasslands composting facility in Malone, New York to their fair market values as of April 30, 1998.

    INTEREST EXPENSE, NET. Net interest expense decreased approximately $1.8 million, or 24.3% to $5.6 million in fiscal 1999 from $7.4 million in fiscal 1998. This decrease primarily reflects decreased average indebtedness in fiscal 1999, resulting from debt payoffs following the public stock offerings in October 1997 and July 1998, from the increased use of Casella's Class A common stock in effecting acquisitions, and from improved collections efforts. Days sales in accounts receivable was 45.3 at April 30, 1999 compared to 50.3 at April 30, 1998. Casella capitalized a total of $0.5 million in interest expense in fiscal 1999, compared to a total of $0.1 million in fiscal 1998.

    OTHER (INCOME) EXPENSE, NET. Net other (income) expense was not material to Casella's results of operations in fiscal 1998 and 1999.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased approximately $5.0 million, or 199.2%, to $7.5 million in fiscal 1999 from $2.5 million in fiscal 1998. This increase reflects Casella's increase in profitability in fiscal 1999 compared to fiscal 1998. Among the factors causing income tax expense as a percentage of pre-tax net income to vary materially from year to year are: (i) the recording of a fixed asset impairment charge in fiscal 1998 which was non-deductible for income tax purposes, and (ii) poolings of interest resulting in prior period restatements of entities not liable for federal income tax due to subchapter S status.

FISCAL YEAR ENDED APRIL 30, 1998 VERSUS APRIL 30, 1997

    REVENUES. Revenues increased $40.2 million, or 38.8%, to $143.7 million in fiscal 1998 from $103.5 million in fiscal 1997. Approximately $36.0 million of the increase was attributable to the impact of businesses acquired throughout fiscal 1997 and fiscal 1998. In addition, approximately $3.8 million of the increase was attributable to internal volume and price growth. The balance of the increase of approximately $400,000 was due to higher average recyclable commodity prices in fiscal 1998 compared to fiscal 1997.

    COST OF OPERATIONS. Cost of operations increased $24.1 million, or 36.8%, to $89.6 million in fiscal 1998 from $65.5 million in fiscal 1997, an increase corresponding primarily to Casella's revenue growth described above. Cost of operations as a percentage of revenues decreased to 62.3% in fiscal 1998 from 63.3% in fiscal 1997. The decrease was primarily the result of:
(i) productivity improvements in Casella's collection operations as a result of better route density from acquisitions, routing efficiencies through route audits and front-end loader vehicle conversions completed throughout fiscal 1998, and (ii) margin improvements because of price increases in fiscal 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $4.8 million, or 29.8%, to $20.9 million in fiscal 1998 from $16.1 million in fiscal 1997. General and administrative expenses as a percentage of revenues decreased to 14.6% in fiscal 1998 from 15.6% in fiscal 1997 due to improved economies of scale related to the significant increase in revenues, and operating enhancements made to certain acquired operations.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased approximately $4.6 million, or 29.9%, to $20.0 million in fiscal 1998 compared to $15.4 million in fiscal 1997. As a percentage of revenues, depreciation and amortization expense decreased to 13.9% during fiscal 1998 from 14.8% in fiscal 1997. The decrease in depreciation and amortization expense as a percentage of revenues was primarily the result of an increase in Casella's collection operations as a percentage of total revenues in fiscal 1998, which generally have lower depreciation and amortization expenses than other operations.

    INTEREST EXPENSE, NET. Net interest expense increased approximately $2.5 million, or 51.0%, to $7.4 million in fiscal 1998 from $4.9 million in fiscal 1997. This increase primarily reflects increased indebtedness incurred in connection with acquisitions and capital expenditures.

    OTHER (INCOME) EXPENSE. Other (income) expense has not historically been material to Casella's results of operations. However, during fiscal 1997, Casella established a reserve of $650,000 related to a lawsuit that was settled for $450,000 in the first quarter of fiscal 1998. Casella also paid $200,000 in attorneys' fees in connection with such settlement. Additionally, Casella wrote off $283,000 for recycling facility assets that were deemed to have no value in the year ended April 30, 1997.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased approximately $1.8 million, or 257%, to $2.5 million in fiscal 1998 from $0.7 million in fiscal 1997. Among the factors causing income tax expense as a percentage of pre-tax net income to vary materially from year to year are:
(i) the recording of a fixed asset impairment charge in fiscal 1998 which was non-deductible for income tax purposes and (ii) poolings of interest resulting in prior period restatements of entities not liable for federal income due to subchapter S status.

LIQUIDITY AND CAPITAL RESOURCES

    Casella's business is capital intensive. Casella's capital requirements include acquisitions, fixed asset purchases and capital expenditures for landfill development, cell construction, and site and cell closure. Casella had positive net working capital of $3.3 million at April 30, 1999 and $9.5 million at July 31, 1999, compared to $4.2 million positive net working capital at April 30, 1998.

    Casella has a $150 million revolving line of credit with a group of banks for which BankBoston, N.A. is acting as agent. This line of credit is secured by all assets of Casella, including Casella's interest in the equity securities of its subsidiaries. Subject to the following paragraph, this revolving line of credit matures in January, 2003. Funds available to Casella under the line of credit were $77.7 million at April 30, 1999 and $55.6 million at July 31, 1999.

    In connection with the merger with KTI, Casella will be required to replace its existing credit facility. Although Casella is in the process of negotiating a new credit facility, there can be no assurance that it will obtain such a credit facility in the amount, or on the timetable, sought by Casella. In the event that it is unable to obtain a sufficient credit facility, Casella's acquisition program, results of operations and financial condition would be materially and adversely affected. If Casella were unable to obtain a new credit facility, it will be unable to repay its existing credit facility and will be in default.

    In July 1998 Casella completed a follow-on public offering of 2,060,587 shares of its Class A Common Stock at $27.25 per share. In addition, as part of this same offering, 1,470,580 shares of Casella's Class A Common Stock were sold by certain selling shareholders at $27.25 per share. Casella's proceeds of the offering, net of underwriters' discounts and issuance costs were $52,231,490. The proceeds were used for debt reduction, acquisitions and other general corporate purposes.

    As part of the July 1998 public stock offering Casella registered an additional 2,000,000 shares of its class A common stock as a `shelf' registration. The intended use of these additional registered but unissued shares is as an additional source of capital for Casella's acquisition policy. As of July 31, 1999, 990,042 shares of Casella's class A common stock had been issued pursuant to this registration statement.

    Casella believes that its cash provided internally from operations together with Casella's available credit facilities and anticipated new credit facility should enable it to meet its needs for working capital for the next twelve months. In addition, Casella also plans to file a new shelf registration statement following the KTI merger for use in connection with its acquisition program.

    Net cash provided by operations was $9.2 million for the three months ended July 31, 1999 compared to $13.3 million for the same period of the prior fiscal year. The decrease was primarily due to the decrease in accounts payable and the increase in accounts receivable due to the extensive growth, partially offset by the increase in Casella's net income for the three months ended July 31, 1999 over the prior fiscal year, increased depreciation and amortization and increased closure/post closure accruals.

    Net cash provided by operations for the fiscal years ended April 30, 1999 and April 30, 1998 was $39.6 million and $21.1 million, respectively. The increase was primarily due to the increase in Casella's net income for the 1999 fiscal year, together with an increase in depreciation and amortization and an increase in Casella's accrued closure and post closure costs. The increase in the closure/post closure accrual is due to the completion in the 1998 fiscal year of work required to close an unlined cell at the Clinton County landfill and at stage one of Casella's NCES landfill.

    Net cash provided by operations in fiscal 1998 increased to $21.1 million from $17.3 million in fiscal 1997 primarily due to increases in net income, depreciation and amortization, asset impairment charges and deferred income tax provisions, offset by decreases in accrued closure/post closure costs and in Casella's working capital.

    Cash used in investing activities decreased $0.1 million from $19.8 million to $19.7 million in the three months ended July 31, 1999 over the same period of the prior fiscal year. The decrease in investing activities reflects fewer acquisitions for the quarter ended July 31, 1999 accounted for as purchases, offset by capital expenditures. For fiscal 1999 and fiscal 1998, cash used in investing activities was $98.0 million and $61.3 million, respectively. The increase in investing activities reflected Casella's capital expenditure and capital needs for acquisitions. Casella's cash needs to fund investing activities are expected to increase further as Casella continues to complete acquisitions and continues to expend capital in order to service internal growth.

    Net cash provided by financing activities was $11.2 million in the three months ended July 31, 1999 compared to $7.2 million for the same period of the prior year. The net cash provided by financing activities in the three months ended July 31, 1999 reflects the borrowings on Casella's credit facility, offset by repayments. Net cash provided by financing activities in the comparable period of the prior year reflects the net proceeds of the follow-on offering and borrowings on Casella's credit facility, offset by repayments.

    For fiscal 1999 and fiscal 1998, Casella's financing activities provided cash of $59.3 million and $40.7 million, respectively. Net cash provided by financing activities was $40.1 million in the fiscal year ended April 30, 1997. The net cash provided by financing activities in the fiscal years ended
April 30, 1999 and 1998 primarily reflects the net proceeds of the public stock offerings and borrowings on Casella's credit facility, offset by repayments. Net cash provided by financing activities in fiscal 1997 reflects primarily bank borrowings and seller subordinated notes, less principal payments on debt.

SEASONALITY

    Casella's revenues have historically been lower during the months of November through March. This seasonality reflects the lower volume of waste during the late fall, winter and early spring months primarily because: (i) the volume of waste relating to construction and demolition activities decreases substantially during the winter months in the northeastern United States; and
(ii) decreased tourism in Vermont, Maine and eastern New York during the winter months tends to lower the volume of waste generated by commercial and restaurant customers, which is partially offset by the winter ski industry. Since certain of Casella's operating and fixed costs remain constant throughout the fiscal year, operating income results are therefore impacted by a similar seasonality. In addition, particularly harsh weather conditions could result in increased operating costs to certain of Casella's operations.

    Casella's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Casella establishes its expenditure levels based on its expectations as to future revenues, and, if revenue levels are below expectations, expenses can be disproportionately high. Due to a variety of factors including general economic conditions, governmental regulatory action, acquisitions, capital expenditures and other costs related to the expansion of operations and services and pricing changes, it is possible that in some future quarter, Casella's operating results will be below the expectations of public market analysts and investors. In such events, Casella's Class A Common Stock price would likely be materially and adversely affected.

INFLATION AND PREVAILING ECONOMIC CONDITIONS

    To date, inflation has not had a significant impact on Casella's operations. Consistent with industry practice, most of Casella's contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. Casella therefore believes it should be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors may require Casella to absorb at least a portion of these cost increases, particularly during periods of high inflation.

    Casella's business is located in the northeastern United States. Therefore, Casella's business, financial condition and results of operations are susceptible to downturns in the general economy in this geographic region and other factors affecting the region such as state regulations and severe weather conditions. Casella is unable to forecast or determine the timing and/or the future impact of a sustained economic slowdown.

YEAR 2000 ISSUES

    The approach of the year 2000 has raised concerns about the ability of information technology systems and non-information technology systems, primarily computer software programs, to properly recognize and process date-sensitive information with respect to the Year 2000.

    Casella has undertaken a Year 2000 project, comprised of four phases, to address these concerns. Phase one, which has been completed, consisted of awareness, Year 2000 planning, preparing a written plan, management approval and support. Phase two involved the evaluation of all significant systems and equipment, including hardware, software, security and voice mail, with respect to Year 2000 compliance. Phase two was completed on June 30, 1999. Phase three involved addressing deficiencies identified in Phase two, which was completed on July 31, 1999. Phase four involved the validation and testing of all systems and equipment, which has been completed. Casella has performed, and continues to perform routine updates of all software and hardware systems to facilitate Year 2000 compliance.

    Casella has completed numerous acquisitions in recent months, and the information systems of these acquired operations have been fully integrated with Casella's information systems. Casella continues to make acquisitions as an integral component of its growth strategy. There is no assurance that the information systems of all acquired operations, particularly those acquisitions completed in the latter portion of calendar 1999, will be Year 2000 compliant by December 31, 1999.

    Casella uses well-regarded nationally known software vendors for both its general accounting applications and industry-specific customer information and billing systems, and all internal productivity software. Casella has been informed by the respective vendors that all application software is fully Year 2000 compliant.

    Casella's banking arrangement is with an international banking institution which has informed Casella that it is taking all necessary steps to insure its customers uninterrupted service throughout applicable Year 2000 time frames. Casella's payroll is out-sourced by the largest provider of third-party payroll services in the country, which has made a commitment of uninterrupted service to their customers throughout applicable Year 2000 time frames.

    Casella is currently in the process of replacing older personal computers and servers. There are two servers and 25 additional personal computers that will be replaced, 16 of which will be for the weight-measurement systems. The two servers were replaced during the first quarter of fiscal 2000 (ending
July 31, 1999). Casella has acquired a weight-measurement system which it has been informed is Year 2000 compliant. Currently six beta sites are operational and Casella is in the process of defining the implementation plan for other sites. During the implementation, all non Year 2000 compliant hardware is expected to be replaced.

    Casella conducted a final testing of all systems in the second quarter of fiscal 2000 and believes it is fully Year 2000 compliant except as set forth above.

    Casella has expended approximately $1.5 million dollars over the last eighteen months to address hardware and software-related Year 2000 compliance issues, principally through the implementation of a new frame network system. A portion of this investment is attributable to integrating information systems of companies that Casella has acquired. Casella will use funds from current operations or Casella's line of credit to meet Year 2000 remediation expenses.

    No single customer represents more than one percent of Casella's revenues, and we do not expect any material adverse effect on Casella's revenues in the event an individual customer experiences Year 2000 problems.

    In addition, Casella does not believe the Year 2000 noncompliance of Casella's suppliers of goods and services, other than as specifically discussed above, would have a material adverse effect on

Casella's revenues and results of operations. Accordingly, Casella has not sought assurances of Year 2000 compliance from these other vendors.

    Casella expects to begin its evaluation of its most reasonably likely worst case scenarios with respect to the Year 2000 in the third quarter of fiscal 2000. Based upon the results of that evaluation, Casella may develop an appropriate contingency plan.

ADJUSTED EBITDA

    Adjusted EBITDA represents operating income (earnings before interest and taxes, or "EBIT") plus depreciation and amortization expense and loss on impairment of long-lived assets. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, but is provided because Casella understands that certain investors use this information when analyzing the financial position and performance of Casella.

                                                              FISCAL YEAR   THREE MONTHS
                                                                 ENDED         ENDED
                                                               APRIL 30,      JULY 31,
                                                                 1999           1999
                                                              -----------   ------------
                                                               RESTATED (IN THOUSANDS)

Operating income............................................    $19,345        $ 7,180

Depreciation and amortization...............................     25,899          7,622

Loss on impairment of long-lived assets (1).................         --             --
                                                                -------        -------

Adjusted EBITDA.............................................    $45,244        $14,802
                                                                =======        =======

Adjusted EBITDA as a percentage of revenues.................       24.6%          26.9%

------------------------

(1) See Note 2 of Notes to Consolidated Financial Statements.

    Analysis of the factors contributing to the change in EBITDA is included in the discussions above.

KTI

COMPANY OVERVIEW

    KTI was incorporated in New Jersey in 1985. KTI is a holding company that owns substantially all of its operating assets through corporate and partnership subsidiaries. KTI's operations include majority-owned consolidated subsidiaries and wholly-owned consolidated subsidiaries.

    MAJORITY-OWNED CONSOLIDATED SUBSIDIARIES   WHOLLY-OWNED SUBSIDIARIES
    - Maine Energy Recovery Company, Limited   - Timber Energy Resources, Inc.
      Partnership                              - K-C International, Ltd.
    - American Ash Recycling of Tennessee,     - Manner Resins, Inc.
      Ltd.
    - Penobscot Energy Recovery Company,       - Data Destruction Services, Inc.
      Limited Partnership                      - KTI Recycling of New Jersey, Inc.
                                               - KTI Recycling of New England, Inc.
                                               - KTI Specialty Waste Services, Inc.
                                               - FCR, Inc.
                                               - KTI New Jersey Fibers, Inc.
                                               - KTI Energy of Virginia, Inc. (also referred
                                               to as "Multitrade Group, Inc." or
                                                 "Multitrade")

    KTI provides integrated waste handling services, including processing and recycling of wood, paper, metals, plastic and glass, municipal solid waste processing and disposal, specialty waste disposal, ash residue recycling and the manufacturing of finished products using recyclable materials. KTI's business emphasizes the use of low-cost processing to add value to the waste products delivered and, in some cases, the generation of electric power and steam.

    KTI operates its business under four reportable segments:

    - waste-to-energy;

    - residential recycling;

    - commercial recycling; and

    - finished products.

    Each reportable segment is a business unit that offers different products or services. Each is managed separately and provides distinct products or services using different production facilities.

    The waste-to-energy segment consists of the operations of the following:

    - Maine Energy Recovery Company;

    - Penobscot Energy Recovery Company;

    - Timber Energy Resource's two facilities;

    - Speciality Waste;

    - American Ash Recycling;

    - KTI BioFuels, Inc.;

    - Total Waste Management Corporation (acquired January 1998);

    - Multitrade Group, Inc. (acquired June 1998);

    - Russell Stull (acquired October 1998); and

    - KTI Recycling of Canada (acquired November 1998).

    The residential recycling segment consists of the eighteen facilities that process and market recyclable materials under long-term contracts with municipalities and commercial customers which KTI acquired as part of the acquisition of FCR in August 1998. In addition, the Boston recycling plants acquired in 1997 are included in this segment.

    The commercial recycling segment consists of the operations of the following:

    - K-C International (acquired September 1997);

    - KTI Recycling of New Jersey;

    - KTI Recycling of New England; and

    - KTI New Jersey Fibers, which consists of the operations of the following:

       - Gaccione Bros., Inc. & Co. and PGC Corporation (collectively, "Gaccione") (acquired August 1998); and

       - Atlantic Coast Fibers, Inc. (acquired August 1998).

These operations process and market paper fibers obtained from commercial customers and broker paper fibers for KTI's processing facilities and external customers.

    The finished products segment consists of the operations of the following:

    - Power Ship Transport;

    - Manner (acquired November 1996);

    - the cellulose insulation plants and the plastic reprocessing plants acquired with FCR;

    - the plastic reprocessing operations of First State Recycling, Inc. (acquired August 1998); and

    - the glass pellet processor Seaglass, Inc. (formed in February 1998 and 80% owned by KTI).

These operations manufacture or distribute finished products that use recyclable materials as their primary raw material.

    KTI evaluates performance and allocates resources based on profit or loss from operations before interest and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies section of the KTI financial statements. KTI records intersegment sales at cost plus an agreed-upon profit. Please refer to the segment reporting information in KTI's notes to consolidated financial statements.

WASTE-TO-ENERGY SEGMENT

    KTI developed and currently owns majority interests in two waste-to-energy facilities in Maine. The first facility is an 83.75% owned subsidiary, Maine Energy, a Maine limited partnership, which is located in Biddeford, Maine. The other facility is a 70.04% owned subsidiary, Penobscot, a Maine limited partnership, located in Orrington, Maine. These two facilities use non-hazardous solid waste from residential, commercial and industrial sources as their source of fuel.

    A third facility, part of Timber Energy Resources, located in Telogia, Florida, uses biomass waste as its source of fuel to be combusted for the production of electricity for sale to the local electric utility. KTI also operates two wood processing facilities, BioFuels in Lewiston, Maine and Timber Chip, also a part of Timber Energy Resources, in Cairo, Georgia.

    Total Waste Management operates an emergency response and hazardous waste site assessment and clean-up business. In addition, it also provides hazardous and non-hazardous waste management in the New England area.

    Multitrade owns or operates three waste-to-energy facilities in Martinsville, Virginia. These facilities use biomass and coal to produce steam for sale to industrial users under long-term contracts.

    Russell Stull is a commercial hauler of non-hazardous waste in the state of Maine, with revenues of approximately $2.5 million in 1997.

    KTI Recycling of Canada produces crumb rubber from used tires using a proprietary cryogenic technology in a plant in Ontario.

    On December 28, 1998, the bankruptcy court in Delaware approved a Plan of Reorganization, which provided for KTI, on the one hand, and Grace
Brothers, Ltd. and SC Fundamental Investments L.P., the majority bond holders of the Ford Heights, Illinois Waste Tire to Energy project, on the other hand, each to own 50% of New Heights Recovery & Power, LLC and its facility, which was built in 1996 at a cost of approximately $110 million for the purpose of combusting waste rubber to produce electricity. The bondholders converted
$80 million in bonds and other claims into equity in New Heights, and KTI committed to investing up to $17 million in equity for working capital and retrofitting and upgrading of the facility.

    KTI holds a 35% stake in Oakhurst Company Inc., which owns two distributors in the automotive aftermarket. KTI has assigned its interest in and obligations to New Heights to Oakhurst and agreed to assign KTI Recycling of Canada's proprietary cryogenic rubber technology to Oakhurst, for use at the New Heights facility. In return, Oakhurst agreed to purchase an unspecified number of crumb rubber systems and entered into a royalty agreement with KTI to pay $0.0075 cents per tire processed by Oakhurst using these crumb rubber systems. Oakhurst also agreed to engage a subsidiary of KTI to be the operating manager of New Heights and to pay the subsidiary of KTI management fees for each facility operated.

    KTI has completed the acquisition of AFA Group, Inc., which is now integrated into its business.

    KTI also owns a 60% limited partnership interest in American Ash Recycling, a limited partnership that operates a permitted municipal waste combustor ash recycling facility in Nashville, Tennessee. This facility, which commenced operations in 1993, is the first commercially operational municipal waste combustor ash recycling facility in the United States.

    The waste-to-energy segment also engages in other waste management and processing activities, including commercial hauling, non-hazardous waste management, ash recycling and tire recycling. These activities are complementary extensions of the waste-to-energy facilities that enable KTI to provide a wider range of services to customers and provide strategic opportunities for future growth through vertical integration.

    MAINE ENERGY POWER PURCHASE AGREEMENT

    The electricity produced by the Maine Energy facility is sold to Central Maine Power pursuant to the power purchase agreement with Central Maine. Central Maine serves more than 490,000 customers in an 11,000 square mile service area in central and southern Maine and purchases substantial amounts of power from Canadian utilities as well as independent power producers such as Maine Energy. In 1998, Maine Energy derived approximately $16.1 million, or 54.2% of its revenues, from the sale of electricity to Central Maine.

    In May 1996, Maine Energy restructured its agreement with Central Maine by entering into a series of agreements with CL Power Sales One, L.L.C. and Central Maine that provided for the purchase of Maine Energy's available power generation capacity by CL Power Sales, and by amending the Central Maine agreement. CL Power Sales made an initial payment of $85 million and agreed to make additional quarterly payments through May 31, 2007 to Maine Energy as a portion of the purchase price and for reimbursement to Maine Energy of certain expenses. In consideration of its payments to Maine Energy, CL Power Sales was assigned all rights to capacity from the Maine Energy facility through May 31, 2007. In the restructuring, the term of the Central Maine agreement was extended from May 31, 2007 to December 31, 2012. Under its agreements, Maine Energy has agreed to sell energy to Central Maine through May 31, 2007 at an initial rate of 7.18 cents per kilowatt-hour ("kWh"), which escalates annually by 2%. From June 1, 2007 until the expiration date of the Central Maine agreement, Maine Energy is to be paid market value for both its energy and capacity by Central Maine.

    Under the terms of the Central Maine restructuring, a $45.0 million letter of credit was issued to Central Maine by ING (US) Capital Corporation.

    - If, in any year, Maine Energy fails to produce 100,000,000 kWh of electricity and Maine Energy does not have a force majeure defense, such as physical damage to the plant and other similar events, Maine Energy must pay approximately $3.8 million to Central Maine as liquidated damages. This payment obligation is secured by the ING letter of credit. In each year in which 100,000,000 kWh is produced, the balance of the ING letter of credit is to be reduced by approximately $3.8 million.

    - If, in any year, Maine Energy fails to produce 15,000,000 kWh of electricity and Maine Energy does not have a force majeure defense, Maine Energy must pay the then balance of the ING letter of credit to Central Maine as liquidated damages.

    In 1998, the 15,000,000 kWh test was met in February and the 100,000,000 kWh test was met in August, resulting in a reduction of the amount of the ING letter of credit by approximately $3.8 million. With respect to 1999, the 15,000,000 kWh test was met in February; however, Maine Energy's past performance is no indication of its future performance.

    MAINE ENERGY LONG-TERM WASTE HANDLING AGREEMENTS

    Approximately 28% of the municipal solid waste provided to Maine Energy is delivered pursuant to waste handling agreements with 18 charter municipalities with terms expiring on June 30, 2007 or later. The agreements are substantially similar in content except that:

    - 16 charter municipalities are entitled to various concessions as a result of having participated in the financial restructuring of Maine Energy in 1991; and

    - the two "host" charter municipalities of Biddeford and Saco pay tipping fees in the amount of one-half of those paid by the other charter municipalities.

    Approximately 9.4% of Maine Energy's total revenue in 1998 was attributable to these long-term waste handling agreements.

    Under the Maine Energy long-term waste handling agreements, each municipality agrees to deliver acceptable waste to the Maine Energy facility in an amount equal to its guaranteed annual tonnage. Maine Energy is required to accept up to 110% of each municipality's guaranteed annual tonnage. A municipality is required to pay to Maine Energy the tipping fee for the amount of any shortfall from its guaranteed annual tonnage. As a corollary to the "put-or-pay" delivery guarantee, each municipality enacted a flow control ordinance pursuant to Maine law that designates the Maine Energy facility as the exclusive disposal or reclamation facility to which all acceptable waste generated within the municipality must be delivered regardless of which entity picks up waste in such municipality. See "Governmental Regulations--Flow Control." Each municipality has the right, once a year, to terminate its long-term waste handling agreement on one year's prior notice.

    PENOBSCOT POWER PURCHASE AGREEMENT

    The Penobscot facility sells the electricity it produces to Bangor Hydro under a power purchase agreement. Bangor Hydro serves approximately 97,000 customers in a 4,900 square mile service area in portions of the counties of Penobscot, Hancock, Washington, Waldo, Piscataquis and Aroostook, Maine. In 1998, Penobscot derived approximately $18.9 million, or 58.7% of its revenues, from the sale of electricity to Bangor Hydro.

    On June 26, 1998 the Bangor Hydro agreement was restructured. Under the terms of the new power purchase agreement, Bangor Hydro agreed to purchase all the electricity generated by the Penobscot facility up to 25 megawatts (the practical limit of the facility's equipment) through 2018. Under the agreement, Penobscot is required to deliver at least 105,000,000 kWh to Bangor Hydro in any calendar year. If Penobscot fails to deliver this output, Penobscot must pay Bangor Hydro $4,000 for each 1,000,000 kWh that the deliveries fall below 105,000,000 kWh. The restructured power purchase agreement did not change this delivery obligation.

    PENOBSCOT LONG-TERM WASTE HANDLING AGREEMENTS

    As of December 31, 1998, Penobscot had in place 130 long-term waste handling agreements, of which 85 cover approximately 200 charter municipalities with terms expiring on March 31, 2018, unless terminated sooner, and all of which are substantially similar in content. The agreements provide Penobscot with approximately 195,000 tons per year of municipal solid waste. In addition, Penobscot receives approximately 18,000 tons per year of municipal solid waste from municipalities with whom Penobscot has short-term waste handling agreements, 20,000 tons per year from commercial haulers and 30,000 tons per year from the spot market. Total waste processing revenues of Penobscot in 1998 were approximately $13.7 million of which approximately 42.9% is attributable to municipal solid waste received from charter municipalities.

    The Penobscot long-term waste handling agreements with the charter municipalities are substantially similar to the Maine Energy long-term waste handling agreements, including the inclusion of guaranteed annual tonnages and "put-or-pay" provisions and a variable tipping fee for "pass through" and change in law costs. The performance credit received by each charter municipality may be used to reduce future tipping fee payments at the option of the charter municipalities in lieu of cash payment.

    The amended waste disposal agreements generally provide that the charter municipalities, Bangor Hydro, and partners in Penobscot would each receive one-third of Penobscot's cash flows. Prior to this amendment, the municipalities received one-half Penobscot's distributable cash. Based on Penobscot's cash flow, distributable cash of approximately $4.6 million was payable for 1998 and approximately $1.1 million for 1997. Of these amounts, approximately
$0.4 million as of December 31, 1998 and approximately $1.1 million as of December 31, 1997 remained unpaid and was included in accrued expenses.

    On one year's notice, a Penobscot charter municipality may terminate its long-term waste handling agreement as of March 31, 2000 or March 31, 2002. If the termination notices received from charter municipalities cause the aggregate guaranteed annual tonnage of non-terminating municipalities to fall below 180,000 tons, Penobscot may elect to terminate all waste handling agreements with charter municipalities. No charter municipality has given a termination notice for March 31, 2000.

    The waste disposal agreements permit the charter municipalities to:

    - make equity contributions to Penobscot, only and to the extent of the Municipal Review Committee's share of distributable cash from Penobscot and one-half of the Bangor Hydro quarterly payment, of up to $31.0 million, which will be used to prepay the outstanding municipal bonds (if all $31.0 million is contributed the municipalities will own a 50% partnership interest in Penobscot);

    - purchase all of the remaining Penobscot interests in 2018 at the then fair market value, in lieu of the existing right to purchase Penobscot at its then book value in 2004; and

    - extend the term of the waste disposal agreements to 2018.

    TIMBER ENERGY RESOURCES POWER PURCHASE AGREEMENT

    The Telogia facility sells the electricity that it generates to Florida Power Corporation under a power purchase agreement with Florida Power. Florida Power serves more than 1.3 million customers in a 20,000 square mile service area in central and northern Florida. During 1998, approximately 81.6% of the Telogia facility's revenue was derived from the sale of electricity to Florida Power, with the majority of the remainder from tipping fees paid by third parties. Under the power purchase agreement, Florida Power has agreed to purchase all of the energy generated by the Telogia facility, except for the energy consumed by the facility.

    CUSTOMERS

    Under the terms of their contracts, Maine Energy must sell all of the electricity generated at its facilities to Central Maine, Timber Energy Resources must sell all of its electricity to Florida Power and Penobscot must sell all of its electricity to Bangor Hydro. The loss of these customers would have a material adverse affect on the business and financial condition of KTI.

    COMPETITION

    KTI faces significant competition in each of its waste handling markets. Maine Energy and Penobscot compete with landfills and several waste-to-energy facilities and municipal incinerators in Maine and the New England region.

    KTI believes that the refuse derived fuel technology employed by the Maine Energy and Penobscot facilities compares favorably with the mass-burn technology used by many other waste-to-energy facilities. In refuse derived fuel systems, municipal solid waste is preprocessed to remove various non-combustible items that are recycled or landfilled. This results in a significantly reduced volume of ash residue, thereby lowering ultimate disposal costs, and is also complementary to current recycling programs.

    The Telogia facility competes for biomass fuel supply with paper companies that employ on-site power generation. The Telogia facility is permitted to combust 100% of tipping fee-based fuels. Competition for tipping fee based material will come principally from landfills whose cost structure is believed by KTI to be greater than that of the Telogia facility.

    RAW MATERIALS

    The raw material demands of the Penobscot facility currently are met mainly by Penobscot's long-term waste handling agreements with approximately 200 municipalities in Maine. Penobscot received approximately 75% of its raw materials in 1998 from these municipalities. Maine Energy received 28% of its raw materials in 1998 from 18 Maine municipalities under long-term waste handling agreements and the majority of the balance from commercial and private waste haulers and municipalities with short-term contracts.

    The Telogia facility uses biomass fuels that are a by-product of the paper pulp woodchip industry as its raw material. KTI plans to supplement and replace this raw material with tipping fee based biomass waste, such as construction and demolition debris and non-recyclable paper products.

    SEASONALITY

    The municipal solid waste market in Maine Energy's and Penobscot's market areas is seasonal, with one-third more municipal solid waste generated in the summer months than is generated during the rest of the year.

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
    EMPLOYEES

    As of September 1, 1999, the waste-to-energy segment had a total of 457 full-time employees. The employees of the Penobscot facility and the Nashville facility are not KTI employees. The employees of Maine Energy have elected to be represented by the International Union of Operating Engineers. Negotiations to enter into a collective bargaining agreement between Maine Energy and the union began on September 1, 1999. KTI considers its employee relations to be good.

RESIDENTIAL RECYCLING SEGMENT

    The residential recycling segment consists of eighteen facilities that process and market recyclable materials under long-term contracts with municipalities and commercial customers. The recyclable materials consist principally of old newspapers, old corrugated containers, mixed paper and commingled bottles and cans consisting of steel, aluminum, plastic and glass.

    On August 28, 1998, KTI acquired the stock of FCR. FCR is a diversified recycling company, headquartered in Charlotte, North Carolina that provides residential and commercial recycling, processing and marketing services and manufactures finished products, such as cellulose insulation, using recyclable materials. FCR owns and operates seventeen material recycling facilities, six cellulose insulation manufacturing facilities and three plastic reprocessing facilities located in 12 states. The material recycling facilities are included in the residential recycling segment while the insulation and plastic facilities are in the finished products segment. The aggregate purchase price of approximately $63.6 million consisted of 1,714,285 shares of KTI common stock and approximately $31.1 million in cash.

    A significant portion of the material provided to the residential recycling segment is delivered pursuant to long-term contracts with municipal customers. The contracts generally have a term of five to ten years and these contracts expire at various times between 1999 and 2018. The terms of each of the contracts vary but all the contracts provide that the municipality or a third party deliver materials to KTI's facility. In approximately 41% of the contracts, the municipalities agree to deliver a guaranteed tonnage and the municipality pays a fee for the amount of any shortfall from the guaranteed tonnage. Under the terms of the individual contracts, KTI pays or charges the municipality a fee for each ton of material delivered. Some contracts contain revenue sharing arrangements under which KTI pays the municipality a specified percentage of the revenue from the sale of the recovered materials.

    The residential recycling segment derives a significant portion of its revenues from the sale of recyclable materials. The resale and purchase prices of the recyclable materials, particularly newspaper, corrugated containers, plastic, ferrous and aluminum metals, can fluctuate based upon market conditions. KTI uses long-term supply contracts with customers with floor price arrangements to reduce the commodity risk for certain recyclables, particularly newspaper and aluminum metals. Under such contracts, KTI obtains a guaranteed minimum price for the recyclable materials along with a commitment to receive additional amounts if the current market price rises above the floor price. The contracts are generally with large domestic companies that use the recyclable materials in their manufacturing process. In 1998, 66% of the revenues from the sale of recyclable materials of the residential recycling segment were derived from sales under these long-term contracts.

    COMPETITION

    The residential recycling industry is highly competitive and requires substantial capital resources and prior experience to bid on municipal contracts. Competition is both national and regional in nature. Some of the markets in which KTI competes are served by one or more of the large national solid waste companies, such as Waste Management, BFI, Allied Waste and Republic Services, as well as numerous regional and local competitors that offer competitive prices and quality service.

    RAW MATERIALS

    In 1998, the residential recycling segment received 74.2% of its material under long-term agreements with municipalities. These contracts generally provide that all recyclables collected from the municipal recycling programs be delivered to a facility that is owned or operated by KTI. The quantity of material delivered by these communities is dependent on the participation of individual households in the recycling program.

    SEASONALITY

    The residential recycling segment experiences increased volumes of newspaper in November and December due to increased newspaper advertising and retail activity during the holiday season. Additionally, the facilities located in Florida experience increased volumes of recyclable materials during the winter months followed by decreases in the summer months in connection with seasonal changes in population.

    EMPLOYEES

    As of September 1, 1999, the residential recycling segment had a total of 690 full-time employees. None of the residential recycling segment's employees have collective bargaining agreements, and KTI considers its employee relations to be good.

COMMERCIAL RECYCLING SEGMENT

    The commercial recycling segment processes and markets paper fibers obtained from commercial customers and brokers paper fibers for KTI's processing facilities and external customers.

    KTI has merged I. Zaitlin and Sons, Inc., a wholly-owned operating subsidiary acquired in August 1997, into KTI Recycling of New England, which remains as the surviving entity.

    On June 4, 1999, KTI sold all of the operating assets of KTI Recycling of Illinois, Inc. to a third party. KTI Recycling of Illinois operated a facility located in Chicago, Illinois, which served the low-grade, post-consumer recycling market.

    COMPETITION

    KTI's waste paper brokerage business and waste paper processing plants face extensive competition. Principal attributes of these markets contributing to such competition are industry-wide overcapacity and continual price pressures.

    CUSTOMERS

    The commercial recycling segment processing facilities provide recycling services to:

    - municipalities;

    - commercial haulers; and

    - commercial waste generators within the geographic proximity of the processing facilities.

    KTI acts as a broker of products, including recyclable material processed at facilities operated by the residential and commercial recycling segments, principally to paper and box board manufacturers in the United States, Canada, Pacific Rim countries, Europe and South America.

    RAW MATERIALS

    The raw materials for KTI's commercial recycling segment generally come from printers and publishing houses and other recyclers and haulers. The waste paper brokered by KTI is generated

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
principally from the commercial recycling segment, the New England facility within the residential recycling segment, from waste generators, and from third party processors.

    SEASONALITY

    The commercial recycling segment experiences increased quantities of newspaper and corrugated containers in November and December, followed by reduced quantities in January, due to increased newspaper advertising and retail activity during the holiday season.

    EMPLOYEES

    As of September 1, 1999, the commercial recycling segment had a total of 254 full time employees. The employees at KTI New Jersey Fibers in Passaic, New Jersey are represented by the Laborers' International Union under three separate collective bargaining agreements. The collective bargaining agreements expire on dates ranging from February 2000 to November 2000. On July 30, 1999, a vote was held among the employees of KTI Recycling of New Jersey to determine whether the employees would be represented by the Laborer's International Union in the collective bargaining process. The employees voted against representation by the union, but there can be no assurance that the union will not challenge the outcome of the vote or that, if challenged, the outcome will be upheld. KTI considers its employee relations to be good.

FINISHED PRODUCTS SEGMENT

    The finished products segment consists primarily of cellulose insulation plants and plastic reprocessing plants.

    INSULATION DIVISION

    The insulation division manufactures cellulose insulation, which is primarily used in the construction of manufactured housing and single family residential homes. KTI believes it is the second largest producer of cellulose insulation in the United States and operates six manufacturing facilities located in Ronda, North Carolina; Tampa, Florida; Phoenix, Arizona; Clackamas, Oregon; Delphos, Ohio; and Waco, Texas. KTI primarily sells the insulation produced by the insulation division to the makers of manufactured housing and insulation contractors throughout the country.

    PLASTICS DIVISION

    The plastics division is a reprocessor of high density polyethylene ("HDPE") plastics collected primarily from residential recycling programs and industrial suppliers. The plastics division obtains a majority of its raw materials from the residential recycling segment. Until August 1998, the plastics division operated three manufacturing facilities located in Reidsville, North Carolina; Rockingham, North Carolina; and Hamlet, North Carolina. In August 1998, KTI closed the Rockingham plant and relocated the equipment to Reidsville and Hamlet.

    The plastics division has a long-term contract with its largest customer that expires on August 31, 2000. This contract requires the customer to purchase a specified quantity of plastic at prices determined by a tolling formula defined in the contract. Sales to this customer in 1998 represented 47.7% of the net revenues of the plastics division (11% of total revenues of the finished products segment). On December 23, 1998 KTI signed a long-term contract with another significant customer.

    COMPETITION

    The insulation industry is highly competitive and requires substantial capital and labor resources.

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
    - In its insulation manufacturing activities, KTI primarily competes with manufacturers of fiberglass insulation such as Owens Corning, Certainteed and Schuller International. The fiberglass insulation manufacturers currently have a significant market share and are substantially better capitalized than KTI.

    - The largest producer of cellulose insulation is Louisiana Pacific, a large building products manufacturer.

    - KTI believes that it competes with cellulose and fiberglass insulation manufacturers by charging competitive prices and offering a quality product and excellent customer service support.

    The plastics industry is highly competitive and requires substantial capital investment in equipment.

    - The plastics division's primary competition comes from other reprocessors of recycled plastics, as well as suppliers of virgin HDPE resin. These competitors have significantly greater financial and other resources than KTI.

    - The plastics division competes primarily by obtaining a guaranteed stream of quality raw material from KTI's residential recycling segment. KTI believes that it offers competitive pricing because the cost to reprocess plastics requires a lower amount of investment in capital than the manufacturing of virgin plastic resin and usually sells at a lower price per pound. This enables the plastics division to obtain long-term supply contracts with customers to ensure a consistent sales volume for its facilities.

    KTI also competes with several other recycled plastic brokers and direct marketing from plastic recycling plants for post-industrial plastic scrap, and with materials recovery facilities for post-consumer plastics. KTI believes that it will continue to be competitive because of its knowledge of the plastic recycling market and its reputation and relationship with its customers.

    CUSTOMERS

    The insulation division sells its products to manufacturers of manufactured homes, insulation contractors, and retail home improvement stores throughout the United States. The plastics division sells the majority of its products under long-term contracts with two customers located adjacent to the KTI facility.

    RAW MATERIALS

    The primary raw material for the insulation division is newspaper collected from residential recycling programs, including those operated by KTI's residential recycling segment. In 1998, the insulation division purchased 9.1% of the newspaper used by it from the residential recycling segment. It purchased the remaining newspaper from municipalities, commercial haulers, and paper brokers. The chemicals used to make the newspaper fire retardant are purchased from industrial chemical manufacturers located in the United States and South America.

    The plastics division's primary raw materials are baled plastic containers collected from residential recycling programs, such as those operated by KTI's residential recycling segment, and ground material from industrial customers. In 1998, the plastics division purchased 53.0% of its raw material from KTI's residential recycling facilities.

    SEASONALITY

    The insulation division experiences lower sales in November and December because of lower production of manufactured housing due to holiday plant shut downs.

    EMPLOYEES

    As of September 1, 1999, the finished products segment had a total of 319 full time employees. None of the finished product segment's employees have collective bargaining agreements and KTI considers its employee relations to be good.

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
PROPERTIES

    The following is a summary of the principal properties of KTI as of September 1, 1999.

                                                                              SQUARE
         FACILITY                       TYPE                  LOCATION         FEET               STATUS
---------------------------  ---------------------------  ----------------   --------   ---------------------------
WASTE-TO-ENERGY
Maine Energy (majority       Power Generation             Biddeford, ME      137,000    Owned
  owned)
Penobscot (majority owned)   Power Generation             Orrington, ME      177,000    Owned
Telogia Facility             Power Generation             Telogia, FL         73,000    Owned
Multitrade-Martinsville      Steam Generation             Martinsville, VA    24,000    Owned
Multitrade-Martinsville      Steam Generation             Martinsville, VA    11,000    Owned
Multitrade-Dupont            Steam Generation             Martinsville, VA     1,300    Lease expiring 2015
American Ash Recycling       Ash Recycling                Nashville, TN       15,000    Note 1
  (majority owned)
Total Waste Management and   Waste Processing             Newington, NH        6,500    Owned
  Specialty Waste
BioFuels                     Waste Processing             Lewiston, ME        14,700    Lease expiring 2015
Cairo Facility               Wood Processing              Cairo, GA            6,000    Owned
KTI Recycling of Canada      Tire Processing              Cambridge,          32,000    Owned
                                                          Ontario, Canada
Administrative               Office Space                 Saco, ME             5,800    Lease expiring 2003
AFA Group                    Mulch Processing             Newark, NJ          70,000    Lease expiring 2004
RESIDENTIAL RECYCLING
Boston Commercial Recycling  MRF                          Charlestown, MA     62,000    Lease expiring 2002
  Plant
Boston Recycling Plant       MRF                          Charlestown, MA     75,000    Lease expiring 2002
Stratford                    MRF                          Stratford, CT       46,000    Note 2
Mecklenburg County           MRF                          Charlotte, NC       90,000    Note 2
Greensboro                   MRF                          Greensboro, NC      42,000    Lease expiring 2003
Camden                       MRF                          Camden, NJ          45,000    Lease expiring 2003
Lee County                   MRF                          Ft. Myers, FL       45,000    Note 2
Morris County                MRF                          Mine Hill, NJ       26,000    Lease expiring 2000
Memphis                      MRF                          Memphis, TN         40,000    Note 1
Washington                   MRF                          Alexandria, VA      50,000    Lease expiring 2005
Hartford                     MRF                          Hartford, CT        45,000    Note 1
Greenville                   MRF                          Greenville, SC      60,000    Lease expiring 2002
West Palm Beach              MRF                          West Palm, FL       70,000    Note 2
Ann Arbor                    MRF                          Ann Arbor, MI       30,000    Note 2
Saginaw                      MRF                          Saginaw, MI         25,000    Owned
Columbia County              MRF                          Claverack, NY       18,000    Owned
Athen/Clarke                 MRF                          Athens, GA          22,000    Owned
Sarasota                     MRF                          Sarasota, FL        33,000    Owned
Administration               Office Space                 Charlotte, NC       20,000    Lease expiring 2003
COMMERCIAL RECYCLING
KTI Recycling of New         MRF/Warehouse                Biddeford, ME       30,000    Owned
  England
KTI Recycling of New         MRF                          Biddeford, ME       12,000    Owned
  England
KTI Recycling of New Jersey  MRF                          Newark, NJ         135,000    Lease expiring 2007
KTI New Jersey Fibers        MRF/Office                   Passaic, NJ         85,000    Lease expiring 2006
K-C International            Office                       Portland, OR         2,352    Lease expiring 2000
K-C International            Office                       Lakewood, NJ         1,865    Lease expiring 2000
FINISHED PRODUCTS
Ronda                        Insulation                   Ronda, NC           77,000    Lease expiring 2005
Tampa                        Insulation                   Tampa, FL           70,759    Lease expiring 2018
Clackamas                    Insulation                   Clackamas, OR       10,000    Lease expiring 2002
Delphos                      Insulation                   Delphos, OH         26,000    Lease expiring 2003
Phoenix                      Insulation                   Phoenix, AZ         31,820    Lease expiring 2004
Waco                         Insulation                   Waco, TX            60,000    Lease expiring 2006
Reidsville                   Plastic Reprocessing         Reidsville, NC      80,000    Lease expiring 2007
Hamlet                       Plastic Reprocessing         Hamlet, NC          46,400    Lease expiring 2000
First State                  Plastic Reprocessing         Wilmington, DE      40,000    Lease expiring 2003
Manner, Power Ship           Office                       Annapolis, MD        2,000    Lease expiring 2003
Seaglass                     Glass Processing             Newark, NJ           5,000    Lease expiring 2007
CORPORATE
Executive Office             Office                       Guttenberg, NJ       5,000    Lease expiring 2001

------------------------
Note 1: The facility is owned and operated by a subsidiary of KTI; however, the land on which the facility is located is owned by the municipality.
Note 2: These properties are owned by the municipalities and operated by a subsidiary of KTI

LEGAL PROCEEDINGS

    On May 11, 1994, Maine Energy filed a suit in a Maine state court against United Steel Structures, Inc. under a warranty to recover the costs which were, or will be incurred to replace the roof and walls of the Maine Energy tipping and processing building. The judge in the case entered an order awarding Maine Energy approximately $3.3 million plus interest from May 10, 1994, to the date of the filing of the lawsuit, and court costs. The defendant filed an appeal on December 19, 1997. In February 1999, the appellate court reversed the trial court's verdict in favor of KTI and returned the case to the trial court, which ordered a new trial.

    On September 30, 1997 and March 6, 1998, Capital Recycling of Connecticut filed two suits in a Connecticut state court against K-C International, certain officers of K-C International and other parties. The suits allege fraud, tortious interference with business expectancy and violations of the Connecticut Unfair Trade Practices Act. The actions are based on two contracts between Capital and K-C International. The contracts require all disputes to be resolved by arbitration in Portland, Oregon. Pursuant to this requirement, K-C International initiated the arbitration process in Portland, Oregon. Subsequently, the parties agreed to arbitrate the dispute in Hartford, Connecticut. The plaintiffs were seeking approximately $1.9 million in damages. On October 20, 1999, KTI paid Capital $350,000 in final settlement of these claims.

    On September 30, 1998, the Equal Employment Opportunity Commission filed a lawsuit against FCR Tennessee, Inc. in the United States District Court for the Western District of Tennessee, alleging sexual harassment by two managers and a sexually hostile work environment. The complainants seek compensation for past and future pecuniary and non-pecuniary losses as well as punitive damages and potential reinstatement of employment for Valerie L. Jacobs. FCR has retained counsel to defend this suit and has reported the lawsuit to FCR's director's and officer's insurance carrier. Management is currently reviewing the lawsuit. The plaintiffs have demanded $105,000 and KTI has offered $30,000 in settlement. No agreement on a settlement has been reached. KTI's insurance carrier has agreed to defend the case.

    On April 1, 1999, William F. Kaiser, a former Executive Vice President and Treasurer of KTI, filed a lawsuit against KTI in the U.S. District Court for the District of New Jersey. The suit alleges breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing, misrepresentation of employment terms and failure to pay wages, all arising out of Mr. Kaiser's employment agreement with KTI. The suit also alleges that KTI inaccurately reported its financial results for the first quarter of 1998 and failed to properly disclose the change of control provision in Mr. Kaiser's employment agreement. Mr. Kaiser is seeking a declaratory judgment that, upon closing of the merger, the change of control provision entitles him to receive a severance payment of two years' salary, in the amount of $320,000, and to exercise 132,000 unvested options for KTI common stock. Mr. Kaiser is also seeking damages in the amount of $40,000 for an additional severance payment, as well as undisclosed damages for outstanding salary, bonus and other payments and from his sale of approximately 50,000 shares of KTI common stock resulting from KTI's allegedly inaccurate financial reports.

    On April 6, 1999, Dennis McDonnell filed a lawsuit in a Florida state court against U.S. Fiber, Inc., a subsidiary of FCR. Mr. McDonnell, a former employee of U.S. Fiber, seeks a declaratory judgment regarding his rights and obligations under an employment non-competition agreement and an employment agreement that he previously had signed with two corporations that subsequently were merged with and into U.S. Fiber. KTI is defending the suit and believes it has meritorious defenses.

    On April 15, 1999, C.H. Lee, a former employee of FCR and a former majority shareholder of Resource Recycling, Inc., commenced arbitration proceedings with the American Arbitration Association in Charlotte, North Carolina against KTI, FCR and FCR Plastics, Inc. in connection with the acquisition of Resource Recycling by FCR. Mr. Lee alleges that FCR and FCR Plastics acted to frustrate the "earn-out" provisions of the acquisition agreement and thereby precluded
Mr. Lee from receiving, or alternatively, reduced, the sums to which he was entitled to under the agreement. He also alleges that FCR and FCR Plastics wrongfully terminated his employment agreement. The claim for arbitration alleges direct charges in excess of $5.0 million and requests punitive damages, treble damages and attorneys fees. KTI, FCR and FCR Plastics responded to the demand, denying liability, and filed a counterclaim for $1.0 million for misrepresentations. KTI believes it has meritorious defenses to these claims. If, however, the damages and charges claimed by Mr. Lee are awarded, KTI's business, financial condition and results of operation could be materially adversely affected.

    On or about April 26, 1999, Salvatore Russo filed an action in the U.S. District Court, District of New Jersey against KTI and two of its principal officers, Ross Pirasteh and Martin J. Sergi, purportedly on behalf of all shareholders who purchased KTI common stock from May 4, 1998 through August 14, 1998. Melanie Miller filed an identical complaint on May 14, 1999. The complaints allege that the defendants made material misrepresentations in KTI's quarterly report on Form 10-Q for the period ended March 31, 1998 in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, concerning KTI allowance for doubtful accounts and net income. The plaintiffs are seeking undisclosed damages. KTI believes it has meritorious defenses to these complaints. On June 15, 1999, Mr. Russo and Ms. Miller, together with Fransisco Munero, Timothy Ryan and Steven Storch, moved to consolidate the two complaints. This motion is currently pending in the District Court of New Jersey.

    On July 1, 1999, Michael P. Kuruc filed a demand for arbitration with the American Arbitration Association in Charlotte, North Carolina, seeking approximately $1.0 million for compensation due under an employment agreement that he alleges he has with KTI and losses allegedly suffered in connection with his sale of KTI common stock. KTI believes that it has meritorious defenses, has retained counsel to defend this suit and has filed an action to stay the arbitration in Mecklenburg County Superior Court in North Carolina. On
October 11, 1999, the Superior Court denied KTI's request to stay the arbitration. If the damages claimed by Mr. Kuruc are awarded, KTI's business, financial condition and results of operation could be materially adversely affected.

    Through a newspaper report dated October 19, 1999, KTI learned that the City Council of Biddeford has authorized the filing of a lawsuit to enjoin the merger of KTI and Casella. The City of Biddeford has claimed that, under Maine Energy's waste handling agreements with the City of Biddeford and the City of Saco, KTI would be required, if the merger is completed, to make a payment to the cities equal to 20% of Maine Energy's value. The waste handling agreement provides in part that, in the event that cash proceeds from a capital transaction become distributable to the partners of Maine Energy (including KTI) on account of the partners' equity interests, then the Cities (Biddeford and Saco) shall be entitled to receive a residual cancellation payment equal to their proportionate share of 20% of such cash distribution. KTI is neither engaging in a capital transaction relating to Maine Energy, nor receiving cash in the merger. To date no litigation has been brought. KTI believes it has meritorious defenses to these claims if litigation is commenced by the City of Biddeford.

    On October 22, 1999, Kyle Trayner filed an action in Putnam Superior Court in Connecticut against K-C International seeking approximately $400,000 allegedly due for compensation under an employment agreement and for payment on a promissory note issued by K-C International to Mr. Trayner. KTI believes that it has meritorious defenses to these claims and intends to retain counsel to defend this suit.

    KTI is a defendant in certain other lawsuits alleging various claims incurred in the ordinary course of business, none of which, either individually or in the aggregate, KTI believes are material to its financial condition, results of operations or cash flows.

GOVERNMENTAL REGULATION

    GENERAL

    The operations of KTI's waste handling businesses are subject to extensive governmental regulations at the federal, state, local and provincial levels. KTI believes that its operations are in material compliance with existing laws and regulations material to its business. The laws, rules and regulations that govern the waste handling businesses are very broad and are subject to continuing change and interpretation. KTI cannot assure you that it will be able to obtain or maintain the licenses, permits and approvals necessary to conduct its current business or possible future expansions of its business. The failure to obtain or maintain requisite licenses, permits and approvals or otherwise to comply with existing or future laws, rules and regulations or their interpretations could have a material adverse effect on the operations of the combined company following the merger. The following discussions of statutes, regulations and court decisions are brief summaries, are not intended to be complete and are qualified in their entirety by reference to such statutes, regulations and court decisions.

    ENERGY AND UTILITY REGULATION

    Each of the Maine Energy facility, the Penobscot facility and the Telogia facility has been certified by the Federal Energy Regulatory Commission as a "qualifying small power production facility" under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"). PURPA grants an exemption for qualifying facilities from most federal and state laws governing electric utility rates and financial organization. A qualified small power production facility is exempt from the Public Utility Holding Company Act of 1935 and from certain state laws and regulations governing electric utility rates and financial organization. The rates charged by Maine Energy and Penobscot for acceptance of waste at their facilities are not subject to regulation under existing state and federal law.

    PURPA requires that electric utilities purchase electricity generated by qualifying facilities at a price equal to the purchasing utility's full "avoided cost". Avoided costs are defined by PURPA as the incremental costs to the utility of electric energy or capacity that the utility would generate itself or purchase from another source if it could not purchase from the qualifying facility.

    KTI's waste-to-energy business, which accounted for approximately 42.8% of KTI's revenue during 1998, is dependent upon electric utilities that purchase energy produced at KTI's waste-to-energy plants. Under the Central Maine agreement, the Bangor Hydro agreement and the Florida Power agreement, these utilities have agreed to purchase electricity generated by the KTI waste-to-energy facility at contractually agreed rates. Sales of electricity to these utilities accounted for approximately 54.2% of Maine Energy's, 58.7% of Penobscot's and 81.6% of the Telogia facility's revenues in 1998. In the event of the deregulation of electric utilities, certain electric companies may no longer be financially viable. If the electric utilities with whom KTI has contracts are adversely impacted by deregulation, the utilities may not be able to perform their obligations under their purchase power agreements. The State of Maine has recently enacted deregulation legislation that will require the local utilities to transfer their contracts with Maine Energy and Penobscot to newly formed regulated transmission and distribution companies. The costs of the contracts will be passed through to rate-payers beginning in the year 2000 through these transmission and distribution companies.

    FLOW CONTROL

    From time to time state and local governments have enacted to flow control ordinances. These ordinances generally require that all waste generated in a municipality be directed to a specified disposal site. The enactment of flow control ordinances was authorized by Maine law, and most of the municipalities that Maine Energy and Penobscot serve enacted such ordinances. From the municipality's perspective, having the ordinance in place was a corollary to its agreement to a "put-or-pay" waste handling agreement that requires the municipality to pay a guaranteed annual minimum fee to the waste-to-energy facility regardless of the actual amount of municipal solid waste delivered to the facility.

    In May 1994, in C&A Carbone, Inc. v. Town of Clarkstown, the United States Supreme Court struck down, as an unlawful violation of the "commerce clause" of the United States Constitution, a flow control ordinance enacted by the Town of Clarkstown, New York. KTI does not believe that loss of flow control provisions would adversely impact operations at either the Maine Energy facility or the Penobscot facility. The long-term waste handling agreements for such facilities contractually require the municipalities to pay for waste disposal whether or not the waste is delivered.

    ENVIRONMENTAL LAWS

    While increasing environmental regulation often presents new business opportunities to KTI, it likewise often results in increased operating costs as well. KTI strives to conduct its operations in compliance with applicable laws and regulations, including environmental rules and regulations. This effort requires programs to promote compliance, such as training employees and customers, purchasing health and safety equipment, and in some cases hiring outside consultants and lawyers. Even with these programs, KTI believes that in the ordinary course of doing business, companies in the environmental services and waste disposal industry are faced with governmental enforcement proceedings resulting in fines or other sanctions and will likely be required to pay civil penalties or to expend funds for remedial work on waste management facilities.

    In March 1999, KTI voluntarily disclosed to civil regulatory authorities at the Florida Department of Environmental Protection ("FDEP") violations of a condition of its Clean Water Act waste water discharge permit and related reporting obligations at its Telogia, Florida facility. On July 28, 1999, KTI entered into an administrative consent order with FDEP resolving the state civil aspects of those violations. The violations involved the temperature of the water discharged from the cooling process. Under the consent order, KTI was required to pay penalties and expenses totaling $131,000 and must satisfy certain interim waste water discharge monitoring and reporting requirements, submit and implement a plan of study for the purpose of obtaining a revised permit, and either obtain a revised permit or install additional cooling equipment at the facility. KTI believes it is currently in compliance with the interim requirements.

    Substantial expenditures could result from governmental proceedings. In addition, federal, state and local regulators have the power to suspend or revoke permits or licenses needed for operation of our plants, equipment, and vehicles or any of our operating subsidiaries based on its compliance record. Also, customers may decide not to use a particular disposal facility or do business with a company because of concerns about its compliance record. Suspension or revocation of permits or licenses would have a negative impact on our business and operations and could have a material adverse impact on our financial results.

    KTI's waste-to-energy, ash recycling and wood processing business activities at its facilities and its transportation and waste disposal business activities are regulated pursuant to federal, state and local environmental laws. Federal laws such as the Clean Air Act of 1990 as amended, and the Clean Water Act and their state analogs govern discharges of pollutants from waste-to-energy facilities to air and water, and other federal, state and local laws such as the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), comprehensively govern the generation, transportation, storage, treatment and disposal of solid waste. These environmental regulatory laws, and others such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), may make KTI potentially liable in the event of environmental contamination associated with its activities, facilities or properties.

    The environmental regulatory laws and regulations or licenses and permits issued thereunder also establish operational standards, including specific limitations on emissions of certain air and water pollutants. Failure to meet these standards could subject the facilities to enforcement actions and, unless excused by particular circumstances, fines or other liabilities.

    Standards established pursuant to the environmental regulatory laws and governmental policies governing their enforcement may change. For example, new technology may be required or stricter standards may be established for the control of discharges of air or water pollutants or for solid waste or ash handling and disposal. Such future developments could affect the manner in which KTI operates its facilities and could require significant additional capital expenditures to achieve compliance with such requirements or policies and other environmental remediation laws may subject KTI to strict joint and several liability for the costs of remediating contamination associated with contaminated sites, including landfills, at which there has been disposal of residue or other waste handled, transported or processed by KTI and real property owned by KTI that may be contaminated.

    Applications have been made for the air emissions permits for the Maine Energy, Penobscot and Telogia facilities. Under Maine regulatory law, a permit continues in effect provided that a timely application for renewal is made. In Maine Energy's case, the application was submitted in compliance with state mandate during August 1996. In December 1996, a public hearing was held by the Maine Department of Environmental Protection on the application and to address the favorable results of an independently conducted health risk assessment pertaining to Maine Energy.

    In the case of Penobscot, a renewal application was submitted in advance of the deadline. Penobscot is awaiting notification from the state of Maine to finalize approval of the air emission permit.

    KTI believes that the Maine Energy, Penobscot and Telogia facilities are in compliance with the federal Clean Air Act, its implementing regulations and all other applicable regulations and, therefore, KTI anticipates that the permits will be renewed following the hearings. There can be no assurance, however, that new conditions will not be imposed in the permits or that the permits will be renewed.

    In City of Chicago v. Environmental Defense Fund, a case interpreting provisions of RCRA, the United States Supreme Court determined that the generation of ash residue from waste-to-energy facilities in the incineration process is not exempt from hazardous waste regulation. The ash produced at the Maine Energy, Penobscot and the Telogia facilities is typically tested for hazardous wastes and has generally met the requirements of non-hazardous material according to the regulations implementing RCRA promulgated by the Environmental Protection Agency since their adoption. Any ash residue that is designated as hazardous material is disposed of according to regulations governing the disposal of such material. Moreover, KTI's ash residue is disposed in landfills segregated to accept ash residue only, and, to KTI's knowledge, the landfill facilities at which the ash residue is disposed meet or exceed the applicable standards for such facilities under RCRA. Further, KTI has been indemnified by Waste Management of Maine, Inc. with respect to potential environmental liabilities relating to ash residue delivered for disposal by Maine Energy. There can be no assurance, however, that the current regulations governing the testing and disposition of ash residue will not be modified and made more stringent and require operational or technological adjustments at the Maine Energy, Penobscot and the Telogia facilities, which adjustments could have a material adverse effect on the operation of such facilities and the financial viability or profitability of the combined company.

    Maine Energy's waste handling agreements with its host communities of Biddeford and Saco prescribe a set of standards for noise, odor and ash emissions from the Maine Energy facility and impose penalties in the event of non-compliance. Since the Maine Energy facility is sited directly in the commercial area of Biddeford, KTI has implemented stringent operational practices to mitigate the escape of odors from the Maine Energy facility including the use of air lock doors at the waste-hauling trucks' entrance to, and exit from, the facility's tipping floor.

    KTI's Total Waste Management subsidiary is involved in the transportation of both liquid and solid waste. Total Waste Management is a hazardous waste transporter and operates both a hazardous waste and a special waste transfer facility at its Newington, New Hampshire site. Total Waste Management also operates a 700,000 gallon used oil processing and marketing facility at the Newington site.

STOCK OWNERSHIP OF MANAGEMENT

    The following table sets forth information, as of September 1, 1999, regarding the beneficial ownership of KTI common stock by (a) each person or entity known to KTI to beneficially own more than five percent of KTI common stock; (b) each director; (c) the chief executive officer and the four other most highly compensated executive officers of KTI as of December 31, 1998; and
(d) all current directors and executive officers of KTI as a group.

    Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days of September 1, 1999 are deemed outstanding for computing the percentage beneficially owned by the person holding the options and/or warrants but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, KTI believes that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the shares of common stock indicated.

                                  KTI                      CASELLA
                              COMMON STOCK                 CLASS A             TOTAL CASELLA CLASS A AND
                                 OWNED                COMMON STOCK OWNED          CLASS B COMMON STOCK
                          PRIOR TO THE MERGER          AFTER THE MERGER             AFTER THE MERGER
NAME OF BENEFICIAL      ------------------------   ------------------------   ----------------------------
OWNER                   # OF SHARES   % OF CLASS   # OF SHARES   % OF CLASS     OWNERSHIP     VOTING POWER
------------------      -----------   ----------   -----------   ----------   -------------   ------------
Ross Pirasteh (1).....     567,847        4.0%        289,601       1.3%           1.3%             *
Martin J. Sergi (2)...   1,059,784        7.5         540,489       2.4            2.3            1.5%
Paul A. Garrett (3)...     404,383        2.9         206,235         *              *              *
Ken (Kook Joo)
  Choi (4)............     207,707        1.5         105,930         *              *              *
David E. Hill (5).....      49,559          *          25,275         *              *              *
Robert E. Wetzel
  (6).................     117,298          *          59,821         *              *              *
Carlos Aguero (7).....      15,584          *           7,947         *              *              *
Dibo Attar (8)........      38,273          *          19,519         *              *              *
W. Chris Hegele (9)...     125,889          *          64,203         *              *              *
Paul Kleinaitis
  (10)................      21,727          *          11,080         *              *              *
George J. Mitchell
  (11)................      17,500          *           8,925         *              *              *
Jack Polak (12).......      38,506          *          19,638         *              *              *
Wilbur L. Ross, Jr.
  (13)................      15,000          *           7,650         *              *              *
Directors and
  executive officers
  as group (15
  persons) (14).......   2,883,756       19.8%      1,470,715       6.6%           6.4%           3.7%

------------------------

   * Represents less than 1% of the outstanding shares of common stock.

 (1) Includes 169,223 shares of KTI common stock issuable upon the exercise of options and warrants within 60 days of September 1, 1999.

 (2) Includes 116,950 shares of KTI common stock issuable upon the exercise of options within 60 days of September 1, 1999. The address of Mr. Sergi is c/o KTI, Inc., 7000 Boulevard East, Guttenberg, New Jersey 07093.

 (3) Includes 23,332 shares of KTI common stock issuable upon the exercise of options within 60 days of September 1, 1999.

 (4) Includes 1,750 shares of KTI common stock issuable upon the exercise of options within 60 days of September 1, 1999.

 (5) Includes 29,651 shares of KTI common stock issuable upon the exercise of options within 60 days of September 1, 1999.

 (6) Includes 64,483 shares of KTI common stock issuable upon the exercise of options and warrants within 60 days of September 1, 1999.

 (7) Includes 7,500 shares of KTI common stock issuable upon the exercise of warrants within 60 days of September 1, 1999.

 (8) Includes 35,824 shares of KTI common stock issuable upon the exercise of options within 60 days of September 1, 1999.

 (9) Includes 125,889 shares of KTI common stock held by Kitty Hawk Capital Limited Partnership II. Mr. Hegele is an executive officer and director of the general partner of Kitty Hawk Capital Limited Partnership II. Also includes 7,500 shares of KTI common stock issuable upon the exercise of warrants within 60 days of September 1, 1999.

(10) Includes 15,000 shares of KTI common stock issuable upon the exercise of options within 60 days of September 1, 1999.

(11) Includes 17,500 shares of KTI common stock issuable upon the exercise of warrants within 60 days of September 1, 1999.

(12) Includes 30,576 shares of KTI common stock issuable upon the exercise of options and warrants within 60 days of September 1, 1999.

(13) Includes 15,000 shares of KTI common stock issuable upon the exercise of options and warrants within 60 days of September 1, 1999.

(14) Includes 547,704 shares of KTI common stock issuable upon the exercise of options and warrants within 60 days of September 1, 1999.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth information for each of the last three fiscal years, with respect to the cash compensation paid and the shares underlying options granted to each person who (a) will serve as a director or executive officer of Casella after the merger and (b) who received annual compensation in excess of $100,000 during KTI's fiscal 1998, collectively the "KTI named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                                         ANNUAL COMPENSATION        SECURITIES      ALL OTHER
                                                      -------------------------     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR      SALARY ($)     BONUS ($)     OPTIONS (#)         ($)
---------------------------               --------    ----------    -----------    ------------    ------------

Martin J. Sergi.......................      1998       $227,885     $     --        100,000        $     --
President                                   1997        210,000        4,038         75,000           7,000(1)
                                            1996        199,423      149,038(2)      26,250           6,000(1)

Ross Pirasteh.........................      1998        227,885           --        100,000              --
Chairman of the Board                       1997        204,712       54,038         75,000           7,000(1)
                                            1996        152,019        2,981         26,250              --

------------------------

(1) Consists of amount paid by KTI to the named executive officer's account in KTI's 401(k) plan.

(2) Mr. Sergi was to be paid a bonus of approximately $500,000 for 1996 pursuant to his employment agreement with KTI. Pursuant to a letter agreement with the KTI board, Mr. Sergi agreed to reduce this bonus to $145,000. Mr. Sergi was entitled to receive a bonus of approximately $120,000 and $250,000 for 1997 and 1998, respectively, pursuant to his employment agreement. However, Mr. Sergi waived receipt of these bonuses.

    CURRENT EMPLOYMENT AGREEMENTS

    KTI's employment agreement with Martin J. Sergi provided for his employment as president of KTI. This employment agreement will be terminated upon the effectiveness of the merger, and will be replaced with the employment agreement described above under "The Merger--Interests of executive officers and directors of Casella and KTI in the merger." Mr. Sergi's annual base salary was increased from $185,000 to $210,000, effective as of May 1996, and from $210,000 to $250,000 effective as of August 1998. Prior to the most recent amendment, Mr. Sergi was entitled to a bonus of 2% of pre-tax consolidated net income of KTI and its subsidiaries of between $3,000,000 and $4,000,000; 4% of pre-tax consolidated net income of KTI and its subsidiaries between $4,000,001 and $5,000,000; and 6% of pre-tax consolidated net income of KTI and its subsidiaries over $5,0000,000. Mr. Sergi was entitled to a bonus of approximately $500,000 for 1996 under the formula in his employment agreement with KTI. Pursuant to a letter agreement with the KTI board, this bonus was reduced to $145,000. For 1997, Mr. Sergi was entitled to a bonus of approximately $120,000, but Mr. Sergi waived receipt of this bonus. Currently, Mr. Sergi was to receive a bonus based on the attainment of certain goals set by the KTI board. The agreement also provided that Mr. Sergi would participate in any employee benefit plans established for senior management of KTI, that he is entitled to payments not in excess of $700 per month as an automobile allowance, that KTI will pay premiums for $250,000 of term life insurance on his life and that he will be entitled to participate in a disability plan maintained by KTI. KTI also agreed that Mr. Sergi will be entitled to participate in an incentive stock option plan for senior management.

    KTI agreed with Mr. Sergi that if his employment terminated other than by reason of his death, retirement, disability or for cause, or if he should elect to terminate his employment as a result of "good reason," he would be entitled to continue receiving his annual base salary for a period of three years and would also be entitled to receive payment of an amount intended to compensate him for retirement benefits he would have received had he remained in KTI's employ until retirement. "Good reason" is defined to mean, among other things,
(a) the assignment to the employee of materially different duties than those existing at the commencement of the agreement or which require travel significantly more time consuming than that required at the commencement of the agreement and (b) the reduction of employee's authority as a senior executive officer. However, Mr. Sergi may not terminate the employment agreement for reasons specified in clause (a) above more than six months following a "change-of-control" of KTI, as defined in the employment agreement.

    KTI's employment agreement with Ross Pirasteh provided for his employment as the chairman and a member of the executive committee of the KTI board. This employment agreement will be terminated upon the effectiveness of the merger and will be replaced with the employment agreement described above under "The Merger--Interests of executive officers and directors of Casella and KTI in the merger." Mr. Pirasteh's annual base salary is $250,000, and he was entitled to a bonus in an amount determined by the compensation committee of the KTI board. The agreement also provided that Mr. Pirasteh would participate in any employee benefit plans established for senior management of KTI, that he was entitled to all fringe benefits and perquisites generally available to senior management of KTI, that KTI would pay premiums for $250,000 of term life insurance on his life and that he would be entitled to participate in a disability plan maintained by KTI. KTI has also agreed that Mr. Pirasteh would be entitled to participate in an incentive stock option plan for senior management.

    KTI agreed with Mr. Pirasteh that if his employment terminates other than by reason of his death, retirement, disability or for cause, or if he should elect to terminate his employment as a result of "good reason," he would be entitled to receive an amount equal to three times the sum of (i) his highest annual base salary prior to termination and (ii) the higher of his most recent bonus or 50% of his base salary at the time of termination, and would also be entitled to the benefits he would have received had he remained in KTI's employ for a period of three years. "Good reason" is defined to mean, among other things, (a) the assignment to the employee of duties inconsistent with those existing at the commencement of the agreement or which require travel significantly more time consuming than that required at the commencement of the agreement, (b) the material alteration of employee's responsibilities and (c) a "change-of-control" of KTI, as defined in the employment agreement.

    COMPENSATION OF DIRECTORS

    In 1998, KTI paid each non-employee director a fee of $12,500 per annum. In 1997 and 1996, KTI paid each non-employee director a fee of $7,500 per annum. Non-employee directors also participate in the KTI, Inc. Directors' Stock Option Plan pursuant to which non-employee directors are granted a nonstatutory stock option to purchase up to 7,500 shares of KTI common stock on the date of each annual meeting of shareholders. Employee directors currently do not receive an additional fee for their services as directors.

    STOCK OPTION GRANTS

    The following table sets forth information for each of the KTI named executive officers with respect to the grant of stock options to purchase shares of KTI common stock during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         PERCENT OF                                   POTENTIAL REALIZABLE VALUE
                                           TOTAL                                        AT ASSUMED ANNUAL RATES
                            NUMBER OF     OPTIONS                                           OF STOCK PRICE
                            SECURITIES   GRANTED TO                                     APPRECIATION FOR OPTION
                            UNDERLYING   EMPLOYEES    EXERCISE OR                               TERM(3)
                             OPTIONS     IN FISCAL       BASE                         ---------------------------
                            GRANTED(1)      YEAR       PRICE(2)     EXPIRATION DATE       5%             10%
                            ----------   ----------   -----------   ---------------   -----------   -------------
Martin J. Sergi...........     6,000        0.44%      $18.2875     1/2/08             $ 52,757      $  149,001
                              19,000        1.39        16.6250        1/2/08           198,652         503,423
                              75,000        5.50        16.6250        1/2/08           784,153       1,987,198
Ross Pirasteh.............     6,000        0.44        16.6250     1/2/08               62,732         158,977
                              19,000        1.39        16.6250        1/2/08           198,652         503,423
                              75,000        5.50        16.6250        1/2/08           784,153       1,987,198

------------------------

(1) In 1998, Mr. Sergi was granted 25,000 options under KTI's incentive option plan. Of the 25,000 options granted in 1998, 6,000 are incentive stock options and 19,000 are nonstatutory options. The additional 75,000 options granted in 1998 were nonstatutory, non-plan options. In 1998, Mr. Pirasteh was granted 25,000 options under KTI's incentive option plan. Of the 25,000 options granted in 1998, 6,000 are incentive stock options and 19,000 are nonstatutory options. The additional 75,000 options granted in 1998 were nonstatutory, non-plan options. The options granted to Messrs. Sergi and Pirasteh under the plan vest in 60 equal monthly installments with full vesting to occur after five years. The non-plan options were fully vested on the date of grant.

(2) Options were granted at the fair market value determined as of the date of the grant, based upon the last reported sale price of KTI common stock on the Nasdaq National Market.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of KTI common stock on the date of the option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect KTI's estimate of future stock price growth. Actual gains if any, on stock option exercise and KTI common stock holdings are dependent on the timing of the exercise and the future performance of KTI common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

    FISCAL YEAR-END OPTION VALUES

    The following table sets forth information for each of the KTI named executive officers with respect to the exercise of options to purchase shares of KTI common stock during fiscal 1998 and the number and value of options outstanding as of the fiscal year ended 1998.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF
                                                           SECURITIES
                                                           UNDERLYING                VALUE OF UNEXERCISED
                                                           UNEXERCISED                   IN-THE-MONEY
                         SHARES                        OPTIONS AT FISCALS          OPTIONS AT DECEMBER 31,
                       ACQUIRED ON      VALUE             YEAR END (#)                    1998($)(2)
                        EXERCISE      REALIZED     ---------------------------   ----------------------------
NAME                       (#)         ($)(1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   ------------   -------------
Martin J. Sergi......     68,381      $490,447        87,525        97,842        $  700,054      $971,321
President

Ross Pirasteh........     --            --           124,318        76,931         1,144,264       688,994
Chairman of the Board

------------------------

(1) Based on the closing price of KTI common stock as reported on the Nasdaq National Market on the date of exercise less the option exercise price

(2) These values have been calculated on the basis of the last reported sale price of KTI common stock on the Nasdaq National Market on December 31, 1998, $21.625 per share, less the aggregate exercise price.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 1998, Paul Kleinaitis, Jack Polak and Wilbur Ross served on KTI's compensation committee. No member of the compensation committee was involved in an interlocking relationship or insider participation with respect to the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    KTI leases office space from the Mall at the Galaxy, Inc., a corporation that is 72% owned by Martin J. Sergi, a principal shareholder and president of KTI. The mall leases space to 27 tenants under long-term operating leases. KTI made rental payments to the mall of $96,000 in fiscal year 1998. KTI believes that the lease for the office space was made on terms comparable to those which could have been obtained from an unaffiliated lessor.

    KTI held a promissory note of the Mall at the Galaxy, Inc. dated January 1, 1994 in the original principal amount of $121,581, with a balance including interest accrued as of December 31, 1998 of $62,486. This note was issued in replacement of a note dated May 30, 1989 in the original principal amount of $74,076. The note bears interest at 10% per annum. KTI believes that this note was issued on terms comparable to those which could have been obtained from an unaffiliated lessor.

    During 1996, KTI made private placements of $2,003,314 of 8% notes due
July 31, 1996 together with 333,882 warrants to purchase KTI common stock at $6.00 per share, subject to adjustment, which expire five years from the date of issue. In this private placement, Mr. Pirasteh purchased $60,000 in notes and 10,500 warrants, which were registered in the names of others. KTI believes that the terms on which Mr. Pirasteh received securities in this private placement are comparable to those which were obtained from unaffiliated investors concurrently with Mr. Pirasteh's investments.

                 KTI SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial information as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995 are derived from financial statements of KTI not included herein. The selected historical balance sheet data as of December 31, 1997 and 1998 and statements of operations data for each of the three years in the period ended December 31, 1998 are derived from the audited financial statements of KTI included in this proxy statement/prospectus. The selected historical financial data for the six months ended June 30, 1998 and 1999 are derived from the unaudited financial statements of KTI and, in the opinion of the management of KTI, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information. Operating results for the interim periods are not necessarily indicative of the results of KTI that may be expected for the entire year. You should read this information in conjunction with the respective historical financial statements and notes we have included in this proxy statement/prospectus.

                                                     FISCAL YEAR ENDED DECEMBER 31,                         SIX MONTHS ENDED
                                     ---------------------------------------------------------------   --------------------------
                                                                                                        JUNE 30,       JUNE 30,
                                        1994         1995         1996         1997         1998          1998           1999
                                     ----------   ----------   ----------   ----------   -----------   -----------   ------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                                       (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...........................  $   37,783   $   38,083   $   35,717   $   98,587   $   179,007   $   72,666    $    130,921
Cost of operations.................      22,656       18,634       19,499       69,296       144,885       58,468         101,111
Selling, general and
  administrative...................       2,401        2,941        2,389        2,978         5,977        3,113           9,546
Restructuring charge...............          --           --           --           --            --           --           3,719
Asset impairment charge............          --           --           --           --            --           --           3,000
Depreciation and amortization......       2,843        7,505        6,694        6,786        13,749        5,334          10,770
                                     ----------   ----------   ----------   ----------   -----------   ----------    ------------
                                         27,900       29,080       28,582       79,060       164,611       66,915         128,146
                                     ----------   ----------   ----------   ----------   -----------   ----------    ------------
Income from operations.............       9,883        9,003        7,135       19,527        14,396        5,751           2,775
Other expense, net.................       9,391        9,044        4,427        4,696        10,667        3,060          10,045
                                     ----------   ----------   ----------   ----------   -----------   ----------    ------------
Income (loss) from continuing
  operations before minority
  interest, provision (benefit) for
  income taxes, extraordinary item
  and cumulative effect of change
  in accounting principle..........         492          (41)       2,708       14,831         3,729        2,691          (7,270)
Minority interest(1)...............      (1,920)      (1,287)      (1,185)      (7,244)       (3,702)      (1,046)         (1,176)
                                     ----------   ----------   ----------   ----------   -----------   ----------    ------------
Income (loss) from continuing
  operations before provision
  (benefit) for income taxes,
  extraordinary item and cumulative
  effect of change in accounting
  principle........................      (1,428)      (1,328)       1,523        7,587            27        1,645          (8,446)
Provision (benefit) for income
  taxes............................          --           65           --       (2,586)       (3,023)         614          (2,565)
Extraordinary item.................          --         (148)       2,248           --           351          495              --
Loss from discontinued
  operations.......................          --           86          714           --            --           --              --
Cumulative effect of change in
  accounting principle.............          --           --           --           --            --           --              58
                                     ----------   ----------   ----------   ----------   -----------   ----------    ------------
Net income (loss)..................      (1,428)      (1,331)      (1,439)      10,173         2,699          536          (5,939)
Accretion and paid and accrued
  dividends on preferred stock.....          --           --           --       (1,408)       (1,133)        (978)             --
                                     ----------   ----------   ----------   ----------   -----------   ----------    ------------
Net income (loss) available to
  common stockholders..............  $   (1,428)  $   (1,331)  $   (1,439)  $    8,765   $     1,566   $     (442)   $     (5,939)
                                     ==========   ==========   ==========   ==========   ===========   ==========    ============
Diluted income (loss) per common
  share............................  $    (0.42)  $    (0.25)  $    (0.23)  $     1.08   $      0.14   $    (0.04)   $      (0.43)
                                     ==========   ==========   ==========   ==========   ===========   ==========    ============
Diluted weighted average common
  shares outstanding(2),(3)........   3,409,081    4,558,460    6,255,088    8,426,190    11,398,151    9,424,451      13,818,290
OTHER OPERATING DATA:
Capital expenditures...............  $      511   $    2,916   $    3,412   $    5,072   $     8,581   $    4,183    $      6,379
                                     ==========   ==========   ==========   ==========   ===========   ==========    ============
OTHER DATA:
Cash flow (used in) provided by
  operating activities.............  $    4,487   $    8,355   $   85,609   $    9,322   $     1,181   $    2,264    $     (6,552)
                                     ==========   ==========   ==========   ==========   ===========   ==========    ============
Cash flow (used in) provided by
  investing activities.............  $    6,391   $     (764)  $    2,969   $  (33,428)  $   (69,561)  $  (20,962)   $     (9,473)
                                     ==========   ==========   ==========   ==========   ===========   ==========    ============
Cash flow provided by (used in)
  financing activities.............  $   (3,922)  $   (8,523)  $  (89,805)  $   30,060   $    66,625   $   17,544    $     11,990
                                     ==========   ==========   ==========   ==========   ===========   ==========    ============
Adjusted EBITDA(4).................  $   10,806   $   15,221   $   12,644   $   19,069   $    24,443   $   10,039    $     12,369
                                     ==========   ==========   ==========   ==========   ===========   ==========    ============

                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------   JUNE 30,
                                                                1994       1995       1996       1997       1998       1999
                                                              --------   --------   --------   --------   --------   ---------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 7,386    $ 6,454    $ 5,227    $ 11,181   $  9,426   $   5,391
Working capital (deficit)(5)................................    8,517      8,713      9,084      21,957     42,826    (108,492)
Property and equipment, net.................................   91,989     86,363     99,126     164,753    213,669     216,777
Total assets................................................  131,383    132,906    133,615     252,487    436,485     463,034
Long-term obligations, less current maturities..............  121,979    107,398     34,949      74,473    202,153      69,869
Redeemable preferred stock..................................       --         --         --      25,132         --          --
Total stockholders' equity (deficit)........................   (3,911)     6,881     10,599      59,716     98,187     103,624

------------------------------
(1) Minority interest for the year ended December 31, 1997 includes $4,620 and $102 for preacquisition earnings of PERC and AARNE, respectively. Minority interest for the year ended December 31, 1994 includes $1,367 of preacquisition earnings of Maine Energy.

(2) An adjustment for shares issued during the twelve month period prior to the Company's initial registration statement has been made.

(3) All periods reflect the effect of a 5% common stock dividend declared by the Board of Directors on February 28, 1997 and paid March 28, 1997.

(4) For a description of Adjusted EBITDA see note (1) to summary unaudited pro forma combined information.

(5) The working capital deficit at June 30, 1999 is a result of the reclassification of certain debt due to a default of one of the financial covenants.

                    KTI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following is a discussion of certain factors affecting KTI's results for the three and six months ended June 30, 1999, and the three fiscal years in the period ended December 31, 1998, as well as our liquidity and capital resources. When used in this discussion, the terms "we" and "our" refer to KTI or its management. This discussion should be read in conjunction with our historical financial statements and notes, which can be found on pages F-1 to F-128.

    We are a holding company and derive our earnings from our subsidiaries. During 1998 and the first six months of 1999, as part of our integrated waste management strategy, we acquired several businesses and additional partnership interests. As a result of the acquisitions completed in 1998, we began reporting the results of operations by the following four segments: waste-to-energy, residential recycling, commercial recycling and finished products.

    Our municipal solid waste disposal operations are subject to seasonal fluctuations due to less waste being generated during the winter months because of seasonal changes in population, which impacts our revenues. The waste-to-energy facilities also have scheduled shutdowns each year, usually two weeks in April or May, for major maintenance and capital projects.

    In June 1998, we refinanced Penobscot's outstanding bonds. As a result, Bangor Hydro Electric Company, which purchases the power from Penobscot, made a one-time payment of $6.0 million in cash, issued a non-interest bearing note due in 16 quarterly payments of $250,000 commencing on October 1, 1998 and issued warrants to our subsidiary to purchase 713,000 shares of Bangor Hydro common stock. Pursuant to the amended power disposal agreement, Bangor Hydro is entitled to receive a one-third share of Penobscot's distributable cash.

    The $6.0 million payment, the present value of the Bangor Hydro payments, approximately $3.6 million, and the warrant valuation of approximately
$3.8 million were recorded as a customer advance. The customer advance, net of transaction costs, is being amortized over the life of the Power Purchase agreement with Bangor Hydro. Pursuant to the amended power disposal agreement, Bangor Hydro is entitled to receive a one-third share of Penobscot's distributable cash.

    The residential recycling facilities also generate revenues from the sale of recyclable materials, which revenues fluctuate with the changes in the market price. We use long-term supply contracts with floor price arrangements to minimize commodity risk for certain recyclables. Under these contracts, we obtain a guaranteed minimum price for the recyclable materials as well as with a commitment to receive additional amounts if current market prices rise above the floor price.

    The operations of our commercial recycling segment have continued to be below our expectations because of low volumes in our processing plants, reduced brokerage volumes as a result of the economic downturn in the Pacific Rim, and lower commodity prices that have reduced profit margins.

    Our acquisition of FCR in August 1998 provided us with a new line of business, the manufacturing of finished products that use recyclable materials as a primary raw material. The insulation division manufactures cellulose insulation which is used primarily in the construction of manufactured housing and single family residential homes in six plants located throughout the country. The plastics division is a reprocessor of plastics collected primarily from residential recycling programs and industrial suppliers in two plants located in North Carolina. The plastics division also brokers post-industrial and post consumer plastics.

    On July 19, 1996, DataFocus, one of our wholly owned subsidiaries, executed an agreement with CIBER, Inc. Under the agreement, DataFocus sold substantially all of the assets of its business systems division, other than cash and accounts receivable, to CIBER for $5.0 million, subject to customary purchase price adjustments. DataFocus retained cash, accounts receivables and substantially all of the liabilities of its business systems division that arose before July 26, 1996. The net proceeds of this sale, including cash and accounts receivable retained, less related liabilities, were approximately $4.3 million.

    Additionally, on July 29, 1996, we sold our stock in DataFocus to certain members of the management of DataFocus. Pursuant to the sale, we received $5,000 in cash, the cancellation by DataFocus management of stock options for 132,328 shares of our common stock, the cancellation of an option to purchase 20% of the common stock of DataFocus and a royalty agreement. We received royalties of $60,000 in 1998 and 1997. A loss from discontinued operations of approximately $0.7 million for the year ended December 31, 1996 resulted from the sale and disposal of our computer service division.

                             RESULTS OF OPERATIONS

             THREE AND SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH THE
                    THREE AND SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                 THREE MONTHS ENDED JUNE 30,                    SIX MONTHS ENDED JUNE 30,
                                       (IN THOUSANDS)                                 (IN THOUSANDS)
                         -------------------------------------------    ------------------------------------------
                           1999         %          1998        %          1999        %          1998        %
                         ---------   --------    --------   --------    --------   --------    --------   --------
Revenues...............  $  64,793     100.0%    $ 34,790     100.0%    $130,921     100.0%    $72,666     100.0%
Cost of operations.....     56,188      86.7%      32,980      94.8%     109,246      83.4%     63,693      87.7%
                         ---------               --------               --------               -------
  Gross Profit.........      8,605      13.3%       1,810       5.2%      21,675      16.6%      8,973      12.3%
Selling, general and
  administrative.......      6,285       9.7%       2,086       6.0%      12,181       9.3%      3,222       4.4%
Restructuring charge...      2,971       4.6%          --                  3,719       2.8%         --
Asset impairment
  charge...............      3,000       4.6%          --                  3,000       2.3%         --
                         ---------               --------               --------               -------
Income (loss) from
  operations...........     (3,651)     (5.6)%       (276)     (0.8)%      2,775       2.1%      5,751       7.9%
Interest expense,
  net..................      5,319       8.2%       1,550       4.5%       9,053       6.9%      3,060       4.2%
Other expense..........        861       1.3%          --                    992       0.8%         --
                         ---------               --------               --------               -------
  Income (loss) before
    minority interest,
    provision (benefit)
    for income taxes,
    extraordinary item
    and cumulative
    effect of change in
    accounting
    principle..........     (9,831)    (15.2)%     (1,826)     (5.2)%     (7,270)     (5.6)%     2,691       3.7%
Minority interest......        490       0.8%         (86)     (0.2)%      1,176       0.9%      1,046       1.4%
                         ---------               --------               --------               -------
  Income (loss) before
    provision (benefit)
    for income taxes,
    extraordinary item
    and cumulative
    effect of change in
    accounting
    principle..........    (10,321)    (15.9)%     (1,740)     (5.0)%     (8,446)     (6.5)%     1,645       2.3%
Provision (benefit) for
  income taxes.........     (3,417)     (5.3)%       (732)     (2.1)%     (2,565)     (2.0)%       614       0.8%
                         ---------               --------               --------               -------

                                 THREE MONTHS ENDED JUNE 30,                    SIX MONTHS ENDED JUNE 30,
                                       (IN THOUSANDS)                                 (IN THOUSANDS)
                         -------------------------------------------    ------------------------------------------
                           1999         %          1998        %          1999        %          1998        %
                         ---------   --------    --------   --------    --------   --------    --------   --------
  Income (loss) before
    extraordinary item
    and cumulative
    effect of change in
    accounting
    principle..........     (6,904)    (10.7)%     (1,008)     (2.9)%     (5,881)     (4.5)%     1,031       1.4%
Extraordinary item.....         --                    495       1.4%          --                   495       0.7%
                         ---------               --------               --------               -------
Income (loss) before
  cumulative effect of
  change to accounting
  principles...........     (6,904)    (10.7)%     (1,503)     (4.3)%     (5,881)     (4.5)%       536       0.7%
Cumulative effect of
  change in accounting
  principle............         --                     --                     58       0.0%         --
                         ---------               --------               --------               -------
  Net income (loss)....     (6,904)    (10.7)%     (1,503)     (4.3)%     (5,939)     (4.5)%       536       0.7%
Accretion and accrued
  and paid dividends on
  preferred stock......         --                    469       1.3%          --                   978       1.3%
                         ---------               --------               --------               -------
  Loss available to
    common
    shareholders.......  $  (6,904)    (10.7)%   $ (1,972)     (5.7)%   $ (5,939)     (4.5)%   $  (442)     (0.6)%
                         =========               ========               ========               =======

REVENUES

    Consolidated revenues for the three and six months ended June 30, 1999 were $64.8 million and $130.9 million, respectively. Compared with the same periods in 1998, consolidated revenues increased $30.0 million or 86.2% and $58.3 million or 80.2%, respectively.

    WASTE-TO-ENERGY SEGMENT

    Total revenues for this business unit were approximately $25.4 and $49.0 million for the three and six months ended June 30, 1999, respectively, compared to approximately $17.3 and $35.8 million, respectively, for the same periods in 1998. This represents an increase of approximately $8.1 million or 46.8% and $13.2 million and 36.9% for the three and six months ended June 30, 1999, respectively, compared to the same periods in 1998.

    Revenues in the waste-to-energy segment are primarily derived from waste processing and electric power sales. Total tons received by the waste-to-energy facilities increased by 5.0% and 4.2% for the three and six months ended
June 30, 1999, respectively, compared to the same periods in 1998. The tons received at Penobscot increased approximately 3.3% and 0.2% for the three and six months ended June 30, 1999, respectively, compared to the same periods in 1998. This increase at Penobscot was a result of the scheduled plant shutdown occurring during the first quarter in 1999. In 1998, Penobscot's scheduled plant shutdown occurred in the second quarter. The tons received by American Ash Recycling increased approximately 79.9% and 81.3% for the three and six months ended June 30, 1999, respectively compared to the same periods in 1998. The increases at the American Ash facility were partially offset by a 3.8% and 4.4% decrease in tons at Maine Energy for the three and six months ended June 30, 1999, respectively, compared to the same periods in 1998. The decrease at Maine Energy was due to lower production as a result of repairs to the primary processing equipment.

    Waste processing revenues increased by approximately $2.8 million or 31.1% and approximately $3.8 million or 22.4% for the three and six months ended
June 30, 1999, respectively, compared to the same periods in 1998. This increase in revenue is a result of the net increase in tonnage discussed above, increased prices charged per ton during 1999 compared to 1998 of approximately 7.2% and

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additional revenues from the Multitrade, Russell Stull, AFA Group and KTI
Recycling of Canada acquisitions. The increases from the acquisitions were offset by reductions at KTI BioFuels due to the elimination of brokerage operations on March 31, 1998.

    Electric power revenues for the three and six months ended June 30, 1999 increased approximately $0.5 million or 3.9% and approximately $1.4 million or 4.1% compared to the same periods in 1998. The increase in revenues is due to amortization of the customer advance at Penobscot and additional revenues from Multitrade which was acquired in June 1998. This was offset by higher performance credits as a result of the amended Power Purchase and Waste Disposal Agreements.

    RESIDENTIAL RECYCLING SEGMENT

    This segment, which includes the residential recycling plants of FCR and the KTI Recycling of New England facilities in Boston posted revenues of approximately $6.0 million and $15.1 million for the three and six months ended June 30, 1999, respectively, compared to approximately $1.5 and $3.2 million, respectively, for the same periods in 1998. This increase of approximately $4.5 and $11.9 million, respectively, is a result of the acquisition of FCR being completed in the third quarter of 1998.

    COMMERCIAL RECYCLING SEGMENT

    The commercial recycling segment had total revenues for the three and six months ended June 30, 1999 of approximately $19.3 and $40.4 million, respectively, compared to $13.5 and $29.5 million, respectively, for the same periods in 1998. This represents an increase of approximately $5.8 and $10.9 million, respectively. These increases are primarily as a result of the acquisition of KTI New Jersey Fibers, Inc., which was completed in the third quarter of 1998, and higher commodity prices for paper fibers in the second quarter of 1999 compared to the second quarter of 1998. These increases were partially offset by lower volumes at the commercial processing plants due to the sale of the KTI Recycling of Illinois facility in Chicago.

    FINISHED PRODUCTS SEGMENT

    Total revenues for this segment for the three and six months ended June 30, 1999 were approximately $14.1 and $26.4 million, respectively, compared to approximately $2.5 and $4.2 million for the same periods in 1998. This represents an increase of approximately $11.5 and $22.2 million, respectively. The increase in revenues is primarily the result of acquisitions discussed above and higher volumes at Manner. These volumes were partially offset by decreases in plastic prices in the second quarter of 1999 compared to the same period in 1998.

COSTS AND EXPENSES

    WASTE-TO-ENERGY SEGMENT

    Cost of operations in this segment consists primarily of electric power and waste handling costs which were approximately $20.8 and $37.7 million, during the three and six months ended June 30, 1999, respectively, compared to approximately $16.5 and $29.2 million, respectively, for the same periods in 1998. This is an increase of approximately $4.3 million or 26.1% and $8.5 million or 29.1%, respectively. The increase was primarily a result of the Total Waste Management, Multitrade, Russell Stull, AFA Group and KTI Recycling of Canada acquisitions discussed above which had total costs of operations of approximately $5.4 million for the six months ended June 30, 1999. In addition, Penobscot's operating costs decreased 5.3% due to lower costs associated with the planned plant shutdown. Timber Energy Resources costs decreased by 12.5% as a result of an increase in tipping fee based material which reduced fuel costs and the elimination of the costs associated with the KTI BioFuels brokerage discussed above.

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
    RESIDENTIAL RECYCLING SEGMENT

    Cost of operations in this segment for the three and six months ended
June 30, 1999 was approximately $6.3 and $14.8 million, respectively, compared to approximately $1.3 and $2.5 million, respectively, for the same periods in 1998. This was because of our acquisition of FCR in the third quarter of 1998.

    COMMERCIAL RECYCLING SEGMENT

    Cost of operations in this segment for the three and six months ended
June 30, 1999 was approximately $23.2 and $44.1 million, respectively, compared to approximately $14.1 and $29.8 million, respectively, during the same periods in 1998. This increase is primarily due to our acquisition of KTI New Jersey Fibers in August 1998 and higher commodity purchase prices which were partially offset by lower volumes at the commercial processing plants.

    FINISHED PRODUCTS

    Cost of operations in this segment for the three and six months ended
June 30, 1999 was approximately $15.1 and $26.7 million, respectively, compared to approximately $2.6 and $3.9 million, respectively, during the same periods in 1998. The increase was primarily a result of the acquisitions discussed above and increased volumes at Manner. The increased volumes at Manner were partially offset by lower purchase prices in 1999.

OTHER ITEMS

    Selling, general and administrative expenses increased by approximately $4.2 and $9.0 million for the three and six months ended June 30, 1999, respectively, compared to the same periods in 1998. The increase is a result of selling, general administrative costs added through acquisitions throughout 1998 and the addition of administrative staff to develop and install corporate-wide information systems; to develop and support a formal strategic planning and budgeting process; to support company-wide credit and collection efforts; to identify and pursue potential mergers and acquisitions; and to develop internal information systems to identify revenue enhancement and cost savings programs in newly acquired entities.

    On June 1, 1999, KTI completed the sale of its Chicago commercial recycling facility and recorded a loss of approximately $0.4 million.

    As a result of this loss, KTI initiated an impairment review of the long-lived assets, including goodwill, in the commercial recycling segment. A revised operating plan for each of the remaining facilities in the commercial recycling segment was developed. While revenues are stable, the commercial recycling segment continues to operate at levels of profitability which are significantly below the levels anticipated when the acquisitions were completed. In addition, with the continued consolidation of the solid waste industry and the continued focus on the disposal aspects of this industry, the possibility of selling these facilities for amounts approximating their carrying value is remote.

    KTI continued to experience low operating results in the commercial recycling segment and determined that the estimated future undiscounted cash flows for the KTI Recycling of New Jersey facility in Newark were below the carrying value of the long-lived assets. KTI adjusted the carrying value of the equipment and leasehold improvements of the Newark facility by approximately $3.0 million to their estimated fair value of approximately $1.2 million. The fair value of the long-lived assets was based on the expected cash flows discounted at a rate commensurate with the risk involved.

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    Interest expense increased approximately $3.8 and $6.0 million during the three and six months ended June 30, 1999, respectively, compared to the same periods in 1998. These increases are related principally to increased borrowings on KTI's line of credit to fund several acquisitions, incremental interest expense on debt assumed as part of these acquisitions, higher interest rates on KTI's line of credit, fees associated with the amendment of financial covenants, and the conversion of the Series B Preferred Stock to convertible debt. These increases were partially offset by lower interest rates at Penobscot as a result of the refinancing of the bonds payable and lower debt levels at Maine Energy.

           COMPARISON OF YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                               YEAR ENDED DECEMBER 31, (DOLLARS IN THOUSANDS)
                                       ---------------------------------------------------------------
                                              1998                  1997                  1996
                                       -------------------   -------------------   -------------------
Revenues.............................  $179,007     100.0%   $98,587      100.0%   $ 35,717     100.0%
Cost of operations...................   156,664      87.5%    75,864       77.0%     26,048      72.9%
                                       --------    ------    -------     ------    --------    ------
  Gross Profit.......................    22,343      12.5%    22,723       23.0%      9,669      27.1%
Selling, general and
  administrative.....................     7,947       4.4%     3,196        3.2%      2,534       7.1%
                                       --------    ------    -------     ------    --------    ------
Income from operations...............    14,396       8.1%    19,527       19.8%      7,135      20.0%
Interest expense, net................    10,667       6.0%     5,086        5.2%      4,464      12.5%
Other income, net....................        --                 (390)      (0.4)%       (37)     (0.1)%
                                       --------    ------    -------     ------    --------    ------
  Income from continuing operations
    before minority interest, benefit
    for income taxes and
    extraordinary item...............     3,729       2.1%    14,831       15.0%      2,708       7.6%
Minority interest....................     3,702       2.1%     2,522        2.6%      1,185       3.3%
Pre-acquisition earnings.............        --                4,722        4.8%         --
                                       --------    ------    -------     ------    --------    ------
Income from continuing operations
  before benefit for income taxes and
  extraordinary item.................        27       0.0%     7,587        7.6%      1,523       4.3%
Benefit for income taxes.............    (3,023)     (1.7)%   (2,586)      (2.6)%        --
                                       --------    ------    -------     ------    --------    ------
  Income before extraordinary item...     3,050       1.7%    10,173       10.2%      1,523       4.3%
Discontinued operations--Loss from
  discontinued operations (including
  a loss on disposal of $549 and a
  provision for income taxes of
  $200)..............................        --                   --                    714       2.0%
                                       --------    ------    -------     ------    --------    ------
  Income (loss) before extraordinary
    item.............................     3,050       1.7%    10,173       10.2%        809       2.3%
Extraordinary item--Loss on early
  extinguishment of debt, net of
  minority interest and taxes........       351       0.2%        --                  2,248       6.3%
                                       --------    ------    -------     ------    --------    ------
  Net income (loss)..................     2,699       1.5%    10,173       10.2%     (1,439)     (4.0)%
Accretion and accrued and paid
  dividends on preferred stock.......    (1,133)     (0.6)%   (1,408)      (1.4)%        --
                                       --------    ------    -------     ------    --------    ------
  Net income (loss) available to
    common shareholders..............  $  1,566       0.9%   $ 8,765        8.8%   $ (1,439)     (4.0)%
                                       ========    ======    =======     ======    ========    ======

    YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

REVENUES

    Consolidated revenue for the year ended December 31, 1998, compared with the same period in 1997, increased approximately $80.4 million or 81.6%.

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
    WASTE-TO-ENERGY SEGMENT

    The total revenues for the waste-to-energy segment were approximately
$76.7 million for the year ended December 31, 1998, compared to approximately $74.2 million for the same period in 1997. This is an increase of approximately $2.5 million or 3.4%.

    Revenues in the waste-to-energy segment were primarily produced from waste processing and electric power sales. Total tons received by Maine Energy and Penobscot increased 2.0% and 4.1%, respectively, in 1998, compared to 1997. These increases were due to higher municipal solid waste disposal rates in the areas close to the facilities, which improved the competitive pricing position for Maine Energy and Penobscot. Waste processing revenues decreased by approximately $2.0 million or 8.3% for the year. This decrease was due to higher performance credits due to the restructuring of the Bangor Hydro power purchase agreement. This decrease was reduced by an approximately 5.0% increase in the prices charged per ton during 1998 versus 1997 and additional revenues from the Total Waste Management acquisition, offset by a 12.2% decrease in volume versus 1997 as a result of lower volumes at Timber Energy Resources' Cairo facility.

    Electric power revenues increased about $8.0 million or 20.4% during the year. Revenue for the year increased due to the restructuring of the Bangor Hydro power purchase agreement in the second quarter. In connection with the restructuring of the Bangor Hydro power purchase agreement, we received
$6.0 million in cash and an agreement from Bangor Hydro to pay us $250,000 per quarter over the next four years, a total of $4.0 million. Bangor Hydro also issued warrants to purchase one million shares of Bangor Hydro common stock to the partners of Penobscot. Our share, which was based upon our ownership percentage at Penobscot, was approximately 713,000 warrants. The estimated fair market value of these warrants at the date of issue was $5.35 per warrant. The $6.0 million in cash, the present value of the payments from Bangor Hydro of approximately $3.6 million, and the fair value of the warrants of approximately $3.8 million were recorded as a customer advance and are being amortized over the life of the Bangor Hydro power purchase agreement. The amount recorded as revenue for the year ended December 31, 1998 was $0.5 million. The remaining increase in revenues resulted from the acquisition of Multitrade, the 3% increase in the price per kilowatt hour charged during 1998, and the 1% increase in kilowatt hours as a result of a shorter down period for Timber Energy Resources' Cairo Facility in 1998.

    RESIDENTIAL RECYCLING SEGMENT

    This segment includes the residential recycling plants of FCR. This segment posted revenues of approximately $11.8 million for 1998. This segment had no revenues for the same period in 1997 because the acquisition was completed in 1998.

    COMMERCIAL RECYCLING SEGMENT

    Total revenue for this segment for the year ended December 31, 1998 was approximately $68.1 million compared to $17.7 million for the same period in 1997. This is an increase in sales of approximately $50.4 million compared to the same period in 1997. The increase in revenues is primarily the result of a full year of operations in 1998 compared to five months of operations for K-C International and six weeks of operations for KTI Recycling of Illinois, KTI Recycling of New England and KTI Recycling of New Jersey in 1997, and the KTI New Jersey Fibers acquisitions. These increases were partially offset by lower commodity prices for paper fibers in 1998.

    FINISHED PRODUCTS SEGMENT

    Total revenue for this segment for the year ended December 31, 1998 was approximately $22.3 million compared to approximately $6.5 million for the same period in 1997. This represents an increase of approximately $15.8 million. The increase in revenues primarily resulted from the

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
acquisitions discussed above, which were partially offset by lower revenues at Manner due to decreases in plastic prices in 1998.

COSTS AND EXPENSES

    WASTE-TO-ENERGY SEGMENT

    Cost of operations in this segment was approximately $59.1 million during the year ended December 31, 1998, compared to approximately $54.4 million during 1997. This represents an increase of approximately $4.7 million or 8.6%. The increase was primarily a result of the Total Waste Management and Multitrade acquisitions discussed above, which had total costs of operations of approximately $5.3 million. These increases were offset by a decrease in costs at Timber Energy Resources of approximately $1.1 million. Timber Energy Resources incurred additional costs during 1997 due to an extended shutdown at its Telogia Facility.

    RESIDENTIAL RECYCLING SEGMENT

    Cost of operations in this segment was approximately $10.4 million for 1998. We acquired the FCR facilities during 1998.

    COMMERCIAL RECYCLING SEGMENT

    Cost of operations in this segment for the year ended December 31, 1998 was approximately $68.6 million in 1998 compared to approximately $17.2 million in 1997. This represents an increase of approximately $51.4 million compared to the same period in 1997. This increase is due primarily to the acquisition of KTI New Jersey Fibers in August 1998 as well as the inclusion of K-C International and the KTI Recycling of Illinois, KTI Recycling of New England and KTI Recycling of New Jersey facilities for a full year in 1998 compared to five months of operations for K-C International and six weeks of operations for each of the Illinois, New England and New Jersey facilities in 1997.

    FINISHED PRODUCTS

    Cost of operations in this segment for the year ended December 31, 1998 was approximately $21.5 million compared to approximately $6.4 million in 1997. The increase was primarily a result of the acquisitions discussed above and was partially offset by lower purchase prices at Manner due to decreases in plastics prices in 1998.

OTHER ITEMS

    Selling, general and administrative expenses increased by approximately
$4.8 million during 1998 compared to 1997. Other than costs added through recent acquisitions, we have added administrative staff to develop and install corporate-wide information systems; to develop and support a formal strategic planning and budgeting process; to support company-wide credit and collection efforts; to identify and pursue potential mergers and acquisitions; and to develop internal analytical systems to identify revenue enhancement and cost savings programs in newly acquired entities.

    Interest expenses increased approximately $5.6 million or 109.7% during 1998 compared to the same periods in 1997. These increases are principally related to increased borrowings on our line of credit in order to fund several acquisitions, the conversion of the Series B Preferred Stock to convertible debt, and the premium of approximately $1.4 million on the conversion of the debt to equity. These increases were partially offset by lower interest rates at Penobscot because of the refinancing of the outstanding bonds and lower debt levels at Maine Energy.

    The income tax benefit was approximately $3.0 million for 1998 compared to approximately $2.6 million in 1997. The income tax benefit includes a credit of approximately $3.2 million in 1998 and $5.1 million in 1997, due to the reduced valuation allowance for deferred tax assets as a result of the determination that we will be able to utilize net operating loss carryforwards.

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
    The extraordinary loss represents the loss on early retirement of the Penobscot bonds of approximately $0.4 million net of minority interest and income tax benefits.

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

REVENUES

    WASTE-TO-ENERGY

    Revenue increased by approximately $38.5 million during the year ended December 31, 1997 compared to 1996. The net increase was a result of both increased sales of approximately $30.8 million and the consolidation of Penobscot for financial reporting purposes during 1997, which includes approximately $23.6 million of revenues from the period prior to the date we acquired our controlling interest in Penobscot, and approximately $4.5 million for a full year effect of certain acquisitions during 1997.

    COMMERCIAL RECYCLING

    Sales of recyclables increased to approximately $24.2 million in 1997 as a result of acquiring I. Zaitlin & Sons, K-C International and the KTI Recycling of Illinois, KTI Recycling of New England and KTI Recycling of New Jersey facilities in 1997.

COSTS AND EXPENSES

    WASTE-TO-ENERGY

    Electric power waste handling operating costs increased by approximately $28.3 million, for the year ended December 31, 1997 compared to 1996. The increase was a result of consolidation of Penobscot in 1997, which led to costs and expenses of approximately $17.8 million in 1997, which includes approximately $13.1 million of costs and expenses from the period prior to the date we acquired our controlling interest in Penobscot, and a full year effect of certain acquisitions.

    COMMERCIAL RECYCLING

    The approximately $23.6 million increase in recycling costs was primarily caused by the 1997 acquisitions of K-C International, Zaitlin and the KTI Recycling of Illinois, KTI Recycling of New England and KTI Recycling of New Jersey facilities, as well as the inclusion of Manner for the entire year of 1997 compared to only one month in 1996. These costs primarily reflect the costs of acquired recyclables for resale.

OTHER ITEMS

    Expenses related to sales, administrative and general items increased by approximately $0.7 million or 26.1% for the year ended December 31, 1997 compared to 1996. This increase was primarily caused by salaries of additional management personnel and associated expenses resulting from the acquisitions of K-C International, Zaitlin and the KTI Recycling of Illinois, KTI Recycling of New England and KTI Recycling of New Jersey facilities in 1997, as well as the inclusion of Timber Energy Resources and Manner for a full year in 1997 compared to only five weeks for 1996.

    Depreciation and amortization for the year ended December 31, 1997 increased by approximately $2.7 million or 40.4% compared to 1996. The increase resulted from the consolidation of Penobscot in 1997, which includes approximately $3.0 million of depreciation and amortization from the period prior to the date we acquired our controlling interest in Penobscot, and the full year effect in 1997 of certain acquisitions, offset by a decrease in depreciation at Maine Energy due to the full year effect of the change in estimated useful lives of property, plant and equipment beginning in the fourth quarter of 1996.

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
    Interest, net increased by approximately $0.6 million or 13.9% for the year ended December 31, 1997 compared to 1996. This increase resulted from consolidating Penobscot, which includes approximately $2.2 million of interest from the period before the date when we acquired our controlling interest, and including a full year of interest for acquisitions during the fourth quarter of 1996. These increases were partially offset by a decrease in interest expense as a result of the repayments of $64.5 million in outstanding bonds and $29.5 million in subordinated debt at Maine Energy and a continued reduction in our outstanding debt.

    Equity in net income of Penobscot was eliminated as a result of the consolidation of Penobscot for 1997. Pre-acquisition minority earnings of approximately $4.6 million for the nine month period ended September 30, 1997 are included in minority interest in 1997.

    Loss on sale of investments in 1996 was related to sales of securities in connection with the early retirement of debt at Maine Energy. None of these transactions occurred in 1997.

    The tax benefit of approximately $2.6 million in 1997 is the result of a reduction in our valuation allowance on net deferred tax assets. Our ability to use our net operating loss carry forwards is limited as discussed below. The tax benefit recorded in 1997 is based on management's evaluation that we will be able to use all net operating loss and alternative minimum credit carry forwards that are available to offset 1998 and 1999 income.

LIQUIDITY AND CAPITAL RESOURCES

    We are a holding company and receive a portion of the cash flows of our subsidiaries. Receipt of cash flow from Penobscot is currently restricted by covenants under loan agreements, distribution restrictions under partnership agreements with Penobscot's equity investors, and put-or-pay agreements with municipalities. Maine Energy's cash flow is required to retire the remaining outstanding subordinated debt balance of approximately $11.5 million as of June 30, 1999 before partners' cash distributions can begin (approximately
$7.6 million of these notes are owned by KTI). Timber Energy Resources' cash flow is restricted by covenants under its bond agreements. As a result, the following discussion is organized to present liquidity and capital resources of KTI separate from Maine Energy, Penobscot and Timber Energy Resources and liquidity and capital resource of each of Maine Energy, Penobscot and Timber Energy Resources independently.

    We operate in industries that require high levels of capital investment. Our capital requirements basically stem from (i) our working capital for ongoing operations, (ii) capital expenditures for new plants and equipment and
(iii) business acquisitions. Our strategy has been to meet these capital needs from internally generated funds that are not contractually restricted, drawings under our lines of credit, collateralized equipment financing and proceeds from the sale of our common stock.

    As of June 30, 1999, KTI was in default of the financial covenants of its $150.0 million line of credit. KTI's lender has waived the violation of the financial covenants through January 1, 2000. As a result of the default, the outstanding amount under the line of credit has been classified as a current liability as of June 30, 1999. Upon the consummation of the merger, this line of credit will be replaced by the credit facility of the combined company. However, no assurances can be given that the conditions of the merger will be satisfied or that the merger will be consummated.

    If the merger is not consummated, KTI will be required to modify the financial covenants or obtain an additional waiver from the lender. The lender is under no obligation to amend the financial covenants or provide such a waiver. KTI management believes that KTI will either obtain an additional waiver or an amendment to the financial covenants; however, there can be no assurances that this can be accomplished. As of June 30, 1999, no funds were available to KTI under its revolving credit agreement. Though KTI management believes that cash flows from its subsidiaries will meet its current needs for working capital and capital expenditures, KTI's ability to expand its current operations is dependent on cash flow from its subsidiaries. We believe that KTI has the ability to access additional facilities to fund capital expenditures if needed; although no assurance can be given in this regard.

    As of June 30, 1999, one of KTI's subsidiaries was in violation of the financial covenants of its revolving line of credit. KTI believes that these violations were cured as of October 31, 1999. Upon the consummation of the merger, this line of credit will be replaced by the credit facility of the combined company. We cannot assure you that the conditions of the merger will be satisfied or the merger will be consummated.

    As of June 30, 1999, as a result of a reclassification of the outstanding balance under the Revolving Credit Agreement, we had a working capital deficit of approximately $107.3 million (ratio of current assets to current liabilities of 0.46:1) and a cash balance of approximately $5.4 million which compared to working capital of approximately $42.8 million (a ratio of current assets to current liabilities of 2.11:1) and a cash balance of approximately $9.4 million at December 31, 1998. As of June 30, 1999, we had a working capital deficit and cash on hand without regard to Maine Energy, Penobscot and Timber Energy Resources of approximately $137.7 million (a ratio of current assets to current liabilities of 0.28:1) and approximately $1.6 million, respectively, which compared to working capital of approximately $12.9 million (a ratio of current assets to current liabilities of 1.41:1) and a cash balance of approximately $3.9 million at December 31, 1998.

    Our ability to make future acquisitions depends on our ability to increase our line of credit. Our ability to increase the line of credit is dependent on our ability to raise additional equity or raise capital from financial instruments that are subordinated to the KeyBank credit line. We believe that we have the ability to raise additional capital if needed; however, there can be no assurance that this can be accomplished at terms and conditions that would be acceptable to us.

    As of June 30, 1999, we and our subsidiaries, other than Maine Energy, Penobscot and Timber Energy Resources, had current maturities of indebtedness of approximately $155.3 million (including the reclassified debt), including borrowings under revolving credit facilities. During the six months ended
June 30, 1999, we, apart from Maine Energy, Penobscot and Timber Energy, increased net borrowings on our lines of credit by approximately $12.4 million, primarily for the refinancing of debt assumed from acquisitions, the funding of business operations and capital expenditures.

    MAINE ENERGY

    Maine Energy has financed its operations and capital expenditures from cash flows from operations. Cash provided by operations was approximately
$0.1 million for the six months ended June 30, 1999 compared to approximately $1.2 million during the same period in 1998. Maine Energy's capital expenditures were approximately $1.0 million and $1.7 million during the six months ended June 30, 1999 and 1998, respectively.

    As of June 30, 1999 and December 31, 1998, Maine Energy had operating cash of approximately $0.3 million and $2.4 million, respectively, and as required under the terms of the credit agreement underlying its letter of credit, Maine Energy has on account an additional approximately $5.5 million and $6.0 million, respectively, of reserves to be used under certain circumstances for capital improvements, debt service, operating shortfalls and working capital requirements. As of June 30, 1999, Maine Energy had total indebtedness of approximately $11.5 million.

    We believe Maine Energy's cash flows from operations and cash resources available will be sufficient to fund anticipated capital expenditures and debt service requirements. Capital expenditures for Maine Energy for the remainder of 1999 are not expected to be significant.

    PENOBSCOT

    Penobscot has financed its operations and capital expenditures primarily by cash flow from operations. Cash provided by operations was approximately
$2.7 million for the six months ended June 30, 1999 compared to approximately $5.9 million in the same period in 1998. Penobscot's capital expenditures were approximately $1.3 million and $0.2 million during the six months ended
June 30, 1999 and 1998, respectively.

    On June 26, 1998, we completed a major restructuring of the various contracts and obligations of Penobscot, which included refinancing Penobscot's tax exempt bonds. The refinancing was made possible by the sale of approximately $45.0 million in Electric Rate Stabilization Revenue Refunding Bonds issued by Finance Authority of Maine. The proceeds, and certain funds from operations were used to repay the outstanding Revenue Bonds. The interest rate on the bonds ranges from 3.75% for one-year bonds to 5.20% for 20-year term bonds. The refinancing will reduce Penobscot's debt service costs while extending its payment obligation over 20 years.

    As of June 30, 1999, in addition to Penobscot's operating cash of approximately $2.8 million, Penobscot, as required under the terms of the trust indenture governing the FAME Bonds, had on account an additional approximately $15.4 million of cash reserves to be used for capital improvements, debt service, operating shortfalls and working capital requirements.

    We believe Penobscot's cash flows from operations and cash resources available will be sufficient to fund anticipated capital expenditures and debt service requirements. Penobscot plans capital expenditures for the remainder of 1999 of approximately $0.4 million, which has largely been set aside in the reserve accounts.

    TIMBER ENERGY RESOURCES

    Timber Energy Resources has financed its operations and capital expenditures primarily by cash flows from operations. Cash provided by operations was approximately $0.7 million for the six months ended June 30, 1999 compared to approximately $0.8 million during the same period in 1998.

    Timber Energy Resources has two 1997 Industrial Development Revenue Bond issues outstanding that carry interest at a fixed rate of 7% and have annual sinking fund payments due each December 1 with a final payment due December 1, 2002. As of June 30, 1999, Timber Energy Resources had $11.6 million outstanding in 1997 Bonds.

    As of June 30, 1999 and December 31, 1998, in addition to Timber Energy Resources' operating cash of approximately $0.7 million and $0.8 million, respectively, Timber Energy Resources, as required under the terms of its then-existing debt agreements, had on account approximately $1.8 and $2.1 million, respectively, of reserves to be used under certain circumstances for capital improvements, debt service, operating shortfalls and working capital requirements.

    We believe Timber Energy Resources' cash flows from operations and cash resources available will be sufficient to fund anticipated capital expenditures and debt service requirements. We expect capital expenditures for Timber Energy Resources for the remainder of 1999 to be approximately $0.2 million. Timber Energy Resources intends to finance the requirements through cash flow from operations.

TAX LOSS CARRYFORWARDS

    At June 30, 1999, we had net operating loss carryforwards of approximately $55.4 million for income tax purposes that expire in years 2002 through 2018 and are subject to the limitations described below. In addition, we have general business credit carryforwards of approximately $0.5 million that expire in the years 1999 through 2006 and alternative minimum tax credit carryforwards of approximately $0.9 million that are not subject to limitation.

    The Tax Reform Act of 1986 enacted a complex set of rules limiting the potential utilization of net operating loss and tax credit carryforwards in periods following a corporate "ownership change." In general, for federal income tax purposes, an ownership change occurs if the percentage of stock of a loss corporation owned, actually, constructively and, in some cases, deemed, by one or more "5% shareholders" increases by more than fifty (50) percentage points over the lowest percentage of such stock owned during a three-year testing period.

    During 1994, we had such a change in ownership. As a result of the change, our ability to use our net operating loss carryforwards and general business credits will be limited to approximately $1.2 million of taxable income, or approximately $0.4 million of equivalent credit per year. This limitation may be increased if we recognize a gain on the disposition of an asset that had a fair market value greater than its tax basis on the date of the ownership change.

    In connection with the acquisition of Timber Energy Resources, FCR and Total Waste Management, we recorded net operating loss carryforwards of approximately $25.6 million, $12.5 million and $0.5 million, respectively, which are included in the total of $55.4 million in loss carryforwards and which are also subject to a corporate "ownership change". As a result of the change, our ability to use the net operating loss carryforwards related to these entities is limited to approximately $1.0 million, $3.2 million and $0.1 million, respectively, per year.

ENVIRONMENTAL CONTINGENCIES

    While increasing environmental regulation often presents new business opportunities to us and our subsidiaries, it likewise often results in increased operating costs as well. We and our subsidiaries strive to conduct our operations in full compliance with applicable laws and regulations, including environmental rules and regulations. This effort requires programs to promote compliance, such as training employees and customers, purchasing health and safety equipment, and in some cases hiring outside consultants and lawyers. Even with these programs, we believe that in the ordinary course of doing business, companies in the environmental services and waste disposal industry face governmental enforcement proceedings resulting in fines or other sanctions and will likely be required to pay civil penalties or to expend funds for remedial work on waste management facilities.

    In March 1999, KTI voluntarily disclosed to civil regulatory authorities at the Florida Department of Environmental Protection ("FDEP") violations of a condition of its Clean Water Act waste water discharge permit and related reporting obligations at its Telogia, Florida facility. On July 28, 1999, KTI entered into an administrative consent order with FDEP resolving the state civil aspects of those violations. The violations involved the temperature of the water discharged from the cooling process. Under the consent order, KTI was required to pay penalties and expenses totaling $131,000 and must satisfy certain interim waste water discharge monitoring and reporting requirements, submit and implement a plan of study for the purpose of obtaining a revised permit, and either obtain a revised permit or install additional cooling equipment at the facility. KTI believes it is currently in compliance with the interim requirements.

    As of June 30, 1999, no pending governmental environmental enforcement proceedings exist for which we or any of our subsidiaries believe that potential monetary sanctions will exceed $0.1 million. The possibility always exists that substantial expenditures could result from governmental proceedings, which would have a negative impact on our earnings for a particular reporting period. More importantly, federal, state and local regulators have the power to suspend or revoke permits or licenses needed for the operation of our or our subsidiaries' plants, equipment, and vehicles based on the applicable company's compliance record, and customers may decide not to use a particular disposal facility or do business with a company because of concerns about its compliance record. Suspension or revocation of permits or licenses would negatively impact our business and operations and could have a material adverse impact on our financial results.

INFLATION

    Inflation has had a minimal effect on our operating costs in the past three years. Most of our operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operation. The effect of inflation-driven cost increases on each of our project's overall operating costs is not expected to be greater for such projects than for our competitor's projects. In addition, each of Maine Energy's and Penobscot's contracts and the majority of our residential recycling contracts allow us to increase waste processing fees paid by municipal customers annually based on inflation.

YEAR 2000 ISSUE

    Year 2000 compliance is the ability of computer hardware and software to respond to the problems posed by the fact that computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Systems must also recognize the Year 2000 as a leap year. Failure to address this problem could result in system failures and the generation of erroneous data. This could potentially impact our ability to perform our obligations under long-term contracts, which could result in legal and other liabilities that would have a material adverse effect.

    We are in the process of contacting our customers and vendors and have received letters from each of our applications vendors stating that the majority of our information technology systems, such as accounting, data processing, plant operations systems and telephone/PBX systems, are Year 2000 compliant. Several insignificant software applications that represent 20% of our applications are not Year 2000 compliant. We plan to replace or upgrade these applications with compliant versions by the end of the third quarter of 1999. We have also begun an assessment of our non-information technology systems, such as our security systems and telephones, to determine if they are Year 2000 compliant. We plan to initiate formal communications with the vendors of our remaining non-information technology systems. Based on our assessment to date, we believe that our non-information technology systems will be Year 2000 compliant prior to the Year 2000.

    We have also begun an assessment of our significant vendors, suppliers, and service providers to determine the extent to which we are vulnerable to those third parties' failure to remediate their own Year 2000 compliance issues. To date, we believe, based on information published or otherwise provided by the third parties, that all of their systems are or will be Year 2000 compliant. We plan to initiate formal communications with significant remaining third parties. Based on our assessment to date, we believe that our significant vendors, suppliers and service providers will be Year 2000 compliant prior to the Year 2000.

    The following table summarizes the status of our Year 2000 compliance program:

                                    ASSESSMENT           REMEDIATION            TESTING          IMPLEMENTATION
                                -------------------  -------------------  -------------------  -------------------
Information Technology........  Completed            90% complete         90% complete         90% complete

                                                     Expected completion  Expected completion  Expected completion date, December 1999  date, December 1999  date, December 1999

Operating Equipment with        Completed            Completed            Completed            Completed
Embedded Chips or Software....

3(rd) Party...................  Completed for        Completed for        95% complete for     95% complete for
                                system interface.    system interface.    system interface.    system interface.
                                Completed for all
                                other material       Contingency plans    Expected completion  Expected completion
                                exposures.           completed.           date for system      date for system
                                                                          interface work,      interface work,
                                                                          December 1999        December 1999

                                                                                               Implement
                                                                                               contingency plans
                                                                                               or other
                                                                                               alternatives as
                                                                                               necessary, December
                                                                                               1999.

    We have also conducted tests of all of our internal information and non-information technology systems and all of our system interfaces with significant vendors, suppliers and service providers to ensure Year 2000 compliance. All of our accounting and data processing equipment is based on microcomputer hardware and related software. 80% of this equipment has been certified as Year 2000 compliant by the applicable manufacturer or developer. However, we have determined that the plant control systems may contain embedded technology that is not Year 2000 compliant. These control systems were replaced by Year 2000 compliant systems. However, despite our efforts to ensure that our internal systems and the systems of our significant vendors, suppliers and service providers are Year 2000 compliant, we cannot guarantee that the failure of certain systems will not have a material adverse effect on us.

    To date, we have used internal resources to reprogram or replace, test, and implement the software and hardware modifications for Year 2000. Our only costs have been the salary costs of our internal staff of four. To date, we have incurred approximately $0.1 million (30% expensed and 70% capitalized for new systems and equipment), related to all phases of the Year 2000 project. We estimate that the remaining project costs will be less than $0.1 million for the purchase of new software and hardware and approximately $0.1 million of internal resources. Although we currently expect to be able to complete our Year 2000 compliance program using only internal resources, we cannot guarantee that we be able to do so.

    The most significant risk identified by us is the inability of the power plants to generate electric power. We have received assurances that the process control systems will be Year 2000 compliant with the installation of new hardware components. We performed a complete test of the systems during the planned shutdown periods that were completed during the third quarter of 1999. In addition, we have developed contingency plans for this risk as well as other internal and external applications which involve manual workarounds, increasing inventories and adjusting staffing strategies. This risk could cause a default under our power purchase agreements with customers or a loss of electric power revenue. We are unable to reasonably estimate the impact of this risk; however, there can be no guarantee that this risk will not have a material adverse effect on us. We also cannot guarantee that we have identified all the significant risks associated with Year 2000 compliance.

RECENT ACCOUNTING PRONOUNCEMENTS

    Recent accounting pronouncements that are not required to be adopted as of June 30, 1999, include the following Statement of Financial Accounting Standards ("SFAS") and the American Institute of Certified Public Accountants Statements of Position ("SOP"):

    SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which we will be required to adopt as of January 1, 2001, establishes standards for derivative instruments including those embedded in other contracts and for hedging activities. The new standard requires us to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. We believe that the adoption of SFAS No. 133 will not have a material impact on our financial statements.

    SOP 98-1, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE will be required to be adopted by us as of January 1, 2000. Our current policy falls within the guidelines of SOP 98-1.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    KTI currently utilizes no material derivative financial instruments which expose it to significant market risk. KTI is exposed to cash flow and fair value risk due to changes in interest rates with respect to its debt. The table below presents principal cash flows and related weighted average interest rates of the KTI's debt at June 30, 1999 by expected maturity dates. Weighted average variable rates are based on forward rates in United States Government Treasury Constant Maturities at June 30, 1999. Forward rates should not be considered a predictor of actual future interest rates.

                           INTEREST RATE SENSITIVITY
                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
                                 (IN THOUSANDS)

                             1999        2000        2001        2002        2003      THEREAFTER    FAIR VALUE
                           --------    --------    --------    --------    --------    ----------    ----------

Fixed Rate Debt.........   $  5,696     $8,071      $7,509      $8,153      $3,088       $50,466      $ 83,115

Average Interest Rate...       6.60%      6.50%       7.30%       6.30%       6.27%         5.04%

Variable Rate Debt......    155,092                                                                   $155,092

Average Interest Rate...       8.53%

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements give effect to the merger under the purchase method of accounting. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma combined financial statements do not purport to represent what the results of operations or financial position of Casella would actually have been if the merger had in fact occurred on such dates, nor do they purport to project the results of operations or financial position of Casella for any future period or as of any date. Additionally, no pro forma adjustments have been made to reflect potential effects of (a) the efficiencies that may be obtained by combining the operations of Casella and KTI or (b) the costs of restructuring, integrating or consolidating the operations of Casella and KTI, except as disclosed in Note 4(g). Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the fair value of net tangible assets acquired has preliminarily been allocated to goodwill, and is being amortized over an estimated blended life of 30 years. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments.

    Casella's and KTI's fiscal years end on different dates. Accordingly, to combine Casella's and KTI's financial information:

    - The unaudited pro forma combined condensed balance sheet information as of July 31, 1999 was prepared by combining the balance sheet at July 31, 1999 for Casella, with certain adjustments, with the balance sheet at June 30, 1999 for KTI, giving effect to the merger as though it had been completed on July 31, 1999;

    - The unaudited pro forma combined condensed statements of operations for the three months ended July 31, 1999 was prepared by combining Casella's statement of operations for the three months ended July 31, 1999, with certain adjustments, with KTI's statement of operations for the three months ended June 30, 1999, giving effect to the merger as if it had occurred on May 1, 1998; and

    - The unaudited pro forma combined condensed statement of operations for the year ended April 30, 1999 was prepared by combining Casella's statements of operations for the year ended April 30, 1999, with certain adjustments, with KTI's statements of operations for the twelve months ended March 31, 1999, as adjusted for an acquisition and the sale of substantially all assets of a business, giving effect to the merger as if it had occurred on May 1, 1998.

    The unaudited pro forma financial information should be read in conjunction with the respective audited historical financial statements, the unaudited interim financial statements and the notes thereto of Casella and KTI which we included in this proxy statement/prospectus.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JULY 31, 1999
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                      CASELLA           KTI         PRO FORMA       PRO FORMA
                                                   JULY 31, 1999   JUNE 30, 1999   ADJUSTMENTS      BALANCES
                                                   -------------   -------------   -----------      ---------
Cash and cash equivalents........................    $  4,918        $  5,391       $      --       $ 10,309
Restricted funds.................................         629          21,053              --         21,682
Accounts receivable and other....................      29,463          41,705              --         71,168
Other current assets.............................       4,688          21,669              --         26,357
                                                     --------        --------       ---------       --------
Total current assets.............................      39,698          89,818              --        129,516
Property, plant, and equipment, net..............     140,581         216,777              --        357,358
Intangible assets, net...........................     107,443         126,420        (126,420)(4)    215,741
                                                                                      108,298 (4)
Other assets.....................................      12,917          30,019          (6,300)(3)     21,437
                                                                                       (1,900)(4)
                                                                                      (13,299)(4)
                                                     --------        --------       ---------       --------
                                                      120,360         156,439         (39,621)       237,178
                                                     --------        --------       ---------       --------
Total assets.....................................    $300,639        $463,034       $ (39,621)      $724,052
                                                     ========        ========       =========       ========

Current maturities of long-term obligations......    $  2,998        $161,436        (150,000)(4)   $ 14,434
Accounts payable.................................      17,944          19,109          18,700 (3)     55,753
Other current liabilities........................       9,260          16,613           4,500 (4)     30,373
                                                     --------        --------       ---------       --------
Total current liabilities........................      30,202         197,158        (126,800)       100,560
Long-term obligations, less current maturities...     102,002          76,639         150,000 (4)    328,641
Minority interest................................          --          14,037              --         14,037
Deferred revenue.................................          --          70,194         (70,194)(4)         --
Other long term liabilities......................      16,768           1,382              --         18,150
                                                     --------        --------       ---------       --------
                                                      118,770         162,252          79,806        360,828
Stockholders' equity:
Casella Class A common stock:
    Authorized--100,000,000 shares, $.01 par
      value
    Issued and Outstanding--15,039,441 shares
    historical and 22,136,722 shares pro forma            150              --              71            221
KTI common stock:
    Authorized--40,000,000 shares, no par value
      (stated value $.01 per share)
    Issued and Outstanding--13,916,238 shares
    historical and 0 shares pro forma                      --             139            (139)            --
Casella Class B common stock.....................
    Authorized--1,000,000 shares, $.01 par value
    10 votes per share. Issued and Outstanding--
      988,200 shares historical and pro forma....          10              --              --             10
Additional paid-in capital.......................     155,379         126,396         (15,470)       266,305
Accumulated deficit..............................      (3,872)        (22,911)         22,911         (3,872)
                                                     --------        --------       ---------       --------
    Total stockholders' equity                        151,667         103,624           7,373        262,664
                                                     --------        --------       ---------       --------
Total liabilities and stockholders' equity.......    $300,639        $463,034       $ (39,621)      $724,052
                                                     ========        ========       =========       ========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JULY 31, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                              KTI
                                                            CASELLA        ADJUSTED
                                                          HISTORICAL      HISTORICAL      PRO FORMA          PRO FORMA
                                                         JULY 31, 1999   JUNE 30, 1999   ADJUSTMENTS          BALANCES
                                                         -------------   -------------   -----------         ----------
Revenues...............................................     $55,036        $ 64,501        $(1,112)(2)        $116,429
                                                                                            (1,996)(5)

Cost of operations.....................................      30,946          50,254         (1,112)(2)          80,088
General and administrative.............................       7,798           6,197             --              13,995
Merger-related costs...................................       1,490              --             --               1,490
Restructuring charge...................................          --           2,971             --               2,971
Depreciation and amortization..........................       7,622           5,538           (151)(4)          13,009
Loss on impairment of long-lived assets................          --           3,000             --               3,000
                                                            -------        --------        -------            --------
                                                             47,856          67,960         (1,263)            114,553
                                                            -------        --------        -------            --------
Operating income (loss)................................       7,180          (3,459)        (1,845)              1,876
Loss on sale of business...............................          --              --             --                  --
Equity loss in subsidiary                                        --             214             --                 214
Other expense, net.....................................       1,548           5,487             --               7,035
                                                            -------        --------        -------            --------
Income (loss) before minority interest and provision
  (benefit) for income taxes...........................       5,632          (9,160)        (1,845)             (5,373)
Minority interest......................................          --             490           (332)                158
                                                            -------        --------        -------            --------
Income (loss) before provision (benefit) for income
  taxes................................................       5,632          (9,650)        (1,513)             (5,531)
Provision (benefit) for income taxes...................       2,591          (3,417)          (666)             (1,492)
                                                            -------        --------        -------            --------
Net income (loss)......................................     $ 3,041        $ (6,233)       $  (847)           $ (4,039)
                                                            =======        ========        =======            ========

Income (loss) before extraordinary item and cumulative
  effect of change in accounting principle per common
  share:
    Basic..............................................     $  0.19        $  (0.45)                          $  (0.18)
                                                            =======        ========                           ========
    Diluted............................................     $  0.18        $  (0.45)                          $  (0.18)
                                                            =======        ========                           ========

Weighted average common shares outstanding:
    Basic..............................................      15,979          13,916                             23,076
    Diluted............................................      16,539          13,916                             23,076

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED APRIL 30, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                             KTI
                                                          CASELLA          ADJUSTED
                                                         HISTORICAL       HISTORICAL      PRO FORMA          PRO FORMA
                                                       APRIL 30, 1999   MARCH 31, 1999   ADJUSTMENTS          BALANCES
                                                       --------------   --------------   -----------         ----------
Revenues.............................................     $184,246        $ 231,881        $(5,981)(2)        $402,160
                                                                                            (7,986)(5)

Cost of operations...................................      110,008          182,182         (5,981)(2)         286,209
General and administrative...........................       27,043           14,242             --              41,285
Merger-related costs.................................        1,951               --             --               1,951
Restructuring charge.................................           --              748             --                 748
Depreciation and amortization........................       25,899           18,973           (604)(4)          44,268
                                                          --------        ---------        -------            --------
                                                           164,901          216,145         (6,585)            374,461
                                                          --------        ---------        -------            --------
Operating income.....................................       19,345           15,736         (7,382)             27,699
Other expense, net...................................        5,221           15,521             --              20,742
                                                          --------        ---------        -------            --------
Income (loss) before minority interest, provision
  (benefit) for income taxes, extraordinary item and
  cumulative effect of change in accounting
  principle..........................................       14,124              215         (7,382)              6,957
Minority interest....................................           --            3,256         (2,026)              1,230
                                                          --------        ---------        -------            --------
Income (loss) before provision (benefit) for income
  taxes, extraordinary item and cumulative effect of
  change in accounting principle.....................       14,124           (3,041)        (5,356)              5,727
Provision (benefit) for income taxes.................        7,509           (3,723)        (2,384)              1,402
                                                          --------        ---------        -------            --------
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle..........................................     $  6,615        $     682        $(2,972)           $  4,325
                                                          ========        =========        =======            ========
Income (loss) before extraordinary item and
  cumulative effect of change in accounting principle
  per common share:
    Basic............................................     $   0.44        $    0.06                           $   0.20
                                                          ========        =========                           ========
    Diluted..........................................     $   0.41        $    0.05                           $   0.19
                                                          ========        =========                           ========

Weighted average common shares outstanding:
    Basic............................................       15,145           12,330                             21,433
    Diluted..........................................       16,019           13,176                             22,739

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

NOTE 1. PRO FORMA INCOME (LOSS) PER COMMON SHARE

    The pro forma combined income (loss) per share calculations are based on the combined basic and diluted weighted average number of shares outstanding of Casella and KTI utilizing an exchange ratio of 0.51 shares of Casella Common Stock for each share of KTI Common Stock.

NOTE 2. INTERCOMPANY TRANSACTIONS

    All material intercompany transactions between Casella and KTI have been eliminated from all periods presented.

NOTE 3. MERGER COSTS

    Casella and KTI estimate that they will incur direct merger costs of approximately $25.0 million associated with the merger, consisting of transaction fees for investment bankers, severance, attorneys, accountants, and other related charges as follows:

                                                              AMOUNT IN
                                                              MILLIONS
                                                              ---------
Investment banking fees.....................................    $13.9
Severance charges...........................................      7.0
Professional fees (legal, accounting, printing).............      4.1
                                                                -----
  Total estimated direct costs..............................    $25.0
  Less: amounts incurred and reflected in historical balance
    sheets..................................................     (6.3)
                                                                -----
    Additional direct costs to be incurred..................     18.7
                                                                =====

NOTE 4. PURCHASE PRICE ALLOCATION

    The fair value of the consideration to acquire KTI's common stock will be allocated to the assets and liabilities of KTI based on their estimated fair value. A preliminary allocation is presented below in which the fair value of the identifiable net assets are assumed to equal the net book value of such assets, as adjusted, more fully described in (d) below. The excess of consideration over the fair value of the identifiable net assets has been preliminarily allocated to goodwill as follows (in thousands, except share and per share data):

KTI shares outstanding at June 30, 1999.                         13,916
  Exchange ratio............................................       0.51
                                                              ---------
Number of Casella shares to be issued.......................      7,097
  Price per share (a).......................................  $   15.64
                                                              ---------
Total stock consideration...................................  $ 110,997
Merger costs (b)............................................     25,000
                                                              ---------
Total purchase price........................................    135,997
Estimated fair value of KTI tangible net assets (c).........     27,699
                                                              ---------
Excess of purchase price over fair value of tangible net
 assets (primarily goodwill)................................  $ 108,298
                                                              =========

(a) The estimated consideration and purchase price allocation used for pro forma purposes are based on a value of $15.64 per share of Casella common stock (average of closing market price from two business days prior to the announcement to two days after the announcement).

(b) Merger costs primarily include investment banking fees, severance and other professional fees (see note 3 above).

(c)  Reconciliation of KTI identifiable net assets to tangible net assets as of June 30, 1999:
     Net Book Value of KTI identifiable net assets...............  $103,624
     Less: Intangible assets.....................................  (126,420)
     Less: Deferred financing fees (d)...........................    (1,900)
     Plus: Deferred revenue (f)..................................    70,194
     Less: Net deferred tax asset related to deferred revenue....   (13,299)
     Less: Incremental liabilities related to planned asset
     divestitures (g)............................................    (4,500)
                                                                   --------
     Estimated fair value of KTI tangible net assets.............  $ 27,699
                                                                   ========

(d) Casella and KTI expect to enter into a new line of credit agreement immediately following the consummation of the merger. Therefore, deferred financing fees of $1.9 million on KTI's June 30, 1999 balance sheet have been given no value in the combined unaudited pro forma balance sheet. When the new line of credit has been obtained, current liabilities of $150 million will convert to long term obligations.

(e) A pro forma adjustment has been made for the three months ended July 31, 1999 and the twelve months ended April 30, 1999 to reflect the amortization of acquired intangibles using an estimated blended life of 30 years.

(f) KTI had deferred revenue related to certain contracts that is not considered an assumed liability to the combined company.

(g) A pro forma adjustment has been made as of June 30, 1999 to reflect estimated incremental liabilities related to planned divestitures of KTI assets and other matters following the merger. The incremental liabilities can be summarized as follows:

       -- $3.5 million estimate related to facility abandonment charges, including residual waste material clean-up and disposal costs, lease termination fees and miscellaneous other charges. Of these charges, $1.5 million relates to residual waste material clean-up and disposal costs that will be incurred by certain KTI businesses which are not expected to be sold.

       -- $1.0 million estimate related to employee severance and separation costs, and employment contract early termination costs.

    No pro forma adjustments have been made to the statement of operations to reflect the impact of these proposed asset divestitures because the estimated impact is immaterial. In addition, the foregoing pro forma adjustments relate only to certain planned divestitures expected to occur shortly following the merger and do not include adjustments associated with divestitures of the remainder of the 10 to 15 percent of KTI assets planned to be divested. No pro forma adjustments have been made with respect to such additional planned divestitures because plans relating to those divestitures are preliminary at this time.

NOTE 5. REVENUE

    A pro forma adjustment has been made for the three months ended July 31, 1999 and the twelve months ended April 30, 1999 to eliminate previously recognized revenue relative to the deferred revenue discussed in Note 4 (f).

           KTI UNAUDITED ADJUSTED HISTORICAL STATEMENT OF OPERATIONS

    The KTI unaudited adjusted historical statement of operations for the twelve months ended March 31, 1999 and the three months ended June 30, 1999 include the effect of KTI's acquisition of FCR on August 28, 1998 and KTI's sale of substantially all the assets of KTI Recycling of Illinois, Inc. on June 1, 1999, as if the acquisition and sale had occurred on April 1, 1998. This acquisition was accounted for under the purchase method of accounting and accordingly, the results of operations since the acquisition date is included in the historical financial statements of KTI.

    The KTI unaudited adjusted historical statement of operations is not necessarily indicative of the results of operations which would have been reported if the acquisition and sale had occurred on April 1, 1998, nor is it necessarily indicative of the future operating results of the combined company. Furthermore, the adjusted historical statement of operations does not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the completed acquisition. In the opinion of management, all adjustments necessary to present fairly such adjusted historical statement of operations have been made.

    The KTI unaudited adjusted historical statement of operations should be read in conjunction with the historical consolidated financial statements of KTI which we have included elsewhere in this proxy statement/prospectus.

           KTI UNAUDITED ADJUSTED HISTORICAL STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                                        COMPLETED
                                                                                                                          SALE
                                                               COMPLETED ACQUISITION                                  -------------
                                                      ---------------------------------------                         KTI RECYCLING
                                                                    FCR              FCR                  TOTAL           OF
                                          KTI           FCR      ACQUISITION(1)   ADJUSTMENTS            ACQUISITION   ILLINOIS
                                        --------      --------   --------------   -----------            ----------   -------------
Revenues..............................  $207,259      $25,682        $1,258         $    --               $26,940        $(2,318)
Cost of operations....................   165,062       19,191         1,194              --                20,385         (3,265)
Selling, general and administrative...    10,382        4,032           509              --                 4,541             --
Restructuring charge..................       748           --            --              --         --         --             --
Depreciation and amortization.........    16,352        1,667           260             (27)    (1)(2)      1,900            (94)
                                        --------      -------        ------         -------               -------        -------
                                         192,544       24,890         1,963             (27)               26,826         (3,359)
Operating income (loss)...............    14,715          792          (705)             27                   114          1,041
Interest expense, net.................    12,942        1,553           183              34        (3)      1,770             --
                                        --------      -------        ------         -------               -------        -------
Income (loss) before minority
  interest, provision (benefit) for
  income taxes, extraordinary item and
  cumulative effect of change in
  accounting principle................     1,773         (761)         (888)             (7)               (1,656)         1,041
Minority interest.....................     3,256           --            --              --                    --             --
                                        --------      -------        ------         -------               -------        -------
Income (loss) before provision
  (benefit) for income taxes,
  extraordinary item and cumulative
  effect of change in accounting
  principle...........................    (1,483)        (761)         (888)             (7)               (1,656)         1,041
Provision (benefit) for income
  taxes...............................    (3,517)        (201)            8             (13)       (4)       (206)            --
                                        --------      -------        ------         -------               -------        -------
Income (loss) before extraordinary
  item and cumulative effect of change
  in accounting principle.............  $  2,034      $  (560)       $ (896)        $     6               $(1,450)       $ 1,041
                                        ========      =======        ======         =======               =======        =======
Income (loss) before extraordinary
  item and cumulative effect of change
  in accounting principle per common
  share:
    Basic.............................  $   0.09
                                        ========
    Diluted...........................  $   0.08
                                        ========
Weighted average common shares
  outstanding:
    Basic.............................    11,631
    Diluted...........................    12,440

                                                               KTI
                                                            ADJUSTED
                                        PRO FORMA           HISTORICAL
                                        ADJUSTMENTS         BALANCES
                                        -----------         ----------
Revenues..............................    $    --            $231,881
Cost of operations....................         --             182,182
Selling, general and administrative...       (681)    (5)      14,242
Restructuring charge..................         --      --         748
Depreciation and amortization.........        815     (6)      18,973
                                          -------            --------
                                              134             216,145
Operating income (loss)...............       (134)             15,736
Interest expense, net.................        809     (7)      15,521
                                          -------            --------
Income (loss) before minority
  interest, provision (benefit) for
  income taxes, extraordinary item and
  cumulative effect of change in
  accounting principle................       (943)                215
Minority interest.....................         --               3,256
                                          -------            --------
Income (loss) before provision
  (benefit) for income taxes,
  extraordinary item and cumulative
  effect of change in accounting
  principle...........................       (943)             (3,041)
Provision (benefit) for income
  taxes...............................         --              (3,723)
                                          -------            --------
Income (loss) before extraordinary
  item and cumulative effect of change
  in accounting principle.............    $  (943)           $    682
                                          =======            ========
Income (loss) before extraordinary
  item and cumulative effect of change
  in accounting principle per common
  share:
    Basic.............................                       $   0.06
                                                             ========
    Diluted...........................                       $   0.05
                                                             ========
Weighted average common shares
  outstanding:
    Basic.............................                         12,330
                                                               13,176
    Diluted...........................

                KTI UNAUDITED HISTORICAL STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JUNE 30, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                              COMPLETED                         KTI
                                                                 KTI            SALE                          ADJUSTED
                                                             HISTORICAL     KTI RECYCLING    PRO FORMA       HISTORICAL
                                                            JUNE 30, 1999    OF ILLINOIS    ADJUSTMENTS       BALANCES
                                                            -------------   -------------   -----------      ----------
Revenues..................................................     $64,793        $    292        $    --         $ 64,501

Cost of operations........................................      50,614             360             --           50,254
General and administrative................................       6,285              88             --            6,197
Restructuring charge......................................       2,971              --             --            2,971
Depreciation and amortization.............................       5,574              36             --            5,538
Loss on impairment of long-lived assets...................       3,000              --             --            3,000
                                                               -------        --------        -------         --------
                                                                68,444             484             --           67,960
                                                               -------        --------        -------         --------
Operating loss............................................      (3,651)           (192)            --           (3,459)
Loss on sale of business..................................         444             444             --               --
Equity loss in subsidiary.................................         214              --             --              214
Other expense, net........................................       5,522              --            (35 )(4)       5,487
                                                               -------        --------        -------         --------
Loss before minority interest and benefit for income
  taxes...................................................      (9,831)           (636)            35           (9,160)
Minority interest.........................................         490              --             --              490
                                                               -------        --------        -------         --------
Loss before benefit for income taxes......................     (10,321)           (636)            35           (9,650)
Benefit for income taxes..................................      (3,417)             --             --           (3,417)
                                                               -------        --------        -------         --------
Net loss..................................................     $(6,904)       $   (636)       $    35         $ (6,233)
                                                               =======        ========        =======         ========
Income (loss) before extraordinary item and cumulative
  effect of change in accounting principle:

  Basic...................................................     $ (0.50)                                       $  (0.45)
                                                               =======                                        ========
  Diluted.................................................     $ (0.50)                                       $  (0.45)
                                                               =======                                        ========
Weighted average common shares outstanding:

  Basic...................................................      13,916                                          13,916
  Diluted.................................................      13,916                                          13,916

                                   KTI, INC.
       NOTES TO KTI UNAUDITED ADJUSTED HISTORICAL STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

1. DESCRIPTION OF TRANSACTIONS

    On August 28, 1998, KTI, Inc. (KTI) acquired FCR, Inc. (FCR) for $30.0 million in cash, and issued 1,714,285 shares of KTI common stock.

    On July 2, 1998, FCR acquired Resource Recovery Systems, Inc. (RRS).

    All the acquisitions discussed above were accounted for under the purchase method of accounting and accordingly, the results of operations since the respective acquisition dates are included in the historical financial statements of KTI.

    On June 1, 1999, KTI sold substantially all the assets of KTI Recycling of Illinois, Inc. (Illinois) for $1.8 million in cash.

    The KTI unaudited adjusted historical statement of operations is not necessarily indicative of the results of operations which would have been reported if the acquisitions or the sale of Illinois had occurred on April 1, 1998, nor are they necessarily indicative of the future operating results of the combined company. Furthermore, the adjusted historical statement of operations do not give effect to any cost savings or incremental costs that may occur as a result of the integration and consolidation of the completed acquisitions. In the opinion of management, all adjustments necessary to present fairly such adjusted historical statement of operations have been made.

    The KTI unaudited adjusted historical statement of operations should be read in conjunction with the historical consolidated financial statements of KTI, which we included in this proxy statement/ prospectus.

2. PRO FORMA ADJUSTMENTS

(1) Reduction in depreciation expense resulting from the reduction in carrying value of acquired assets based on purchase price allocation of $49. Depreciation is recorded over the estimated remaining lives of property, plant, and equipment.

(2) Reflects additional goodwill amortization expense of $22. Goodwill is amortized over 40 years.

(3) Adjustment to interest expense on refinanced and incremental debt outstanding, assuming an average interest rate of 8.85%.

(4) Provision (benefit) for income taxes on the pro forma adjustments at a 39.5% tax rate before non-deductible depreciation expense and goodwill amortization.

(5) Elimination of legal and investment banking fees incurred by FCR in connection with KTI's acquisition of FCR.

(6) Additional goodwill amortization expense. Goodwill is amortized over 30 years.

(7) Additional interest expense on refinanced and incremental debt outstanding assuming an average interest rate of 8.75%.

3. EARNINGS PER SHARE

    The pro forma earnings per share calculations are based on the unaudited adjusted historical basic and diluted weighted average number of shares outstanding adjusted for the issuance of shares for the acquisition of FCR.

                      DESCRIPTION OF CASELLA CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of Casella consists of 100,000,000 shares of Casella Class A common stock, $0.01 par value per share, 1,000,000 shares of Casella Class B common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

COMMON STOCK

    The shares of Casella Class A common stock and Casella Class B common stock are identical in all respects, except for voting rights, conversion rights and transfer restrictions. The number of authorized shares of any class or classes of capital stock of Casella may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the voting power of common stock entitled to elect directors and irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law statute.

    VOTING RIGHTS. The holders of Casella Class A common stock are entitled to one vote per share. Holders of Casella Class B common stock are entitled to ten votes per share. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters, except that the holders of Casella Class A common stock will be entitled to elect, without the Casella Class B common stock voting, at least one director, and that director may be removed, with or without cause, by the holders of the Casella Class A common stock. Mr. Gregory B. Peters is the designee of the holders of Casella Class A common stock.

    DIVIDENDS. If dividends are declared by the Casella board, holders of Casella Class A common stock and Casella Class B common stock will receive them at the same rate, but only after any dividends required to be paid on shares of preferred stock have been paid. Casella may not make any dividend or distribution to any holder of any class of common stock unless it simultaneously makes the same dividend or distribution to each outstanding share of common stock regardless of class. In the case of a dividend or other distribution payable in shares of a class of common stock, Casella Class A common stock will be distributed in respect of holders of Casella Class A common stock and Casella Class B common stock will be distributed in respect of holders of Casella
Class B common stock and the number of shares of each class of common stock payable per share of that class of common stock will be equal in number. In the case of dividends or other distributions consisting of other voting securities of Casella, Casella will declare and pay dividends in two separate classes of the voting securities, identical in all respects except that:

    - the security issued to holders of Casella Class B common stock will convert into the security issued to the holders of Casella Class A common stock upon the same terms and conditions applicable to the conversion of Casella Class B common stock into Casella Class A common stock and will have the same restrictions on transfer and ownership applicable to the transfer and ownership of the Casella Class B common stock;

    - with respect only to dividends or other distributions of voting securities of a wholly owned subsidiary of Casella, the voting rights of each security issued to holders of Casella Class A common stock and Casella Class B common stock with respect to elections of directors will be the same as those of the Casella Class A common stock and Casella Class B common stock described above; and

    - in the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of Casella, the company will provide that the convertible or exchangeable securities and the underlying securities be identical in all respects, including the conversion or exchange rate, except that the underlying securities may have the same differences as they would have if the company issued voting securities of Casella, exchangeable for the securities.

    RESTRICTIONS ON ADDITIONAL ISSUANCES AND TRANSFER. Casella may not issue or sell any shares of Casella Class B common stock or any securities convertible into shares of Casella Class B common stock to any person who is not a Casella Class B permitted holder, as described below. Additionally, shares of Casella Class B common stock may not be transferred to a person other than a Casella Class B permitted holder. However, these transfer restrictions shall not apply in the case of a merger, consolidation or business combination involving Casella in which the acquiror purchases all of the outstanding shares of common stock and preferred stock of Casella.

    CONVERSION. Casella Class A common stock has no conversion rights. Shares of Casella Class B common stock are convertible into Casella Class A common stock, in whole or in part, at any time and on more than one occasion, at the holder's option, on the basis of one share of Casella Class A common stock for each share of Casella Class B common stock converted. Each share of Casella Class B common stock will also automatically convert into one share of Casella Class A common stock if, on the record date for any meeting of the stockholders of Casella, the number of shares of common stock held by the Class B permitted holders is less than 1,077,874 shares, subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Additionally, at the time a person ceases to be a Class B permitted holder, any share of Casella Class B common stock held by that person will automatically convert into a share of Casella Class A common stock. Casella has agreed that it will:

    - reserve and keep available out of its authorized but unissued shares of Casella Class A common stock, the number of shares of Casella Class A common stock issuable upon the conversion of all outstanding shares of Casella Class B common stock;

    - register and obtain the necessary governmental approvals for any shares of Casella Class A common stock issuable upon conversion of a share of Casella Class B common stock before the shares of Casella Class A common stock are issued; and

    - use its best efforts to list the shares of Casella Class A common stock issuable upon conversion of Casella Class B common stock on the national securities exchange on which outstanding Casella Class A common stock is then listed before those issuable shares of Casella Class A common stock are delivered.

    RECLASSIFICATION AND MERGER. In the event of a reclassification or other similar transaction which results in shares of Casella Class A common stock being converted into another security, then a holder of Casella Class B common stock will be entitled to receive upon conversion the amount of the other security that the holder would have received if the conversion occurred immediately prior to the record date of the reclassification or other similar transaction. No adjustments for dividends will be made upon the conversion of any share of Casella Class B common stock; except if a share is converted subsequent to the record date for the payment of a dividend or other distribution on shares of Casella Class B common stock but prior to the payment, then the registered holder of the share at the close of business on the record date will receive the dividend or other distribution payable on that date regardless of the conversion or Casella's default in payment of the dividend due on the date.

    In the event Casella enters into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the shares of each class of common stock will be exchanged for or changed into either:

    - the same amount of stock, securities, cash and/or any other property into which each share of any other class of common stock is exchanged or changed; provided, however, that if shares of common stock are exchanged for or changed into shares of capital stock, the shares so exchanged for or changed into may differ only to the extent that the Casella Class A common stock and the Casella Class B common stock differ as provided in Casella's charter; or

    - if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the board of directors, equal to the value per share into which or for which each share of any other class of common stock is exchanged or changed.

    LIQUIDATION. In the event of a liquidation of Casella, after the payment of its debts and other liabilities and after making provision for the holders of preferred stock, if any, the remaining assets of Casella will be distributable ratably among the holders of the Casella Class A common stock and Casella
Class B common stock.

    OTHER PROVISIONS. The holders of the Casella Class A common stock and Casella Class B common stock are not entitled to preemptive rights. None of the Casella Class A common stock or Casella Class B common stock may be subdivided or combined in any manner unless the other classes are subdivided or combined in the same proportion. Casella may not make any offering of options or other rights to subscribe for shares of Casella Class B common stock. If Casella makes an offering of options or other rights to subscribe for shares of any class of capital stock, other than Casella Class B common stock, to all holders of a class of common stock, then it is required to simultaneously make an identical offering to all holders of the other classes of common stock, unless that class votes to waive that right. All such options or other rights offerings shall offer the respective holders of Casella Class A common stock and Casella
Class B common stock the right to subscribe at the same rate per share.

    A "Class B permitted holder" includes only the following persons:

    - John W. Casella or Douglas R. Casella and their spouses and each of their respective estates, guardians, conservators or committees;

    - each descendant of John W. Casella or Douglas R. Casella and their respective estates, guardians, conservators or committees;

    - any (a) not-for-profit corporation if at least a majority of its board of directors is composed of John W. Casella or Douglas R. Casella, their spouses and/or descendants of John W. Casella or Douglas R. Casella; (b) other corporation if at least a majority of the value of its outstanding equity is owned by Class B permitted holders; (c) partnership if at least a majority of the economic interest of its partnership interests are owned by Class B permitted holders; and (d) limited liability or similar company if at least a majority of the economic interest of Casella is owned by Class B permitted holders; and

    - trustees, in that capacity, of trusts where the primary beneficiaries are John W. Casella or Douglas R. Casella, their spouses, the descendants of John W. Casella and Douglas R. Casella, and the spouses of these descendants and each of their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of the trust consist of John W. Casella or Douglas R. Casella, their spouses and/or Class B permitted holders.

PREFERRED STOCK

    The Casella board is authorized, without stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series. The Casella board will determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, exchange rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights of the holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued. Preferred stock may, at the discretion of the Casella board, be entitled, before the common stock, to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the company. Additionally, the issuance of shares of preferred stock could also decrease the amount of earnings and assets available for distribution to the holders of Casella common stock. If any cumulative dividends or amounts payable on a return of capital are not paid in full, all shares of preferred stock would participate ratably according to the amounts that would be payable on these shares if all (a) dividends were declared and paid in full, or (b) sums which would be payable on these shares on the return of capital were paid in full.

    The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting capital stock of Casella. Casella has no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

    Casella is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns or within the prior three years did own 15% or more of the corporation's voting stock.

    Casella's charter provides that vacancies on the board of directors may only be filled by a majority of the board of directors then in office. Furthermore, any director elected by the stockholders, or by the board of directors to fill a vacancy, may be removed only by a vote of 75% of the combined voting power of the shares of common stock entitled to vote for the election of directors, provided that the director elected by the holders of Class A common stock, voting separately as a class, may be removed only by the holders of at least 75% of the outstanding shares of Class A common stock.

    Casella's charter and by-laws provide that any action required or permitted to be taken by the stockholders of Casella may be taken only at a duly called annual or special meeting of stockholders. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Casella, especially since special meetings of stockholders may be called only by the board of directors or president of Casella. These provisions may also discourage another person or entity from making a tender offer for Casella's common stock, because that person or entity, even if it acquired a majority of the outstanding voting securities of Casella, would be able to take action as a stockholder, including electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent. The by-laws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and other matters to be brought before stockholders meetings.

    Casella's charter and by-laws also provide for the classification of the board of directors, whereby no more than one-third of the board is elected in any one year. The effect of such provision could be to delay the ability of another person or entity to take control of the board.

    These provisions, which may be amended only by a 75% vote of the stockholders, could make it more difficult for a third party to effect a change in the control of the board of directors. In addition, these provisions could make it more difficult for a third party to acquire, or it could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of Casella and may make more difficult or discourage a takeover of Casella.

    Casella has also included in its charter provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware General Corporation Law and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Casella common stock is Boston EquiServe, L.P., Canton, Massachusetts.

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
                        COMPARISON OF STOCKHOLDER RIGHTS

    Casella is incorporated in Delaware and KTI is incorporated in New Jersey. As a result of the merger, KTI shareholders will receive, in exchange for their shares of KTI common stock, shares of Casella Class A common stock and will become stockholders of Casella. The rights of Casella stockholders are governed by Delaware law and Casella's charter and by-laws.

    The New Jersey Business Corporation Act, which governs the rights of KTI shareholders, and the Delaware General Corporation Law, which governs the rights of Casella stockholders, differ in many respects. In addition, Casella's charter and by-laws differ in several significant respects from KTI's charter and by-laws. The following summary of significant differences that may affect the rights and interests of stockholders is not intended to be a complete discussion of the differences, and is qualified in its entirety by reference to Casella's charter and by-laws and KTI's charter and by-laws, the relevant statutes under Delaware and New Jersey law, all of which may change from time to time.

VOTING REQUIREMENTS

    Both the New Jersey and Delaware law provide, except as set forth below, that whenever any action is to be taken by vote of the stockholders, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote, unless a greater plurality is required by the corporation's charter, or another section of the New Jersey or Delaware law is applicable.

    Under New Jersey law, unless a greater vote is specified in the corporation's charter, (a) any amendment to a New Jersey corporation's charter,
(b) the voluntary dissolution of the corporation, (c) the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or (d) the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon.

    The New Jersey Shareholders Protection Act limits certain transactions involving an "interested stockholder" and a resident domestic corporation. An "interested stockholder" is a direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. This New Jersey statute prohibits certain business combinations between an interested stockholder and a resident domestic corporation for a period of five years after the date the interested stockholder first becomes an interested stockholder, unless the business combination was approved by the resident domestic corporation's board of directors prior to the date the interested stockholder first becomes an interested stockholder. After the five-year period expires, the prohibition on these business combinations continues unless the combination is approved by (a) the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, (b) by the board prior to the interested stockholder first becoming an interested stockholder or (c) certain fair price provisions are satisfied.

    The KTI charter contains provisions known as "supermajority" and "fair price" provisions which are anti-takeover measures and could affect the price KTI shareholders receive for shares of KTI common stock.

    Under Delaware law, unless otherwise specified in the charter of a Delaware corporation, (a) an amendment to the charter, (b) the sale or other disposition of all or substantially all of the assets of a corporation, or (c) the merger or consolidation of a corporation with another corporation all require the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and, with respect to the amendment of the charter, the affirmative vote of a majority of the outstanding shares of stock of each class entitled to vote thereon is also required. Provisions of Casella's charter relating to limiting

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
stockholder action only to duly called annual or special meetings and removal of directors may only be amended by a 75% vote of Casella stockholders.

    Under Delaware law, subject to certain exceptions, an interested stockholder of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that the stockholder becomes an interested stockholder unless:

    - prior to the time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares held by officers and directors and shares held in employee stock plans; or

    - on or subsequent to the time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

    Except as otherwise specified in the statute, an interested stockholder includes:

    - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

    - the affiliates and associates of any such person.

    Under certain circumstances, the statute makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Casella's charter does not exclude it from the restrictions imposed under the statutes.

STOCKHOLDER POWER TO CALL SPECIAL STOCKHOLDERS MEETING

    Under New Jersey law, special meetings of the shareholders may be called by the president or the board of directors, or by other officers, directors or shareholders as may be provided in the by-laws. In addition, upon the application of the holders of not less than 10% of all shares entitled to vote at the meeting, the Superior Court, for good cause shown, may order a special meeting of the shareholders. KTI's by-laws provide that special shareholders meetings can be called by a majority of the KTI board, the president, the chairman of the board, or the secretary if the holders of at least 25% of the shares entitled to vote at the meeting request the meeting in writing, stating the purpose and the matters proposed to be acted on.

    Under Delaware law, special meetings of the stockholders may be called by the board of directors or by persons as may be authorized by the corporation's charter or by-laws. The Casella by-laws provide that special meetings of stockholders can be called by the chairman of the Casella board or the president.

DISSOLUTION

    Under New Jersey law, a corporation may be dissolved by the consent of all its shareholders entitled to vote thereon. New Jersey law further provides that a corporation may also be dissolved by action of its board of directors and its shareholders if the board of directors recommends that the

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corporation be dissolved, directs that the question of dissolution be submitted to a vote at a meeting of shareholders and the dissolution is approved by the affirmative vote of a majority of the votes cast by holders of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the meeting. The charter may provide for greater requirements. The KTI charter requires the affirmative vote of two-thirds of the votes.

    Under Delaware law, the board of directors may, by a majority of the whole board at any meeting called for that purpose, cause notice of dissolution to be mailed to each stockholder entitled to vote thereon, and the majority of the outstanding stock of the corporation entitled to vote must vote for the proposed dissolution. Dissolution may also be authorized without action of the directors if all of the stockholders entitled to vote thereon consent in writing and a certificate of dissolution is filed with the Secretary of State.

CUMULATIVE VOTING

    Under New Jersey law, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. The KTI charter does not presently provide for cumulative voting.

    Under Delaware law, stockholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. The Casella charter does not presently provide for cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

    New Jersey law permits a New Jersey corporation to provide for a classified board in its charter. The KTI board is not divided into classes. New Jersey law also permits the removal of directors with cause or, unless otherwise provided in the charter, without cause. KTI's charter does not provide otherwise.

    Delaware law permits a Delaware corporation to provide for a classified board in its charter or by-laws. The Casella charter provides that the Casella board is divided into three classes, each of which contains approximately one-third of the whole number of members of the Casella board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. Under Delaware law, directors on a classified board may only be removed for cause, unless the charter of the company provides otherwise. Casella's charter provides for the removal of directors with and without cause by the holders of 75% of the votes entitled to be cast for the election of such directors.

RIGHTS OF DISSENTING STOCKHOLDERS

    Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is:

    - listed on a national securities exchange;

    - is held of record by not less than 1,000 holders; or

    - where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

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
    Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights. There are no statutory rights of appraisal with respect to stockholders of a corporation whose shares are either:

    - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

    - held of record by more than 2,000 stockholders, where stockholders receive only shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation or shares of stock or depository receipts of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (or cash in lieu of fractional share interests therein).

STOCKHOLDER CONSENT TO CORPORATE ACTION

    New Jersey law permits any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting if all of the shareholders who are entitled to vote on the action consent to the action in writing, except if the action is to approve a merger or consolidation of the corporation or the sale of substantially all of the corporation's assets the action may be taken without a meeting only if (a) all the corporation's shareholders consent to the action in writing or (b) all of the corporation's shareholders who are entitled to vote on the action consent to the action in writing and the corporation provides to all other shareholders notice of the action in advance of the proposed effective date of the action. If the charter of a New Jersey corporation does not provide otherwise and certain notice and other requirements are complied with, New Jersey law also permits any action required or permitted to be taken at a meeting of the shareholders, other than the annual election of directors, to be taken without a meeting, without prior notice and without a vote, upon the written consent of the minimum number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote on the action were present and voting. Since KTI's charter does not prohibit shareholder action by less than unanimous consent, such action may be taken by KTI's shareholders.

    Unless otherwise provided in the charter, Delaware law permits stockholders to act by written consent if consents setting forth the action being taken are signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Directors may be elected by written consent in lieu of an annual meeting only if unanimous or, if such consent is less than unanimous, if all of the directorships to which directors could be elected at an annual meeting are vacant and are filled by the written action. The Casella by-laws provide that vacancies and newly created directorships shall be filled by a majority of directors then in office although less than a quorum. The Casella charter does not permit stockholders to act by written consent.

ADVANCE NOTICE BY-LAWS

    Both New Jersey law and Delaware law as well as both KTI's by-laws and Casella's by-laws provide that their stockholders must receive written notice of meetings not less than 10 and not more than 60 days before a meeting of stockholders is held. Casella's by-laws provide for advance notice procedures with regard to the nomination, other than by or at the direction of the Casella board, of candidates for election of directors and other matters to be brought before the stockholder's meeting.

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
DIVIDENDS

    Unless there are other restrictions contained in a corporation's charter, New Jersey law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation can pay its debts as they become due in the usual course of its business or its total assets are more than its total liabilities. KTI's charter does not contain this restriction.

    Delaware law generally limits dividends payable by Casella to an amount equal to the excess of the net assets of the company over its statutory capital, or if there is no excess, to its net profits for the current and/or immediately preceding fiscal year.

BY-LAWS

    Under New Jersey law, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless the powers are reserved in the charter to the shareholders. KTI's charter does not presently reserve such powers for its stockholders.

    Under Delaware law, the stockholders of a Delaware corporation have the power to adopt, amend, or repeal the corporation's by-laws, unless such powers also are reserved in the charter to the board of directors. Casella's by-laws may be amended by the board of directors.

LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS

    Under New Jersey law, a New Jersey corporation may include in its charter a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or to its shareholders, for damages for breaches of any duty owed to the corporation or its shareholders. A director or officer cannot be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. KTI's charter contains provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.

    Under Delaware law, a Delaware corporation may include in its charter a provision which would, subject to the limitations described below, eliminate or limit directors' liability to the corporation or its stockholders, for monetary damage for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified (a) for breach of the director's duty of loyalty, (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (d) for any transaction from which the director derives an improper personal benefit. Casella's charter contains provisions which limit a director's liability to the full extent permitted by Delaware law.

CONSIDERATION OF ACQUISITION PROPOSALS

    New Jersey law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following:

    - the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

    - the effects of the proposed action on the community in which the corporation operates; and

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
    - the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

    The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. If the board determines to reject an offer, the statute provides that the board will have no obligation to facilitate, remove any barriers to or refrain from impeding the offer. These provisions may make it more difficult for a shareholder to challenge a New Jersey corporation's board's rejection of, and may facilitate the board's rejection of, an offer to acquire the corporation.

    There are no comparable provisions under Delaware law. Casella's charter permits the board of directors to take into account the interests of creditors, customers, employees and other constituencies in considering corporate actions.

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
                         ELECTION OF CASELLA DIRECTORS

GENERAL

    Casella has three classes of directors consisting of one Class I director, two Class II directors and two Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. The two Class II directors are proposed for election this year to serve as members of the Casella board until the 2002 annual meeting of stockholders, or until their successors are elected and qualified. After the merger, the Casella board will be increased to 11 members, consisting of four Class I directors, four Class II directors and three Class III directors. See "The Merger--Directors and executive officers of the combined company following the merger".

    The persons named in the enclosed proxy will vote at the Casella annual meeting to elect, as Class II directors, Messrs. James W. Bohlig and Gregory P. Peters, the two director nominees named below, unless the proxy is marked otherwise. Messrs. Bohlig and Peters are currently members of the Casella board. Mr. Peters has been nominated as the designee of the holders of Casella Class A common stock.

    Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by the Casella board. The Casella board has no reason to believe that any of the nominees will be unable to serve if elected.

    Set forth below for each Casella director, including the director nominees, is information as of September 1, 1999 with respect to (a) his name and age,
(b) position and offices at Casella, (c) principal occupation and business experience during the past five years, (d) directorships, if any, of other publicly held companies and (e) the year he became a director of Casella.

                                             DIRECTOR       PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE
NAME                                   AGE    SINCE        DURING THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS
----                                   ---   --------      --------------------------------------------------

CLASS II DIRECTORS, NOMINEES TO BE
ELECTED AT THE ANNUAL MEETING (TERMS
EXPIRING IN 2002)

James W. Bohlig                        53      1993        Mr. Bohlig joined Casella as senior vice president
                                                           and chief operating officer in 1993 with primary
                                                           responsibility for business development,
                                                           acquisitions and operations. From 1989 until he
                                                           joined Casella, Mr. Bohlig was executive vice
                                                           president and chief operating officer of Russell
                                                           Corporation, a general contractor and developer
                                                           based in Rutland, Vermont. Mr. Bohlig is a
                                                           director of Consumat Environmental Systems, Inc.,
                                                           a designer and manufacturer of incineration and
                                                           pollution control equipment.

                                             DIRECTOR       PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE
NAME                                   AGE    SINCE        DURING THE PAST FIVE YEARS AND OTHER DIRECTORSHIPS
----                                   ---   --------      --------------------------------------------------
Gregory B. Peters                      52      1993        Mr. Peters has been a general partner of Vermont
                                                           Venture Capital Partners, L.P., a venture capital
                                                           management company which is the general partner of
                                                           The Vermont Venture Capital Fund, L.P.; a general
                                                           partner of North Atlantic Capital Partners, L.P.,
                                                           a venture capital management company which is the
                                                           general partner of North Atlantic Venture Fund II,
                                                           L.P.; and a general partner of North Atlantic
                                                           Investors, a venture capital management company
                                                           which is the general partner of North Atlantic
                                                           Venture Fund II L.P.

CLASS III DIRECTORS (TERMS EXPIRING
IN 2000)

John W. Casella                        48      1993        Mr. Casella has served as president and chief
                                                           executive officer and chairman of the Casella
                                                           board since 1993. Mr. Casella has served as
                                                           chairman of the board of directors of Casella
                                                           Waste Management, Inc. since 1977. Mr. Casella has
                                                           actively supervised all aspects of company
                                                           operations since 1976, sets overall corporate
                                                           policies, and serves as chief strategic planner of
                                                           corporate development. Mr. Casella is also an
                                                           executive officer and director of Casella
                                                           Construction, Inc., a company owned by Mr. Casella
                                                           and Douglas R. Casella which specializes in
                                                           general contracting, soil excavation and related
                                                           heavy equipment work. See "The
                                                           Companies--Casella--Certain Relationships and
                                                           Related Transactions". Mr. Casella is the brother
                                                           of Douglas R. Casella.

John F. Chapple III                    58      1994        From August 1989 to July 1994, Mr. Chapple was
                                                           president and owner of Catamount Waste Services,
                                                           Inc., a central Vermont hauling and landfill
                                                           operation, which was purchased by the company in
                                                           May 1994. Mr. Chapple has been retired since 1995.

CLASS I DIRECTORS (TERMS EXPIRING IN
2001)

Douglas R. Casella                     43      1993        Mr. Casella founded Casella in 1975. He has served
                                                           as vice chairman of the Casella board since 1993
                                                           and has been president of Casella Waste
                                                           Management, Inc. since 1975. Since 1989, Mr.
                                                           Casella has been president of Casella
                                                           Construction, Inc., a company owned by Mr. Casella
                                                           and John W. Casella which specializes in general
                                                           contracting, soil excavation and related heavy
                                                           equipment work. See "The
                                                           Companies--Casella--Certain Relationships and
                                                           Related Transactions". Mr. Casella is the brother
                                                           of John W. Casella.

    See "The Companies--Casella--Certain relationships and related transactions" and "--Stock ownership of management" for information concerning Casella directors, including those who are nominees for election as Class II directors.

    The holders of Casella Class A common stock, voting separately as a class, will at all times be entitled to elect at least one director. Mr. Peters, a Class II director nominee, has been nominated to be the designee of the holders of Casella Class A common stock as a result of the resignation of Michael Cronin, formerly the designee of the holders of Casella Class A common stock.

    Messrs. Bohlig, John W. Casella, Douglas R. Casella, Chapple and Peters were elected to the Casella board pursuant to the terms of an agreement by and between Casella and certain stockholders. The agreement terminated upon completion of Casella's initial public offering of its common stock in November 1997.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

    The Casella board met ten times, including by telephone conference, during fiscal 1999. All directors attended at least 75% of the meetings of the Casella board and the meetings of the committees on which they served, except that Mr. Chapple did not attend the meeting of the audit committee.

    The Casella board has established a compensation committee. The compensation committee, which currently consists of Messrs. John W. Casella, Chapple and Peters, reviews executive salaries, administers any bonus, incentive compensation and stock option plans of Casella, and approves the salaries and other benefits of the executive officers of Casella. In addition, the compensation committee consults with Casella management regarding pension and other benefit plans and compensation policies and practices of Casella. The stock plan subcommittee of the compensation committee, which currently consists of Messrs. Chapple and Peters, administers the issuance of stock options and other awards under Casella's stock option plans to Casella's executive officers and approves the compensation of Mr. John W. Casella. The compensation committee and the stock plan subcommittee each held one meeting during fiscal 1999.

    The Casella board has also established an audit committee. The audit committee, which currently consists of Messrs. Chapple and Peters, reviews the professional services provided by Casella's independent auditors, the independence of the auditors from management of Casella and Casella's annual financial statements and system of internal accounting controls. The audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Casella as it may find appropriate or as may be brought to its attention. The audit committee held one meeting during fiscal 1999.

    Casella does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Casella board.

COMPENSATION OF DIRECTORS

    Casella reimburses non-employee directors for expenses incurred in attending Casella board meetings. Non-employee directors of Casella receive stock options under Casella's 1997 Non-Employee Director Stock Option Plan. The Non-Employee Director Plan currently provides that each non-employee director will receive an automatic grant of a nonqualified stock option to purchase 5,000 shares of Casella Class A common stock upon his or her initial election to the Casella board, vesting in three equal installments beginning on the first anniversary of the date of grant. In addition, an option to purchase 2,000 shares of Casella Class A common stock is granted to each incumbent non-employee director on the date of each annual meeting of stockholders, vesting in three equal annual installments beginning on the first anniversary of the date of grant. Options granted under the Non-Employee

Director Plan expire ten years from the date of grant. The exercise price of options granted under the Non-Employee Director Plan is equal to the fair market value of a share of Casella Class A common stock as of the date of grant. Casella has reserved a total of 50,000 shares of Casella Class A common stock for issuance under the Non-Employee Director Plan, 46,000 of which were available for grant as of July 30, 1999.

    The Casella board has recommended increasing the number of shares of Casella Class A common stock available for grant under the Non-Employee Director Plan from 50,000 to 100,000 and to increase the number of shares subject to the stock options granted to non-employee directors upon initial election to the Casella board and on the date of each annual meeting from 5,000 and 2,000, respectively, to 7,500 on the date of each such event. See "Approval of Amendments to the Casella 1997 Non-Employee Director Stock Option Plan."

    Casella has also entered into or engaged in certain transactions with directors of Casella or affiliates of directors of Casella. See "The Companies--Casella--Certain relationships and related transactions".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the compensation committee of the Casella board are Messrs. John W. Casella, Chapple and Peters. The current members of the stock plan subcommittee of the Casella board are Messrs. Chapple and Peters.
Mr. Casella has served as president and chief executive officer of Casella since 1993.

    Casella has from time to time engaged Casella Construction, Inc., a company owned by John W. Casella and Douglas R. Casella, a director, to provide construction services for the company, including construction, closure and capping activities at the company's landfills. In fiscal 1999, the company paid Casella Construction, Inc. an aggregate of $5,198,000.

    Casella is party to two real estate leases with Casella Associates, a Vermont partnership owned by John W. Casella and Douglas R. Casella, relating to facilities occupied by the company. The leases, relating to the company's corporate headquarters in Rutland, Vermont and its Montpelier, Vermont facility, call for aggregate monthly payments of approximately $18,000 and expire in April 2003. These leases have been classified by the company as capital leases for financial reporting purposes. In addition, the company leases furniture and fixtures from Casella Associates pursuant to an operating lease which bore rent at $950 per month and which expired in May 1999. In fiscal 1999, the company paid Casella Associates an aggregate of $237,101 for such leases. In
November 1997, the lease relating to the company's corporate headquarters in Rutland, Vermont was amended to allow the company to upgrade and make capital improvements to the premises at an estimated cost of $500,000, to be paid by the company. Casella Associates was granted the option to purchase the capital improvements by December 31, 2002, and if it does not elect to exercise the option the company has the right to purchase the premises for $324,000, the fair market value of the premises prior to the capital improvements, at the expiration of the term of the lease.

    Casella operated an unlined landfill located in Whitehall, New York owned by Bola, Inc., a corporation owned by John W. Casella and Douglas R. Casella which operated as a single-purpose real estate holding company. The company paid the cost of closing this landfill in 1992, and has agreed to pay all post-closure obligations. In fiscal 1999, the company paid an aggregate of $3,161 pursuant to this arrangement.

    In connection with and at the time of Casella's acquisition of the business of Catamount Waste Services, Inc., Casella entered into a lease in June 1994 with CV Landfill, Inc., a Vermont corporation affiliated with Catamount Waste Services, Inc., pursuant to which Casella agreed to lease a transfer station for a term of 10 years. CV Landfill, Inc. is owned by John F. Chapple III, who became a director of Casella at the time of the acquisition of the business of Catamount Waste Services, Inc. Pursuant to the lease agreement, Casella pays monthly rent for the first five years at a rate of $5.00 per ton of waste disposed of at the transfer station, with a minimum rent of $6,650 per month. Following the fifth anniversary of the lease agreement, Casella is required to pay monthly rent at a rate of $2.00 per ton, with a minimum rent of $2,500 per month. In fiscal 1999, Casella paid CV Landfill, Inc. an aggregate of $116,116.

    Casella believes that each transaction described above was on terms at least as favorable as those Casella would expect to negotiate with disinterested third parties. In addition, in connection with the proposed merger with KTI, certain executive officers and directors of Casella have interests in the merger that are in addition to their interests as stockholders of Casella generally. See "The Merger--Interests of executive officers and directors of Casella and KTI in the merger". Furthermore, certain executive officers and directors of KTI have entered into or engaged in certain transaction with KTI. See "The Companies--KTI--Certain relationships and related transactions".

                      APPROVAL OF AMENDMENT TO THE CASELLA
                 AMENDED AND RESTATED 1997 STOCK INCENTIVE PLAN

    The Casella board believes stock options and stock-based incentives play an important role in attracting and retaining the services of outstanding personnel and in encouraging such employees to have a greater personal financial investment in Casella.

    Casella stockholders approved the Casella 1997 Stock Incentive Plan in
July 1997 at a special meeting. In October 1998, Casella stockholders approved an amendment to the Incentive Plan to increase the shares available for issuance under the plan from 2,308,500 to 3,328,135, including up to 1,019,635 shares subject to outstanding options under Casella's three terminated stock option plans which are not issued under those terminated plans because the options expire or are terminated or cancelled. A copy of the Amended and Restated 1997 Stock Incentive Plan is attached to this proxy statement/prospectus as Annex D-1, which you should be sure to read.

    The Incentive Plan permits Casella to grant incentive stock options, non-qualified options, restricted stock awards and other stock-based awards, including the grant of shares based on certain conditions, the grant of securities convertible into Casella Class A common stock and the grant of stock appreciation rights. Stock options may not be granted at an exercise price which is less than 100% of the fair market value of Casella Class A common stock on the date of grant and may not be granted for a term in excess of ten years. Subject to adjustment in the event of a stock split or other similar events, grants may currently be made under the Incentive Plan for up to 3,328,135 shares of Casella Class A common stock, including up to 1,019,635 shares of Casella Class A common stock which are currently subject to outstanding options under terminated option plans, which are not issued under those plans because the options expire or are terminated or cancelled. Grants may be made to officers, employees, directors, consultants and advisors of Casella who are responsible for or contribute to the management, growth, success and profitability of Casella and who are designated by the committee that administers the Incentive Plan.

    The Incentive Plan is administered by the compensation committee, provided that the stock plan subcommittee administers the issuance of awards to Casella's executive officers. The stock plan subcommittee currently consists of two outside directors. The compensation committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions of the Incentive Plan. The compensation committee selects the recipients of grants and determines:

    - the number of shares of Casella Class A common stock covered by options and the dates upon which the options become exercisable;

    - the exercise price of options;

    - the duration of options; and

    - the number of shares of Casella Class A common stock subject to any restricted stock or other stock-based awards and the terms and conditions of the awards, including conditions for repurchase, issue price and repurchase price.

    The Casella board is required to make appropriate adjustments in connection with the Incentive Plan and any outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other acquisition event, outstanding awards will be assumed unless the acquiring or succeeding corporation does not agree to assume the options, in which case the Casella board will accelerate the awards to make them fully exercisable prior to consummation of the acquisition event or provide for a cash-out of the value of any outstanding options. If any award expires or is terminated, surrendered, cancelled or forfeited, the unused shares of Casella Class A common stock subject to the award will again be available for grant under the Incentive Plan.

    As of September 1, 1999, options to purchase a total of 1,085,960 shares of Casella Class A common stock were outstanding under the Incentive Plan, no restricted stock awards had been made under the plan and 2,243,175 shares remained available for future awards. As of September 1, 1999, Casella had 1,504 full-time employees, all of whom were eligible to participate in the plan. Through September 1, 1999, under the Incentive Plan, John W. Casella, the chief executive officer, had received 90,000 options, James W. Bohlig, the chief operating officer, had received 150,000 options and Jerry S. Cifor, the chief financial officer, had received 110,000 options. As a group, these executive officers had received an aggregate of 350,000 options through September 1, 1999. As of such date, all current officers had received an aggregate of 440,000 options under the Incentive Plan. As a group, all employees, excluding the named executive officers, had received an aggregate of 673,000 options through September 1, 1999. On September 15, 1999, Casella granted an aggregate of 938,000 options to certain employees, including 75,000 options to each of John W. Casella and Douglas R. Casella, 150,000 options to James W. Bohlig and 125,000 options to Jerry S. Cifor.

    After considering the increase in the number of employees as a result of the merger, the Casella board has amended the Incentive Plan to increase the number of shares of Casella Class A common stock authorized for the granting of awards under the plan from an aggregate of 3,328,135, including up to 1,019,635 shares subject to outstanding options under terminated stock option plans, which are not issued under those terminated plans because the options expire or are terminated or cancelled, to 5,328,135 and has directed that the amendment be submitted for approval by a vote of Casella stockholders. As of October 1, 1999, Casella had approximately 16,011,305 shares outstanding and, if the merger is approved, will have approximately 23,163,462 shares outstanding. The Casella board believes stockholder approval of the amendment to the Incentive Plan is necessary to assure that an adequate number of shares of Casella Class A common stock will be available for future award in order to provide appropriate incentives to employees of Casella, including KTI employees upon consummation of the merger.

    In accordance with the requirements of the regulations under Section 162(m) of the Internal Revenue Code, the Incentive Plan limits the number of shares that may be granted to an individual participant in any fiscal year to 200,000 shares.

    The number of individuals receiving stock options or restricted stock awards varies from year to year depending on various factors, such as the number of promotions and the company's hiring needs during the year, and thus Casella cannot now determine future option or award recipients or the amounts to be allocated to these individuals.

SOME FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

    NONQUALIFIED STOCK OPTIONS. The grant of a nonqualified stock option will not result in the recognition of taxable income by the participant or in a deduction to Casella. Upon exercise, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the stock purchased over the exercise price. Casella is required to withhold tax on the amount of income so recognized, and a tax deduction is allowable equal to the amount of such income, subject to the satisfaction of certain conditions under
Section 162(m) of the Internal Revenue Code in the case of options exercised by certain of the highest paid officers. Gain or loss upon a subsequent sale of any stock received upon the exercise of a nonqualified stock option generally would be taxed as long-term or short-term capital gain or loss, depending upon the holding period of the stock sold. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

    INCENTIVE STOCK OPTIONS. Upon the grant or exercise of an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, no income will be realized by the participant for federal income tax purposes and Casella will not be entitled to any deduction. However, the excess of the fair market value of the stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares of stock underlying an incentive stock option are not disposed of within the one-year period beginning on the date of the transfer of the shares to the participant, nor within the two-year period beginning on the date of grant of the option, any profit realized by the participant upon the disposition of the shares will be taxed as long-term capital gain and no deduction will be allowed to Casella. If the shares are disposed of within the one-year period from the date of transfer of the shares to the participant, or within the two-year period from the date of grant of the option, the excess of the fair market value of the shares upon the date of exercise or, if less, the fair market value on the date of disposition, and a corresponding deduction will be allowed to Casella. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant. If an option that is intended to qualify as an incentive stock option is exercised by a person who was not continually employed by Casella or certain of its affiliates from the date of grant of the option to a date not more than three months prior to such exercise, or one year if such person is disabled, then the option will not qualify as an incentive stock option plan and will instead be taxed as a nonqualified stock option, as described above.

    This summary is not a definitive statement of the federal income tax effects of options under the Incentive Plan, and you should consult with your own tax advisor to determine the particular tax effects to you of the provisions discussed here.

    RECOMMENDATION OF THE CASELLA BOARD. The Casella board recommends that Casella stockholders vote "FOR" approval of the amendment to the Incentive Plan to increase the number of shares of Casella Class A common stock that may be issued under the Incentive Plan from 3,328,135 to 5,328,135.

    VOTE REQUIRED FOR APPROVAL. The affirmative vote of the holders of shares representing a majority of the votes cast by the holders of the Casella common stock entitled to vote at the Casella annual meeting is required for approval of the amendment to the Incentive Plan.

                         APPROVAL OF AMENDMENTS TO THE
              CASELLA 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    The Casella stockholders initially approved the Casella 1997 Non-Employee Director Stock Option Plan in July 1997 at a special meeting. A copy of the 1997 Non-Employee Director Stock Option Plan is attached to this proxy statement/prospectus as Annex D-2, which you should be sure to read.

    The Non-Employee Director Plan currently provides that each non-employee director will receive an automatic grant of a nonqualified stock option to purchase 5,000 shares of Casella Class A common stock upon his or her initial election to the board, vesting in three equal installments beginning on the first anniversary of the date of grant. An option to purchase 2,000 shares of Class A common stock is granted to each incumbent non-employee director on the date of each annual meeting of stockholders, vesting in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of options granted under the Non-Employee Director Plan is equal to the fair market value of a share of Casella Class A common stock as of the date of grant.

    After considering the increase in the number of non-employee directors as a result of the merger, the Casella board has amended the Non-Employee Director Plan to increase the number of shares of Casella Class A common stock authorized for granting of awards under the Non-Employee Director Plan from 50,000 to 100,000 and to increase the number of shares subject to the stock options granted to non-employee directors upon initial election to the Casella board and on the date of each annual meeting of stockholders from 5,000 and 2,000, respectively, to 7,500 on the date of each such event. The Casella board has directed that the amendments be submitted for approval by a vote of Casella stockholders. As of October 1, 1999, Casella had 16,011,305 shares outstanding and, if the merger is approved, will have approximately 23,163,462 shares outstanding. As of September 1, 1999, options to acquire approximately 4,000 shares of Casella Class A common stock had been granted under the Non-Employee Director Plan. Following consummation of the merger, grants will no longer be made under the KTI plan. The Casella board believes stockholder approval of the amendments to the Non-Employee Director Plan is necessary to assure that an adequate number of shares of Casella Class A common stock will be available for future award in order to provide appropriate incentives to non-employee directors of Casella, including KTI directors who become Casella directors after consummation of the merger.

    All options granted under the Non-Employee Director Plan are nonqualified options not entitled to special tax treatment under Section 422 of the Internal Revenue Code. For a discussion of certain tax consequences of options, see "Approval of Amendment to the Casella Amended and Restated 1997 Stock Incentive Plan--Certain Federal Income Tax Consequences of Options" above.

    RECOMMENDATION OF THE CASELLA BOARD. The Casella board recommends that Casella stockholders vote "FOR" approval of the amendments to the Casella 1997 Non-Employee Director Plan to increase the number of shares of Casella Class A common stock that may be issued under the Casella 1997 Director Plan from 50,000 to 100,000 and to increase the number of shares subject to the stock options granted to non-employee directors upon initial election to the board and on the date of each annual meeting from 5,000 and 2,000, respectively, to 7,500 on the date of each such event.

    VOTE REQUIRED FOR APPROVAL. The affirmative vote of the holders of shares representing a majority of the votes cast by the holders of the Casella common stock entitled to vote at the Casella annual meeting is required for approval of the amendments to the Casella 1997 Non-Employee Director Plan.

                          APPROVAL OF AMENDMENT TO THE
         CASELLA AMENDED AND RESTATED 1997 EMPLOYEE STOCK PURCHASE PLAN

    The Casella stockholders initially approved the Casella Amended and Restated 1997 Employee Stock Purchase Plan in July 1997 at a special meeting. A copy of the Amended and Restated 1997 Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex D-3, which you should be sure to read. The Employee Stock Purchase Plan provides eligible participating employees with an opportunity to purchase shares of Casella Class A common stock at below fair market value. A maximum of 300,000 shares of Casella Class A common stock were authorized for issuance under the Employee Stock Purchase Plan.

    The Employee Stock Purchase Plan is administered by the compensation committee of the Casella board. All employees of Casella, except employees who own five percent or more of Casella common stock, whose customary employment is more than 20 hours per week and who have been employed by Casella for at least six months, are eligible to participate in the Employee Stock Purchase Plan. To participate in the Employee Stock Purchase Plan, an employee must authorize Casella to deduct an amount, up to ten percent of the employee's regular pay, from his or her pay during six-month periods commencing on January 1 and July 1, or the first business day thereafter, of each year. The maximum number of shares of Casella Class A common stock that an employee may purchase in any payment period is determined by applying the formula stated in the Employee Stock Purchase Plan. The exercise price for the option for each payment period is 85% of the lesser of the average market price of Casella Class A common stock on the first or last business day of the payment period. If an employee is not a participant on the last day of the payment period, the employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan or upon termination of employment.

    After considering the increase in the number of employees as a result of the merger, the Casella board has amended the Employee Stock Purchase Plan to increase the number of shares of Casella Class A common stock authorized for issuance under the Employee Stock Purchase Plan from 300,000 to 600,000 shares, and has directed that the amendment be submitted for approval by a vote of Casella stockholders. Prior to the amendment and as of October 1, 1999, 9,949 shares had been granted under the Employee Stock Purchase Plan and 290,051 shares remained available for future grant. The Casella board believes stockholder approval of this amendment is necessary to assure that an adequate number of shares of Casella Class A common stock will be available for future grants in order to provide appropriate incentives to employees of Casella, including KTI employees upon consummation of the merger.

    RECOMMENDATION OF THE CASELLA BOARD. The Casella board recommends that the Casella stockholders vote "FOR" approval of the amendment to the Casella Amended and Restated 1997 Employee Stock Purchase Plan to increase the number of shares of Casella Class A common stock that may be issued under the Employee Stock Purchase Plan from 300,000 to 600,000.

    VOTE REQUIRED FOR APPROVAL. The affirmative vote of the holders of shares representing a majority of the votes cast by the holders of the Casella common stock entitled to vote at the Casella annual meeting is required for approval of the amendment to the Casella Amended and Restated 1997 Employee Stock Purchase Plan.

                         RATIFICATION OF THE SELECTION
                       OF CASELLA'S INDEPENDENT AUDITORS

    The Casella board has selected Arthur Andersen LLP as independent auditors of Casella for the current fiscal year ending April 30, 2000, subject to ratification by stockholders at the annual meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Casella board will reconsider the matter. A representative of Arthur Andersen LLP, which served as auditors for fiscal 1999, is expected to be present at the annual meeting, to respond to appropriate questions, and to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

    The Casella board will consider proposals of stockholders intended to be presented for action at Casella's 2000 annual meeting of stockholders. A stockholder proposal must have been submitted in writing and received at Casella's principal executive offices, 25 Greens Hill Lane, Rutland, Vermont, 05701, Attention: Secretary, by July 20, 2000, to be considered for inclusion in Casella's proxy statement relating to the 2000 annual meeting of stockholders.

    In connection with Casella's 2000 annual meeting of stockholders, the persons appointed by the Casella board will, if Casella does not receive notice of a matter or proposal to be considered by October 5, 2000, be allowed to use their discretionary voting authority with respect to any such action or proposal that is raised at such annual meeting.

    If the merger is not consummated, KTI will hold a 1999 annual meeting of stockholders. If the KTI annual meeting is held, shareholder proposals intended to be presented at the KTI annual meeting must be received by KTI prior to a date to be announced by KTI in advance of the meeting, if they are to be included in KTI's proxy materials for the annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Casella has filed a registration statement (file no. 333-90913) on Form S-4 with the SEC. This proxy statement/prospectus, which is a part of that registration statement, does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for this information. Although we have discussed all material terms of each contract, agreement or other document of Casella referenced in this document, these discussions are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at:

    - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

    - Seven World Trade Center, 13th Floor, New York, New York 10048; or

    - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

    Casella and KTI also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

    Casella's and KTI's SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                 LEGAL MATTERS

    Certain legal matters in connection with this merger have been passed upon for Casella by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with the Federal income tax consequences of the merger to KTI shareholders have been passed upon for KTI by McDermott, Will & Emery, New York, New York.

                                    EXPERTS

    The audited financial statements of Casella included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements and schedule of KTI and the financial statements of Penebscot Energy Recovery Company, Limited Partnership, included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included herein. Such financial statements and schedule are included herein in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

    The consolidated financial statements of FCR, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the two years then ended, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                   KTI, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
The following consolidated financial statements and schedules of KTI,
  Inc.:
Consolidated Financial Statements of KTI, Inc.:
  Report of Independent Auditors............................     F-2
  Consolidated Balance Sheets at December 31, 1998 and
    1997....................................................     F-3
  Consolidated Statements of Operations for each of the
    three years in the period ended December 31, 1998.......     F-4
  Consolidated Statements of Changes in Stockholders' Equity
    for each of the three years in the period ended December
    31, 1998................................................     F-5
  Consolidated Statements of Cash Flows for each of the
    three years in the period ended December 31, 1998.......     F-6
  Notes to Consolidated Financial Statements................     F-8
Financial Statements of Penobscot Energy Recovery Company:
  Report of Independent Auditors............................    F-41
  Statement of Income for the year ended December 31,
    1996....................................................    F-42
  Statement of Changes in Partners' Capital for the year
    ended December 31, 1996.................................    F-43
  Statement of Cash Flows for the year ended December 31,
    1996....................................................    F-44
  Notes to Financial Statements.............................    F-45
The following consolidated financial statement schedules of
  KTI, Inc.:
  Report of Independent Auditors on Financial Statement
    Schedules...............................................     S-1
I Condensed Financial Information of Registrant.............     S-2
II Valuation and Qualifying Accounts........................     S-7
Consolidated Financial Statements of KTI, Inc.:
  Consolidated Balance Sheet at June 30, 1999 (unaudited)...    F-48
  Consolidated Statements of Operations (unaudited) for the
    three and six months ended June 30, 1999 and 1998.......    F-49
  Consolidated Statement of Stockholders' Equity for the six
    months ended June 30, 1999 (unaudited)..................    F-51
  Consolidated Statements of Cash Flows (unaudited) for the
    six months ended June 30, 1999 and 1998.................    F-52
  Notes to Consolidated Financial Statements................    F-54
Consolidated Financial Statements of FCR, Inc. and
  subsidiaries:
  Report of Independent Public Accountants..................    F-64
  Consolidated Balance Sheets at December 31, 1997 and
    1996....................................................    F-65
  Consolidated Statement of Operations for the Years Ended
    December 31, 1997 and 1996..............................    F-66
  Consolidated Statement of Stockholders' Equity for the
    Years Ended December 31, 1997 and 1996..................    F-67
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997 and 1996..............................    F-68
  Notes to Consolidated Financial Statements................    F-69

    All other schedules for which provision is made in the applicable accounting regulations of the Securities Exchange Act of 1934 are not required under the related instructions or are inapplicable, and therefore have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
KTI, Inc.

We have audited the accompanying consolidated balance sheets of KTI, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KTI, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 2, the previously issued financial statements for each of the three years in the period ended December 31, 1998 have been restated to reflect the deferral of revenue related to certain proceeds received in connection with the restructuring of a power purchase agreement and the sale of electric generating capacity with two utilities.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
March 30, 1999, except for the
second paragraph of Note 9 as to
which the date is August 27, 1999,

Note 2 as to which the date is

August 30, 1999 and the first
paragraph of Note 21 as to
which the date is September 23, 1999

                                   KTI, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                  ASSETS
Current Assets
  Cash and cash equivalents.................................    $  9,426       $ 11,181
  Restricted funds..........................................      19,088         13,103
  Accounts receivable, net of allowances of $1,313 and
    $294....................................................      29,272         22,126
  Consumables and spare parts...............................       4,483          4,041
  Inventory.................................................       4,866          1,219
  Notes receivable--officers/shareholders and affiliates....       1,858             29
  Other receivables.........................................       4,158            461
  Deferred taxes............................................       4,832          2,751
  Other current assets......................................       3,370            793
                                                                --------       --------
    Total current assets....................................      81,353         55,704

Restricted funds............................................       4,350          6,527
Notes receivable--officers/shareholders and affiliates......       1,534             81
Other receivables...........................................       3,025            271
Other assets................................................       6,167          1,768
Deferred taxes..............................................       1,407
Deferred costs, net of accumulated amortization of $1,610
  and $676..................................................       5,268          2,911
Goodwill and other intangibles, net of accumulated
  amortization of $4,354 and $1,422.........................     119,712         19,535
Deferred project development costs..........................                        937
Property, equipment and leasehold improvements, net of
  accumulated depreciation of $27,724 and $18,369...........     213,669        164,753
                                                                --------       --------
    Total assets............................................    $436,485       $252,487
                                                                ========       ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................    $ 14,940       $  8,779
  Accrued expenses..........................................       9,313          3,990
  Debt, current portion.....................................       9,775         19,794
  Other current liabilities.................................       4,499          1,184
                                                                --------       --------
    Total current liabilities...............................      38,527         33,747

Other liabilities...........................................       4,227          1,918
Debt, less current portion..................................     202,153         74,473
Minority interest...........................................      12,437         14,077
Deferred revenue............................................      61,396         68,556
Customer advance............................................      12,788
Convertible subordinated notes..............................       6,770

Commitments and contingencies

Stockholders' equity
Preferred stock; 10,000,000 shares authorized;
  Series A; non-voting; par value $8 per share; 447,500
    shares authorized, issued and outstanding in 1997.......                      3,732
  Series B; voting; par value $25 per share; 8.75%, 880,000
    shares authorized;
    856,000 shares issued and outstanding in 1997...........                     21,400
  Common stock; no par value (stated value $.01 per share);
    authorized 40,000,000 in 1998 and 20,000,000 in 1997,
    issued and outstanding 13,266,204 and 8,912,630 shares
    in 1998 and 1997, respectively..........................         133             89
Additional paid-in capital..................................     115,026         52,762
Accumulated deficit.........................................     (16,972)       (18,267)
                                                                --------       --------
Total stockholders' equity..................................      98,187         59,716
                                                                --------       --------
    Total liabilities and stockholders' equity..............    $436,485       $252,487
                                                                ========       ========

                            See accompanying notes.

                                   KTI , INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                             1998          1997         1996
                                                          -----------   ----------   ----------
Revenues................................................  $   179,007   $   98,587   $   35,717
Cost of operations......................................      156,664       75,864       26,048
                                                          -----------   ----------   ----------
  Gross Profit..........................................       22,343       22,723        9,669
Selling, general and administrative.....................        7,947        3,196        2,534
                                                          -----------   ----------   ----------
  Income from operations................................       14,396       19,527        7,135
Interest expense, net...................................      (10,667)      (5,086)      (4,464)
Other income, net.......................................                       390           37
                                                          -----------   ----------   ----------
  Income from continuing operations before minority
  interest, benefit for income taxes and extraordinary
  item..................................................        3,729       14,831        2,708
Minority interest.......................................        3,702        2,522        1,185
Pre-acquisition earnings................................                     4,722
                                                          -----------   ----------   ----------
  Income from continuing operations before benefit for
  income taxes and extraordinary item...................           27        7,587        1,523
Benefit for income taxes................................       (3,023)      (2,586)
                                                          -----------   ----------   ----------
  Income from continuing operations before extraordinary
  item..................................................        3,050       10,173        1,523
Discontinued operations
  Loss from discontinued operations (including a loss on
  disposal of $549 and provision for income taxes of
  $200).................................................                                    714
                                                          -----------   ----------   ----------
  Income before extraordinary item......................        3,050       10,173          809
Extraordinary item--Loss on early extinguishment of
  debt, net of minority interest and in 1998, taxes.....          351                     2,248
                                                          -----------   ----------   ----------
  Net income (loss).....................................        2,699       10,173       (1,439)
Accretion and accrued and paid dividends on preferred
  stock.................................................       (1,133)      (1,408)
                                                          -----------   ----------   ----------
  Net income (loss) available to common shareholders....  $     1,566   $    8,765   $   (1,439)
                                                          ===========   ==========   ==========
Net income (loss) per common share:
Basic:
  Income from continuing operations before
  extraordinary item....................................  $      0.18   $     1.18   $     0.25
  Loss from discontinued operations.....................                                  (0.12)
                                                          -----------   ----------   ----------
  Income before extraordinary item......................         0.18         1.18         0.13
  Extraordinary item....................................        (0.03)                    (0.37)
                                                          -----------   ----------   ----------
  Net income (loss).....................................  $      0.15   $     1.18   $    (0.24)
                                                          ===========   ==========   ==========
  Weighted average number of shares used in
  computation...........................................   10,548,570    7,403,681    6,090,956
                                                          ===========   ==========   ==========
Diluted:
  Income from continuing operations before
  extraordinary item....................................  $      0.17   $     1.08   $     0.24
  Loss from discontinued operations.....................                                  (0.11)
                                                          -----------   ----------   ----------
  Income before extraordinary item......................         0.17         1.08         0.13
  Extraordinary item....................................        (0.03)                    (0.36)
                                                          -----------   ----------   ----------
  Net income (loss).....................................  $      0.14   $     1.08   $    (0.23)
                                                          ===========   ==========   ==========
  Weighted average number of shares used in
  computation...........................................   11,398,151    8,426,190    6,255,088
                                                          ===========   ==========   ==========

                            See accompanying notes.

                                   KTI, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                          SERIES A              SERIES B
                                       PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK
                                     -------------------   -------------------   ---------------------   ADDITIONAL   ACCUMULATED
                                      SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT     PAID-IN       DEFICIT
                                     --------   --------   --------   --------   ----------   --------   ----------   ------------
Balance at December 31, 1995.......                                               5,946,973     $ 59      $ 33,427      $(26,606)
  Net loss.........................                                                                                       (1,439)
  Issuance of common stock for:
    Exercise of options............                                                  55,346        1           280
    Exercise of warrants...........                                                  41,183                    225
    Conversion of debt.............                                                 725,015        7         4,045
    Business combinations..........                                                  68,249        1           455
  Issuance of stock purchase
    warrants.......................                                                                            144
                                     --------   -------    --------   --------   ----------     ----      --------      --------
Balance at December 31, 1996.......                                               6,836,766       68        38,576       (28,045)
  Net income.......................                                                                                       10,173
  Issuance of preferred stock and
    common stock purchase
    warrants.......................   487,500   $ 3,376                                                        422
  Accretion of preferred stock.....                 700                                                       (700)
  Issuance of preferred stock and
    common stock purchase
    warrants.......................                         856,000   $ 21,400                              (1,416)
  Issuance of common stock and
    common stock purchase warrants
    for:
    Exercise of options............                                                  85,353        1           502
    Exercise of warrants...........                                                 692,771        7         3,611
    Conversion of debt.............                                                 618,609        6         4,901
    Conversion of preferred
      stock........................   (40,000)     (344)                             40,000        1           343
    Employee savings plan
      contribution.................                                                   4,117                     35
    Business combinations..........                                                 635,014        6         6,488
  Dividends paid on Series B
    Preferred Stock................                                                                                         (395)
                                     --------   -------    --------   --------   ----------     ----      --------      --------
Balance at December 31, 1997.......   447,500     3,732     856,000     21,400    8,912,630       89        52,762      $(18,267)
  Net income.......................                                                                                        2,699
  Accretion of preferred stock.....                  42                                                        (42)
  Issuance of common stock and
    common stock purchase warrants
    for:
    Exercise of options............                                                 235,682        2         1,894
    Exercise of warrants...........                                                 411,894        4         1,648
    Non-employee director's
      compensation.................                                                                            205
    Conversion of preferred stock:
      Series A.....................  (447,500)   (3,774)                            447,500        4         3,770
      Series B.....................                        (856,000)   (21,400)      25,531        1           300
    Conversion of debt.............                                               1,283,399       13        15,686
    Employee savings plan
      contribution.................                                                   4,215                     41
    Business combinations..........                                               1,945,353       20        38,122
  Tax benefit realized from stock
    option transactions............                                                                            738
  Dividends paid on Series B
    Preferred Stock................                                                                                       (1,404)
  Additional costs related to
    preferred stock issuance.......                                                                            (98)
                                     --------   -------    --------   --------   ----------     ----      --------      --------
Balance at December 31, 1998.......                                              13,266,204     $133      $115,026      $(16,972)
                                     ========   =======    ========   ========   ==========     ====      ========      ========


                                      TOTAL
                                     --------
Balance at December 31, 1995.......  $  6,880
  Net loss.........................    (1,439)
  Issuance of common stock for:
    Exercise of options............       281
    Exercise of warrants...........       225
    Conversion of debt.............     4,052
    Business combinations..........       456
  Issuance of stock purchase
    warrants.......................       144
                                     --------
Balance at December 31, 1996.......    10,599
  Net income.......................    10,173
  Issuance of preferred stock and
    common stock purchase
    warrants.......................     3,798
  Accretion of preferred stock.....
  Issuance of preferred stock and
    common stock purchase
    warrants.......................    19,984
  Issuance of common stock and
    common stock purchase warrants
    for:
    Exercise of options............       503
    Exercise of warrants...........     3,618
    Conversion of debt.............     4,907
    Conversion of preferred
      stock........................
    Employee savings plan
      contribution.................        35
    Business combinations..........     6,494
  Dividends paid on Series B
    Preferred Stock................      (395)
                                     --------
Balance at December 31, 1997.......    59,716
  Net income.......................     2,699
  Accretion of preferred stock.....
  Issuance of common stock and
    common stock purchase warrants
    for:
    Exercise of options............     1,896
    Exercise of warrants...........     1,652
    Non-employee director's
      compensation.................       205
    Conversion of preferred stock:
      Series A.....................
      Series B.....................   (21,099)
    Conversion of debt.............    15,699
    Employee savings plan
      contribution.................        41
    Business combinations..........    38,142
  Tax benefit realized from stock
    option transactions............       738
  Dividends paid on Series B
    Preferred Stock................    (1,404)
  Additional costs related to
    preferred stock issuance.......       (98)
                                     --------
Balance at December 31, 1998.......  $ 98,187
                                     ========

                            See accompanying notes.

                                   KTI, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1998         1997         1996
                                                              ----------   ----------   ----------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................  $    2,699   $   10,173   $   (1,439)
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Loss on disposal of discontinued operations.............                                   550
    Extraordinary loss......................................         351                     2,248
    Depreciation and amortization...........................      13,749        6,786        6,694
    Minority interest, net of distributions.................       1,114        2,522        1,185
    Deferred revenue and customer advance...................      (7,807)      (7,281)      (4,854)
    Deferred income taxes...................................      (3,913)      (2,751)
    Provision for losses on accounts receivable.............       1,289          193
    Interest accrued and capitalized on debt................       1,109          906        1,451
    Write-off of deferred project development costs.........         937
    Non-cash directors' compensation........................         205
    Premium for conversion of convertible debt to common
      stock.................................................       1,370
    Other non-cash charges..................................         187          (83)         262
    Equity in net income of subsidiaries, net of
      distributions.........................................                                  (198)
    Loss on sale of debt securities.........................                                   296
    Changes in operating assets and liabilities:
      Accounts receivable...................................       1,866       (2,458)       4,703
      Consumables, spare parts and inventory................      (1,104)          71         (842)
      Other receivables.....................................       1,206          244         (258)
      Other assets..........................................      (1,172)        (503)      (1,410)
      Accounts payable and accrued expenses.................      (9,038)       1,285       (3,283)
      Other liabilities.....................................      (1,867)         218         (187)
    Proceeds from sale of electric generating capacity, net
      of transaction costs..................................                                80,691
                                                              ----------   ----------   ----------
Net cash provided by operating activities...................       1,181        9,322       85,609

INVESTING ACTIVITIES
Additions to property, equipment and leasehold
  improvements..............................................      (8,581)      (5,072)      (3,412)
Proceeds from sale of assets................................         460          203          469
Proceeds from sale of discontinued operation................                                 5,005
Deferred project development costs..........................                      (45)        (910)
Net change in restricted funds:
    Cash equivalents........................................      (3,251)      (2,149)          (3)
    Debt securities available-for-sale......................                                 5,579
Purchase of additional partnership interests................      (2,410)     (14,532)        (792)
Cash acquired in purchase of additional partnership
  interests.................................................                    5,375
Purchase of businesses, net of cash acquired................     (55,499)     (17,548)      (2,958)
Investment in unconsolidated affiliate......................        (865)
Notes receivable--officers/shareholders and affiliates......      (1,400)         340           (9)
Proceeds from sale of business..............................       1,985
                                                              ----------   ----------   ----------
Net cash provided by (used in) investing activities.........     (69,561)     (33,428)       2,969

                                   KTI, INC.

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1998         1997         1996
                                                              ----------   ----------   ----------
                                                                         (IN THOUSANDS)
FINANCING ACTIVITIES
Deferred financing costs....................................      (3,901)      (1,265)      (1,188)
Net borrowings on lines of credit...........................     133,573       30,107        8,786
Proceeds from issuance of debt..............................      44,995
Additional preferred stock issuance costs...................         (98)       4,121          506
Proceeds from customer advance, net.........................       5,900
Proceeds from sale of common stock..........................       3,548
Proceeds from sale of preferred stock.......................                   23,782
Dividends paid..............................................      (1,404)        (395)
Principal payments on debt..................................    (115,988)     (26,290)     (97,909)
                                                              ----------   ----------   ----------
Net cash provided by (used in) financing activities.........      66,625       30,060      (89,805)
                                                              ----------   ----------   ----------
Increase (decrease) in cash and cash equivalents............      (1,755)       5,954       (1,227)
Cash and cash equivalents at beginning of year..............      11,181        5,227        6,454
                                                              ----------   ----------   ----------
Cash and cash equivalents at end of year....................  $    9,426   $   11,181   $    5,227
                                                              ==========   ==========   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $    8,864   $    2,792   $    6,145
Taxes paid..................................................         150           75

NON CASH INVESTING AND FINANCING ACTIVITIES
Capital lease obligations entered into for lease of
  equipment.................................................       1,725          347
Purchase of businesses and additional partnership interest,
  net of cash acquired:
    Working capital surplus (deficit), net of cash
      acquired..............................................      (1,772)       6,293        1,311
    Property, equipment and leasehold improvements..........      48,277       67,660        8,012
    Purchase price in excess of net assets acquired.........     102,866       14,235        3,256
    Other assets............................................       4,466          667          591
    Non-current liabilities.................................      57,786       55,659        8,964
    Common stock and common stock purchase warrants
      issued................................................      38,142        6,494          456

                             See accompanying notes

                                   KTI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION

    KTI, Inc. ("KTI") and subsidiaries (collectively, the "Company"), is an integrated waste handling business providing wood, paper, corrugated, metals, plastic and glass processing and recycling, municipal solid waste processing and disposal capabilities, specialty waste disposal services, recycling of ash combustion residue, the generation of electricity and steam and the manufacture of finished products utilizing recyclable materials. The Company also markets recyclable metals, plastic, paper and corrugated processed at its facilities and by third parties. The Company operates 53 facilities in 21 states and Canada in four operating segments: Waste-to-Energy Processing, Finished Products, Commercial Recycling and Residential Recycling.

    There are significant restrictions on the ability of certain of the Company's subsidiaries to distribute assets to the Company. These restrictions result from the terms of certain indebtedness and provisions of other agreements with third parties. These subsidiaries include the Company's majority-owned consolidated subsidiaries, Maine Energy Recovery Company ("Maine Energy") and Penobscot Energy Recovery Company ("PERC") and the Company's wholly-owned subsidiary Timber Energy Resources, Inc. ("TERI"). At December 31, 1998, the net assets of these subsidiaries was $51,551.

    Maine Energy, PERC and TERI are subject to the provisions of various federal, state, local and provincial energy laws and regulations, including the Public Utility Regulatory Policy Act of 1978, as amended. In addition, federal, state and local environmental laws establish standards governing certain aspects of the Company's operations. The Company believes it has all permits, licenses and approvals necessary to operate.

2. RESTATEMENT

    The Company's balance sheets as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 have been restated. The restatement is a result of the Securities and Exchange Commission's review of the Company's proxy materials related to the prospective merger with Casella Waste Systems (See note 21). The restatement relates to revenue recognized as a result of the restructuring of a power purchase agreement and the sale of electric generating capacity by two of the Company's majority-owned subsidiaries with its customers, BHE and CMP, which were completed in 1998 and 1996, respectively (See notes 4 and 5). At the time of these transactions, the Company had recognized revenues representing a portion of the cash received in 1996 and the total consideration received in 1998. After discussions with the staff of the Securities and Exchange Commission, the Company agreed to defer these amounts and recognize them over the term of the respective power purchase and capacity purchase agreements to comply with generally accepted accounting principles. In addition, performance credits previously reported as expense have been reclassified as a reduction of

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

2. RESTATEMENT (CONTINUED)
revenues. The impact of the restatement on the Company's consolidated financial results as originally reported is summarized as follows:

                                               AS REPORTED                        RESTATED
                                      ------------------------------   ------------------------------
                                        1998       1997       1996       1998       1997       1996
                                      --------   --------   --------   --------   --------   --------
Revenues............................  $192,977   $96,157    $68,508    $179,007   $98,587    $35,717
Income before extraordinary item....     7,069     8,092     15,914       3,050    10,173        809
Net income (loss)...................     6,718     8,092     13,666       2,699    10,173     (1,439)
Net income (loss) available to
  common shareholders...............     5,585     6,684     13,666       1,566     8,765     (1,439)
Net income (loss) per share:
  Basic.............................      0.53      0.90       2.25        0.15      1.18      (0.24)
  Diluted...........................      0.49      0.83       2.05        0.14      1.08      (0.24)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of KTI and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. As described in
Note 6, during 1997 the Company acquired in two transactions certain limited partnership interests in PERC aggregating 64.29%. Prior to these transactions, the Company was a 7.00% owner and the managing general partner of PERC. As a result of the Company's aggregate ownership interest, PERC's financial statements have been included in the Company's consolidated statement of income for the year ended December 31, 1997. The consolidated statement of income includes PERC's operations for the year ended December 31, 1997 as though the acquisition had occurred at the beginning of the year and includes adjustments to eliminate minority interest and the pre-acquisition earnings of PERC attributable to the partnership interests acquired as of the respective dates. Prior to 1997, the Company's investment in PERC was accounted for under the equity method based on the Company's significant influence over its financial and operating policies.

    The ownership interest of minority owners in the equity and earnings of the Company's less than 100 percent-owned consolidated subsidiaries is recorded as minority interest.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash equivalents.

RESTRICTED FUNDS

    Restricted funds consist of cash and cash equivalents held in trust, all of which are available, under certain circumstances, for current operating expenses, debt service, capital improvements and repairs and maintenance in accordance with certain contractual obligations and cash deposited in a bank in connection with certain of the Company's debt and standby letter of credit obligations. Restricted funds available for current operating and debt service purposes are classified as current assets.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

    Within the Waste-to-Energy segment, Maine Energy, PERC and TERI each sell electricity to the local electric utility in their respective geographic locations (Central Maine Power Company, ("CMP"), Bangor Hydro Electric Company ("BHE") and Florida Power Company ("FPC"), respectively). Electric power revenue from such utilities during 1998 totaled approximately $19,326, $14,676 and $5,593, respectively, and $18,780, $17,492 and $5,126, respectively, in 1997 and $21,441 in 1996 for CMP. Accounts receivable from CMP, BHE and FPC were $1,393, $3,166 and $472, respectively, at December 31, 1998 and $2,163, $3,212 and $454,
respectively, at December 31, 1997. In addition, Maine Energy and PERC earn substantial portions of their waste handling revenues from municipalities in their respective geographic regions in the state of Maine. TERI also earns a significant portion of its revenue from a large national paper manufacturer. Such revenues are earned under the terms of long-term agreements. American Ash Recycling of Tennessee, Ltd. ("AART") earns a substantial portion of its revenues as the result of a contract with the City of Nashville, Tennessee.

    Although less than 10% of consolidated revenue, a significant portion of sales of recyclables in the Commercial segment is to international (including Pacific Rim countries, South America and Europe) and domestic paper manufacturers. The Company performs periodic credit evaluations of these customers. Although the Company's exposure to credit risk associated with non-payment by paper manufacturers is affected by conditions within the paper industry and the general economic condition of countries within the Pacific Rim, South America and Europe, a significant portion of outstanding receivables are supported through letters of credit either issued, confirmed or discounted by banks located in the United States. No single paper manufacturer or customer exceeded 5% of the Company's total accounts receivable at December 31, 1998.

    Although less than 10% of consolidated revenue, a significant portion of sales in the Residential Recycling segment is to two customers. The facilities within the Residential Recycling segment operate under long-term contracts with the local municipalities or contract waste haulers. This segment earns a portion of its revenues from these municipalities and waste haulers within the geographic region surrounding the respective facilities. In addition, the Residential Recycling segment enters into long-term contracts to sell recyclable materials at prices based on market price with a contractual floor. These contracts have terms from one to ten years and expire through 2008. No individual municipality or customer under long-term commodity contracts exceeded 5% of the Company's total accounts receivable at December 31, 1998.

    Although less than 10% of consolidated revenue, a significant portion of sales in the Finished Products segment is to one customer. This customer is under a contract to purchase a specified quantity of product at rates that approximate market value through August, 2000. In addition, a significant portion of this segment's sales are to manufacturers of manufactured homes and insulation contractors throughout the United States and thus the revenues are impacted by sales of new homes, which are cyclical in nature. No individual customer of this segment exceeded 5% of the Company's total accounts receivable at December 31, 1998.

    Other financial instruments which subject the Company to concentrations of credit risk are cash and cash equivalents including restricted funds. The Company restricts its cash investments to financial institutions with high credit standings and securities backed by the United States Government.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories, consisting of secondary fibers, recyclables ready for sale and certain finished products, include costs paid to third parties for purchased materials and are stated at the lower of cost (first-in, first-out) or market. Inventories consisted of finished goods of approximately $4,065 and $1,219 at December 31, 1998 and 1997 respectively, and raw material of approximately $801 at December 31, 1998.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. All costs incurred for additions and improvements, including interest during construction, are capitalized. The Company capitalized net interest costs of $285, $20 and $110, in 1998, 1997 and 1996, respectively. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives ranging principally from three to twenty-five years. Assets under capital leases are amortized using the straight-line method over the estimated useful lives ranging from five to ten years. Amortization of assets under capital leases is included in depreciation expense. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

GOODWILL

    Goodwill represents costs in excess of net assets of businesses acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over periods up to thirty years.

DEFERRED FINANCING COSTS

    Costs incurred in connection with debt and letter of credit financings are deferred and are being amortized over the life of the related debt or letter of credit issues using the interest method. The unamortized portion of such costs related to the previously outstanding PERC bonds in 1998 and the Maine Energy bonds in 1996 were included in the determination of the extraordinary loss.

DEFERRED PROJECT DEVELOPMENT COSTS

    The Company defers certain external costs incurred in the development of new projects including design and costs related to obtaining required permits. Amortization of these costs begins when the project becomes operational. If management concludes that the related project will not be completed, the deferred costs are expensed immediately.

REVENUE RECOGNITION

    Revenues from the sale of electricity to local utilities are recorded at the contract rate specified in each entity's power purchase agreement ("PPA") as it is delivered. Revenue includes the portion of the deferred gain on the sale of electric generating capacity at Maine Energy (see Note 5) which is being amortized on a straight-line basis over the term of the capacity agreement (eleven years). Revenue also

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) includes the amortization of the customer advance at PERC (see note 4) which is being amortized on a straight-line basis over the term of the Power Purchase Agreement (nineteen years).

    Revenues from waste processing consist principally of fees charged to customers for waste disposal. Substantially all waste processing revenues are earned from customers located in a geographic region proximate to the respective facility. Revenue is generally recorded upon acceptance and in certain cases is based on rates specified in long-term contracts. Certain of these rates are subject to adjustment based on the levels of certain costs and expenses, as defined, of Maine Energy and PERC. The Company periodically reviews the long-term contracts and any anticipated losses are charged to operations in the period the losses are first determinable. The Company's evaluation is based on estimated revenues and direct costs related to the respective contracts.

    Revenues from the sale of recycled materials ($72,130, and $17,004 in 1998 and 1997, respectively) and finished products are recognized upon shipment. Rebates to certain municipalities based on sales of recyclable materials are recorded upon the sale of such recyclables to third parties and are included in cost of operations. Revenues for processing of recyclable materials are recognized upon delivery of recycled materials to the Company and totaled $7,791 and $690 in 1998 and 1997, respectively.

    Management fees from affiliates for 1996, related to providing general partner services to PERC, were recognized in accordance with the partnership agreement and were included in waste processing revenues. Such amounts have been eliminated in consolidation for 1998 and 1997. Service and other revenues in connection with transportation and waste management are recognized upon completion of the services.

INCOME TAXES

    Deferred income taxes are determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

BUSINESS COMBINATIONS

    The Company has accounted for all business combinations under the purchase method of accounting. Under this method, the purchase price is allocated to the assets and liabilities of the acquired enterprise as of the acquisition date (to the extent of the Company's ownership interest) based on their estimated respective fair values and are subject to revision for a period not to exceed one year from the date of acquisition. The results of operations of the acquired enterprise are included in the Company's consolidated financial statements for the period subsequent to the acquisition.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS

    Net income available for common shareholders represents net income adjusted for:

                                                                1998       1997
                                                              --------   --------
Accretion of preferred stock to redemption value............   $   42     $  700
Preferred stock dividends...................................    1,091        395
Dividends earned but not paid or accrued....................                 313
                                                               ------     ------
                                                               $1,133     $1,408
                                                               ======     ======

EVALUATION OF LONG-LIVED ASSETS

    The Company assesses long-lived assets for impairment, including goodwill associated with assets acquired in a business combination when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable. The Company performs an evaluation comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. No such events or circumstances existed at December 31, 1998.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT ACCOUNTING DEVELOPMENTS

    Recent accounting pronouncements which are not required to be adopted at December 31, 1998, include the following Statement of Financial Accounting Standards ("SFAS") and the American Institute of Certified Public Accountants Statements of Position ("SOP"):

    SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which will be required to be adopted by the Company as of January 1, 2001, establishes standards for derivative instruments, including those embedded in other contracts and for hedging activities. The new standard requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. Management believes that the adoption of SFAS No. 133 will not have a material impact on the Company's financial statements.

    SOP 98-1, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE is required to be adopted by the Company as of January 1, 2000. The Company's current policy falls within the guidelines of SOP 98-1. Also, SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES is required to be adopted by the Company as of January 1, 1999. Management believes that the adoption of SOP 98-5 will not have a material impact on the Company's financial statements.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year presentation.

4. AMENDMENT OF PERC'S POWER PURCHASE AGREEMENT AND WASTE DISPOSAL AGREEMENTS

    On June 26, 1998, PERC completed an amendment of its PPA with BHE. At closing, PERC received $6,000 in cash and BHE agreed to make 16 quarterly payments of $250 commencing October 1, 1998 (the "BHE Note"). For financial statement purposes, the BHE Note has been discounted using an effective interest rate of 5.45%. The $6,000 cash payment and the present value of the BHE Note ($3,572) are being accounted for as a customer advance. Imputed interest on the BHE Note is being amortized over its term and is included in interest income. In addition, BHE issued the Company warrants to purchase 712,857 shares of BHE common stock at an exercise price of $7.00 per share, exercisable 25% annually with an expiration date of June 26, 2008. The estimated aggregate fair value of these warrants at the date of issuance was approximately $3,814 ($5.35 per share) which was also recorded as a customer advance. The customer advance, net of transaction costs, is being amortized over the life of the PPA with BHE (19 years). As of December 31, 1998 the remaining customer advance in connection with this transaction was approximately $12,788.

    In connection with the amendment, PERC's waste disposal agreements with certain municipalities (the "Amending Charter Municipalities") were amended to extend the term of such agreements to 2018. In addition, PERC granted the Amending Charter Municipalities the right to purchase up to a 50% limited partnership interest in PERC for an aggregate purchase price of $31,000. Such purchases may only be made to the extent of their respective share of distributable cash from PERC, as defined, and one-half of the quarterly payments to be made under the BHE Note. Any such amounts paid by the Amending Charter Municipalities must be used to prepay PERC's outstanding bonds payable. The Amending Charter Municipalities were also granted the right to purchase the remaining partnership interests in 2018 at the then fair market value, as defined.

    The waste disposal agreements were further amended to provide that the Amending Charter Municipalities, BHE, and partners in PERC would each receive one-third of PERC's cash flows, as defined. Prior to this amendment, the municipalities received one-half PERC's distributable cash, as defined. Based on PERC's cash flow, as defined, distributable cash of approximately $4,616 and $1,101 was payable for 1998 and 1997, respectively. Of these amounts, approximately $413 and $1,101 remained unpaid as of December 31, 1998 and 1997, respectively, and was included in accrued expenses.

    Under the PPA, PERC is required to deliver at least 105,000,000 kWh to BHE in any Calendar year. In the event PERC fails to deliver this output, PERC is obligated to pay $4 for each 1,000,000 kWh by which such deliveries fall below 105,000,000 kWh.

5. SALE OF ELECTRIC GENERATION CAPACITY AND RESTRUCTURE OF POWER PURCHASE AGREEMENT

    On May 3, 1996, Maine Energy completed a restructuring of its PPA with CMP and the sale of the rights to its electrical generating capacity to CL Power Sales One, L.L.C. ("CL One"). At closing, Maine Energy received a payment from CL One of $85,000 ("Capacity Payment") and the PPA was amended to reflect a reduction in CMP's purchase price for electric power. In addition, the term of the

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

5. SALE OF ELECTRIC GENERATION CAPACITY AND RESTRUCTURE OF POWER PURCHASE AGREEMENT (CONTINUED)
PPA was extended from 2007 to 2012. The Company also received reimbursement of certain transaction costs, including interest on the Capacity Payment from November 6, 1995 to closing and certain other payments. The Company recorded the payment from CL One, net of transaction costs, of approximately $80,691 as deferred revenue in 1996. This amount is being recognized on a straight-line basis as revenue over the life of the capacity agreement with CL One (eleven years). As of December 31, 1998 and 1997 the remaining deferred revenue was $61,276 and $68,556, respectively.

    Under the terms of the agreements, Maine Energy will be liable to CMP for liquidated damages of $3,750 for any calendar year through the year 2006 and on a pro rata basis for the period from January 1, to May 31, 2007 in which it does not deliver at least 100,000,000 kilowatt hours ("kWh"). Also, if during the same period, Maine Energy fails to deliver at least 15,000,000 kWh in any calendar year through the year 2006 and on a pro rata basis for the period from January 1, to May 31, 2007 it will be liable to CMP for liquidated damages of $3,750 times the number of years remaining in the term of the agreement. Both the 100,000,000 kWh and the 15,000,000 kWh levels are adjusted in the case of a force majeure event, as defined. Maine Energy produced approximately 166,000,000 and 168,000,000 kWh of electricity in each of 1998 and 1997, respectively. In order to secure CMP's right to liquidated damages, Maine Energy has obtained an irrevocable letter of credit in the initial amount of $45,000 which will be reduced by $3,750 for each completed year in which no event requiring the payment of liquidated damages occurs. Under the terms of the letter of credit agreement, Maine Energy is required to maintain certain restricted funds. The letter of credit is collateralized by liens on substantially all of Maine Energy's assets.

    Maine Energy used the proceeds from the sale of its capacity to repay the then outstanding Maine Energy Resource Recovery Bonds and to retire the related bank letter of credit. This prepayment resulted in the recognition of an extraordinary loss of $2,248 (net of minority interest of $2,213) in 1996.

6. ACQUISITIONS

1998 ACQUISITIONS

    The Company acquired ten companies and an additional partnership interest in one company during 1998. Payment of the aggregate purchase price for these acquisitions consisted of (i) 1,945,353 shares of the Company's common stock at a weighted-average value of $19.06 per share (based on the closing prices of the common stock on the date of announcement of each acquisition); (ii) $57,909 in cash (net of cash acquired of $6,198); (iii) a promissory note in the principal amount of $1,086; and (iv) warrants to purchase 130,000 shares of common stock valued at approximately $1,060 as of the date of acquisition. These acquisitions were accounted for as purchases, and accordingly, the assets and liabilities of the acquired entities have been recorded at their estimated fair value at the dates of acquisition. The excess of the purchase price over the fair value of the acquired net assets aggregating $102,866 has been recorded as goodwill and is being amortized on a straight line basis over 30 years. The more significant 1998 acquisitions are described below.

    In August 1998, the Company acquired FCR, Inc. ("FCR") a diversified recycling company that provides residential and commercial recycling, processing and marketing services and primarily manufactures cellulose insulation and plastics using recycled materials. FCR owns or operates eighteen

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6. ACQUISITIONS (CONTINUED)
material recovery facilities, six cellulose insulation manufacturing facilities and three plastic processing facilities in twelve states. Payment of the purchase price, including all direct costs, of $63,581 consisted of
(i) 1,714,285 shares of the Company's common stock valued at $18.96 per share (based on the closing price of the common stock on the date of announcement) and
(ii) $31,074 in cash. An additional payment of up to $30,000 may have been required based on the earnings of FCR for the period July 1, 1998 through December 31, 1998 (the "Earnout"). Based on FCR's earnings during the period, no payments are due under the Earnout. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $70,032.

    In August 1998, the Company acquired certain assets and assumed certain liabilities of Atlantic Coast Fibers, Inc. ("Atlantic Coast") and Gaccione
Bros. & Co., Inc. and PGC Corporation (collectively, "Gaccione"). Atlantic Coast operates a high-grade paper processing facility. Payment of the purchase price, including all direct costs, for Atlantic Coast of $9,655 consisted of
(i) 123,532 shares of the Company's common stock valued at $20.29 per share (based on the closing price of the common stock on the date of the announcement), (ii) $6,995 in cash and (iii) warrants to purchase 20,000 shares of common stock valued at approximately $153 as of the date of acquisition. Gaccione operated a high-grade paper processing facility. Payment of the purchase price, including all direct costs, for Gaccione of $6,975 consisted of
(i) $5,889 in cash and (ii) a 7% promissory note in the principal amount of $1,086. In September 1998, the Company agreed to a payment of an additional purchase price for Atlantic Coast and Gaccione consisting of 150,000 shares of common stock. The Company recorded this additional purchase price as a liability and an addition to goodwill. Subsequent to year-end, the Board of Directors approved the payment of the additional purchase price and the common stock was issued. The cost of these acquisitions exceeded the fair value of the acquired net assets by approximately $18,104.

    In June 1998, the Company acquired Multitrade Group, Inc. ("Multitrade"). Multitrade operates three waste-to-energy facilities utilizing biomass and coal to produce steam for sale to major industrial users under long-term contracts. Payment of the purchase price, including all direct costs, for Multitrade was $12,347 in cash. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $4,537.

    In December 1998, the Company acquired an additional 9.6% limited partnership interest in Maine Energy from one of the existing limited partners. The cost of the acquisition was $2,410. The transaction has been accounted for under the purchase method of accounting and the cost of the purchase price has been allocated to the assets and liabilities of Maine Energy (to the extent of the Company's additional ownership interest) based on their estimated fair values as of the date of acquisition and resulted in an increase in the carrying value of property and equipment of approximately $1,670.

1997 ACQUISITIONS

    On September 30, 1997 and November 12, 1997, the Company purchased certain limited partnership interests in PERC aggregating 64.29% from one of the existing limited partners. The aggregate cost of the acquisitions was $14,500. The purchase price has been allocated to the assets and liabilities of PERC (to the extent of the Company's additional ownership interest) based on their estimated fair values as of the date of acquisition and resulted in a reduction in the carrying value of

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6. ACQUISITIONS (CONTINUED)
property and equipment of approximately $8,038. Prior to the acquisition of the additional 64.29% limited partnership interest, the Company accounted for its 7% ownership under the equity method. The excess of the Company's actual capital contributions over its original 7% ownership interest in the partnership's total contributed capital is being amortized over the term of the partnership's energy sales contract. This amount is included in goodwill.

    In November, 1997, the Company acquired certain assets and assumed certain liabilities of Prins Recycling Corp. and its subsidiaries ("Prins") pursuant to an order of the Bankruptcy Court for the District of New Jersey. Prins was engaged in the operation of three material recycling facilities located in or proximate to Newark, New Jersey, Chicago, Illinois and Charlestown, Massachusetts. The aggregate purchase price including all direct costs was approximately $15,100 and included warrants to purchase 92,250 shares of the Company's common stock at exercise prices ranging from $8.10 to $9.25 per share. The warrants are exercisable at any time and expire on various dates between December 31, 1999 and April 30, 2002. During 1998 and 1997, 40,000 and 17,325 of
these warrants were exercised. At December 31, 1998, 34,925 of these warrants remain outstanding. In connection with the transaction, the Company assumed certain administrative claims against Prins. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $6,374 which has been recorded as goodwill and is being amortized on a straight line basis over 15 years. During 1998, the Company finalized its allocation of the purchase price which resulted in certain changes in estimated liabilities as of the acquisition date, including certain additional administrative claims against Prins and fair values assigned to property, equipment and leasehold improvements. Such adjustments resulted in an increase in goodwill of approximately $1,865.

    On September 19, 1997, the Company acquired all of the outstanding common stock of K-C Industries, Inc. ("K-C"). K-C is engaged in the marketing of paper and secondary fibers. The aggregate purchase price, including all direct costs, was approximately $6,739 and included 425,014 shares of the Company's common stock. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $5,035 which has been recorded as goodwill and is being amortized on a straight line basis over 15 years.

    In August, 1997, the Company acquired all of the outstanding common stock of
I. Zaitlin and Sons, Inc. ("Zaitlin"), a company engaged in the recycling business in Maine, and Data Destruction Services, Inc., a company engaged in the destruction of confidential records. The aggregate purchase including all direct costs was approximately $2,245 and included 200,000 shares of the Company's common stock. The cost of the acquisition exceeded the fair value of the acquired net assets by approximately $2,498 which has been recorded as goodwill and is being amortized on a straight line basis over 10 years. During 1998, the Company finalized its allocation of the purchase price which resulted in certain changes in estimated liabilities as of the acquisition date. Such adjustments resulted in an increase in goodwill of approximately $105 during 1998.

    In June, 1997, the Company acquired the entire general partnership interest in AARNE from the existing general partner. The aggregate cost of the acquisition was $560 which exceeded the carrying value of the minority interest by approximately $328 which was recorded as goodwill and is being amortized on a straight line basis over 15 years. Subsequent to the acquisition, the Company owns 100% of AARNE.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6. ACQUISITIONS (CONTINUED)

1996 ACQUISITIONS

    On May 3, 1996, the Company purchased additional limited partnership interests in Maine Energy aggregating 23.77% from certain other existing limited partners. The aggregate cost of the acquisitions was approximately $485. Subsequent to this acquisition, the Company's ownership in Maine Energy aggregated 74.15%. Prior to September 16, 1994 (the date at which the Company acquired its initial limited partnership interests and became majority owner in Maine Energy), the Company accounted for its 10% ownership interest under the equity method. The difference between the Company's actual capital contributions and its ownership interest in the partnership's total contributed capital is being amortized over the term of the partnership's energy sales contract. This amount is included in goodwill.

    During the fourth quarter of 1996, the Company acquired all of the outstanding common stock of Timber Energy Investments, Inc. ("TEII"). TEII, through its subsidiaries, is engaged in the generation of electricity and the processing of wood and plastic materials. The purchase price, including all direct costs, was approximately $2,142. The cost of the acquisition exceeded the fair value of TEII's net assets by approximately $2,035 which has been recorded as goodwill and is being amortized on a straight line basis over 10 years. During 1997, the Company finalized its allocation of the purchase price which resulted in certain changes in the fair values assigned to property, equipment and leasehold improvements and the reduction of certain assumed liabilities. Such adjustments resulted in an increase of goodwill of approximately $229.

    On March 31, 1996, the Company acquired a 60% limited partnership interest in American Ash Recycling Co. of Tennessee, a limited partnership, ("AART"). AART is engaged in the processing of ash residue from a waste-to-energy facility located in Nashville, Tennessee. The purchase price for the limited partnership interest was $2,100. The cost of the acquisition exceeded the fair value of AART's net assets by approximately $800 which has been recorded as goodwill and is being amortized on a straight line basis over 10 years.

    On November 25, 1996, the Company acquired all of the outstanding common stock of Manner Resins, Inc. ("Manner") a company engaged in the purchase and sale of recyclable plastic materials. The purchase price was approximately $456 and was entirely financed through the issuance of 65,000 shares of the Company's common stock. The cost of the acquisition exceeded the fair value of Manner's net assets by approximately $421 which has been recorded as goodwill and is being amortized on a straight line basis over 5 years.

    The following unaudited pro forma summary presents selected operating data as if the significant 1998 and 1997 acquisitions described above had occurred as of January 1, 1997, and does not purport

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6. ACQUISITIONS (CONTINUED)
to be indicative of the results that would have occurred had the transactions been completed as of those dates or of results which may occur in the future.

                                                                1998       1997
                                                              --------   --------
Net revenues................................................  $239,541   $240,354
Income (loss) from continuing operations before
  extraordinary item........................................      (686)     4,603
Net income (loss)...........................................    (1,037)     4,603
Net income (loss) available for common shareholders.........    (2,170)     2,031
Net income (loss) per share-basic...........................     (0.18)      0.21
Net income (loss) per share-diluted.........................     (0.18)      0.21

7. DISPOSAL OF COMPUTER SERVICES SEGMENT

    During 1996, the Company disposed of its computer services segment which was comprised entirely of its wholly-owned subsidiary Convergent Solutions, Inc. ("CSI"). The sale was completed in two separate transactions. On July 26, 1996 certain assets and liabilities of CSI were sold to Ciber, Inc. for $5,000. Also, on July 29, 1996, all of the outstanding common stock of CSI was sold to certain members of its management for $5. In addition, the Company had notes receivable from the buyers aggregating $445 at December 31, 1996. The notes receivable were repaid during 1997. The results of operations of CSI for 1996 have been classified as discontinued operations in the accompanying financial statements. CSI's revenues for 1996 were $5,785.

8. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements consist of the following at:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Land........................................................  $  3,018   $  2,171
Buildings and site improvements.............................    43,772     40,942
Machinery and equipment.....................................   184,589    137,184
Automobiles and trucks......................................     3,694
Furniture and fixtures......................................     2,300      2,075
Leasehold improvements......................................     2,917        750
Construction-in-progress....................................     1,103
                                                              --------   --------
                                                               241,393    183,122
Less accumulated depreciation...............................   (27,724)   (18,369)
                                                              --------   --------
                                                              $213,669   $164,753
                                                              ========   ========

    Beginning October 1, 1996 Maine Energy revised the estimated average useful lives used to compute depreciation for substantially all of its plant and equipment. These revisions were made to more properly reflect the remaining useful lives of the assets. The change had the effect of increasing income before extraordinary item and net income by approximately $482 ($.08 per share, basic and $.07 diluted per share) for 1996.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

9. DEBT

    The Company's debt consists of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                     1998       1997
                                                                   --------   --------
(A)  Revolving credit agreement..................................  $138,628
(A)  Revolving and term loan payable.............................             $12,411
(B)  Capital lease obligations...................................     5,466       357
(C)  Revolving credit facility...................................     4,000     4,000
(D)  Promissory note payable.....................................     1,086
(E)  Bonds Payable...............................................       760
(F)  Secured term notes payable..................................       555       692
(G)  Term loan payable...........................................       460       489
(H)  Secured note payable to bank................................        50     1,555
(I)  Term note payable to bank...................................                 304
     Other.......................................................               1,210

     PERC Bonds Payable..........................................    44,995    47,900
     Revenue Bonds Payable by TERI...............................    11,635    13,400
     Convertible Subordinated Notes..............................     6,770
     Subordinated Notes Payable to Maine Energy Limited
       Partners..................................................     4,293    11,949
                                                                   --------   -------
                                                                    218,698    94,267
     Less current portion........................................     9,775    19,794
                                                                   --------   -------
                                                                   $208,923   $74,473
                                                                   ========   =======

------------------------

    (A) During July 1998, the Company entered into a Revolving Line of Credit Agreement with a bank (the "Credit Agreement") which provides for borrowings of up to $150,000. The Credit Agreement expires in April 2001. The Company may select interest rates on the outstanding borrowings based on the bank's prime rate or LIBOR rates. The interest rates range from the bank's prime rate to the bank's prime rate plus 0.75% or LIBOR rates plus 1.75% to LIBOR rates plus 2.50% depending on the attainment of certain financial covenants, as defined in the Credit Agreement. All borrowings under the Credit Agreement at December 31, 1998 were at LIBOR plus 2.50% (8.05% at December 31, 1998). The Credit Agreement also provides standby letters of credit which reduce the total borrowings available to the Company. At December 31, 1998, approximately $2,275 in standby letters of credit were outstanding and the Company had approximately $9,097 in available borrowings under the Credit Agreement. All borrowings under the Credit Agreement are secured by substantially all of the Company's assets which have not been pledged for other borrowings or certain standby letters of credit. Among other things, the Credit Agreement restricts the Company's ability to incur additional indebtedness and requires it to maintain certain financial ratios. At December 31, 1998, the Company was in default of a debt covenant and received a waiver from the bank for this default. Certain borrowings under this Credit Agreement were utilized to repay the revolving and term loan payable discussed below.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

9. DEBT (CONTINUED)
       On May 12, 1999, the Company executed an amendment to the Credit Agreement (the "Amended Agreement") modifying certain financial covenants and requiring bank approval for all acquisitions. The Amended Agreement requires that the Company and certain subsidiaries, as defined, maintain certain specified financial covenants, including, a minimum interest coverage ratio, a maximum funded debt to EBITDA ratio, a minimum fixed charge coverage ratio, and a maximum debt to capitalization ratio, each as defined in the Amended Agreement. The Company's ability to satisfy these covenants is dependent on its ability to substantially achieve its operating plan. As of June 30, 1999, the Company was in default of certain of these covenants and received a waiver from the bank for this default through January 1, 2000. The Company will continue to select interest rates on the outstanding borrowings based on the banks prime rate or LIBOR rates, however, the interest rates range from the bank's prime rate to the bank's prime rate plus 1.50% or LIBOR plus 1.88% to LIBOR plus 3.25% depending on the attainment of a financial covenant, as defined, in the Amended Agreement.

       During 1997, the Company had entered into an Amended and Restated Revolving and Term Loan and Security Agreement with the same bank which provided an $11,000 revolving credit facility and $7,500 term loan. At December 31, 1997, $5,000 and $7,411 were outstanding under the revolving credit facility and term loan, respectively. The revolving line of credit interest was at the bank's prime rate plus 0.75% (8.75% at December 31, 1997) payable monthly. The term loan bore interest at the bank's prime rate plus 1.25% (9.25% at December 31, 1997), and was due in monthly installments of $89 plus interest. These obligations were repaid in July 1998.

    (B) The Company leases certain machinery and equipment under capital leases expiring at various times through 2008. These capital lease obligations have a weighted average interest rate of 9.46% at December 31, 1998 and monthly principal and interest payments totaling $129. These obligations are secured by machinery and equipment with a net carrying value of $6,702 at December 31, 1998.

    (C) A subsidiary of the Company has a $8,000 revolving line of credit (including $1,000 available for letters of credit) with a bank (the "Revolving Credit Agreement") which expires in May 2000. Borrowings under the Revolving Credit Agreement are based on eligible collateral which includes specified percentages of certain cash, accounts receivable and inventory, as defined. Interest on borrowings is at LIBOR rate plus 2.25% (weighted average rate of 7.78% and 9.50% at December 31, 1998 and 1997, respectively). Among other things, the Revolving Credit Agreement restricts the subsidiary's ability to incur additional indebtedness and requires it to maintain certain financial ratios, as defined.

    (D) Promissory note payable to sellers in a business transaction with interest at 7% and principal due in February 2001.

    (E) A subsidiary of the Company financed the construction of a facility by issuing bonds with a maturity date of November 1, 1999. Interest is payable monthly at a variable rate, as defined in the bond agreement (3.2% at December 31, 1998). The bonds contain certain restrictive covenants for the subsidiary including maintenance of certain financial ratios and minimum

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

9. DEBT (CONTINUED)
       net worth requirements. The bonds are secured by the facility and the related equipment with an aggregate net carrying value of $2,138 at December 31, 1998. These bonds were paid in full subsequent to December 31, 1998.

    (F) The notes payable to various commercial lenders bear interest at rates between 7.90% and 12.5%, with a weighted average interest rate of 8.17% at December 31, 1998, with monthly payments of principal totaling $18. The notes mature at various dates through 2002. The notes are secured by equipment with an aggregate net carrying value of $2,201 at December 31, 1998.

    (G) A subsidiary has a term loan payable to a private lender. The principal payments are $7 per month plus interest at 12.5% through May 2007.

    (H) During 1997, a subsidiary of the Company entered into a working capital and term financing agreement (the "Financing Agreement") with a bank. The balance outstanding at December 31, 1998, is under a $500 working capital loan which carries interest at the bank's prime rate plus 0.75% (8.50% at December 31, 1998), is secured by substantially all of the assets of the subsidiary and expires in April 1999. At December 31, 1997 the Financing Agreement included a term loan with an outstanding principal balance of $780, with interest at the bank's prime rate plus 1.25% (9.75%) and was secured by equipment with a carrying value of approximately $1,300; a 5 year mortgage loan with an outstanding principal balance of $670, with interest at the bank's prime rate plus 1.25% (9.75%) and was secured by certain real estate with a carrying value of approximately $715; and $105 outstanding under the working capital loan. The term loan and mortgage loan were repaid in full during 1998.

    (I) On April 1, 1997, the Company and a bank entered into a Second Amended and Restated Term Note for $607. The bank agreed to forgive $150 of the outstanding balance under the previous Amended and Restated Term Note. This amount is included in other income in 1997. The Second Amended and Restated Term Note was due in monthly installments of $38 plus interest at the bank's prime rate (8.5% at December 31, 1997). The obligation was repaid in full during 1998.

PERC BONDS PAYABLE

    On June 26, 1998, the Finance Authority of Maine ("FAME") issued $44,995 par amount Finance Authority of Maine Electric Rate Stabilization Revenue Refunding Bonds, Series 1998 A and Series B (Penobscot Energy Recovery Company, LP) (the "1998 Bonds"). The proceeds of the 1998 Bonds were used to repay all of the outstanding balance due on PERC's existing Floating Rate Demand Resource Recovery Revenue Bonds (the "1986 Bonds"), which were called for redemption during July 1998. The redemption resulted in the recognition of an extraordinary loss of $351 (net of minority interest of $249 and tax of $267) which included the unamortized portion of the deferred financing costs associated with the original issuance. The 1998 Bonds are fixed rate bonds with yields ranging from 3.75% to 5.20% with a weighted-average yield of approximately 5.06%.

    The 1998 Bonds are subject to mandatory redemption in annual installments of varying amounts through July 1, 2018. Beginning July 1, 2008, the 1998 Bonds are subject to redemption at the option of

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

9. DEBT (CONTINUED)
PERC at a redemption price equal to 102%, through June 30, 2009, 101% for the period July 1, 2009 to June 30, 2010 and 100% thereafter of the principal amount outstanding plus accrued interest.

    In conjunction with the refinancing, PERC entered into a loan agreement with FAME, which contains various provisions including the maintenance of certain restricted funds and certain restrictive covenants relating to the 1998 Bonds. The covenants restrict PERC's ability to incur additional indebtedness and restrict the ability of the general partners to sell, assign or transfer their general partner interests. The bonds are collateralized by liens on substantially all of PERC's assets

    In connection with the refinancing, the Company issued a $3,000 limited guaranty of PERC's payment obligation under the Loan Agreement, in the favor of FAME and the 1998 Bond Trustee. In addition, BHE also issued a guaranty to FAME and the 1998 Bond Trustee in the amount equal to the annual payments for principal and interest on the 1998 Bonds. Demands on the above guaranties are to be on a pro-rata basis. If either party shall default under such demand, the other guarantor is liable for the entire demand, up to the limit on such guarantor's guaranty. In addition, the 1998 Bonds are insured by Financial Security Assurance, Inc.

    At December 31, 1997, two series of the 1986 Bonds totaling $47,900 were outstanding. The interest rates on the Revenue bonds were based on rates for certain tax-exempt obligation, as determined weekly by the remarketing agent for the bonds with a weighted-average interest rate of 4.32% at December 31, 1997.

TERI REVENUE BONDS PAYABLE

    During June 1997, TERI issued two series of 1997 Industrial Development Revenue Bonds: Series A in the amount of $13,400 and Series B in the amount of $308. The Series B bonds carried interest at 10% and were paid in full in December 1997. The Series A bonds bear interest at 7.0%. The Series A bonds have an annual sinking fund payment due each December, ($2,030 due December 1, 1999), with final payment of $4,620 due December 2002. The bond agreements require, among other things, maintenance of various insurance coverages and restrict the borrowers ability to incur additional indebtedness. The bonds are collateralized by liens on TERI's electric generating facility located in Telogia, Florida. The proceeds from these bonds were utilized to repay certain then outstanding indebtedness.

CONVERTIBLE SUBORDINATED NOTES

    During August 1998, the Company issued $21,099 of Convertible Subordinated Notes (the "Convertible Notes") in exchange for substantially all the outstanding shares of the Series B Preferred Stock. This exchange was made in accordance with the original terms of the Series B Preferred Stock. The Convertible Notes carry interest at 8.75% and are due in August 2004. In accordance with the terms of the Convertible Notes established concurrently with the issuance of the Series B Preferred Stock, the holders of Convertible Notes have the option to convert the principal amount of the Convertible Notes into shares of the Company's Common Stock at $11.75 per share. During November 1998, $14,329 of the then outstanding Convertible Notes were converted to common shares (see Note 11).

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

9. DEBT (CONTINUED)
SUBORDINATED NOTES PAYABLE TO MAINE ENERGY LIMITED PARTNERS

    These notes, as amended, bear interest at 12%. Payments of principal and interest are made solely at the discretion of Maine Energy's general partner. However, all principal and interest must be repaid prior to any partner distributions. To the extent interest is not paid, accrued interest is capitalized. As a holder of a portion of the Subordinated Notes Payable, the Company is entitled to receive a proportionate share of such payments. At December 31, 1998 and 1997, Maine Energy had $12,880 and $14,307, respectively, outstanding under the notes of which the Company held $8,587 and $2,358, respectively.

    Excluding any amounts which may be paid on the subordinated notes payable to the Maine Energy Limited Partners, aggregate maturities as of December 31, 1998 of the Company's debt are as follows:

1999..............................................  $  9,775
2000..............................................     5,960
2001..............................................   143,731
2002..............................................     6,742
2003..............................................     2,065
Thereafter........................................    46,132

10. PREFERRED STOCK

SERIES A PREFERRED STOCK

    In June 1997 the Company sold 487,500 shares of Series A Preferred Stock (the "Original Series A Preferred") for gross proceeds of $3,900 and net proceeds of $3,798, and issued 243,750 common stock purchase warrants with an exercise price of $9.00 per share, subject to adjustment, (the "$9.00 Warrants") and 32,500 common stock purchase warrants with an exercise price of $10.00 per share, subject to adjustment (the "$10.00 Warrants"). Both the $9.00 Warrants and the $10.00 Warrants are exercisable at any time until June 4, 2003. The $9.00 Warrants and the $10.00 Warrants had an aggregate fair value of $524 at the date of issuance which has been accounted for as additional paid-in capital. During 1998, 234,500 of the $9.00 Warrants and 31,267 of the $10.00 Warrants were exercised. At December 31, 1998, 9,250 of the $9.00 Warrants and 1,233 of the $10.00 Warrants remained outstanding.

    In October 1997, 40,000 shares of the Original Series A Preferred were converted into 40,000 shares of common stock. In December 1997, the remaining outstanding shares of Original Series A Preferred were converted into newly issued Series C Preferred Stock. The Series C Preferred Stock was subsequently renamed Series A Preferred ("Series A Preferred"). During the first quarter of 1998, all of the remaining 447,500 shares of the Series A Preferred were converted into 447,500 shares of common stock.

    The Company accreted the carrying value of the Series A Preferred by $42 and $228 in 1998 and 1997, respectively, representing periodic accretion to the mandatory redemption value of $12.00 per share and $472 in 1997 which represents the difference between the initial allocated value of the Series A Preferred and the initial conversion rate.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

10. PREFERRED STOCK (CONTINUED)
SERIES B PREFERRED STOCK

    In August 1997, the Company sold 856,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred") for gross proceeds of $21,400 and net proceeds to the Company of $19,984. Dividends at an annual rate of 8.75% were cumulative and were payable quarterly.

    Except under certain circumstances, principally resulting from the non-payment of dividends or a change of control of the Company, as defined, the Series B Preferred were non-voting. The Series B Preferred placed certain restrictions on the Company's ability to issue securities in parity with, or senior to, the Series B Preferred. These restrictions principally involved the Company satisfying certain financial ratios, as defined.

    In June 1998, the Company exercised its option to exchange all of the outstanding shares of the Series B Preferred for the Company's Convertible Subordinated Notes due August 2004. During August 1998, 843,960 shares of
Series B Preferred were exchanged for Convertible Subordinated Notes pursuant to their original terms at a conversion price of $25.00 per share totaling $21,099. The remaining 12,040 shares were converted at the holder's option into 25,531 shares of common stock at a conversion price of $11.75 per share and $1 in exchange for fractional shares.

11. STOCKHOLDERS' EQUITY

    In November 1998, $14,329 of the Convertible Subordinated Notes were exchanged for 1,219,489 shares of common stock at $11.75 per share. The conversion included a premium equal to 3.0% of the face value of the Subordinated Convertible Notes and nine months forward interest at 8.75%, paid to the Convertible Subordinated noteholders in the form of 63,910 shares of common stock valued at $21.44 per share. The premium, aggregating $1,370, was recorded as interest expense.

    During 1998, the Company issued warrants to purchase 40,000 shares of its common stock at prices ranging from $15.31 to $22.25 per share to certain members of the Board of Directors. These warrants expire ten years from the date of issue with 7,500 of the warrants exercisable immediately and the remaining warrants exercisable beginning one year from the date of issue. These warrants had an aggregate fair value of $205 at the date of issuance which was recorded as compensation expense during 1998. All such warrants remain outstanding at December 31, 1998.

    The Company issued warrants to purchase 130,000 shares of the Company's common stock at prices ranging from $19.75 to $21.88 per share in connection with certain business acquisitions during 1998. These warrants have a ten year life, and vest ratably over a 60-month period, beginning one month after the date of issue. All such warrants remain outstanding at December 31,1998.

    During 1997, the Company issued warrants to purchase 149,750 shares of its common stock at prices ranging from $5.71 to $10.00 as consideration for services rendered in connection with certain equity issuances. These warrants are exercisable at any time and expire at various dates ranging from April 30, 2001 to August 15, 2002. During 1998, warrants to purchase 30,592 shares of the Company's common stock were exercised and warrants to purchase 119,158 shares of the Company's common stock remain outstanding at December 31, 1998.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

11. STOCKHOLDERS' EQUITY (CONTINUED)
    In February 1997, the Company issued 10,500 shares of its common stock and warrants to purchase an additional 2,100 shares at a price of $8.10 in connection with the purchase of certain minority interests in a subsidiary. These warrants were exercised during 1998.

    In connection with certain debt obligations issued during 1996, the Company issued warrants to purchase 420,572 shares of common stock at $5.71 per share. The aggregate original issue discount representing the fair value of the warrants was $144. These warrants are exercisable at any time and expire at various dates from March 31, 2001 to June 30, 2001. During 1998 and 1997, warrants to purchase 39,900 and 259,015, respectively, shares of common stock were exercised and at December 31, 1998, warrants to purchase 121,657 shares remain outstanding.

    During 1996, the Company issued warrants to purchase 210,000 shares of its common stock at a price of $7.10 per share as consideration for consulting services. During 1998 and 1997, warrants to purchase 50,000 and 160,000 shares of common stock, respectively, were exercised.

    In September of 1996, the Company issued warrants to purchase 26,250 shares of common stock to an officer of the Company, at an exercise price of $8.08. These warrants vested 100% one year from the date of issue and have a 10-year life. All such warrants remain outstanding at December 31, 1998.

    In addition, warrants issued prior to 1996 to purchase 87,499 shares of common stock at $5.71 per share were exercised during 1998.

    As of December 31, 1998, the Company has reserved shares of common stock for issuance as follows:

                                                               NUMBER
                                                              OF SHARES
                                                              ---------
Conversion of Convertible Subordinated Notes Payable........    588,774
Exercise of common stock purchase warrants..................    482,473
Exercise of common stock options............................  2,177,068
Employee savings plan.......................................    191,668
                                                              ---------
                                                              3,439,983
                                                              =========

    Certain of the Company's outstanding warrants contain provisions which allow for the conversion of such warrants into a lesser number of shares without the payment of cash into the Company (so-called "cashless exercise" provisions). Accordingly, there can be no assurance that, even if all such warrants are exercised, the Company will receive all the aggregate gross proceeds.

12. STOCK OPTION PLANS

    The Company has four stock option plans; the 1986 Stock Option Plan of KTI (the "1986 Plan"), the KTI 1994 Long-Term Incentive Award Plan and the DataFocus Long-Term Incentive Plan (collectively, the "1994 Incentive Plans") and the KTI Directors Stock Option Plan (the "Directors Plan"). All plans are administered by the Compensation Committee of the Board of Directors.

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related Interpretations in accounting for its employee stock

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

12. STOCK OPTION PLANS (CONTINUED)
options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Elements of the various plans include the following:

    THE 1986 PLAN. A maximum of 66,190 shares are subject to the 1986 Plan. Options were granted at prices not less than the fair market value at the date of grant. All options granted had 10 year terms and vested immediately. No new options can be granted under this plan.

    THE 1994 INCENTIVE PLANS. A maximum of 1,383,333 shares are subject to grant under the 1994 Incentive Plans. Options may be granted at prices not less than the fair market value at the date of grant. All grants prior to January 1, 1998 primarily vest at 20% per year beginning one year from the date of grant. Grants subsequent to January 1, 1998 vest ratably over a 60-month period beginning one month from the date of grant. Vested options may be exercised at any time until their expiration which may be up to ten years from the date of grant. Unvested options are forfeited upon termination of employment.

    THE DIRECTORS PLAN. A maximum of 200,000 shares are subject to the Directors Plan. Under the Directors Plan, non-employee Directors are automatically granted non-statutory options on August 1 of each year. The number of shares granted is equal to the lesser of (i) 7,500 shares or (ii) a number of shares having a maximum market value of $68. Options granted may not be exercised within one year of grant and have 10 year terms.

    In addition to the Plans described above, the Company's Board of Directors from time to time has granted key employees non-plan options. During 1998 and 1997, the Board of Directors made non-plan option grants. These non-plan options have a ten-year term, and were granted at the then current fair market value. The 1997 grants vested on the date of grant. The 1998 grants had vesting schedules ranging from immediate vesting to ratably over a 60-month period beginning one month from the date of grant.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

12. STOCK OPTION PLANS (CONTINUED)

    Option activities under the plans and for the non-plan options are detailed in the following table:

                                                   1994                                     WEIGHTED
                                                INCENTIVE                               AVERAGE EXERCISE
                                    1986 PLAN     PLANS      DIRECTOR PLAN   NON-PLAN   PRICE PER SHARE
                                    ---------   ----------   -------------   --------   ----------------
Outstanding at January 1, 1996....     15,263      542,566       16,800        52,500        $ 6.28
  Granted.........................                 225,475       31,500                        7.23
  Exercised.......................                 (55,346)                                    5.38
  Forfeited.......................                (238,355)                                    6.15
                                    ---------   ----------      -------      --------        ------
Outstanding at January 1, 1997....     15,263      474,340       48,300        52,500          6.82
  Granted.........................                 169,500       37,500       175,000         10.03
  Exercised.......................                 (85,353)                                    5.89
  Forfeited.......................                 (46,356)                                    7.75
                                    ---------   ----------      -------      --------        ------
Outstanding at January 1, 1998....     15,263      512,131       85,800       227,500          8.33
  Granted.........................                 884,250       30,000       495,000         16.86
  Exercised.......................    (15,263)     (80,720)     (21,324)     (118,375)         8.00
  Forfeited.......................                (129,815)                  (149,000)        15.54
                                    ---------   ----------      -------      --------        ------
Outstanding at December 31,
  1998............................               1,185,846       94,476       455,125        $14.11
                                    =========   ==========      =======      ========        ======
Exercisable at December 31,
  1998............................                 254,383       64,476       218,636        $12.11
                                    =========   ==========      =======      ========        ======

    The weighted-average fair value of options granted was $8.60, $4.95 and $5.12 for 1998, 1997 and 1996, respectively.

    At December 31, 1998, for each of the following classes of options as determined by range of exercise price, information regarding weighted-average exercise prices and weighted-average remaining contractual lives of each class is as follows:

                                                               WEIGHTED-AVERAGE                       WEIGHTED-
                                              WEIGHTED-            REMAINING                           AVERAGE
                                               AVERAGE        CONTRACTUAL LIFE OF    NUMBER OF    EXERCISE PRICE OF
                             NUMBER OF    EXERCISE PRICE OF       OUTSTANDING         OPTIONS          OPTIONS
                              OPTIONS        OUTSTANDING            OPTIONS          CURRENTLY        CURRENTLY
       OPTION CLASS         OUTSTANDING        OPTIONS              (YEARS)         EXERCISABLE      EXERCISABLE
--------------------------  -----------   -----------------   -------------------   -----------   -----------------
Price of $4.70 to $7.05...     207,094         $ 6.51                6.70             111,121          $ 6.39
Price of $7.051 to
  $9.40...................     319,400         $ 8.64                8.00             157,524          $ 8.63
Price of $9.401 to
  $11.75..................      21,620         $10.18                8.50               8,737          $10.18
Price of $14.01 to
  $18.80..................     934,833         $16.09                9.10             243,955          $16.52
Price of $18.801 to
  $23.50..................     252,500         $20.27                9.60              16,158          $19.76
                             ---------                                                -------
Total.....................   1,735,447         $14.11                8.70             537,495          $12.11

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had been accounting for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1998, 1997 and 1996, respectively: weighted average risk-free interest rates of 5.5%, 5.9% and 6.5%; no dividends;

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

12. STOCK OPTION PLANS (CONTINUED)
volatility factors of the expected market price of the Company's common stock of
 .517, .494 and .642; and weighted-average expected life of 5 years, 5 years and 8 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options granted subsequent to 1994 is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                1998       1997       1996
                                                              --------   --------   --------
Pro forma net income (loss) available for common
  shareholders..............................................   $ (602)    $7,973    $(1,803)
Pro forma basic earnings (loss) per share...................   $(0.06)    $ 1.08    $ (0.30)
Pro forma diluted earnings (loss) per share.................   $(0.06)    $ 0.99    $ (0.30)

    The pro forma disclosures presented above reflect compensation expense only for options granted subsequent to 1994. These amounts may not necessarily be indicative of the pro forma effect of SFAS No. 123 for future periods in which options may be granted.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

13. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                             1998          1997         1996
                                                          -----------   ----------   ----------
NUMERATOR:
  Income from continuing operations.....................  $     3,050   $   10,173   $    1,523
  Preferred stock dividends.............................       (1,091)        (708)
  Accretion of preferred stock..........................          (42)        (700)
                                                          -----------   ----------   ----------
  Numerator for basic earnings per share-income from
    continuing operations available to common
    stockholders........................................        1,917        8,765        1,523
  Effective of dilutive securities:
    Convertible subordinated notes payable (1)..........                       345
                                                          -----------   ----------   ----------
  Numerator for diluted earnings per share-income from
    continuing operations available to common
    stockholders after assumed conversions..............  $     1,917   $    9,110   $    1,523
                                                          ===========   ==========   ==========
DENOMINATOR:
  Denominator for basic earnings per share-weighted
    average shares......................................   10,548,570    7,403,681    6,090,956
  Effect of dilutive securities:
    Employee stock options..............................      517,426      203,883       55,043
    Warrants............................................      332,155      342,382      109,089
  Convertible subordinated notes payable (1)............                   476,244
                                                          -----------   ----------   ----------
  Dilutive potential common shares......................      849,581    1,022,509      164,132
                                                          -----------   ----------   ----------
  Denominator for diluted earnings per share-adjusted
    weighted-average shares and assumed conversions.....   11,398,151    8,426,190    6,255,088
                                                          ===========   ==========   ==========
Income from continuing operations per share-Basic.......  $      0.18   $     1.18   $     0.25
                                                          ===========   ==========   ==========
Income from continuing operations per share-Diluted.....  $      0.17   $     1.08   $     0.24
                                                          ===========   ==========   ==========

------------------------

(1) Preferred shares outstanding during 1998 and the convertible subordinated notes payable in 1998 and 1996 are anti-dilutive and the preferred shares were anti-dilutive in 1997.

    For additional disclosures regarding dilutive securities see Notes 9 through 12.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

14. INCOME TAXES

    At December 31, 1998 the Company has net operating loss carryforwards of approximately $52,500 for income tax purposes that expire in years 2002 through 2018 and general business credit carryforwards of approximately $530 which expire in years 1999 through 2006. All of these carryforwards are subject to limitation as described below. In addition, the Company has $906 of minimum tax credit carryovers available that are not subject to limitation.

    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                 --------------------------------
                                                   1998        1997        1996
                                                 --------   ----------   --------
Deferred tax assets
Current:
Alternative minimum tax credit carryforwards...  $   906     $   815
General business credit carryforwards..........      204
Net operating loss carryforwards...............    2,191       1,930
Reserve on notes and accounts receivable.......      525          65     $    37
State taxes, net...............................        7          14          14
Other liabilities..............................      999          22          47
                                                 -------     -------     -------
  Total current deferred tax assets............    4,832       2,846          98
Valuation allowance for current deferred tax
  assets.......................................                  (95)        (98)
                                                 -------     -------     -------
Net current deferred tax assets................    4,832       2,751
                                                 -------     -------     -------
Non-current:
Deferred revenues..............................   20,510      17,074      18,887
Basis difference in partnership interest.......   14,127      14,555         118
State taxes, net...............................    2,182       2,507       3,294
General business credit carryforwards..........      326         530         530
Alternative minimum tax credit carryforwards...                              687
Deferred development fees......................      104         110         117
Net operating loss carryforwards...............   16,194      13,098      16,655
                                                 -------     -------     -------
  Total non-current deferred tax assets........   53,443      47,874      40,288
Valuation allowance for non-current deferred
  tax assets...................................  (12,708)    (15,645)    (23,467)
                                                 -------     -------     -------
Net non-current deferred tax assets............   40,735      32,229      16,821
Non-current deferred tax liabilities:
Goodwill amortization on asset purchases.......     (107)
Deferred development expenses..................      (61)
Depreciation...................................  (39,160)    (32,229)    (16,821)
                                                 -------     -------     -------
Net non-current deferred taxes.................  $ 1,407     $           $
                                                 =======     =======     =======

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

14. INCOME TAXES (CONTINUED)
    Significant components of the provision (benefit) for income taxes on continuing operations before extraordinary item are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1998       1997       1996
                                                    --------   --------   --------
Current:
  Federal.........................................  $   746    $    65
  State...........................................      144        100
                                                    -------    -------    -------
Total current.....................................      890        165
Deferred:
  Federal.........................................     (882)     3,095    $(3,602)
  State...........................................        1        362        (44)
  Valuation allowance.............................   (3,032)    (6,208)     3,646
                                                    -------    -------    -------
Total deferred....................................   (3,913)    (2,751)
                                                    -------    -------    -------
                                                    $(3,023)   $(2,586)   $
                                                    =======    =======    =======

    The components of the provision (benefit) from deferred income taxes on continuing operations before extraordinary item for 1998, 1997, and 1996 are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1998       1997       1996
                                                   --------   --------   --------
Deferred revenues................................  $(3,436)   $ 1,813    $(18,887)
Net operating loss carryforwards.................    1,648      1,627        (635)
General business and minimum tax credit
  carryforwards..................................      (91)      (128)        320
Basis difference in partnership interests........    1,103        388      17,875
State taxes, net.................................      635        510      (1,401)
Deferred development fees........................       (2)         7           3
Goodwill amortization on asset acquisitions......      107
Depreciation.....................................     (636)      (757)     (1,110)
Change in reserve on receivables.................     (368)       (28)         13
Accrued and other expenses.......................      159         25         176
Change in valuation allowance....................   (3,032)    (6,208)      3,646
                                                   -------    -------    --------
Provision (benefit) for deferred income taxes....  $(3,913)   $(2,751)   $
                                                   =======    =======    ========

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

14. INCOME TAXES (CONTINUED)
    The reconciliation of income tax computed at the federal statutory tax rates to benefit for income taxes on continuing operations before extraordinary item is:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1998       1997       1996
                                                    --------   --------   --------
Tax at US statutory rates.........................  $     9    $ 2,655    $  (254)
State income taxes, net of federal tax benefit....      145        455        (44)
Amortization of goodwill..........................      812        250         42
Change in valuation allowance.....................   (3,032)    (6,208)     3,646
Other.............................................     (957)       262     (3,390)
                                                    -------    -------    -------
                                                    $(3,023)   $(2,586)   $
                                                    =======    =======    =======

    The Tax Reform Act of 1986 enacted a complex set of rules limiting the potential utilization of net operating loss and tax credit carryforwards in periods following a corporate "ownership change". In general, for federal income tax purposes, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed) by one or more "5% shareholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned during a three-year testing period. During 1994, such a change in ownership occurred. As a result of the change, the Company's ability to utilize certain of its net operating loss carryforwards and general business credits will be limited to approximately $1,200 of taxable income, or approximately $375 of equivalent credit per year. This limitation may be increased if the Company recognizes a gain on the disposition of an asset which had a fair market value greater than its tax basis on the date of the ownership change.

    The Company recorded net operating loss carryforwards of $25,580, $12,525 and $525 related to the acquisition of TEII, FCR and Total Waste
Management, Inc., respectively, which are also subject to a corporate "ownership change". As a result of the change, the Company's ability to utilize the net operating loss carryforwards are limited to approximately $989, $3,219 and $71 per year, respectively.

15. COMMITMENTS

    The Company has entered into various facility and equipment operating leases. The facility lease agreements generally require the Company to pay certain expenses including maintenance costs and a percentage of real estate taxes. The leases expire at various times ranging through 2007. Rental expense for all operating leases including facilities, amounted to approximately $3,747, $1,192 and $145 for the years ended December 31, 1998, 1997 and 1996, respectively. Included in the Company's operating leases are leases of certain administrative offices from companies whose principals include certain officers and shareholders of the Company. Rent expense under these leases was $708, $96 and $110 for the years ended December 31, 1998, 1997 and 1996, respectively. In addition, the Company leases certain other office and operating facilities from individuals who are shareholders and employees. As of

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

15. COMMITMENTS (CONTINUED)
December 31, 1998, future minimum rental commitments on non-cancelable operating leases, are as follows:

                                                       THIRD-PARTY   RELATED-PARTY
                                                         LEASES         LEASES
                                                       -----------   -------------
1999.................................................     $3,920        $  815
2000.................................................      3,252           815
2001.................................................      2,685           785
2002.................................................      2,127           675
2003.................................................      1,565           480
Thereafter...........................................      3,826         1,280

    The Company has entered into employment agreements with certain of its key employees which provide for fixed compensation and bonuses based on operating results, as defined. These agreements generally continue until terminated by the employee or the Company and, under certain circumstances, provide for salary continuation for a specified period. At December 31, 1998 the Company's maximum aggregate liability under the agreements if all the employees were terminated by the Company is $13,129.

    In connection with their operations, Maine Energy, TERI and PERC have entered into certain contractual agreements with respect to the supply and acceptance of municipal solid waste and the sale of electric power.

    In 2007, certain of Maine Energy's municipal customers have the right to obtain a 20% interest in Maine Energy's cash flows, as defined in certain agreements, to be applied against the municipalities' future waste disposal costs.

    FCR Plastics, Inc. ("Plastics"), a subsidiary of FCR, has committed to fund a maximum of $700 towards the construction of certain machinery and equipment on behalf of a customer. The equipment will be located within Plastics facility and the customer will repay the total cost of the equipment up to Plastics maximum contribution of $700. Repayment of the notes will commence as soon as installation of the equipment is complete.

    On December 31, the Company acquired a 35% interest in the Oakhurst
Company, Inc. ("Oakhurst") for approximately $900. Oakhurst is a public holding company which owns two businesses which are distributors in the automotive aftermarket. As part of this transaction, the Company assigned its interest in a joint venture with Grace Brothers, Ltd. and SC Fundamental Investments L.P., the majority bond holders of the Ford Heights, Illinois Waste Tire to Energy Project, to own and operate this facility. Due to amendments to the Illinois Retail Rate Act, which repealed certain incentives to the facility, it was closed during startup testing and the owner sought protection under federal bankruptcy laws. On December 28, the bankruptcy court in Delaware approved the amended Plan of Reorganization which provided for the Company and the bondholders each to own 50% of the reorganized entity which was renamed New Heights Recovery & Power, LLC ("New Heights"). The bondholders converted $80.0 million in bonds and other claims into equity and KTI committed to investing up to $17.0 million in equity for working capital, retrofitting and upgrading of the facility. This commitment to New Heights was transferred to Oakhurst and the Company has agreed to provide financing to Oakhurst. During 1998, the Company advanced $1,500 to Oakhurst. This amount is included in notes receivable-officers/shareholders and affiliates at December 31, 1998.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

15. COMMITMENTS (CONTINUED)

    During 1997, FCR acquired a company whereby the former shareholder of the Company may receive up to $2,000 of additional consideration. The amount of the additional consideration will be based on the earnings of the Company for the 12 months ended April 30,1998 and 1999, as defined in the purchase agreement. Any additional consideration will be recorded as an addition to goodwill. Of the potential additional consideration $924 was advanced at closing and is recorded as a note receivable from the former shareholder. Upon reaching the earnings targets discussed above, this amount will be reclassified to goodwill.

16. EMPLOYEE BENEFIT PLAN

    The Company has established defined contribution employee savings and investment retirement plans under Section 401(k) of the Internal Revenue Code which cover substantially all employees after satisfying certain eligibility requirements. The Company contributes on behalf of each participating employee an amount as defined in the plans. The Company's contribution was approximately $596, $290 and $164 for the years ended December 31, 1998, 1997 and 1996, respectively. Included in the 1998, 1997 and 1996 Company contributions were 4,215, 4,117 and 4,322 shares, respectively, of the Company's common stock. The 4,322 shares contributed for 1996 were purchased by the Company from third parties. The aggregate fair value of the stock was $41, $35 and $32, respectively.

17. RELATED PARTY TRANSACTIONS

    The Company receives an annual management fee (adjusted annually for changes in the Consumer Price Index) as co-general partner of PERC. During the year ended December 31, 1996, the Company earned management fees of approximately $418. All such amounts are eliminated in consolidation in 1998 and 1997.

    During 1998, the Company advanced $1,500 to New Heights with an interest rate at 14%. The advance is due in 2001 and is recorded as a note receivable-affiliate at December 31, 1998.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The carrying amount and estimated fair values of financial instruments at December 31, 1998 and 1997 are summarized as follows:

    The following methods and assumptions were used to estimate the fair value of financial instruments:

    CASH, RESTRICTED CASH AND ACCOUNTS RECEIVABLE--the carrying amounts reported in the balance sheet for cash, cash equivalents, restricted funds including debt securities, and accounts receivable approximate their fair value.

    NOTES AND OTHER RECEIVABLES--the fair value is estimated using discounted cash flow analyses, using appropriate interest rates.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

18. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    RESOURCE RECOVERY REVENUE BONDS PAYABLE--the fair value of bonds payable is estimated using discounted cash flow analyses, using appropriate interest rates.

    OTHER DEBT--the fair value is estimated based on discounting the estimated future cash flows using the Company's incremental borrowing rate for similar debt instruments.

                                           DECEMBER 31, 1998       DECEMBER 31, 1997
                                         ---------------------   ---------------------
                                         CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                          AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                         --------   ----------   --------   ----------
ASSETS
Cash and cash equivalents..............  $ 9,426     $ 9,426     $11,181     $11,181
Restricted cash........................   23,438      23,438      19,630      19,630
Accounts receivable, net...............   29,272      29,272      22,126      22,126
Notes receivable, officers/shareholders
  and affiliates.......................    3,392       3,642         110          90
Other receivables......................    7,183       6,785         732         618
Stock purchase warrant included in
  other assets.........................    3,814       6,459
LIABILITIES
Resources Recovery
  Revenue Bonds Payable................   56,630      56,630      61,300      61,300
Other debt.............................  162,068     162,484      32,967      27,625

19. SEGMENT REPORTING

    Information as to the operations of the Company in different business segments is set forth below based on the nature of the services and products offered. The Company evaluates performance and allocates resources based on profit or loss from operations before interest and income taxes. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. Intersegment sales are accounted for at fair value as if the sales were to third parties.

    During 1998, the Company operated in the business units as indicated below.

                                                    COMMERCIAL   FINISHED   RESIDENTIAL
                                  WASTE-TO-ENERGY   RECYCLING    PRODUCTS    RECYCLING
                                  ---------------   ----------   --------   -----------
Revenues
  Unaffiliated customers........      $76,680        $68,139     $22,346      $11,782
  Intersegment revenues.........          273          5,307         427          770
Segment Profit (Loss)...........       17,606           (412)        826        1,349
Depreciation and Amortization...        8,628          2,303       1,095        1,082
Identifiable Assets.............      231,767         56,557      54,850       65,662
Capital Expenditures............        4,812          1,904       1,786           42

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

19. SEGMENT REPORTING (CONTINUED)
    During 1997, the Company operated in the business units indicated below.

                                                               COMMERCIAL   FINISHED
                                             WASTE-TO-ENERGY   RECYCLING    PRODUCTS
                                             ---------------   ----------   --------
Revenues
  Unaffiliated customers...................      $74,232        $17,694      $6,523
  Intersegment revenues....................        2,766          1,342         636
Segment Profit.............................       19,837            490         129
Depreciation and Amortization..............        8,782            340          90
Identifiable Assets........................      207,866         36,791       1,575
Capital Expenditures.......................        4,496            198          63

    During 1996, the Company only operated in the waste-to-energy business unit.

    This segment reporting detailed above reconciles to consolidated revenues and income from continuing operations before provision (benefit) for income taxes and extraordinary item as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                           -------------------
                                                             1998       1997
                                                           --------   --------
REVENUES
Total unaffiliated customers revenue for reportable
  segments...............................................  $178,947   $98,449
Holding companies revenues...............................        60       138
Intersegment revenues for reportable segments............     6,777     4,744
Elimination of intersegment revenues.....................    (6,777)   (4,744)
                                                           --------   -------
Total consolidated revenues..............................  $179,007   $98,587
                                                           --------   -------
PROFIT AND LOSS
Total segment profit.....................................  $ 19,369   $20,456
Holding companies segment loss...........................    (4,973)     (929)
                                                           --------   -------
Total segment profit.....................................    14,396    19,527
                                                           --------   -------
  Unallocated amounts:
  Interest expense, net..................................    10,667     5,086
  Other income...........................................                (390)
  Minority interest......................................     3,702     2,522
  Pre-acquisition earnings...............................               4,722
                                                           --------   -------
  Income from continuing operations before benefit for
    income taxes and extraordinary item..................  $     27   $ 7,587
                                                           ========   =======

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

19. SEGMENT REPORTING (CONTINUED)

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
ASSETS
Total identifiable assets for reportable segments.......  $408,836   $246,232
Holding companies assets................................    27,649      6,255
                                                          --------   --------
Total consolidated assets...............................  $436,485   $252,487
                                                          ========   ========

20. CONTINGENCIES

    The Company is a defendant in a consolidated purported class action, which alleges violations of certain sections of the federal securities laws. The Company believes the allegations are without merit and intends to defend the litigation vigorously.

    Two lawsuits have been filed against a subsidiary of the Company and certain of its officers, alleging fraud and tortious interference. The actions are based on two contracts between the plaintiff and the subsidiary, which contracts require all disputes to be resolved by arbitration. Arbitration proceedings have commenced. The Company believes it has meritorious defenses to the allegations.

    The former majority shareholder of a company acquired by a subsidiary of the Company instigated arbitration proceedings against the Company and two of its subsidiaries, alleging the subsidiaries acted to frustrate the "earn-out" provisions of the acquisition agreement and thereby precluding him from receiving, or alternatively, reducing the sum to which he was entitled to receive. He also alleges his employment agreement was wrongfully terminated. The claim for arbitration alleges direct charges in excess of $5,000 and requests punitive damages, treble damages and attorneys fees. The Company and its subsidiaries have responded to the demand, denying liability and filed a counterclaim for $1,000 for misrepresentations. The Company believes it has meritorious defenses to the claims.

    The Company is involved in certain litigation arising from the normal course of its business. In the opinion of management, the outcome of these matters individually and in the aggregate will not have a material effect on the Company's financial position, cash flows or results of operations.

21. SUBSEQUENT EVENTS

    On September 23, 1999, the Company entered into an amended Agreement and Plan of Merger (the "Merger Agreement") with Casella Waste Systems, Inc., ("Casella") a publicly-owned company engaged in the waste services industry. This Merger Agreement was an amendment to the original agreement dated
January 12, 1999. The merger will be completed through the exchange of all of shares of the Company's common stock for shares of Casella's Class A common stock based on an exchange ratio specified in the Merger Agreement. In addition, all of the Company's outstanding and unexercised stock options and stock purchase warrants will be converted into similar rights to acquire Casella's Class A common stock under the same terms and conditions and the same exchange ratio. Subsequent to the completion of the merger the current Casella stockholders will own a majority of the combined company. Under the terms of the Merger Agreement, Casella is required to file a registration statement with the Securities and Exchange Commission to register the shares of its Class A common

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

21. SUBSEQUENT EVENTS (CONTINUED)
stock to be issued in the Merger. The merger is subject to, among other things, approval of the Company's and Casella's stockholders. No assurances can be given that the remaining conditions of the merger will be satisfied and that the merger will be consummated. In connection with the merger, Casella has agreed to reimburse the Company for its investment banking fees and other merger related costs and as of December 31, 1998, approximately $1,160 of merger related costs have been deferred.

    During January 1999, the Company completed the acquisition of AFA
Group, Inc. and subsidiaries, an integrated wood waste processing and hauling business. The purchase price was approximately $9.0 million.

    During March 1999, the Company signed a definitive agreement to acquire a company which operates a material recovery facility. The acquisition is expected to close on June 30, 1999 upon the resolution of a contingency, as outlined in the purchase agreement. The purchase price is expected to be approximately $5,600 of which $250 was paid at the signing of the definitive agreement.

                                   KTI, INC.

         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

22. QUARTERLY DATA (UNAUDITED)

                                                                           1998
                                                         -----------------------------------------
                                                          FIRST      SECOND     THIRD      FOURTH
                                                         --------   --------   --------   --------
Revenues...............................................  $37,876    $ 34,790   $44,987    $ 61,354
Gross Profit...........................................    7,163       1,810     9,056       4,314
Income (loss) from continuing operations before
  extraordinary item...................................    2,038      (1,008)    4,804      (2,784)
Net income (loss)......................................  $ 2,038    $ (1,503)  $ 4,804    $ (2,640)
Earnings per share:
Basic:
Income (loss) from continuing operations before
  extraordinary item...................................  $  0.17    $  (0.16)  $  0.44       (0.21)
Net income (loss)......................................  $  0.17    $  (0.21)  $  0.44    $  (0.20)
Diluted:
Income (loss) from continuing operations before
  extraordinary item...................................  $  0.15    $  (0.16)  $  0.36    $  (0.21)
Net income (loss)......................................  $  0.15    $  (0.21)  $  0.36    $  (0.20)

                                                                            1997
                                                          -----------------------------------------
                                                           FIRST      SECOND     THIRD      FOURTH
                                                          --------   --------   --------   --------
Revenues................................................  $19,313    $20,137    $28,020    $31,117
Gross Profit............................................    5,461      4,817      7,411      5,034
  Income from continuing operations before
    extraordinary item..................................    1,879        386      3,131      4,777
  Net income............................................  $ 1,879    $   386    $ 3,131    $ 4,777
Earnings per share:
Basic:
  Income from continuing operations before
    extraordinary item..................................  $  0.27    $ (0.02)   $  0.39    $  0.46
  Net income............................................  $  0.27    $ (0.02)   $  0.39    $  0.46
Diluted:
  Income from continuing operations before
    extraordinary item..................................  $  0.25    $ (0.02)   $  0.34    $  0.40
  Net income............................................  $  0.25    $ (0.02)   $  0.34    $  0.40

                         REPORT OF INDEPENDENT AUDITORS

Partners
Penobscot Energy Recovery Company

We have audited the accompanying statements of income, changes in partners' capital and cash flows of Penobscot Energy Recovery Company, Limited Partnership for the year ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Penobscot Energy Recovery Company for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        Ernst & Young LLP

Hackensack, New Jersey
February 7, 1997

             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

REVENUES:
Electric power revenues.....................................  $17,868
Waste processing revenues...................................   11,807
                                                              -------
Total.......................................................   29,675

Operating expenses:
  Supplemental fuels........................................    1,026
  Electric power purchases..................................      124
  Disposal costs............................................    4,880
  Operating and management fees.............................    5,353
  Equipment and maintenance costs...........................    3,196
  Depreciation..............................................    3,680
  Real estate taxes.........................................      556
  Insurance.................................................      350
  Other.....................................................    1,230
                                                              -------
Total.......................................................   20,395
                                                              -------
Operating income............................................    9,280
Interest and other financing costs, net.....................   (3,170)
                                                              -------
Net income..................................................  $ 6,110
                                                              =======

                            See accompanying notes.

             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                          YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                      GENERAL PARTNERS          LIMITED PARTNERS                TOTAL
                                   -----------------------   -----------------------   -----------------------
                                                 RETAINED                  RETAINED                  RETAINED
                                   CONTRIBUTED   EARNINGS    CONTRIBUTED   EARNINGS    CONTRIBUTED   EARNINGS
                                     CAPITAL     (DEFICIT)     CAPITAL     (DEFICIT)     CAPITAL     (DEFICIT)
                                   -----------   ---------   -----------   ---------   -----------   ---------
Balance, January 1, 1996.........     $2,908       $238        $23,031      $2,139       $25,939      $2,377
  Distributions..................       (193)                   (2,141)                   (2,334)
  Net income.....................                   611                      5,499                     6,110
                                      ------       ----        -------      ------       -------      ------
Balance, December 31, 1996.......     $2,715       $849        $20,890      $7,638       $23,605      $8,487
                                      ======       ====        =======      ======       =======      ======

                            See accompanying notes.

             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

Operating activities
Net income..................................................  $ 6,110
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    4,085
  Changes in asset and liability accounts:
  Increasing (decreasing) cash:
    Accounts receivable.....................................     (729)
    Prepaid expenses and other assets.......................      (91)
    Accounts payable........................................      327
    Accrued expenses and other liabilities..................   (1,010)
    Management and development fees payable.................     (199)
                                                              -------
Net cash provided by operating activities...................    8,493

Investing activities
Additions to property, plant and equipment..................   (1,192)
Net change in restricted funds..............................     (117)
Proceeds from sale of property, plant and equipment.........       25
                                                              -------
Net cash used in investing activities.......................   (1,284)

Financing activities
Payment of bond principal...................................   (5,900)
Distributions...............................................   (2,334)
                                                              -------
Net cash used in financing activities.......................   (8,234)
                                                              -------
(Decrease) increase in cash and cash equivalents............   (1,025)
Cash and cash equivalents at beginning of year..............    6,465
                                                              -------
Cash and cash equivalents at end of year....................  $ 5,440
                                                              =======
Supplemental disclosure of cash flow information Interest
  paid......................................................  $ 2,426
                                                              =======

                            See accompanying notes.

             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION AND DESCRIPTION OF OPERATIONS

    Penobscot Energy Recovery Company, Limited Partnership ("PERC") is a limited partnership formed on December 28, 1983 and organized to design, construct, operate, own and manage a facility located in Orrington, Maine for the conversion of solid waste and supplemental fuel to electric power (the "Project"). Certain contractual agreements relating to this facility have been entered into, including agreements with respect to the supply of solid waste, the sale of electric power, and operation and maintenance of the facility.

    PERC Management Company ("PMC"), which is ultimately owned by KTI, Inc. ("KTI"), and Energy National, Inc. ("ENI") are general partners. As of December 31, 1996, ENI and another entity were limited partners. As of December 31, 1996, the ownership interests of the partners were as follows:

                                                                A. OWNERSHIP
                                                                  INTERESTS
                                                             -------------------
                                                             GENERAL    LIMITED
                                                             PARTNERS   PARTNERS
                                                             --------   --------
PMC........................................................     7%
ENI........................................................      3       25.7%
Other limited partner......................................              64.3%
                                                               ---       -----
                                                               10%       90.0%
                                                               ===       =====

    Profits and losses are to be allocated 10% to the general partners and 90% to the limited partners until such time that the return on equity, as defined in the Partnership Agreement, of the limited partners exceeds their aggregate capital contributions. Commencing on that date and continuing through the remaining term of the Partnership, such allocations, including gains and losses upon net sale or refinancing, shall be 40% to the general partners and 60% to the limited partners.

    According to the Partnership agreement, the Partnership has a limited life extending to December 31, 2018, unless further extended by a vote of all of the partners.

    The Project is subject to the provisions of various federal and state energy laws and regulations including the Public Utility Regulatory Policies Act of 1978, as amended. In addition, federal, state and local environmental laws establish standards governing certain aspects of the Project's operations. The Company believes it has all permits, licenses and approvals necessary to operate the facility.

2. SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost, less accumulated depreciation. All costs incurred for additions and improvements to the facility, including interest during construction, are capitalized.

    Depreciation is provided on the straight-line method over estimated useful lives.

             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP

                               DECEMBER 31, 1996

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED COSTS

    Costs incurred by PERC in connection with permanent financings have been deferred and are being amortized over the life of the related debt issues using the interest method.

    During 1991, PERC finalized negotiations with municipalities and entered into new long-term waste handling agreements which resulted in higher waste handling fees. Costs associated with the renegotiation were deferred and amortized over 60 months which represented the minimum period covered by the new agreements.

REVENUES

    Electric power revenues are earned from the sale of electricity to Bangor Hydro-Electric Company ("BHE"), a utility serving a portion of the State of Maine, under a Power Purchase Agreement (the "Agreement"). Revenue is recorded at the contract rate specified in the Agreement as the electricity is delivered.

    Waste processing revenues consist principally of fees charged to customers for waste disposal. Substantially all waste processing revenues are earned from customers located in a geographic region proximate to the facility. Revenue is generally recorded upon delivery based on rates specified in the applicable long-term contracts. Certain of these contract rates are adjusted quarterly based on actual costs incurred in the prior quarter.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

    There is no provision in the financial statements for income taxes as the income or loss is included in the income tax returns of the partners.

STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, PERC considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

RECLASSIFICATIONS

    Certain amounts have been reclassified to conform with the 1998 presentation of KTI.

             PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP

                               DECEMBER 31, 1996

3. INTEREST AND OTHER FINANCING COSTS--NET

    Interest and other financing costs for the year ended December 31, 1996 consists of:

Interest expense............................................   $2,263
Letter of credit fees.......................................      976
Amortization of deferred bond financing costs...............      351
Remarketing and bank fees...................................      288
Interest income.............................................     (708)
                                                               ------
Interest and other financing costs--net.....................   $3,170
                                                               ======

4. RELATED PARTY TRANSACTIONS

    PERC incurred management fees payable to the general partners of $595 in 1996, in accordance with the Partnership Agreement. PERC purchases a portion of its supplemental fuel (wood chips) from KTI BioFuels, L.P., an affiliate of PMC. During 1996, these purchases totaled approximately $279.

    Effective May 1, 1989, PERC entered into an Operation and Maintenance Agreement with ESOCO Orrington, Inc., an affiliate of ENI. For the year ended December 31, 1996, PERC paid operating and maintenance fees to ESOCO of approximately $4,500, plus additional approved pass through operating costs.

    PERC had waste processing revenue of approximately $615 from Orrington
Waste Ltd. (a limited partnership including certain general and limited partners of PERC) (OWL) in 1996. OWL and PERC have a long-term put-pay agreement under which OWL pays waste disposal fees to PERC equivalent to those charged to other municipalities.

5. WASTE HANDLING AGREEMENTS

    Certain of PERC's long-term, put-pay contracts with municipalities for disposal of solid waste contain provisions which, at the date the bonds are fully paid, allow the municipalities to purchase the facility or terminate or extend the contracts.

    Certain of the long-term, put-pay contracts with municipalities contain provisions which allow the municipalities to receive a portion of PERC's annual cash flows, as defined.

                       REPORT OF INDEPENDENT AUDITORS ON
                         FINANCIAL STATEMENT SCHEDULES

The Board of Directors
KTI, Inc.

We have audited the consolidated financial statements of KTI, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated March 30, 1999, except for the second paragraph of Note 9 as to which the date is August 27, 1999, Note 2 as to which the date is August 30, 1999 and the first paragraph of
Note 21 as to which the date is September 23, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 21(b) of this Registration Statement. These schedules are the responsibility of KTI's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2, the previously issued Schedule I--Condensed Financial Information of KTI, Inc. for each of the three years in the period ended December 31, 1998 has been restated to reflect the deferral of revenue related to certain proceeds received in connection with the restructuring of a power purchase agreement and the sale of electric generating capacity with two utilities.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
March 30, 1999 except for the first paragraph of
Note 3 to Schedule I as to which the
date is August 27, 1999, Note 2 to Schedule I as to which the date is August 30, 1999 and
Note 5 to Schedule I as to which the date is September 23, 1999

SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF KTI, INC.

                           KTI, INC. (PARENT COMPANY)
                            CONDENSED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                AND PER SHARE AMOUNTS)
                                         ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    $    397        $   688
  Restricted funds..........................................                         61
  Accounts receivable.......................................         233             53
                                                                --------        -------
      Total current assets..................................         630            802
Investments in and amounts due from subsidiaries............     240,463         69,657
Other assets................................................          65             20
Deferred costs, net.........................................       2,867            210
Intangible assets, net......................................       1,834          2,052
                                                                --------        -------
      Total assets..........................................    $245,859        $72,741
                                                                ========        =======
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities.........................................    $  2,274        $   548
Debt........................................................     138,628         12,477
Convertible subordinated debt...............................       6,770

Stockholders' equity
Preferred stock
  Series A..................................................                      3,732
  Series B..................................................                     21,400
Common stock................................................         133             89
Additional paid-in capital..................................     115,026         52,762
Accumulated deficit.........................................     (16,972)       (18,267)
                                                                --------        -------
Total stockholders' equity..................................      98,187         59,716
                                                                --------        -------
      Total liabilities and stockholders' equity............    $245,859        $72,741
                                                                ========        =======

           See accompanying notes to condensed financial statements.

                           KTI, INC. (PARENT COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Revenues....................................................  $    60    $   138    $    10
Management fees.............................................                            387
                                                              -------    -------    -------
                                                                   60        138        397
Selling, general and administrative.........................    2,397      1,067        370
                                                              -------    -------    -------
  Income (loss) from operations.............................   (2,337)      (929)        27
Interest expense, net.......................................    6,879        416        425
Other expense, net..........................................                            517
                                                              -------    -------    -------
  Loss before benefit for income taxes and equity in net
    income of subsidiaries..................................   (9,216)    (1,345)      (915)
Benefit for income taxes....................................   (3,133)      (457)
                                                              -------    -------    -------
  Loss before equity in net income of subsidiaries..........   (6,083)      (888)      (915)
Equity (loss) in net income of subsidiaries.................    8,782     11,061       (524)
                                                              -------    -------    -------
  Net income (loss).........................................  $ 2,699    $10,173    $(1,439)
                                                              =======    =======    =======

           See accompanying notes to condensed financial statements.

                           KTI, INC. (PARENT COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
NET CASH USED IN OPERATING ACTIVITIES.......................  $(66,447)  $(13,786)   $ (603)

INVESTING ACTIVITIES
Net change in restricted funds..............................        61      1,978    (1,858)
Investment in unconsolidated affiliate......................      (865)
Notes receivable-officers/shareholders and affiliates.......    (1,500)
Purchase of businesses and additional partnership interest,
  net of cash acquired......................................   (57,909)   (26,705)   (3,749)
                                                              --------   --------    ------
Net cash used in investing activities.......................   (60,213)   (24,727)   (5,607)

FINANCING ACTIVITIES
Deferred financing costs....................................    (1,828)                (223)
Net borrowings on lines of credit...........................   133,628     11,667     5,857
Additional preferred stock issuance costs...................       (98)
Proceeds from sale of common stock..........................     3,548      4,121       506
Proceeds from sale of preferred stock.......................               23,782
Dividends paid..............................................    (1,404)      (395)
Principal payments on debt..................................    (7,477)
                                                              --------   --------    ------
Net cash provided by financing activities...................   126,369     39,175     6,140
                                                              --------   --------    ------
Increase (decrease) in cash and cash equivalents............      (291)       662       (70)
Cash and cash equivalents at beginning of period............       688         26        96
                                                              --------   --------    ------
Cash and cash equivalents at end of period..................  $    397   $    688    $   26
                                                              ========   ========    ======

            See accompanying notes to condensed financial statements

1. BASIS OF PRESENTATION

    In the parent-company-only financial statements, KTI, Inc. (the "Company") investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. Parent-company-only financial statements should be read in conjunction with the Company's consolidated financial statements

2. RESTATEMENT

    The Company's balance sheets as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 have been restated. The restatement is a result of the Securities and Exchange Commission's review of the Company's proxy materials related to the prospective merger with Casella Waste Systems (See Note 5). The restatement relates to revenue recognized as a result of the restructuring of a power purchase agreement and the sale of electric generating capacity by two of the Company's majority-owned subsidiaries with its customers, BHE and CMP, which were completed in 1998 and 1996, respectively (See notes 4 and 5 to the consolidated financial statements). At the time of these transactions, the Company had recognized revenues representing a portion of the cash received in 1996 and the total consideration received in 1998. After discussions with the staff of the Securities and Exchange Commission, the Company agreed to defer these amounts and recognize them over the term of the respective power purchase and capacity purchase agreements to comply with generally accepted accounting principles. The impact of the restatement on the Company's consolidated financial results as originally reported is summarized as follows:

                                               AS REPORTED                        RESTATED
                                      ------------------------------   ------------------------------
                                        1998       1997       1996       1998       1997       1996
                                      --------   --------   --------   --------   --------   --------
Net income (loss)...................  $  6,718   $ 8,092    $13,666    $  2,699   $10,173    $(1,439)

3. DEBT

    The Company's debt consists of the following:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1998       1997
                                                           --------   --------
Revolving credit agreement...............................  $138,628
Convertible subordinated debt............................     6,770
Revolving and term loan payable..........................             $12,411
Other....................................................                  66
                                                           --------   -------
                                                           $145,398   $12,477
                                                           ========   =======

    At December 31, 1998, the Company was in default of a debt covenant contained in it's Revolving Credit Agreement and received a waiver from the bank for this default. On May 12, 1999, the Company executed an amendment to the Revolving Credit Agreement (the "Amended Agreement") modifying certain financial covenants and requiring bank approval for all acquisitions. The Amended Agreement requires that the Company and certain subsidiaries, as defined, maintain certain specified financial covenants, including, a minimum interest coverage ratio, a maximum funded debt to EBITDA ratio, a minimum fixed charge coverage ratio, and a maximum debt to capitalization ratio, each as defined in the Amended Agreement. The Company's ability to satisfy these covenants is dependent on its ability to substantially achieve its operating plan. As of June 30, 1999, the Company was in default of certain of these covenants and received a waiver from the bank for this default through January 1, 2000. See Note 9 to the consolidated financial statements for additional discussion.

4. GUARANTEE

    As a result of a limited partnership interest in Penobscot Energy Recovery Company ("PERC"), a majority-owned consolidated subsidiary, the Company had a contingent obligation to make additional capital contributions to PERC of approximately $3,710. The Company had an irrevocable letter of credit from a bank securing this commitment. This contingent obligation expired during 1998.

    During 1998, certain bonds payable at the Company's majority-owned consolidated subsidiary, Penobscot Energy Recovery Company ("PERC") were refinanced. In conjunction with this refinancing, the Company issued a $3,000 limited guarantee of PERC's payment obligation under the refinanced bonds payable in favor of the issuer and trustees of the bonds payable. See Note 9 to the consolidated financial statements for additional discussion.

5. SUBSEQUENT EVENT

    On September 23, 1999, the Company entered into an amended Agreement and Plan of Merger (the "Merger Agreement") with Casella Waste Systems, Inc., ("Casella") a publicly-owned company engaged in the waste services industry. This Merger Agreement was an amendment to the original agreement dated
January 12, 1999. The merger will be completed through the exchange of all of shares of the Company's common stock for shares of Casella's Class A common stock based on an exchange ratio specified in the Merger Agreement. In addition, all of the Company's outstanding and unexercised stock options and stock purchase warrants will be converted into similar rights to acquire Casella's Class A common stock under the same terms and conditions and the same exchange ratio. Subsequent to the completion of the merger, the current Casella stockholders will own a majority of the combined company. Under the terms of the Merger Agreement, Casella is required to file a registration statement with the Securities and Exchange Commission to register the shares of its Class A common stock to be issued in the Merger. The merger is subject to, among other things, approval of the Company's and Casella's stockholders. No assurances can be given that the remaining conditions of the Merger will be satisfied and that the merger will be consummated. In connection with the merger, Casella has agreed to reimburse the Company for its investment banking fees and other merger related costs and as of December 31, 1998, approximately $1,160 of merger related costs have been deferred.

                                                                     SCHEDULE II

                                   KTI, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                COLUMN A                  COLUMN B        COLUMN C          COLUMN D    COLUMN E
----------------------------------------  --------   -------------------   ----------   --------
                                                          ADDITIONS
                                                     -------------------
                                                                    CHARGED TO
                                          BALANCE AT   CHARGED TO     OTHER                     BALANCE AT
                                          BEGINNING    COSTS AND    ACCOUNTS--   DEDUCTIONS--     END OF
              DESCRIPTION                 OF PERIOD     EXPENSES     DESCRIBE      DESCRIBE       PERIOD
----------------------------------------  ----------   ----------   ----------   ------------   ----------
                                                                   (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1998
Deducted from asset amounts:
Allowance for doubtful accounts.........     $294        $1,289                     $ 270(1)      $1,313

YEAR ENDED DECEMBER 31, 1997
Deducted from asset amounts:
Allowance for doubtful accounts.........      242           193                       141(1)         294

YEAR ENDED DECEMBER 31, 1996
Deducted from asset amounts:
Allowance for doubtful accounts.........      481            24                       263(1)         242

------------------------

(1) Uncollected accounts written off, net of recoveries.

                                   KTI, INC.

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              JUNE 30,
                                                                1999
                                                              ---------
                           ASSETS
Current Assets
  Cash and cash equivalents.................................  $  5,391
  Restricted funds..........................................    21,053
  Accounts receivable, net of allowances of $1,343..........    38,754
  Consumables and spare parts...............................     5,012
  Inventory.................................................     8,011
  Notes receivable--officers/shareholders and affiliates....       115
  Other receivables.........................................     2,836
  Deferred taxes............................................     3,483
  Other current assets......................................     5,163
                                                              --------
    Total current assets....................................    89,818
Restricted funds............................................     4,177
Notes receivable--officers/shareholders and affiliates......     6,469
Other receivables...........................................     2,476
Other assets................................................     7,275
Deferred taxes..............................................     5,322
Deferred costs, net of accumulated amortization of $1,623...     4,300
Goodwill and other intangibles, net of accumulated
  amortization of $7,027....................................   126,420
Property, equipment and leasehold improvements, net of
  accumulated depreciation and amortization of $35,655......   216,777
                                                              --------
  Total assets..............................................  $463,034
                                                              ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $ 19,109
  Accrued expenses..........................................    16,389
  Debt, current portion.....................................   161,436
  Other current liabilities.................................       224
                                                              --------
    Total current liabilities...............................   197,158
Other liabilities...........................................     1,382
Debt, less current portion..................................    69,869
Minority interest...........................................    14,037
Deferred revenue............................................    57,756
Customer advance............................................    12,438
Convertible subordinated notes..............................     6,770
Commitments and contingencies...............................
Stockholders' equity........................................
Preferred stock; 10,000,000 shares authorized; none
  outstanding
Common stock, no par value (stated value $.01 per share);
  authorized 40,000,000; issued and outstanding:
  13,916,238................................................       139
Additional paid-in capital..................................   126,396
Accumulated deficit.........................................   (22,911)
                                                              --------
Total stockholders' equity..................................   103,624
                                                              --------
    Total liabilities and stockholders' equity..............  $463,034
                                                              ========

    SEE ACCOMPANYING NOTES.

                                   KTI, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                              ----------------------------   --------------------------
                                                  1999            1998           1999          1998
                                              -------------   ------------   ------------   -----------
Revenues....................................   $    64,793     $   34,790    $   130,921    $   72,666
Cost of operations..........................        56,188         32,980        109,246        63,693
                                               -----------     ----------    -----------    ----------
    Gross Profit............................         8,605          1,810         21,675         8,973

Selling, general and administrative.........         6,285          2,086         12,181         3,222
Restructuring charge........................         2,971                         3,719
Asset impairment charge.....................         3,000                         3,000
                                               -----------     ----------    -----------    ----------
    Income (loss) from operations...........        (3,651)          (276)         2,775         5,751
Interest expense, net.......................         5,319          1,550          9,053         3,060
Loss on sale of business....................           444                           444
Equity loss in subsidiary...................           214                           294
Other charges...............................           131                           131
Other expense, net..........................            72                           123
                                               -----------     ----------    -----------    ----------
    Income (loss) before minority interest,
    provision (benefit) for income taxes,
    extraordinary item and cumulative effect
    of change in accounting principle.......        (9,831)        (1,826)        (7,270)        2,691
Minority interest...........................           490            (86)         1,176         1,046
                                               -----------     ----------    -----------    ----------
    Income (loss) before provision (benefit)
    for income taxes, extraordinary item and
    cumulative effect of change in
    accounting principle....................       (10,321)        (1,740)        (8,446)        1,645
Provision (benefit) for income taxes........        (3,417)          (732)        (2,565)          614
                                               -----------     ----------    -----------    ----------
    Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle....................        (6,904)        (1,008)        (5,881)        1,031
Extraordinary item..........................                          495                          495
                                               -----------     ----------    -----------    ----------
    Income (loss) before cumulative effect
    in change in accounting principle.......        (6,904)        (1,503)        (5,881)          536
Cumulative effect of change in accounting
  principle.................................                                          58
                                               -----------     ----------    -----------    ----------
    Net income (loss).......................        (6,904)        (1,503)        (5,939)          536
Accretion and accrued and paid dividends on
  preferred stock...........................                          469                          978
                                               -----------     ----------    -----------    ----------
    Loss available to common shareholders...   $    (6,904)    $   (1,972)   $    (5,939)   $     (442)
                                               ===========     ==========    ===========    ==========

                            See accompanying notes.

                                   KTI, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                              ----------------------------   --------------------------
                                                  1999            1998           1999          1998
                                              -------------   ------------   ------------   -----------
Earnings per common share:
Basic:
    Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle....................   $     (0.50)    $    (0.16)   $     (0.42)   $     0.01
    Extraordinary item......................                        (0.05)                       (0.05)
    Cumulative effect of change in
    accounting principle....................                                       (0.01)
                                               -----------     ----------    -----------    ----------
    Net loss................................   $     (0.50)    $    (0.21)   $     (0.43)   $    (0.04)
                                               ===========     ==========    ===========    ==========
    Weighted average number of shares used
    in computation..........................    13,916,238      9,614,163     13,818,290     9,424,451
                                               ===========     ==========    ===========    ==========
Diluted:
    Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle....................   $     (0.50)    $    (0.16)   $     (0.42)   $     0.01
    Extraordinary item......................                        (0.05)                       (0.05)
    Cumulative effect of change in
    accounting principle....................                                       (0.01)
                                               -----------     ----------    -----------    ----------
    Net loss................................   $     (0.50)    $    (0.21)   $     (0.43)   $    (0.04)
                                               ===========     ==========    ===========    ==========
    Weighted average number of shares used
    in computation..........................    13,916,238      9,614,163     13,818,290     9,424,451
                                               ===========     ==========    ===========    ==========

                            See accompanying notes.

                                   KTI, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                     COMMON STOCK        ADDITIONAL
                                                 ---------------------    PAID-IN     ACCUMULATED
                                                   SHARES      AMOUNT     CAPITAL       DEFICIT      TOTAL
                                                 ----------   --------   ----------   -----------   --------
Balance at December 31, 1998...................  13,266,204     $133      $115,026      $(16,972)   $ 98,187
  Net loss.....................................                                           (5,939)     (5,939)
  Issuance of common stock for:
    Exercise of options........................      20,552                    161                       161
    Exercise of warrants.......................      19,482                    193                       193
    Business combinations......................     610,000        6        11,016                    11,022
                                                 ----------     ----      --------      --------    --------
Balance at June 30, 1999.......................  13,916,238     $139      $126,396      $(22,911)   $103,624
                                                 ==========     ====      ========      ========    ========

                            See accompanying notes.

                                   KTI, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ (5,939)  $    536
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Asset impairment charge...................................     3,000
  Extraordinary item........................................                  495
  Cumulative effect of change in accounting principle.......        58
  Depreciation and amortization.............................    10,770      5,334
  Minority interest, net of distributions...................     1,600       (461)
  Loss on sale of business..................................       444
  Equity loss in subsidiary.................................       294
  Deferred revenue and customer advance.....................    (3,992)    (3,815)
  Deferred income taxes.....................................    (2,777)    (1,464)
  Provision for losses on accounts receivable...............        45        570
  Interest accrued and capitalized on debt..................       114        701
  Other non-cash charges....................................       910         11
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (8,828)       879
    Consumables, spare parts and inventory..................    (1,508)      (712)
    Other receivables.......................................       914       (320)
    Other assets............................................    (4,600)       286
    Accounts payable and accrued expenses...................     8,563     (3,854)
    Other liabilities.......................................    (5,620)     4,078
                                                              --------   --------
Net cash provided by (used in) operating activities.........    (6,552)     2,264
INVESTING ACTIVITIES
Additions to property, equipment and leasehold
  improvements..............................................    (6,379)    (4,183)
Proceeds from sale of assets................................        27         33
Net change in restricted funds..............................    (1,792)    (1,031)
Proceeds from sale of business..............................     1,757
Purchase of businesses, net of cash acquired................      (150)   (15,289)
Notes receivable--officers/shareholders and affiliates......    (2,936)      (492)
                                                              --------   --------
Net cash used in investing activities.......................    (9,473)   (20,962)
FINANCING ACTIVITIES
Deferred financing costs....................................               (2,995)
Proceeds from issuance of debt..............................               46,995
Net borrowings on lines of credit...........................    12,414     19,267
Proceeds from other borrowings..............................     3,259
Proceeds from amendment of power purchase agreement, net of
  transaction costs.........................................                5,900
Proceeds from sale of common stock..........................       354      2,359
Dividends paid..............................................                 (936)
Principal payments on debt..................................    (4,037)   (53,046)
                                                              --------   --------
Net cash provided by financing activities...................    11,990     17,544
                                                              --------   --------
Decrease in cash and cash equivalents.......................    (4,035)    (1,154)
Cash and cash equivalents at beginning of period............     9,426     11,181
                                                              --------   --------
Cash and cash equivalents at end of period..................  $  5,391   $ 10,027
                                                              ========   ========

                                   KTI, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $10,909     $2,563
Taxes paid..................................................    1,128

NON CASH INVESTING AND FINANCING ACTIVITIES
Capital lease obligation entered into for lease of
  equipment.................................................      241
Purchase of businesses and additional partnership interest,
  net of cash acquired:
  Working capital, net of cash acquired.....................      111        101
  Property, equipment and leasehold improvements............    8,621     11,528
  Purchase price in excess of net assets acquired...........    7,863      6,873
  Other assets..............................................                 104
  Non-current liabilities...................................    5,423      3,317
  Common stock issued.......................................   11,022

                             See accompanying notes

                                   KTI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

1. BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The municipal solid waste ("MSW") market in Maine, which provides material to the waste-to-energy segment, is seasonal, with one-third more MSW generated in the summer months than is generated during the rest of the year. The Residential and Commercial Recycling segments experience increased volumes of newspaper in November and December due to increased newspaper advertising and retail activity during the holiday season. Additionally, the Residential Recycling segment operates facilities in Florida which experience increased volumes of recyclable materials during the winter months followed by decreases in the summer months in connection with seasonal changes in population. Operating results for the three and six month periods ended
June 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1998. Certain 1998 financial information contained herein has been reclassified to conform with the 1999 presentation.

2. RESTATEMENT

    The Company's balance sheet as of June 30, 1999 and the related statements of operations, stockholders' equity and cash flows for each of the three and six month periods ended June 30, 1999 and 1998 have been restated. The restatement is a result of the Securities Exchange Commission's review of the Company's proxy materials related to the prospective merger with Casella Waste Systems (See Note 3). The restatement relates to revenue recognized as a result of the restructuring of a power purchase agreement and the sale of electric generating capacity by two of the Company's majority-owned subsidiaries with it's customers, BHE and CMP, which were completed in 1998 and 1996. At the time of these transactions, the Company had recognized revenues representing a portion of the cash received in 1996 and the total consideration received in 1998. After discussions with the staff of the Securities and Exchange Commission, the Company agreed to defer these amounts and recognize them over the term of the respective power purchase and capacity purchase agreements to comply with generally accepted accounting principles. In addition, performance credits previously reported as expense have been reclassified as a reduction of revenues. The impact of the restatement on the Company's consolidated financial results as originally reported is summarized as follows:

                                                           AS REPORTED                   RESTATED
                                                        THREE MONTHS ENDED          THREE MONTHS ENDED
                                                             JUNE 30                     JUNE 30
                                                      ----------------------      ----------------------
                                                        1999          1998          1999          1998
                                                      --------      --------      --------      --------
Revenues............................................  $66,218       $49,458       $64,793       $34,790
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle.........................................   (7,131)        5,222        (6,904)       (1,008)

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

2. RESTATEMENT (CONTINUED)

                                                           AS REPORTED                   RESTATED
                                                        THREE MONTHS ENDED          THREE MONTHS ENDED
                                                             JUNE 30                     JUNE 30
                                                      ----------------------      ----------------------
                                                        1999          1998          1999          1998
                                                      --------      --------      --------      --------
Net income (loss)...................................   (7,131)        4,727        (6,904)       (1,503)
Net income (loss) available to common
  shareholders......................................   (7,131)        4,258        (6,904)       (1,972)
Net income (loss) per share:
  Basic.............................................  $ (0.51)      $  0.44       $ (0.50)      $ (0.21)
  Diluted...........................................  $ (0.51)      $  0.38       $ (0.50)      $ (0.21)

                                                         AS REPORTED                   RESTATED
                                                       SIX MONTHS ENDED            SIX MONTHS ENDED
                                                           JUNE 30                     JUNE 30
                                                    ----------------------      ----------------------
                                                      1999          1998          1999          1998
                                                    --------      --------      --------      --------
Revenues..........................................  $133,195      $87,090       $130,921      $72,666
Income (loss) before extraordinary item and
  cumulative effect of change in accounting
  principle.......................................    (6,206)       7,214         (5,881)       1,031
Net income (loss).................................    (6,264)       6,719         (5,939)         536
Net income (loss) available to common
  shareholders....................................    (6,264)       5,741         (5,939)        (442)
Net income (loss) per share:
  Basic...........................................  $  (0.46)     $  0.61       $  (0.43)     $ (0.04)
  Diluted.........................................  $  (0.46)     $  0.51       $  (0.43)     $ (0.04)

3. MERGER AND ACQUISITIONS

    On September 23, 1999, KTI, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Casella Waste Systems, Inc., ("Casella") a publicly-owned company engaged in the waste services industry. The merger will be completed through the exchange of all of the shares of the Company's common stock for shares of Casella's Class A common stock based on an exchange ratio specified in the Amended Merger Agreement. In addition, all of the Company's outstanding and unexercised stock options and stock purchase warrants will be converted into similar rights to acquire Casella's Class A common stock under the same terms and conditions and the same exchange ratio. Subsequent to the completion of the merger the current Casella stockholders will own a majority of the combined company. Under the terms of the Merger Agreement, Casella is required to file a registration statement with the Securities and Exchange Commission to register the shares of its Class A common stock to be issued in the merger. The merger is subject to, among other things, approval of the Company's and Casella's stockholders. No assurance can be given that the conditions of the merger will be satisfied or that the merger will be consummated. In connection with the merger, Casella has agreed to reimburse the Company for its investment banking fees and other merger related costs and as of June 30, 1999, approximately $1,482 of merger related costs have been deferred.

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

3. MERGER AND ACQUISITIONS (CONTINUED)
    On March 31, 1999 and May 19, 1999, pursuant to the Second Amended, Restated and Extended Waste Disposal Agreement among PERC and the municipalities named therein, the municipalities made capital contributions to Penobscot Energy Recovery Company, Limited Partnership ("PERC"), which were recorded as additional minority interest, totaling $730 and $240, respectively, in exchange for 1.31% and 0.43%, respectively, of limited partnership interest in PERC.

    On January 27, 1999 the Company completed its acquisition of AFA
Group, Inc. and subsidiaries ("AFA"), an integrated wood waste processing and hauling business located in Newark, New Jersey. Payment of the aggregate purchase price, including all direct costs, of $9,682 consisted of (i) 460,000 shares of the Company's common stock valued at $20.70 per share (based on the closing price of the common stock on the date of announcement) and (ii) $150 in cash. This acquisition was accounted for as a purchase, and accordingly, the assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the acquired net assets of $6,363 has been recorded as goodwill and is being amortized on a straight-line basis over 30 years.

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

4. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                               THREE MONTHS ENDED           SIX MONTHS ENDED
                                                    JUNE 30,                    JUNE 30,
                                            -------------------------   -------------------------
                                               1999          1998          1999          1998
                                            -----------   -----------   -----------   -----------
Numerator:
  Net income (loss).......................  $    (6,904)  $    (1,503)  $    (5,939)  $       536
  Preferred stock dividends...............                        469                         936
  Accretion of preferred stock............                                                     42
                                            -----------   -----------   -----------   -----------
  Numerator for basic earnings per
    share-net loss available to common
    stockholders..........................       (6,904)       (1,972)       (5,939)         (442)
  Effective of dilutive securities:
    Preferred stock dividends.............
    Accretion of preferred stock..........
                                            -----------   -----------   -----------   -----------
  Numerator for diluted earnings per
    share-net income (loss) available to
    common stockholders after assumed
    conversions...........................  $    (6,904)  $    (1,972)  $    (5,939)  $      (442)
                                            ===========   ===========   ===========   ===========

Denominator:
  Denominator for basic earnings per
    share-weighted average shares.........   13,916,238     9,614,163    13,818,290     9,424,451
  Effect of dilutive securities:
  Employee stock options (1)..............
  Warrants (1)............................
  Convertible preferred stock (1).........
  Convertible subordinated notes (1)......
  Dilutive potential common shares
  Denominator for diluted earnings per
    share-adjusted weighted-average shares
    and assumed conversions...............   13,916,238     9,614,163    13,818,290     9,424,451
                                            -----------   -----------   -----------   -----------
Net income (loss) per share-Basic.........       $(0.50)       $(0.21)       $(0.43)       $(0.04)
                                            -----------   -----------   -----------   -----------
Net income (loss) per share-Diluted.......       $(0.50)       $(0.21)       $(0.43)       $(0.04)
                                            -----------   -----------   -----------   -----------

------------------------

(1) The employee stock options and warrants outstanding during the periods and the convertible preferred stock and subordinated notes payable are anti-dilutive.

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

5. CONTINGENCIES

    The Company is a defendant in a consolidated purported class action, which alleges violations of certain sections of the federal securities laws. The Company believes the allegations are without merit and intends to defend the litigation vigorously.

    Two lawsuits have been filed against a subsidiary of the Company alleging fraud and tortious interference. The actions are based on two contracts between the plaintiff and the subsidiary, which contracts require all disputes to be resolved by arbitration. Arbitration proceedings have commenced. The Company believes it has meritorious defenses to the allegations.

    The majority shareholder of a company acquired by a subsidiary of the Company instigated arbitration proceedings against the Company and two of its subsidiaries, alleging the subsidiaries acted to frustrate the "earn-out" provisions of the acquisition agreement and thereby precluding him from receiving, or alternatively, reducing the sum to which he was entitled to receive. He also alleges his employment agreement was wrongfully terminated. The claim for arbitration alleges direct charges in excess of $5,000 and requests punitive damages, treble damages and attorneys fees. The Company and its subsidiaries have responded to the demand, denying liability and filed a counterclaim for $1,000 for misrepresentations. The Company believes it has meritorious defenses to the claims.

    The Company is a defendant in certain lawsuits alleging various claims incurred in the ordinary course of business.

    Management of the Company does not believe that the outcome of these matters, individually or in the aggregate, will have a material effect on the Company's financial condition, cash flows or results of operations.

6. SEGMENT REPORTING

    The Company operated in the business segments as indicated below.

THREE MONTHS ENDED JUNE 30, 1999

                                                      WASTE-TO-   COMMERCIAL   FINISHED   RESIDENTIAL
                                                       ENERGY     RECYCLING    PRODUCTS    RECYCLING
                                                      ---------   ----------   --------   -----------
Revenues
  Unaffiliated customers............................  $ 25,433     $19,290     $14,061      $ 5,994
  Intersegment revenues.............................        56                      52        3,888
Segment Profit (Loss)...............................     4,650      (3,937)     (1,049)        (325)
Depreciation and Amortization.......................     2,771         502         876        1,066
Capital Expenditures................................     1,615         347         982          168

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

6. SEGMENT REPORTING (CONTINUED)
SIX MONTHS ENDED JUNE 30, 1999

                                                      WASTE-TO-   COMMERCIAL   FINISHED   RESIDENTIAL
                                                       ENERGY     RECYCLING    PRODUCTS    RECYCLING
                                                      ---------   ----------   --------   -----------
Revenues
  Unaffiliated customers............................  $ 48,958     $40,428     $26,406      $15,081
  Intersegment revenues.............................        89                      83        4,636
Segment Profit (Loss)...............................    11,221      (3,622)       (263)         234
Depreciation and Amortization.......................     5,370       1,110       1,697        1,978
Identifiable Assets.................................   258,218      48,070      62,827       70,729
Capital Expenditures................................     2,744         662       2,385          552

THREE MONTHS ENDED JUNE 30, 1998

                                                       WASTE-TO-   COMMERCIAL   FINISHED   RESIDENTIAL
                                                        ENERGY     RECYCLING    PRODUCTS    RECYCLING
                                                       ---------   ----------   --------   -----------
Revenues
  Unaffiliated customers.............................   $17,272     $13,461      $2,546      $1,496
  Intersegment revenues..............................     2,603          24         136       1,135
Segment Profit (Loss)................................       771        (667)        (36)        232
Depreciation and Amortization........................     2,165         255          25         224
Capital Expenditures.................................       789         526

SIX MONTHS ENDED JUNE 30, 1998

                                                      WASTE-TO-   COMMERCIAL   FINISHED   RESIDENTIAL
                                                       ENERGY     RECYCLING    PRODUCTS    RECYCLING
                                                      ---------   ----------   --------   -----------
Revenues
  Unaffiliated customers............................  $ 35,809     $29,493      $4,172      $3,162
  Intersegment revenues.............................     5,187          24         244       2,102
Segment Profit (Loss)...............................     6,577        (348)        223         628
Depreciation and Amortization.......................     4,199         506          50         431
Identifiable Assets.................................   227,726      30,785       1,883      10,783
Capital Expenditures................................     2,415       1,751           2

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

6. SEGMENT REPORTING (CONTINUED)
    The segment reporting detailed above reconciles to consolidated revenues and income (loss) before provision (benefit) for income taxes, extraordinary item and cumulative effect of a change in accounting principal as follows:

                                            THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                            ---------------------------   -------------------------
                                                1999           1998          1999          1998
                                            ------------   ------------   -----------   -----------
REVENUES
Total unaffiliated customers revenue for
  reportable segments.....................    $ 64,778       $34,775       $130,873       $72,636
Holding company revenues..................          15            15             48            30
Intersegment revenues for reportable
  segments................................       3,996         3,898          4,808         7,557
Elimination of intersegment revenues......      (3,996)       (3,898)        (4,808)       (7,557)
                                              --------       -------       --------       -------
Total consolidated revenues...............      64,793        34,790        130,921        72,666
                                              ========       =======       ========       =======

PROFIT AND LOSS
Total segment profit (loss) for reportable
  segments................................    $   (661)      $   300       $  7,570       $ 7,080
Holding company segment profit (loss).....      (2,990)         (576)        (4,795)       (1,329)
                                              --------       -------       --------       -------
Total segment profit (loss)...............      (3,651)         (276)         2,775         5,751
Unallocated amounts:
  Interest expense, net...................       5,319         1,550          9,053         3,060
  Other expenses, net.....................         861                          992
  Minority interest.......................         490           (86)         1,176         1,046
                                              --------       -------       --------       -------
  Income (loss) before provision (benefit)
    for income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle..................    $(10,321)      $(1,740)      $ (8,446)      $ 1,645
                                              ========       =======       ========       =======

                                                              JUNE 30,
                                                                1999
                                                              --------
ASSETS
Total identifiable assets for reportable segments...........  $439,844
Holding company assets......................................    23,190
                                                              --------
Total consolidated assets...................................  $463,034
                                                              ========

7. IMPAIRMENT OF COMMERCIAL RECYCLING LONG-LIVED ASSETS

    On June 1, 1999, the Company completed the sale of its commercial recycling facility located in Franklin Park, Illinois and recorded a loss of approximately $444.

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

7. IMPAIRMENT OF COMMERCIAL RECYCLING LONG-LIVED ASSETS (CONTINUED)
    As a result of this loss and the continued poor operating performance of this segment, the Company initiated an impairment review of the long-lived assets, including goodwill, in the Commercial Recycling segment. A revised operating plan for each of the remaining facilities in the Commercial Recycling segment was developed. While revenues are stable, the Commercial Recycling segment continues to operate at levels of profitability, which are significantly below the levels anticipated when the acquisitions were completed. In addition, with the continued consolidation of the solid waste industry and the continued focus on the disposal aspects of this industry, the possibility of selling these facilities for amounts approximating their carrying value is remote.

    The Company determined that the estimated future undiscounted cash flows for the KTI Recycling of New Jersey ("Newark Plant") facility were below the carrying value of the related equipment and leasehold improvements. The Company adjusted the carrying value of the related equipment and leasehold improvements of the Newark Plant by approximately $3,000 to their estimated fair value of approximately $1,142. The fair value of the long-lived assets was based on the expected cash flows discounted at a rate commensurate with the risk involved.

8. PLANT CONSOLIDATION, RESTRUCTURING AND OTHER UNUSUAL ITEMS

    In April 1999, FCR, Inc., a subsidiary of the Company, signed a new agreement with a municipality to operate a material recovery facility in Charlotte, North Carolina. As part of this agreement, the Company committed to relocate the cellulose insulation plant located in Ronda, North Carolina to the material recovery facility in Charlotte. This secures the supply of raw material for the cellulose insulation plant and provides additional cost savings from the integration of recycling and the manufacturing of cellulose insulation into one facility. As a result, the Company developed an exit plan for the closing of the plant in Ronda, North Carolina and began the construction of the new cellulose insulation plant during the second quarter. The Company recorded a restructuring charge of approximately $1,205, which consisted primarily of the write-down of equipment and leasehold improvements and an accrual for the remaining payments under the noncancelable lease of the Ronda facility, in the second quarter.

    During the second quarter, the Company reached agreement with an employee to restructure the amounts paid under an employment contract. The Company recorded a restructuring charge of approximately $320 relating to amounts due under the revised contract.

    In June 1999, the Company initiated a plan to close the Residential Recycling Segment's material recovery facility located in Howes Cave, New York and process the materials from this facility at another Residential Recycling Segment facility. The Company recorded a restructuring charge of $514, which consisted primarily of the remaining payments under noncancelable leases of the building and equipment, in the second quarter.

    Included in restructuring charges is $433 of deferred acquisition costs related to acquisitions that were terminated during the second quarter.

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

8. PLANT CONSOLIDATION, RESTRUCTURING AND OTHER UNUSUAL ITEMS (CONTINUED)
    In April 1998, a subsidiary of the Company, FCR, Inc. ("FCR"), entered into an amended agreement to operate a material recovery facility in Stratford, Connecticut. This agreement requires FCR to add additional processing equipment to this facility within a certain period of time as defined in the amended agreement or pay the municipality $100 per year over the next five years. In April 1999, FCR determined that this processing equipment was not cost effective due to other alternative methods of processing and, thus, will not install the equipment. As a result, the Company recorded the penalty included in the agreement of $500 for the payments to be made to the municipality. The amount is accrued and classified as other liabilities as of June 30, 1999.

    Other charges of $131 represents an accrual for penalties assessed by the Florida Department of Environmental Protection related to the temperature of the discharge water at the TERI Telogia Facility.

    In the first quarter of 1999, the Company recorded a $748 restructuring charge. The restructuring initiatives primarily involve the Company's Commercial Recycling segment and represent primarily severance and other costs related to employee reductions. In connection with the restructuring, the Company terminated ten employees. The restructuring charges relate to integration of the brokerage operation acquired as part of the New Jersey Fibers acquisition and elimination of costs as a result of streamlining the operations of acquisitions completed in 1998. The Company recorded $374 against this reserve during 1999.

9. INCOME TAXES

    The income tax benefit was approximately $2,565 for the six months ended June 30, 1999 compared to an income tax provision of approximately $614 during the same period in 1998. During 1999, the effective tax rate utilized by the Company of 30.4% represents the estimated annual effective rate based on the total estimated pretax income of the Company for the year ended December 31, 1999. The effective rate in 1998 was 37.3% and the decrease in the effective rate in 1999 is primarily due to an increase in nondeductible goodwill.

10. REVOLVING LINE OF CREDIT AGREEMENT

    On May 12, 1999, the Company's Revolving Line of Credit Agreement with a bank (the "Credit Agreement") was amended (the "Amended Agreement") modifying certain financial covenants and requiring bank approval for all acquisitions. The Amended Agreement requires that the Company and certain subsidiaries, as defined, maintain certain specified financial covenants, including, a minimum interest coverage ratio, a maximum funded debt to EBITDA ratio, a minimum fixed charge coverage ratio, and a maximum debt to capitalization ratio, each as defined in the Amended Agreement. The Company recorded a charge of $835 in connection with the amendment. This charge was recorded in interest expense during the second quarter.

    As of June 30, 1999, the Company was in default of the financial covenants of its $150.0 million line of credit. The Company's lender has waived the violation of the financial covenants through

                                   KTI, INC.

          (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                 JUNE 30, 1999

10. REVOLVING LINE OF CREDIT AGREEMENT (CONTINUED)
January 1, 2000. As a result, the outstanding amount under the line of credit has been classified as a current liability. Upon the consummation of the merger, this line of credit will be replaced by the credit facility of the merged company. However, no assurances can be given that the conditions of the merger will be satisfied or that the merger will be consummated.

    The Company will continue to select interest rates on the outstanding borrowings based on the bank's prime rate or LIBOR rates, however, the interest rates range from the bank's prime rate to the bank's prime rate plus 1.50% or LIBOR plus 1.88% to LIBOR plus 3.25% depending on the attainment of a financial covenant, as defined, in the Amended Agreement.

    As of June 30, 1999, one of the Company's subsidiaries was in violation of one of the financial covenants of its revolving line of credit. Borrowings under this line of credit are classified as a current liability at June 30, 1999. Upon consummation of the merger, this line of credit will be replaced by the credit facility of the merged company.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
FCR, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of FCR, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FCR, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Charlotte, North Carolina,

    February 27, 1998 (except with
    respect to the matters discussed
    in Note 13, as to which the date is
    September 30, 1998 and Note 14, as to which the date is November 11, 1999).

                           FCR, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $ 2,777,365   $    25,028
Accounts receivable, net....................................    5,002,418     2,576,079
Inventory...................................................    1,768,274       179,089
Receivable from shareholder.................................    1,294,280             0
Other assets................................................    1,312,754       278,547
Deferred tax assets.........................................      101,000       286,000
Net assets of discontinued operations.......................            0     1,043,472
                                                              -----------   -----------
Total current assets........................................   12,256,091     4,388,215
                                                              -----------   -----------
PROPERTY, PLANT AND EQUIPMENT:
Machinery and equipment.....................................   19,118,367     9,485,933
Building and leasehold improvements.........................    2,872,029     2,021,377
Office furniture and fixtures...............................      535,456       281,834
Construction in progress....................................    2,287,689       763,916
                                                              -----------   -----------
                                                               24,813,541    12,553,060
Less--Accumulated depreciation..............................   (4,834,186)   (3,103,076)
                                                              -----------   -----------
                                                               19,979,355     9,449,984
                                                              -----------   -----------
OTHER ASSETS................................................    1,224,621       377,440
GOODWILL, net...............................................    8,120,898             0
                                                              -----------   -----------
                                                                9,345,519       377,440
                                                              -----------   -----------
Total assets................................................  $41,580,915   $14,215,639
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit..............................................  $ 1,801,666   $         0
Current portion of obligations under capital leases.........      291,982       508,561
Current portion of long-term debt...........................    1,894,169       789,784
Note payable to shareholder.................................    2,500,000             0
Accounts payable............................................    4,582,891     1,910,589
Accrued liabilities.........................................    1,744,269       730,742
                                                              -----------   -----------
Total current liabilities...................................   12,814,977     3,939,676
                                                              -----------   -----------
OTHER LONG-TERM OBLIGATIONS.................................      683,720       967,093
LONG-TERM DEBT..............................................   11,431,346     3,559,140
SUBORDINATED DEBT...........................................    5,910,000             0
DEFERRED TAX LIABILITIES....................................    1,251,000       869,000
                                                              -----------   -----------
                                                               32,091,043     9,334,909
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A convertible preferred stock, $.01 par value;
  1,500,000 shares authorized, 1,149,842 and 1,008,000
  shares issued and outstanding at December 31, 1997 and
  1996, respectively........................................    2,230,648     5,877,631
Series B convertible preferred stock, $.01 par value; 75,000
  shares authorized, issued and outstanding.................      300,000       300,000
Series C convertible preferred stock, $.01 par value;
  600,000 shares authorized, 488,625 shares issued and
  outstanding...............................................    1,817,784     1,817,784
Common stock, $.01 par value, 3,262,500 shares authorized,
  1,540,562 and 949,245 shares issued and outstanding at
  December 31, 1997 and 1996, respectively..................       15,405         9,492
Additional paid-in capital..................................    4,243,314        67,682
Retained earnings (deficit).................................      882,771    (3,191,859)
                                                              -----------   -----------
Total stockholders' equity..................................    9,489,922     4,880,730
                                                              -----------   -----------
                                                              $41,580,965   $14,215,639
                                                              ===========   ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                           FCR, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
NET REVENUES................................................  $36,654,254   $15,023,535
PROCESSING AND MANUFACTURING COSTS..........................   28,484,273    12,498,895
                                                              -----------   -----------
Gross margin................................................    8,169,981     2,524,640
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    4,164,186     1,968,460
                                                              -----------   -----------
Operating income............................................    4,005,795       556,180
INTEREST AND OTHER EXPENSE..................................   (1,369,241)     (455,611)
                                                              -----------   -----------
Income before provision for income taxes....................    2,636,554       100,569
PROVISION FOR INCOME TAXES..................................    1,099,000        22,000
                                                              -----------   -----------
INCOME FROM CONTINUING OPERATIONS...........................    1,537,554        78,569
DISCONTINUED OPERATIONS:
Loss from operations of discontinued commercial office
  recycling (less applicable credit for income taxes of
  $272,000).................................................            0      (762,834)
Loss on disposal of commercial office recycling including a
  provision of $118,000 for operating losses during the
  phaseout period...........................................            0      (133,000)
                                                              -----------   -----------
Net income (loss)...........................................  $ 1,537,554   $  (817,265)
                                                              ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                           FCR, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                     PREFERRED STOCK         PREFERRED STOCK        PREFERRED STOCK
                                                         SERIES A               SERIES B               SERIES C
                                                  ----------------------   -------------------   ---------------------
                                                   SHARES       AMOUNT      SHARES     AMOUNT     SHARES      AMOUNT
                                                  ---------   ----------   --------   --------   --------   ----------
BALANCE, December 31, 1995......................  1,008,000   $5,060,751    75,000    $300,000   488,625    $1,817,784
Reflect 15 for 1 stock split....................          0            0         0           0         0             0
Exercise of common stock options................          0            0         0           0         0             0
Accretion to redemption value of preferred
  stock.........................................          0      816,880         0           0         0             0
Dividends paid..................................          0            0         0           0         0             0
Net loss........................................          0            0         0           0         0             0
                                                  ---------   ----------    ------    --------   -------    ----------
BALANCE, December 31, 1996......................  1,008,000    5,877,631    75,000     300,000   488,625     1,817,784
Accretion to redemption value of preferred
  stock.........................................          0      217,269         0           0         0             0
Elimination of mandatory redemption provision of
  preferred stock...............................          0   (3,865,670)        0           0         0             0
Issuance of preferred stock.....................    141,842        1,418         0           0         0             0
Issuance of common stock........................          0            0         0           0         0             0
Exercise of common stock warrants...............          0            0         0           0         0             0
Exercise of common stock options................          0            0         0           0         0             0
Issuance and accretion to redemption value of
  common stock warrants.........................          0            0         0           0         0             0
Dividends paid..................................          0            0         0           0         0             0
Net income......................................          0            0         0           0         0             0
                                                  ---------   ----------    ------    --------   -------    ----------
BALANCE, December 31, 1997......................  1,149,842   $2,230,648    75,000    $300,000   488,625    $1,817,784
                                                  =========   ==========    ======    ========   =======    ==========

                                                   COMMON STOCK       ADDITIONAL    RETAINED         TOTAL
                                               --------------------    PAID-IN      EARNINGS     STOCKHOLDERS'
                                                SHARES      AMOUNT     CAPITAL      (DEFICIT)       EQUITY
                                               ---------   --------   ----------   -----------   -------------
BALANCE, December 31, 1995...................    820,245   $   546    $   69,128   $(1,367,714)    $5,880,495
Reflect 15 for 1 stock split.................          0     7,656        (7,656)            0              0
Exercise of common stock options.............    129,000     1,290         6,210             0          7,500
Accretion to redemption value of preferred
  stock......................................          0         0             0      (816,880)             0
Dividends paid...............................          0         0             0      (190,000)      (190,000)
Net loss.....................................          0         0             0      (817,265)      (817,265)
                                               ---------   -------    ----------   -----------     ----------
BALANCE, December 31, 1996...................    949,245     9,492        67,682    (3,191,859)     4,880,730
Accretion to redemption value of preferred
  stock......................................          0         0             0      (217,269)             0
Elimination of mandatory redemption provision
  of preferred stock.........................          0         0             0     3,865,670              0
Issuance of preferred stock..................          0         0     1,062,407    (1,063,825)             0
Issuance of common stock.....................    421,207     4,212     2,858,936             0      2,863,148
Exercise of common stock warrants............    140,110     1,401       138,610             0        140,011
Exercise of common stock options.............     30,000       300          (300)            0              0
Issuance and accretion to redemption value of
  common stock warrants......................          0         0       115,979             0        115,979
Dividends paid...............................          0         0             0       (47,500)       (47,500)
Net income...................................          0         0             0     1,537,554      1,537,554
                                               ---------   -------    ----------   -----------     ----------
BALANCE, December 31, 1997...................  1,540,562   $15,405    $4,243,314   $   882,771     $9,489,922
                                               =========   =======    ==========   ===========     ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           FCR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 1,537,554   $ (817,265)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities-
Depreciation and amortization...............................    2,150,381    1,059,087
Accretion of common stock warrants..........................       25,980            0
Gain (loss) on disposal of fixed assets.....................        2,896      (25,973)
Deferred income taxes.......................................      567,000      (68,000)
Loss on disposal of discontinued operations.................            0     (133,000)
Loss from discontinued operations...........................            0     (762,834)
Changes in operating assets and liabilities-
Increase in accounts receivable, net........................     (773,163)    (800,254)
Increase in inventory.......................................     (641,754)      (3,521)
Increase in other assets....................................   (1,301,290)    (123,989)
Increase (decrease) in accounts payable.....................     (805,697)     668,702
Decrease in other liabilities...............................     (202,991)  (1,128,410)
                                                              -----------   ----------
Net cash provided by (used in) continuing operations........      558,916   (2,135,457)
                                                              -----------   ----------
Decrease in net assets of discontinued operations...........    1,043,472      917,763
                                                              -----------   ----------
Net cash provided by (used in) operating activities.........    1,602,388   (1,217,694)
                                                              -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash acquired............   (9,253,480)           0
Purchases of property and equipment.........................   (4,682,468)  (2,625,677)
Capital expenditures of discontinued operations.............            0      (12,313)
Proceeds from sale of fixed assets..........................        4,500       48,437
                                                              -----------   ----------
Net cash used in investing activities.......................  (13,931,448)  (2,589,553)
                                                              ===========   ==========
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt....................  $16,603,334   $3,631,937
Proceeds from issuance of subordinated debt.................    6,000,000            0
Net borrowings under line of credit.........................    1,589,728            0
Principal payments under capital lease obligations..........     (583,797)    (439,792)
Principal payments under long-term debt.....................   (7,626,743)    (644,654)
Principal payments of discontinued operations...............            0     (100,165)
Increase in receivable from shareholder.....................   (1,294,280)           0
Proceeds from exercise of stock options.....................            0        7,500
Proceeds from exercise of common stock warrants.............      140,011            0
Issuance of common stock....................................      300,644            0
Dividends paid--Series C preferred stock....................      (47,500)    (190,000)
                                                              -----------   ----------
Net cash provided by financing activities...................   15,081,397    2,264,826
                                                              -----------   ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    2,752,337   (1,542,421)
CASH AND CASH EQUIVALENTS, beginning of year................       25,028    1,567,449
                                                              -----------   ----------
CASH AND CASH EQUIVALENTS, end of year......................  $ 2,777,365   $   25,028
                                                              ===========   ==========
SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year-
Interest....................................................  $ 1,160,369   $  449,999
Taxes on income.............................................      709,157            0
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Capital lease obligation entered into for lease of new
  equipment.................................................            0      439,733
Issuance of common stock with acquisitions..................    2,562,503            0
Issuance of Series A preferred stock........................    1,063,825            0
ACQUISITIONS OF BUSINESSES, net of cash acquired:
Working capital, other than cash............................    1,041,578            0
Property, plant and equipment...............................   (8,136,793)           0
Costs in excess of net assets of companies acquired.........   (8,231,547)           0
Other noncurrent assets.....................................      (54,123)           0
Long-term debt..............................................    2,711,938            0
Noncurrent liabilities......................................      852,964            0
Issuance of common stock....................................    2,562,503            0
                                                              ===========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           FCR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

    FCR, Inc. (the Company), through its subsidiaries, is a diversified recycling company engaged in residential recycling and the manufacturing of products using recycled materials. The Company consists of three business segments: Recycling Division, Insulation Division and Plastics Division.

    The Recycling Division is engaged in the design and operations of facilities which sort, process, and market recyclable materials delivered to the facilities either by municipalities under long-term contracts as part of their overall recycling programs or contract haulers under various commercial recycling programs. The Recycling Division operates facilities in Connecticut, New Jersey, Virginia, North Carolina, South Carolina, Florida and Tennessee. The Recycling Division sells primarily recyclable material to entities who manufacture recycled-paper or containers, constructed from newspaper, corrugated cardboard, aluminum, plastic or glass. Recyclable materials are considered commodities and are subject to fluctuations beyond contractual price agreements. The Recycling Division represented 61% of the Company's 1997 consolidated net revenues.

    The Insulation Division began in May 1997 with the purchase of Suncoast (Note 2). The Insulation Division produces cellulose insulation which is primarily used in the construction of manufactured and single family residential homes. The primary raw material for cellulose insulation is newspaper collected from residential recycling programs. The cellulose insulation is sold to the manufacturers of manufactured homes and insulation contractors throughout the United States and thus the results of the Insulation Division are impacted by the sales of new homes which is cyclical in nature. The Insulation Division operates facilities in North Carolina, Florida, Arizona, Oregon and Ohio. Sales of cellulose insulation represented 31% of the Company's 1997 consolidated net revenues.

    The Plastics Division began in September 1997 with the purchase of Resource Recycling, Inc. (Note 2). The Plastics Division is a reprocessor of high density polyethylene (HDPE) plastics collected from residential recycling programs and industrial customers. The plastics are ground, washed and repellatized. The recycled plastics are sold primarily to manufacturers of nursery supplies and packaging materials for household and automotive products. The Plastics Division operates three facilities in North Carolina. Sales of recycled plastics represented 8% of the Company's 1997 consolidated net revenues. The majority of the Plastics Division's raw materials are obtained from the Recycling Division.

    In November 1996, the Company discontinued the operations of the commercial office recycling line of business (Note 12).

ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION

    Revenue from tipping fees is recognized upon delivery of the recyclable materials to the Company. Revenue from the sale of recyclable materials, insulation and plastic is recognized upon shipment. The

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES: (CONTINUED)
Recycling Division shares a portion of its revenue from the sale of recyclable materials with certain of those municipalities it serves.

    COMMODITY CONTRACTS

    The Company engages in long-term contracts with various customers to sell recyclable materials at a negotiated price in relationship to market price with a contractual floor. These contracts range in term from one to nine years and expire at various dates through 2006.

    CASH EQUIVALENTS

    The Company considers unrestricted interest-bearing deposits with financial institutions with original maturities of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

    The Company extends credit based on an evaluation of customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses by providing allowances for anticipated losses.

    At December 31, 1997 and 1996, the Company's accounts receivable balance represents amounts due primarily from purchasers of recyclable materials, insulation, plastic and fees from municipalities, net of an allowance for doubtful accounts of approximately $253,000 and $30,000 at December 31, 1997 and 1996, respectively.

    INVENTORIES

    Inventories are valued at the lower of cost or market, with cost being determined on the basis of the first-in, first-out (FIFO) method. Inventories consist of the following at December 31, 1997 and 1996:

                                                                 1997        1996
                                                              ----------   --------
Raw materials...............................................  $  568,646   $      0
Finished goods..............................................   1,199,628    179,089
                                                              ----------   --------
                                                              $1,768,274   $179,089
                                                              ==========   ========

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation has been computed using the straight-line method over the estimated lives of the various asset groups as follows: building--10 years; machinery and equipment--3 to 10 years; and office furniture and fixtures--3 to 7 years. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the improvement.

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES: (CONTINUED)
    GOODWILL

    Goodwill is the excess of the cost of net assets acquired in business combinations over their fair value. Goodwill of $8,232,000 is being amortized on a straight-line basis over 40 years. The accumulated amortization of intangible assets is approximately $111,000 as of December 31, 1997.

    The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the undiscounted net cash flows of the related businesses over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

    LOAN ACQUISITION COSTS

    The Company amortizes loan acquisition costs over the term of the related loan agreements. As of December 31, 1997 and 1996, loan acquisition costs of $541,000 and $38,000, respectively, were included in other assets.

    DEFERRED INCOME TAXES

    Deferred tax assets and liabilities reflect the impact of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Such amounts are recorded using presently enacted tax rates and regulations.

    LONG-TERM CONTRACT COSTS

    The Company defers certain direct incremental costs to secure successful long-term contracts with municipalities for the design and operation of materials recovery facilities. These costs for successful efforts are amortized over the life of the contract which range from three to ten years. During 1997 and 1996, the Company incurred approximately $60,000 and $57,000, respectively, of direct incremental long-term contract costs and approximately $286,000 and $288,000, respectively, are deferred at December 31, 1997 and 1996.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in approximate fair value because of the short-term maturity of these financial instruments. The carrying amount of long-term debt approximates fair value at December 31, 1997 and 1996.

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES: (CONTINUED) RECLASSIFICATIONS

    Certain balances in the accompanying prior years consolidated financial statements have been reclassified to conform with current year presentation.

2. ACQUISITIONS:

SUNCOAST MFG. CO.

    On May 7, 1997, the Company acquired all of the outstanding shares of common stock of Suncoast Insulation MFG. Co., N.C. and Suncoast MFG. Co., N.C. (collectively, Suncoast). Suncoast is a manufacturer of cellulose insulation and other related products. The acquisition has been accounted for as a purchase and the results of the operations of Suncoast have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $6,708,000 and has been recorded as goodwill, which will be amortized on a straight-line basis over 40 years. The aggregate purchase price for the stock acquired was approximately $10,013,000 which is comprised of cash and shares of the Company's common stock.

    During the next two years, the former shareholder of Suncoast may receive up to $2,000,000 of additional consideration. The amount of the additional consideration will be based on the earnings of Suncoast for the 12 months ended April 30, 1998 and 1999, as defined in the purchase agreement. Of this amount, $924,000 was advanced at closing and is recorded as a note receivable from the former shareholder. Upon reaching the earnings targets discussed above, this amount will be reclassified to goodwill. If earned, the remaining additional consideration will be in the form of cash, note payable to the former shareholder, or the Company's common stock and the form of the additional consideration is at the election of both the Company and the former shareholder. Any additional consideration will be recorded as an addition to goodwill.

    In conjunction with the purchase of Suncoast, the Company and the former shareholder of Suncoast entered into an employment agreement through April 2004. In addition, the former shareholder signed a noncompete agreement commencing on the date of acquisition and continuing for five years after the former shareholder's termination from the Company. The Company has an additional $370,000 note receivable from this shareholder.

RESOURCE RECYCLING, INC.

    On September 2, 1997, the Company acquired substantially all the assets of Resource Recycling, Inc. (Resource). Resource is a reprocessor of post-consumer and post-industrial plastics. The acquisition has been accounted for as a purchase and the results of the operations of Resource have been included in the consolidated financial statements since the date of acquisition. The aggregate purchase price for the assets acquired was $4,100,000 which is comprised of cash and the assumption of certain liabilities.

    On March 31, 1999, the former shareholders of Resource may receive additional consideration. The amount of the additional consideration will be based on the earnings of Resource for the 12 months ending March 31, 1999, as defined in the purchase agreement. If earned, the remaining additional consideration will be in the form of stock and will be recorded as goodwill.

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

2. ACQUISITIONS: (CONTINUED)
    In conjunction with the purchase of Resource, the Company and the former majority shareholder of Resource entered into an employment agreement through August 2000. In addition, the former majority shareholder signed a noncompete agreement commencing on the date of acquisition and continuing for two years after the former majority shareholder's termination from the Company.

USF INSULATION

    On December 1, 1997, the Company acquired all of the outstanding shares of stock of USF Insulation, Inc. and T.J. Miller Research and Technology, Inc. (collectively, USF). USF is a manufacturer of cellulose insulation and other related products. The acquisition has been accounted for as a purchase and the results of the operations of USF have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase paid price over the fair value of the net assets acquired was approximately $1,524,000 and has been recorded as goodwill, which will be amortized on a straight-line basis over 40 years. The aggregate purchase price for the stock acquired was approximately $2,700,000 which is comprised of a note payable to the former owner and shares of the Company's common stock. The note payable to shareholder owner was paid in full on January 5, 1998, and has been included in current liabilities as of December 31, 1997.

    In conjunction with the acquisition of USF, the Company and former shareholder of USF entered into a consulting agreement through November 1999. In addition, the former shareholder of USF signed a noncompete agreement commencing on the date of acquisition and continuing for five years after termination of the consulting agreement.

    The Company's consolidated results of operations will incorporate the acquisitions discussed above commencing on the acquisition date. The unaudited pro forma combined information below presents combined results of operations as if the acquisitions had occurred at the beginning of each year presented, after giving effect to certain adjustments, including the amortization of intangible assets, increased interest expense on the acquisition debt and related income tax effects.

    The following unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisitions occurred at the beginning of each year presented, nor is it indicative of future results.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Net revenues................................................  $48,897,000   $41,662,000
Operating income............................................    5,382,000     3,185,000
Income from continuing operations...........................    2,198,000       979,000
                                                              ===========   ===========

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

3. LONG-TERM DEBT AND LINES OF CREDIT:

LONG-TERM DEBT

    Long-term debt consists of the following at December 31, 1997 and 1996:

                                                                 1997          1996
                                                              -----------   ----------
Term loan A.................................................  $12,000,000   $        0
Revolving loan B............................................    1,000,000            0
Various equipment notes payable.............................      325,515      412,554
Various notes payable repaid during 1997....................            0    3,936,370
                                                              -----------   ----------
                                                               13,325,515    4,348,924
Current portion of long-term debt...........................    1,894,169      789,784
                                                              -----------   ----------
                                                              $11,431,346   $3,559,140
                                                              ===========   ==========

    In 1997, the Company entered into two new term loan agreements with a bank. Under the term loan A agreement, the Company borrowed $12,000,000 to refinance its existing term debt and finance the acquisition of Suncoast, Resource and USF. The term loan A agreement requires quarterly payments of $400,000 to $700,000, plus interest, through December 31, 2000, with the remaining outstanding principal due at maturity on March 31, 2001. The term loan B commences on December 31, 1998, with the conversion of all outstanding borrowings under the B revolving credit agreement (see discussion below). Under the term loan B agreement, principal payments which begin on March 31, 1999, will be based on a six-year amortization with quarterly payments of principal and interest through December 31, 2000, with the remaining outstanding principal due on March 31, 2001. The interest rates for both term loans are based on prime rates that range from prime to prime plus 1.50% depending on the performance of the Company.

    Subsequent to year-end, approximately $1,000,000 of borrowings under the A revolving line of credit that related to the purchase of new equipment was refinanced and is classified as long-term debt in the accompanying consolidated balance sheet and as borrowings under revolving loan B in the table above. These borrowings will convert to the term loan B at December 31, 1998.

    Maturities of long-term debt with banks are as follows:

1998............        $ 1,894,169
1999............          2,668,551
2000............          3,076,898
2001............          5,685,897
                        -----------
                        $13,325,515
                        ===========

LINES OF CREDIT

    In 1997, the Company entered into two new revolving line-of-credit agreements with a bank. The A revolving line of credit (A Revolver) agreement provides the Company loans or letters of credit of up to $5,000,000. Amounts may be borrowed on a revolving basis and are limited to 85% of eligible receivables, as defined. The A Revolver expires on March 31, 2001. At December 31, 1997, the

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

3. LONG-TERM DEBT AND LINES OF CREDIT: (CONTINUED)
Company had approximately $1,802,000 outstanding on the A Revolver. In addition, the Company had $535,000 in outstanding letters of credit as security for performance on long-term contracts with municipalities which reduced the availability under the A Revolver. Under the B revolving line-of-credit (B Revolver) agreement the Company may borrow up to $3,000,000. Borrowings under this agreement are limited to 80% of the cost of new equipment, as defined. On December 31, 1998, the outstanding portion of the B revolving credit agreement converts to the term loan B. There were no borrowings on the B Revolver at December 31, 1997. The Company may select interest rates for both revolving line-of-credit agreements based on prime or LIBOR rates. The interest rates range from prime to prime plus 1.25% or LIBOR plus 125 basis points to LIBOR plus 300 basis points depending on the performance of the Company. The interest rate on the line of credit outstanding at December 31, 1997, was 8.75%. A fee of
 .25% per annum is charged on the unused portions of these revolving credit agreements.

    The revolving line-of-credit agreements and the term loan agreements contain covenants, which among other things, require the maintenance of certain financial ratios. The credit agreements also limit the maximum amount of indebtedness and requires lender approval for certain significant mergers and acquisitions, dividends and asset sales, as defined in the loan agreement. Borrowings under the revolving credit and term loan agreements are secured by substantially all assets of the Company.

4. SUBORDINATED DEBENTURES:

    Concurrent with the Suncoast acquisition discussed above, the Company completed a private placement of $6,000,000 in subordinated debentures which were used to finance the acquisition of Suncoast. The subordinated debentures have a maturity date of April 1, 2001, and interest at 14.25% is paid quarterly.

    The purchasers of the subordinated debentures were also issued warrants to purchase 227,044 shares of the Company's common stock at $.01 per share. These warrants were valued at $90,000 at May 7, 1997, and are included as a part of additional paid-in capital as of December 31, 1997. Beginning on May 7, 2005, at the election of the purchasers of the subordinated debentures, the Company is required to repurchase the warrants (Put Agreement) at a price determined by a formula that is defined in the subordinated debenture agreements. This formula is based on the results of operations in the year ending December 31, 2004. The Company has accreted approximately $26,000 of interest expense in relation to the Put Agreement with a corresponding increase in additional paid-in capital.

    The subordinated debenture agreements contain covenants, which among other things, require the maintenance of certain financial ratios similar to the Company's senior debt agreements. These agreements also limit the maximum amount of indebtedness and requires lender approval for certain significant mergers and acquisitions, dividends and asset sales, as defined in the debenture agreement.

5. CAPITAL AND OPERATING LEASES:

    The Company leases certain facilities under operating leases with various terms expiring through 2003. Certain of these facilities are leased from certain shareholders of the Company's common stock.

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

5. CAPITAL AND OPERATING LEASES: (CONTINUED)
The Company leases certain machinery, office furniture, and equipment under operating leases expiring through 2000.

    The Company also leases certain machinery, office furniture and equipment under capital leases expiring through 2001. In 1997 and 1996, $0 and $439,733, respectively, of property or equipment was acquired under capital leases. The net book value of all equipment under capital leases was approximately $838,000 at December 31, 1997.

    The following is a schedule of future minimum lease payments for capital and operating leases as of December 31, 1997:

                                                                                     RELATED-PARTY
                                                            CAPITAL     OPERATING      OPERATING
YEAR ENDING DECEMBER 31                                      LEASES      LEASES         LEASES
-----------------------                                     --------   -----------   -------------
1998......................................................  $346,187   $ 2,457,000    $  301,000
1999......................................................    78,572     2,231,000       301,000
2000......................................................    69,365     1,926,000       301,000
2001......................................................    26,162     1,857,000       301,000
2002......................................................         0     1,393,000       251,000
Thereafter................................................         0     4,039,000             0
                                                            --------   -----------    ----------
Total minimum lease payments..............................   520,286    13,903,000     1,455,000
Less--Amount representing interest........................    69,797             0             0
                                                            --------   -----------    ----------
                                                            $450,489   $13,903,000    $1,455,000
                                                            ========   ===========    ==========

    Rental expense relating to operating leases amounted to approximately $2,172,000 and $1,905,000 for 1997 and 1996, respectively. Rental expense relating to operating leases with shareholders of common stock was approximately $201,000 for the year ending December 31, 1997.

6. RELATED-PARTY SALES TRANSACTIONS:

    The Company has engaged in sales transactions with the Series B preferred stockholder. During 1996, the Company had sales to this stockholder of approximately $1,247,000. At December 31, 1996, the Company had outstanding accounts receivable of $223,000 with this stockholder. This stockholder sold the Series B preferred stock during 1997.

7. STOCKHOLDERS' EQUITY AND STOCK BASED COMPENSATION:

STOCKHOLDERS' EQUITY

    During 1997, 376,667 shares of the Company's common stock were issued in conjunction with the acquisitions discussed in Note 2. In addition, 44,540 shares of the Company's common stock were sold to certain key management personnel for $6.75 per share.

    Concurrent with the Suncoast acquisition discussed in Note 2, the Stockholders of the series A, series B and series C preferred stock agreed to eliminate the dividend provisions. The Company issued

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

7. STOCKHOLDERS' EQUITY AND STOCK BASED COMPENSATION: (CONTINUED)
141,842 shares of series A preferred stock to the existing holders of series A preferred stock in satisfaction of accrued cumulative dividends of approximately $1,064,000 at May 7, 1997.

    The mandatory redemption provision for all series of preferred stock were eliminated and the cumulative return provisions for series A and C were also eliminated. As a result, the cumulative accretion to redemption value for the series A preferred stock of approximately $3,866,000 ($3,649,000 at December 31, 1996) was eliminated and added back to retained earnings.

    On September 30, 1996, the board of directors approved a 15-to-1 stock split. All per share amounts in this report have been restated to reflect this stock split.

STOCK-BASED COMPENSATION

    In 1997, the Company granted non-qualified stock options to employees to purchase 395,000 shares of common stock at prices ranging from $6.75 to $13.00. Options representing 155,000 shares permit the holder to purchase one-third of the number of shares of common stock subject to the option, each year beginning on the anniversary date of grant. Options representing 240,000 shares permit the holder to purchase one-fourth of the number of shares of common stock subject to the option each year beginning on the anniversary date of grant. Nonvested shares are subject to forfeiture if the employee ceases to be employed by the Company.

    In 1996, the Company granted to a business advisor of the board of directors an option to purchase 2,500 shares of common stock. These options have a five-year term and may be exercised at any time during such term.

    Information with respect to stock options is as follows:

                                                               STOCK
                                                              OPTIONS
                                                              --------
Outstanding at December 31, 1995............................   264,000
  Granted...................................................     2,500
  Exercised.................................................  (129,000)
                                                              --------
Outstanding at December 31, 1996............................   137,500
  Granted...................................................   395,000
  Exercised.................................................   (30,000)
                                                              --------
Outstanding at December 31, 1997............................   502,500
                                                              ========

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

7. STOCKHOLDERS' EQUITY AND STOCK BASED COMPENSATION: (CONTINUED)
    The following table summarizes information about stock options outstanding at

    December 31, 1997:

                                                                    EXERCISABLE
                                        WEIGHTED                -------------------
                                        AVERAGE      WEIGHTED              WEIGHTED
      RANGE OF           NUMBER OF     REMAINING     AVERAGE     NUMBER    AVERAGE
      EXERCISE            OPTIONS     CONTRACTUAL    EXERCISE      OF      EXERCISE
       PRICES           OUTSTANDING   LIFE (YEARS)    PRICE     OPTIONS     PRICE
---------------------   -----------   ------------   --------   --------   --------
       $ 4.33              90,000         3.0         $ 4.33     90,000     $ 4.33
       $ 5.00              17,500         3.1         $ 5.00     17,500     $ 5.00
       $ 6.75             145,000         4.4         $ 6.75          0     $ 6.75
       $10.00             220,000         9.6         $10.00          0     $10.00
       $12.50              20,000         9.8         $12.50          0     $12.50
       $13.00              10,000         9.8          13.00          0     $13.00

    During 1997, 30,000 options were exercised at a price of $.667 per share and 129,000 options were exercised at a price of $1 per share in 1996. Of this amount, $141,500 of the exercise value represented notes receivable from stockholders and was recorded as a reduction to additional paid-in capital. At December 31, 1997, 107,500 options were exercisable.

    The Company has stock purchase agreements with certain employees which restrict the transfer of certain of the Company's common stock subject thereto. Under the agreements, in the event a stockholder desires to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any such shares, the Company shall have the right of first refusal to acquire the shares at a price determined in accordance with the agreements. In the event the Company does not exercise this right, the stockholder has the right to transfer the shares.

8. PENSION PLAN:

    The Company sponsors a 401(K) plan that provides all employees of the Company an opportunity to accumulate funds for their retirement. The Company matches contributions of participation employees on the basis of the percentages specified in the plan. Company matching contributions to the plan were approximately $16,000 and $4,000 in 1997 and 1996, respectively.

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

9. INCOME TAXES:

    The total provision (credit) for income taxes for the years ended December 31, 1997 and 1996, consists of the following:

                                                                 1997        1996
                                                              ----------   ---------
Current taxes (refundable) payable-
  Federal...................................................  $  392,000   $(242,000)
  State.....................................................     140,000      60,000
                                                              ----------   ---------
                                                                 532,000    (182,000)
                                                              ----------   ---------
Deferred taxes-
  Federal...................................................     620,000     (70,000)
  State (benefit)...........................................     (53,000)      2,000
                                                              ----------   ---------
                                                                 567,000     (68,000)
                                                              ----------   ---------
Total provision (credit) for income taxes...................  $1,099,000   $(250,000)
                                                              ==========   =========

    The components of the net deferred tax asset (liability) as of December 31, 1997 and 1996, are as follows:

                                                                 1997         1996
                                                              -----------   ---------
Deferred tax assets-
  State NOL carryforwards...................................  $   143,000   $  64,000
  AMT credit carryforwards..................................            0     168,000
  Other.....................................................       16,000      54,000
                                                              -----------   ---------
    Total deferred tax assets...............................      159,000     286,000
Deferred tax liabilities-
  Depreciation..............................................   (1,201,000)   (778,000)
  Long-term contract costs..................................      (66,000)    (91,000)
  Other.....................................................      (42,000)          0
                                                              -----------   ---------
    Total deferred tax liabilities..........................   (1,309,000)   (869,000)
                                                              -----------   ---------
    Net deferred tax liability..............................  $(1,150,000)  $(583,000)
                                                              ===========   =========

    The classification of the net deferred tax liability as of December 31, 1997 and 1996, are as follows:

                                                                 1997         1996
                                                              -----------   ---------
Current deferred tax asset..................................  $   101,000   $ 286,000
Long-term deferred tax liability............................   (1,251,000)   (869,000)
                                                              -----------   ---------
Net deferred tax liability..................................  $(1,150,000)  $(583,000)
                                                              ===========   =========

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

9. INCOME TAXES: (CONTINUED)
    The provision for income taxes differs from the amounts computed by applying the federal statutory rate to income before provision for income taxes on income for the years ended December 31, 1997 and 1996, as follows:

                                                                 1997        1996
                                                              ----------   ---------
Federal provision at statutory rate.........................  $  896,000   $(318,000)
Increase in provision resulting from-
State income taxes, net of federal tax benefit..............     154,000      31,000
Goodwill....................................................      45,000           0
Items not deductible for tax purposes.......................       4,000      27,000
Other.......................................................           0      10,000
                                                              ----------   ---------
                                                              $1,099,000   $(250,000)
                                                              ==========   =========

10. COMMITMENTS AND CONTINGENCIES:

    The Company may be subject to lawsuits, tax examinations or other claims arising out of the normal course of business. While the ultimate result of any unasserted claim cannot be determined, management does not expect that the disposition of any such matters would have a material adverse effect on the financial position or results of operations of the Company.

    On October 1, 1997, the Company was engaged to procure the design of and be responsible for the construction of a recycling facility. The Company has subcontracted most of the construction of the facility which is estimated to be completed during 1998. The total contract price is approximately $2,800,000. Income from this contract is recognized using the percentage of completion method. As of December 31, 1997, the contract is approximately 7% complete.

    When current estimates indicate that a loss will result from a contract, provision is made for the entire amount of the estimated loss. Revisions to estimates are reflected in the period in which the events giving rise to the revision become known.

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

11. BUSINESS SEGMENTS AND MAJOR CUSTOMERS:

BUSINESS SEGMENTS

    During 1997, the Company operated in three divisions as indicated below. Corporate administrative expenses are allocated to segments based on the net revenues for each division.

                                   RECYCLING    INSULATION     PLASTICS    ELIMINATIONS   CONSOLIDATED
                                  -----------   -----------   ----------   ------------   ------------
Net revenues-
Unaffiliated customers..........  $22,258,000   $11,373,000   $3,023,000    $        0    $36,654,000
Intersegment revenues...........    1,206,000             0            0    (1,206,000)             0
                                  -----------   -----------   ----------    ----------    -----------
Total net revenues..............   23,464,000    11,373,000    3,023,000    (1,206,000)    36,654,000
                                  -----------   -----------   ----------    ----------    -----------
Operating income................    2,637,000     1,334,000       34,000             0      4,005,000
Depreciation and amortization...    1,620,000       410,000      120,000             0      2,150,000
Capital expenditures............    1,533,000     2,846,000      303,000             0      4,682,000
Identifiable assets.............   16,353,000    19,742,000    5,486,000             0     41,581,000
                                  ===========   ===========   ==========    ==========    ===========

12. DISCONTINUED OPERATIONS:

    In November 1996, the Company developed a plan to discontinue the operations of the commercial office recycling line of business as a result of the decline in demand for high grade scrap paper during 1996 and a refocusing of the Company's resources on its residential recycling operations. The operations of this line of business consisted of three facilities located in Atlanta, Georgia; Alexandria, Virginia; and Stratford, Connecticut. The operations of the commercial office recycling line of business have been accounted for as discontinued operations. In 1996, the Company provided for estimated losses on disposal of the discontinued operations of approximately $118,000 which included a provision for anticipated operating losses prior to disposal and an estimated loss on the disposal. The actual losses incurred during the phase-out period and the actual cost of disposal approximated the estimates established during 1996. No additional amounts relating to discontinued operations were recorded in 1997.

13. SUBSEQUENT EVENTS:

ACQUISITION OF RESOURCE RECOVERY SYSTEMS, INC.

    On July 1, 1998, FCR acquired all the outstanding shares of stock of Resource Recovery System, Inc. (RRS). RRS provides residential and commercial recycling processing and marketing services with plants located in Berlin, Connecticut, Howes Cave, New York, Claverack, New York, Saginaw, Michigan, Ann Arbor, Michigan, Athens, Georgia and Sarasota, Florida. The aggregate purchase price for the stock of approximately $4,409,000 was paid in cash. In connection with this transaction, certain debt of RRS totaling approximately $3,960,000 was refinanced under FCR's existing credit agreement and approximately $2,131,000 of debt of RRS remained outstanding. In addition, two former shareholders of RRS signed a five year covenant-not-to-compete for $500,000. The acquisition was financed with a $10,000,000 term note with LaSalle National Bank.

                           FCR, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1997 AND 1996

13. SUBSEQUENT EVENTS: (CONTINUED)
MERGER WITH KTI, INC.

    On August 28, 1998, the Company was merged (the Merger) with and into KTI Acquisition Sub, Inc. (Merger Sub), a wholly owned subsidiary of KTI, Inc.
(KTI), pursuant to an agreement and Plan of Merger, dated July 22, 1998, (the Merger Agreement), by and among KTI, Merger Sub, the Company and the securityholders of the Company. Pursuant to the Merger Agreement, at the closing of the Merger, the securities of the Company held by the securityholders of the Company were converted into the right to receive an aggregate of
(i) $30,000,000 in cash, (ii) 1,714,285 shares of no par value common stock of KTI and (iii) an additional payment of up to $30,000,000 based upon the earnings from the operation of the Company for the period from July 1, 1998, through December 31, 1998, payable in a combination of cash and common stock of KTI. As a result of the Merger, the Company became a wholly owned subsidiary of KTI.

14. OTHER CONTINGENCIES

    The former majority shareholder of Resource instigated arbitration proceedings against the Company, alleging the Company acted to frustrate the "earn-out" provisions of the acquisition agreement and thereby precluding him from receiving, or alternatively, reducing the sum to which he was entitled to receive. He also alleges his employment agreement was wrongfully terminated. The claim for arbitration alleges direct charges in excess of $5,000,000 and requests punitive damages, treble damages and attorneys fees. The Company and its subsidiaries have responded to the demand, denying liability and filed a counterclaim for $1,000,000 for misrepresentations. The Company believes it has meritorious defenses to the claims.

                          CASELLA WASTE SYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
The following consolidated financial statements and schedule of
  Casella Waste Systems, Inc.:
Consolidated Financial Statements of Casella Waste
  Systems, Inc.:
  Report of Independent Public Accountants..................    F-84
  Consolidated Balance Sheets at April 30, 1999 and 1998....    F-85
  Consolidated Statements of Operations for each of the
    three years in the period ended April 30, 1999..........    F-87
  Consolidated Statements of Redeemable Preferred Stock,
    Redeemable Put Warrants and Stockholders Equity
    (Deficit) for each of the three years in the period
    ended April 30, 1999....................................    F-88
  Consolidated Statements of Cash Flows for each of the
    three years in the period ended April 30, 1999..........    F-90
  Notes to Consolidated Financial Statements................    F-91
The following Consolidated Financial Statement Schedule of
  Casella Waste Systems, Inc.:
  Report of Independent Public Accountants on Schedule......   F-109
  II. Valuation Accounts....................................   F-110
Condensed Consolidated Financial Statements of Casella Waste
  Systems, Inc.:
  Condensed Consolidated Balance Sheets at April 30, 1999
    and July 31, 1999.......................................   F-111
  Consolidated Statement of Operations for each of the three
    months ended July 31, 1998 and 1999.....................   F-113
  Consolidated Statements of Cash Flows for each of the
    three months ended July 31, 1999 and 1998...............   F-114
  Notes to Consolidated Financial Statements................   F-116

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Casella Waste Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Casella Waste Systems, Inc. (a Delaware corporation) and subsidiaries as of April 30, 1998 and 1999, and the related consolidated statements of operations, redeemable preferred stock, redeemable put warrants and stockholders' equity (deficit) and cash flows for each of the three years in the period ended April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casella Waste Systems, Inc. and subsidiaries as of April 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1999, in conformity with generally accepted accounting principles.

                                                          /s/ ARTHUR ANDERSEN LLP
                                                          -------------------------------------------
                                                          Arthur Andersen LLP

Boston, Massachusetts

July 1, 1999

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              APRIL 30,    APRIL 30,
                                                                 1998         1999
                                                              ----------   ----------
                                                                    (RESTATED)
                                 ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents.................................   $  3,327     $  4,232
  Restricted Cash--Closure Fund Escrow......................        304          625
  Accounts Receivable-trade, less allowance for doubtful
    accounts of $1,283 and $1,445...........................     20,484       23,081
  Refundable Income Taxes...................................        921           --
  Prepaid Income Taxes......................................        866        1,016
  Prepaid Expenses..........................................      1,337        3,536
  Other Current Assets......................................        931        1,144
                                                               --------     --------
    Total Current Assets....................................     28,170       33,634

PROPERTY AND EQUIPMENT, at Cost:
  Land and Land Held for Investment.........................      8,108        6,993
  Landfills.................................................     34,276       50,736
  Landfill Development......................................      3,319        7,559
  Buildings and Improvements................................     15,019       24,992
  Machinery and Equipment...................................     12,837       24,172
  Rolling Stock.............................................     47,575       57,422
  Containers................................................     16,972       26,680
                                                               --------     --------
                                                                138,106      198,554

Less--Accumulated Depreciation and Amortization.............     46,655       67,123
                                                               --------     --------
    Property and Equipment, net.............................     91,451      131,431
                                                               --------     --------

OTHER ASSETS:
  Intangible Assets, net....................................     80,071      106,678
  Restricted Funds--Closure Fund Escrow.....................      3,865        4,834
  Other Assets..............................................      1,952        5,725
                                                               --------     --------
                                                                 85,888      117,237
                                                               --------     --------
                                                               $205,509     $282,302
                                                               ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                              APRIL 30,   APRIL 30,
                                                                1998        1999
                                                              ---------   ---------
                                                                   (RESTATED)
            LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
  Current Maturities of Long-Term Debt......................  $  4,249    $  5,488
  Current Maturities of Capital Lease Obligations...........       481         402
  Accounts Payable..........................................    13,158      17,904
  Accrued Payroll and Related Expenses......................       632         865
  Accrued Closure and Postclosure Costs, Current Portion....       374         330
  Deferred Revenue..........................................     2,087       2,648
  Other Accrued Expenses....................................     2,979       2,713
                                                              --------    --------
    Total Current Liabilities...............................    23,960      30,350
Long-Term Debt, Less Current Maturities.....................    82,596      86,739
                                                              --------    --------
Capital Lease Obligations, Less Current Maturities..........     1,085       1,454
                                                              --------    --------
Deferred Income Taxes.......................................     3,913       5,710
                                                              --------    --------
Accrued Closure and Postclosure Costs, less Current
  Portion...................................................     6,731       9,677
                                                              --------    --------
Other Long-Term Liabilities.................................     3,460         394
                                                              --------    --------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
  Preferred Stock -
    Authorized--1,000,000 Shares............................
    Issued and Outstanding--No shares as of April 30, 1998
      and 1999, respectively................................        --          --
  Class A Common Stock -
    Authorized--100,000,000 Shares, $.01 par value Issued
      and Outstanding--12,158,000 and 14,869,000 shares, as
      of April 30, 1998 and 1999, respectively..............       122         149
  Class B Common Stock -
    Authorized--1,000,000 Shares, $.01 par value; 10 Votes
      per Share.............................................
    Issued and Outstanding--988,000 shares, as of April 30,
      1998 and 1999, respectively...........................        10          10
  Additional Paid-In Capital................................    96,398     154,733
  Accumulated Deficit.......................................   (12,766)     (6,914)
                                                              --------    --------
Total Stockholders' Equity..................................    83,764     147,978
                                                              --------    --------
                                                              $205,509    $282,302
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FISCAL YEAR ENDED APRIL 30,
                                                              --------------------------------
                                                                1997        1998        1999
                                                              --------   ----------   --------
                                                                         (RESTATED)
Revenues....................................................  $103,520    $143,710    $184,246
                                                              --------    --------    --------
Operating Expenses:
Cost of Operations..........................................    65,460      89,581     110,008
General and Administrative..................................    16,139      20,926      27,043
Merger-Related Costs........................................        --         290       1,951
Depreciation and Amortization...............................    15,371      19,959      25,899
Loss on Impairment of Long-Lived Assets.....................        --       1,571          --
                                                              --------    --------    --------
                                                                96,970     132,327     164,901
                                                              --------    --------    --------
Operating Income............................................     6,550      11,383      19,345
Other (Income) Expenses:
Interest Income.............................................      (286)       (265)        (77)
Interest Expense............................................     5,226       7,638       5,651
Other Expense (Income), net.................................       846        (337)       (353)
                                                              --------    --------    --------
Other Expense, net..........................................     5,786       7,036       5,221
                                                              --------    --------    --------
Income Before Provision for Income Taxes....................       764       4,347      14,124
Provision for Income Taxes..................................       681       2,512       7,509
                                                              --------    --------    --------
Net Income..................................................        83       1,835       6,615
Accretion of Preferred Stock and Put Warrants...............    (8,530)     (5,738)         --
                                                              --------    --------    --------
Net Income (Loss) Applicable to Common
  Stockholders..............................................  $ (8,447)   $ (3,903)   $  6,615
                                                              ========    ========    ========
Basic net income (loss) per Common Share....................  $  (1.52)   $  (0.41)   $   0.44
                                                              ========    ========    ========
Basic weighted average Common Shares outstanding............     5,548       9,547      15,145
                                                              ========    ========    ========
Diluted net income (loss) per Common Share..................  $  (1.52)   $  (0.41)   $   0.41
                                                              ========    ========    ========
Diluted weighted average Common Shares outstanding..........     5,548       9,547      16,019
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK, REDEEMABLE PUT

                   WARRANTS AND STOCKHOLDERS EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                 REDEEMABLE PREFERRED STOCK
                            -----------------------------------------------------------------------------------------------------
                                   SERIES A                  SERIES B                  SERIES C                  SERIES D
                            -----------------------   -----------------------   -----------------------   -----------------------
                             NUMBER     REDEMPTION     NUMBER     REDEMPTION     NUMBER     REDEMPTION     NUMBER     REDEMPTION
                            OF SHARES      VALUE      OF SHARES      VALUE      OF SHARES      VALUE      OF SHARES      VALUE
                            ---------   -----------   ---------   -----------   ---------   -----------   ---------   -----------
Balance, April 30, 1996...     517        $2,376        1,295       $ 5,956        424        $2,017        1,922       $12,547
                              ----        ------       ------       -------       ----        ------       ------       -------
Adjusted Balance, April
  30, 1996................     517        $2,376        1,295       $ 5,956        424        $2,017        1,922       $12,547
Issuance of Class A Common
  Stock in various
  acquisitions
Accretion of preferred
  stock...................                 1,262                      3,162                      204                      3,902
Equity Transactions/
  Adjustments to
  Poolings................
Net Income................
                              ----        ------       ------       -------       ----        ------       ------       -------
Balance, April 30, 1997...     517         3,638        1,295         9,118        424         2,221        1,922        16,449
Issuance of Class A Common
  Stock-Net of Issuance
  Costs
Issuance of Class A Common
  Stock in Various
  Acquisitions, Net of
  Retirements.............
Issuance of Class A Common
  Stock in Connection with
  Exercise of Warrants/
  Options.................
Exercise and Call of Put
  Warrants................
Accretion of Preferred
Stock and Issuance
  Costs...................                   707                      1,770                      749                      2,287
Conversion of Convertible
  Preferred Stock.........    (517)       (4,345)      (1,295)      (10,888)                               (1,922)      (18,736)
Redemption of Mandatorily
  Redeemable Preferred
  Stock...................                                                        (424)       (2,970)
Conversion of Class B
  common into Class A.....
Equity Transactions/
  Adjustments to
  Poolings................
Net Income................
                              ----        ------       ------       -------       ----        ------       ------       -------
Balance, April 30, 1998...       0        $    0            0       $     0          0        $    0            0       $     0
                              ----        ------       ------       -------       ----        ------       ------       -------
Issuance of Class A
  Common..................
Stock-Net of Issuance
  Costs...................
Issuance of Class A Common
  Stock in Connection with
  Exercise of Warrants/
  Options.................
Tax Benefit of Stock
  Options Exercised.......
Equity Transactions/
  Adjustments to
  Poolings................
Net Income................
                              ----        ------       ------       -------       ----        ------       ------       -------
Balance, April 30, 1999...       0        $    0            0       $     0          0        $    0            0       $     0
                              ====        ======       ======       =======       ====        ======       ======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK, REDEEMABLE PUT
                   WARRANTS AND STOCKHOLDERS EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                         STOCKHOLDERS' EQUITY (DEFICIT)
                                                -------------------------------------------------
                                                    CLASS A COMMON            CLASS B COMMON
                                                         STOCK                     STOCK
                                  REDEEMABLE    -----------------------   -----------------------
                                 PUT WARRANTS   # OF SHARES   PAR VALUE   # OF SHARES   PAR VALUE
                                 ------------   -----------   ---------   -----------   ---------
Balance, April 30, 1996........     $  400         2,398       $   24        1,000        $  10
Adjustments in Connection with
  Poolings of Interests........                    1,331           13
                                    ------        ------       ------       ------        -----
Adjusted Balance, April 30,
  1996.........................        400         3,729           37        1,000           10
Issuance of Class A Common
  Stock in various
  acquisitions.................                      756            7
Accretion of preferred stock...
Equity Transactions/
  Adjustments to Poolings......                      608            6
Net Income.....................
                                    ------        ------       ------       ------        -----
Balance, April 30, 1997........        400         5,093           51        1,000           10
Issuance of Class A Common
  Stock-Net of Issuance
    Costs......................                    3,000           30
Issuance of Class A Common
  Stock-in Various.............                      103            1
    Acquisitions, Net of
      Retirements
Issuance of Class A Common
  Stock in Connection with
  Exercise of
  Warrants/Options.............                      192            2
Exercise and Call of Redeemable
  Put Warrants.................       (400)           25
Accretion of Preferred
Stock and Issuance Costs.......
Conversion of Convertible
  Preferred Stock..............                    3,733           38
Redemption of Mandatorily
  Redeemable Preferred Stock
Conversion of Class B common
  into Class A.................                       12                       (12)
Equity Transactions/
  Adjustments to Poolings......
Net Income.....................
                                    ------        ------       ------       ------        -----
Balance, April 30, 1998........     $    0        12,158       $  122          988        $  10
                                    ------        ------       ------       ------        -----
Issuance of Common A
  Stock-Publicly Traded-Net of
    Issuance Costs.............                    2,061           20
Issuance of Class A Common
  Stock in Connection with
  Exercise of Warrants/
  Options......................                      582            6
Tax Benefit of Stock Options
  Exercised....................
Equity Transactions/Adjustments
  to Poolings..................                       68            1
Net Income.....................
                                    ------        ------       ------       ------        -----
Balance, April 30, 1999........     $    0        14,869       $  149          988        $  10
                                    ======        ======       ======       ======        =====

                                       STOCKHOLDERS' EQUITY (DEFICIT)
                                 ------------------------------------------
                                                RETAINED
                                 ADDITIONAL     EARNINGS      TOTAL STOCK-
                                  PAID-IN     (ACCUMULATED   HOLDERS EQUITY
                                  CAPITAL       DEFICIT)       (DEFICIT)
                                 ----------   ------------   --------------
Balance, April 30, 1996........   $  1,087      $ (1,996)       $   (875)
Adjustments in Connection with
  Poolings of Interests........        488         2,529           3,030
                                  --------      --------        --------
Adjusted Balance, April 30,
  1996.........................      1,575           533           2,155
Issuance of Class A Common
  Stock in various
  acquisitions.................      9,367                         9,375
Accretion of preferred stock...                   (8,530)         (8,530)
Equity Transactions/
  Adjustments to Poolings......        719          (185)            541
Net Income.....................                       83              83
                                  --------      --------        --------
Balance, April 30, 1997........     11,661        (8,099)          3,623
Issuance of Class A Common
  Stock-Net of Issuance
    Costs......................     48,428                        48,458
Issuance of Class A Common
  Stock-in Various.............      1,599                         1,600
    Acquisitions, Net of
      Retirements
Issuance of Class A Common
  Stock in Connection with
  Exercise of
  Warrants/Options.............        716                           718
Exercise and Call of Redeemable
  Put Warrants.................        250          (225)             25
Accretion of Preferred
Stock and Issuance Costs.......                   (5,513)         (5,513)
Conversion of Convertible
  Preferred Stock..............     33,932                        33,970
Redemption of Mandatorily
  Redeemable Preferred Stock
Conversion of Class B common
  into Class A.................                                        0
Equity Transactions/
  Adjustments to Poolings......       (188)         (764)           (952)
Net Income.....................                    1,835           1,835
                                  --------      --------        --------
Balance, April 30, 1998........   $ 96,398      ($12,766)       $ 83,764
                                  --------      --------        --------
Issuance of Common A
  Stock-Publicly Traded-Net of
    Issuance Costs.............     52,211                        52,231
Issuance of Class A Common
  Stock in Connection with
  Exercise of Warrants/
  Options......................      3,805                         3,811
Tax Benefit of Stock Options
  Exercised....................      2,220                         2,220
Equity Transactions/Adjustments
  to Poolings..................         99          (763)           (663)
Net Income.....................                    6,615           6,615
                                  --------      --------        --------
Balance, April 30, 1999........   $154,733      $ (6,914)       $147,978
                                  ========      ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                FISCAL YEAR ENDED APRIL 30,
                                                              -------------------------------
                                                                1997       1998
                                                              RESTATED   RESTATED      1999
                                                              --------   ---------   --------
Cash Flows from Operating Activities:
  Net income................................................  $    83    $   1,835   $  6,615
                                                              --------   ---------   --------
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation and amortization...........................   15,371       19,959     25,900
    Loss on impairment of long-lived assets.................        0        1,571          0
    (Gain) loss on sale of assets...........................      313         (335)         3
    Provision for deferred income taxes.....................      139        2,237      1,647
    Non-cash employee compensation..........................        0           60          0
  Changes in assets and liabilities, net of effects of
    acquisitions--
    Accounts receivable.....................................   (4,176)      (1,819)    (2,018)
    Refundable income taxes.................................     (189)        (474)    (1,089)
    Accounts payable........................................    6,156        1,487      4,368
    Accrued closure and postclosure costs...................      336       (1,763)     2,099
    Other current assets and liabilities....................     (753)      (1,678)     2,049
                                                              --------   ---------   --------
                                                               17,197       19,245     32,959
                                                              --------   ---------   --------
      Net cash provided by operating activities.............   17,280       21,080     39,573
                                                              --------   ---------   --------
Cash Flows from Investing Activities:
  Acquisitions, net of cash acquired........................  (35,225)     (35,793)   (33,336)
  Additions to property and equipment.......................  (20,825)     (29,416)   (57,126)
  Proceeds from sale of equipment...........................      166        1,182        587
  Restricted funds--closure fund escrow.....................     (625)         698     (1,291)
  Other.....................................................       14        2,066     (6,802)
                                                              --------   ---------   --------
      Net cash used in investing activities.................  (56,495)     (61,263)   (97,968)
                                                              --------   ---------   --------
Cash Flows from Financing Activities:
  Deferred debt acquisition costs...........................     (400)           0          0
  Proceeds from issuance of common stock....................      525       48,455     52,231
  Proceeds from exercise of stock warrants/options..........        0          869      3,811
  Equity Transactions of pooled Entities....................      (33)        (888)       193
  Call of redeemable put warrants...........................        0         (525)         0
  Redemption of Series C Preferred Stock....................        0       (2,970)         0
  Proceeds from long-term borrowings........................   48,622      162,356     73,874
  Principal payments on long-term debt......................   (8,598)    (166,625)   (70,809)
                                                              --------   ---------   --------
      Net cash provided by financing activities.............   40,116       40,672     59,300
                                                              --------   ---------   --------
Net increase in cash and cash equivalents...................      901          489        905
Cash and cash equivalents, beginning of year................    1,937        2,838      3,327
                                                              --------   ---------   --------
Cash and cash equivalents, end of year......................  $ 2,838    $   3,327   $  4,232
                                                              ========   =========   ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the year for--
    Interest................................................  $ 4,902    $   7,985   $  6,284
                                                              ========   =========   ========
    Income taxes............................................  $   826    $     674   $  6,952
                                                              ========   =========   ========
Supplemental Disclosures of Non Cash Investing And Financing
  Activities:
  Summary of entities acquired--
    Fair market value of assets acquired....................  $67,106    $  42,554   $ 36,210
    Common stock issued.....................................   (9,374)      (1,603)         0
    Cash paid, Net..........................................  (35,225)     (35,793)   (33,336)
                                                              --------   ---------   --------
      Liabilities assumed and notes payable to sellers......  $22,507    $   5,158   $  2,874
                                                              ========   =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    Casella Waste Systems, Inc. (the Company or Casella), a Delaware corporation, is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, upstate New York, northern Pennsylvania and Massachusetts.

    As of June 18, 1999, the Company owned and/or operated five subtitle D landfills, two landfills permitted to accept construction and demolition materials, 51 transfer stations, 16 recycling processing facilities, and 41 solid and liquid waste collection divisions, which collectively serve over 500,000 commercial, industrial and residential customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the Company's significant accounting policies follows:

    (A) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

    (B) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

    (C) REVENUE RECOGNITION

    The Company recognizes revenues as the services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

    (D) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, investments in closure trust funds, trade payables and debt instruments. The book values of cash and cash equivalents, trade receivables, investments in closure trust funds and trade payables approximate their respective fair values. The Company's debt instruments that are outstanding as of April 30, 1999 have carrying values that approximate their respective fair values. See Note 4 for the terms and carrying values of the Company's various debt instruments.

    (E) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

    (F) CLOSURE FUND ESCROW

    Restricted funds held in trust consist of amounts on deposit with various banks that support the Company's financial assurance obligations for its facilities' closure and postclosure costs.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (G) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation using the straight-line method by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

                                                               ESTIMATED
ASSET CLASSIFICATION                                          USEFUL LIFE
--------------------                                          -----------
Buildings and improvements..................................  10-35 years
Machinery and equipment.....................................   2-15 years
Rolling stock...............................................   1-12 years
Containers..................................................   2-12 years

    The cost of maintenance and repairs is charged to operations as incurred. Depreciation expense for the years ended April 30, 1997, 1998 and 1999 was $8,604,000, $12,195,000 and $14,208,000 respectively.

    Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering and construction. Interest is capitalized on landfill permitting and construction projects and other projects under development while the assets are undergoing activities to ready them for their intended use. The interest capitalization rate is based on the Company's weighted average cost of indebtedness. Interest capitalized for the years ended April 30, 1997, 1998 and 1999 was $182,000, $136,000 and $530,000 respectively.
Management routinely reviews its investment in operating landfills, transfer stations and other significant facilities to determine whether the costs of these investments are realizable.

    Landfill permitting, acquisition and preparation costs, excluding the estimated residual value of land, are amortized as permitted airspace of the landfill is consumed. Landfill preparation costs include the costs of construction associated with excavation, liners, site berms and the installation of leak detection and leachate collection systems. In determining the amortization rate for these landfills, preparation costs include the total estimated costs to complete construction of the landfills' permitted and probable to be permitted capacity. Units-of-production amortization rates are determined annually for each of the Company's operating landfills. The rates are based on estimates provided by the Company's engineers and accounting personnel and consider the information provided by surveys which are performed at least annually.

    (H) ACCRUED CLOSURE AND POSTCLOSURE COSTS

    Accrued closure and postclosure costs include the current and noncurrent portion of accruals associated with obligations for closure and postclosure of the Company's operating and closed landfills. The Company, based on input from its engineers and accounting personnel, estimates its future cost requirements for closure and postclosure monitoring and maintenance for solid waste landfills based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations and the air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and postclosure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Accruals for closure and postclosure monitoring and maintenance requirements in the U.S. consider final capping of the site, site inspection, groundwater monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas control costs, are also incurred during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the air emissions standards. Reviews of the future cost requirements for closure and postclosure monitoring and maintenance for the Company's operating landfills by the Company's engineers and accounting personnel are performed at least annually and are the basis upon which the Company's estimates of these future costs and the related accrual rates are revised. The Company provides accruals for these estimated costs as the remaining permitted airspace of such facilities is consumed.

    The states in which the Company operates require a certain portion of these accrued closure and postclosure obligations to be funded at any point in time. Accordingly, the Company has placed $4,170,000 and $5,459,000 at April 30, 1998 and 1999, respectively, in restricted investment accounts to fund these future obligations.

    In addition, the Company has been required to post a surety bond or bank letter of credit to secure its obligations to close its landfills in accordance with environmental regulations. At April 30, 1999, the Company had provided one letter of credit totaling $1,307,000, expiring on April 15, 2000, to secure the Company's landfill closure obligations.

    (I) INTANGIBLE ASSETS

    Intangible assets at April 30, 1998 and 1999 consist of the following (in thousands):

                                                                APRIL 30,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Goodwill.................................................  $74,692    $101,387
Covenants not to compete.................................    8,941      13,956
Customer lists...........................................      420         594
Deferred debt acquisition costs and other................    1,879       2,125
                                                           -------    --------
                                                            85,932     118,062
Less--accumulated amortization...........................    5,861      11,384
                                                           -------    --------
                                                           $80,071    $106,678
                                                           =======    ========

    Goodwill is the cost in excess of fair value of identifiable assets of acquired businesses and is amortized using the straight-line method over periods not exceeding 40 years. Covenants not to compete and customer lists are amortized using the straight-line method over their estimated useful lives, typically no more than 10 years.

    Deferred debt acquisition costs are capitalized and amortized over the life of the related debt using the effective interest method.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (J) IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," the Company evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets when events and circumstances have occurred that indicate potential impairment of such assets. The assessment is based on estimated undiscounted cash flows to be generated from each asset as compared to its carrying value. To the extent impairment is identified, the Company reduces the carrying value of such impaired assets to their fair market value.

    The Casella T.I.R.E.S. plant in Eliot, Maine was established by purchasing the waste tire processing assets of the Seaward companies in June, 1996. The ongoing profitability of this location is dependent on a continuing secondary market for the product of its tire shredding operations, primarily as tire derived fuel (TDF). Due to pressures on the Company's TDF customers to meet requirements of the Clean Air Act, management projects that over the next few years these customers will replace TDF with natural gas as a fuel, and that the future undiscounted cash flows will be less than the current carrying value of the assets associated with this site.

    The primary assets associated with this site include real estate, tire processing and other equipment, and goodwill. The Company recognized a $971,000 non-cash pre-tax charge related to the impairment of these assets during fiscal 1998. The impairment charge was computed as the difference between the April 30, 1998 carrying value of the affected assets, and their fair market value as of that date. The fair market value of the affected assets is computed in accordance with SFAS No. 121 as the discounted projected future net cash inflows.

    In addition, during fiscal 1998, Waste Stream recognized a $600,000 non-cash pretax charge related to the impairment of certain assets located at its Grasslands facility. The impairment charge was computed as the difference between the April 30, 1998 carrying value of the affected assets, and the fair value at that time. Generally, fair value represents the Company's discounted projected future cash inflows from the use of the asset or group of assets.

    (K) INCOME TAXES

    The Company records income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes are recognized based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using currently enacted tax rates.

    (L) EARNINGS PER SHARE

    During 1997, the Company adopted the provisions of SFAS No. 128 "Earnings Per Share" and retroactively restated all prior periods in accordance with SFAS No. 128. In accordance with SFAS No. 128, basic earnings per share is computed by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the year. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the denominator is increased for the assumed exercise of dilutive options using the treasury stock method and other

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) dilutive securities unless the effect is antidilutive. The following is a reconciliation of shares outstanding used to compute basic and diluted earnings
(loss) per share (in thousands):

                                                                   YEAR ENDED APRIL 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Number of shares outstanding, end of period:
  Class A Common Stock......................................   5,092      12,158     14,869
  Class B Common Stock......................................   1,000         988        988
Effect of weighting the average shares outstanding during
  the period................................................    (544)     (3,599)      (712)
                                                               -----      ------     ------
Basic shares outstanding....................................   5,548       9,547     15,145
Potentially dilutive shares.................................      --          --        874
                                                               -----      ------     ------
Diluted shares outstanding..................................   5,548       9,547     16,019
                                                               =====      ======     ======

    Potentially dilutive shares are excluded from diluted shares outstanding for the years ended April 30, 1997 and 1998 because their impact is anti-dilutive. The number of potentially dilutive shares excluded from the earnings per share calculation was 4,480,000 and 3,045,000 for the years ended April 30, 1997 and 1998, respectively. Additionally, for the year ended April 30, 1999, options to purchase 211,000 common shares were excluded from the calculation of potentially dilutive shares because their impact was antidilutive.

    (M) RECENT ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". Statement 130 establishes standards for reporting and presentation of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company adopted Statement 130 effective May 1, 1998 and there was no effect on the Company's financial statements upon adoption.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. A company may also implement SFAS No. 133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). The Company does not believe this statement will have a material impact on the consolidated balance sheet or statement of operations.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

3. BUSINESS COMBINATIONS

    (A) TRANSACTIONS RECORDED AS POOLINGS OF INTERESTS

    During 1999, the Company completed several mergers in business combinations recorded as pooling of interests. Accordingly, the accompanying financial statements have been restated to include these businesses for all periods presented. The Company issued the following shares of Class A Common Stock in connection with the mergers:

MERGER                                                            DATE          SHARES ISSUED
------                                                      -----------------   -------------
Waste Stream..............................................  October 29, 1998        701,461
Northern Sanitation.......................................  December 23, 1998       220,964
NEI.......................................................  April 30, 1999          105,052(1)
Westfield.................................................  April 30, 1999          244,082
Corning Community Disposal................................  June 4, 1999             59,375
Resource Waste Systems....................................  July 1, 1999            303,598

------------------------

(1) Shares issued are exclusive of up to 59,450 shares issuable following an indemnification period, as defined.

    Revenues and net income have been restated for these acquisitions accounted for as poolings of interests, as presented in the following table (in thousands):

                                                              CASELLA                CASELLA,
                                                               BEFORE    1999/2000      AS
                                                              POOLINGS   POOLINGS    RESTATED
                                                              --------   ---------   --------
Year ended April 30, 1997
  Revenues..................................................  $ 79,532    $23,988    $103,520
  Net income (loss).........................................      (419)       502          83
Year ended April 30, 1998
  Revenues..................................................   118,067     25,643     143,710
  Net income (loss).........................................     2,657       (822)      1,835
Year ended April 30, 1999
  Revenues..................................................   156,133     28,113     184,246
  Net income (loss).........................................    10,199     (3,584)      6,615

    All of the pooled entities had fiscal year ends of December 31 and, subsequent to the poolings, changed their year ends to conform with that of the Company. For the calendar quarter ended March 31, 1997, $480,524 in revenues and $47,034 in net income were excluded from results of operations in order to conform the accounting period of the pooled companies with that of the Company. For the month ended January 31, 1998 $717,767 in revenues and $66,485 in net income were excluded from results of operations. For the month ended
January 31, 1999 $312,752 in revenues and $20,674 in net loss were excluded from results of operations. Retained earnings was increased by $47,034 and $66,485 in the fiscal years ended April 30, 1997 and 1998 respectively and decreased by $20,674 during the year ended April 30, 1999 in order to effect these changes. Cash flows resulting from the periods excluded from results of operation discussed above are immaterial and have been included in the Statement of Cash Flows.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

3. BUSINESS COMBINATIONS (CONTINUED)
    On September 4, 1998 the Company completed its merger with Hakes C & D Disposal, Inc. (Hakes) in a business combination recorded as a pooling of interests. The Company issued 67,617 shares of its class A common stock for all of the outstanding stock of Hakes. This transaction has been accounted for as an immaterial pooling. Accordingly, retained earnings has been adjusted to reflect the accumulated deficit of Hakes on the acquisition date, and prior periods have not been restated.

    (B) TRANSACTIONS RECORDED AS PURCHASES

    During fiscal 1997, the Company completed 25 acquisitions, including the 25-year capital lease of a landfill. During fiscal 1998, the Company acquired 33 solid waste hauling operations, exclusive of the All Cycle merger accounted for as a pooling of interests. During fiscal 1999, the Company acquired 50 solid waste hauling operations, exclusive of the pooling transactions discussed above. These transactions were accounted for as purchases. Accordingly, the operating results of these businesses are included in the Consolidated Statements of Operations from the dates of acquisition, and the purchase prices have been allocated to the net assets acquired based on fair values at the dates of acquisition with the residual amounts allocated to goodwill.

    The purchase prices allocated to the net assets acquired were as follows (in thousands):

                                                               FISCAL YEAR ENDED APRIL 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Accounts receivable and prepaid expenses....................  $  4,127   $ 2,923    $   613
Investments--restricted.....................................       450         0          0
Landfills...................................................     8,013         0          0
Property and equipment......................................    17,378     9,105     10,768
Covenants not to compete and customer lists.................     2,445     2,498      2,681
Goodwill....................................................    34,694    28,028     22,148
Deferred taxes..............................................       (73)      (75)         0
Debt and notes payable......................................    (6,709)   (2,650)    (2,607)
Other liabilities assumed...................................   (15,726)   (2,433)      (267)
                                                              --------   -------    -------
Total consideration.........................................  $ 44,599   $37,396    $33,336
                                                              ========   =======    =======

    The following unaudited pro forma combined information (in thousands except for per share information) shows the results of the Company's operations for the years ended April 30, 1998 and 1999 as if all of the companies acquired in 1998 and 1999 accounted for using the purchase method were acquired as of May 1, 1997.

                                                              YEAR ENDED
                                                          -------------------
                                                          4/30/98    4/30/99
                                                          --------   --------
Revenues................................................  $182,671   $194,974
Operating Income........................................    13,090     20,099
Net Income (Loss).......................................    (3,903)     6,511
Diluted income (loss) per common share..................  $  (0.41)  $    .41
Weighted average diluted shares outstanding.............     9,547     16,019

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

3. BUSINESS COMBINATIONS (CONTINUED)
    The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of May 1, 1997 or the results of future operations of the Company. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the completed acquisitions.

4. LONG-TERM DEBT

    Long-term debt as of April 30, 1998 and 1999 consists of the following (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Advances on revolving credit facility, which provides for
  advances of up to $150,000,000, due January 12, 2003.
  Interest on outstanding advances accrues at the election
  of the Company at either the bank's base rate (7.75% at
  April 30, 1999), or LIBOR plus a percentage (6.03% at
  April 30, 1999), based on a pricing grid, payable monthly
  in arrears. The interest rate is subject to adjustment
  under the Swap Agreement described below. The debt is
  collateralized by all assets of the Company, whether now
  owned or hereafter acquired. .............................  $64,150    $72,365
Notes payable in connection with businesses acquired,
  bearing interest at rates of 6% to 10% (weighted-average
  interest at 6.3% and 5.7%, respectively), due in monthly
  installments ranging from $882 to $17,500, expiring May
  1999 through November 2004................................    5,548      3,361
Payments due to Clinton County, discounted at 4.75%, due in
  quarterly installments of $375,046 through March 2003.....    6,645      5,438
Notes payable, secured by assets purchased..................   10,502     11,063
                                                              -------    -------
                                                               86,845     92,227
Less--current portion.......................................    4,249      5,488
                                                              -------    -------
                                                              $82,596    $86,739
                                                              =======    =======

    On January 21, 1998 the Company entered into a three-year interest rate swap agreement (the Swap Agreement) with a bank. The purpose was to effectively convert a portion of the Company's interest rate exposure on advances under its revolving credit facility from a floating rate to a fixed rate until the expiration of the Swap Agreement. The Swap Agreement effectively fixes the Company's interest rate on the notional amount of $45,000,000 to 5.8% per annum. Net monthly payments or monthly receipts under the Swap Agreement are recorded as adjustments to interest expense. The Company paid $163,000 and $174,000 under this agreement during the years ended April 30, 1998 and 1999, respectively. The fair market value of the the Company's interest rate swap, based on the estimated termination value at April 30, 1998 and 1999 was $1.1 million and $0.7 million, respectively. In the event of nonperformance by the counterparty, the Company would be exposed to interest rate risk on the entire amount outstanding.

    The revolving credit facility contains certain covenants that, among other things, restrict dividends or stock repurchases, limit capital expenditures and annual operating lease payments, and set minimum

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

4. LONG-TERM DEBT (CONTINUED)
fixed charges, interest coverage and leverage ratios and minimum consolidated adjusted net worth requirements. As of April 30, 1999, the Company was in compliance with all covenants.

    As of April 30, 1999, debt matures as follows (Amounts in thousands):

YEAR ENDING APRIL 30,
---------------------
2000...............................................  $ 5,488
2001...............................................   10,508
2002...............................................    1,767
2003...............................................   74,148
2004...............................................      264
Thereafter.........................................       52
                                                     -------
                                                     $92,227
                                                     =======

5. COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    The following is a schedule of future minimum lease payments (in thousands), together with the present value of the net minimum lease payments under capital leases, as of April 30, 1999.

                                                            OPERATING   CAPITAL
                                                             LEASES      LEASES
                                                            ---------   --------
Year Ended April 30,
2000......................................................   $1,041      $  728
2001......................................................      907         727
2002......................................................      795         709
2003......................................................      510         552
2004......................................................      514         167
Thereafter................................................    1,182          --
                                                             ------      ------
Total minimum lease payments..............................    4,949       2,883
                                                             ======      ======
Less--amount representing interest........................                 (186)
                                                                         ------
                                                                          2,697
Current maturities of capital lease obligations...........                  402
                                                                         ------
Present value of long-term capital lease obligations......               $2,295
                                                                         ======

    The Company leases real estate, compactors and hauling vehicles under leases that qualify for treatment as capital leases. The assets related to these leases have been capitalized and are included in property and equipment at April 30, 1998 and 1999.

    The Company leases operating facilities and equipment under operating leases with monthly payments ranging from $5 to $11,000.

    Total rent expense under operating leases charged to operations was $1,298,000, $1,500,000 and $1,873,000 for each of the three years ended
April 30, 1997, 1998 and 1999 respectively.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    (B) LEGAL PROCEEDINGS

    In the normal course of its business and as a result of the extensive governmental regulation of the waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving Federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke, or to deny renewal of, an operating permit held by the Company. In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, there is no current proceeding or litigation involving the Company that it believes will have a material adverse effect upon the Company's business, financial condition and results of operations.

    (C) ENVIRONMENTAL LIABILITY

    The Company is subject to liability for any environmental damage, including personal injury and property damage, that its solid waste facilities may cause to neighboring property owners, particularly as a result of the contamination of drinking water sources or soil, possibly including damage resulting from conditions existing before the Company acquired the facilities. The Company may also be subject to liability for similar claims arising from off-site environmental contamination caused by pollutants or hazardous substances if the Company or its predecessors arrange to transport, treat or dispose of those materials. Any substantial liability incurred by the Company arising from environmental damage could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is not presently aware of any situations that may have a material adverse impact.

    (D) SAWYER LANDFILL ROYALTY PAYMENTS

    In connection with an acquisition, the Company agreed to pay to the seller a royalty for certain additional permitted landfill capacity. The royalty due is equal to $2.50 per ton for the first 400,280 tons of such additional capacity and $3.50 per ton thereafter. The payments are generally due as the landfill is utilized except that at the time of the successful permitting, the first 51 million of royalties becomes immediately due and payable. This amount may be taken in cash or stock or an equivalent per share price of $6.55. This option is at the election of the seller and is only available for the first royalty payment.

    As of April 30, 1999, all permits required for expansion of the site have been obtained from the appropriate State of Maine authorities. The required permits and licenses have not been obtained from the Town of Hampden, Maine. Therefore, the initial Royalty Payment is not due as of April 30, 1999.

6. STOCKHOLDERS' EQUITY

    (A) PUBLIC OFFERINGS

    In November 1997, the Company completed an initial public offering of 3,000,000 shares of its Class A Common Stock (the "IPO") for proceeds of 42,428,000, net of underwriters discount and offering expenses. In accordance with the terms of the Company's agreements: (i) the Series A and Series B Redeemable Preferred Stock with warrants exercisable for Class A Common Stock (Series A and Series B, respectively) were automatically redeemed and the redemption price was applied to the exercise price of the warrants; (ii) the Series D Convertible Preferred Stock (Series D) was converted

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

6. STOCKHOLDERS' EQUITY (CONTINUED)
automatically into shares of Class A Common Stock; and (iii) the Series C Mandatorily Redeemable Preferred Stock (Series C) was redeemed at its stated redemption price of $7.00 per share.

    Up to the date of the IPO, the Company had been accreting the difference between the carrying value and the redemption value using the effective interest method through the earliest redemption date for the Series A, B, C and D Preferred Stock.

    In July 1998 the Company completed a public offering of 2,060,587 shares of its Class A Common Stock at $27.25 per share. In addition, as part of this same offering, 1,470,580 shares of the Company's Class A Common Stock were sold by certain selling shareholders at $27.25 per share. The Company's proceeds of the offering, net of underwriter's discount and issuance costs were $52,232,000.

    (B) PREFERRED STOCK

    The Company is authorized, with stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series. As of April 30, 1999 and 1998, respectively, no shares of Preferred Stock are outstanding.

    (C) COMMON STOCK

    The holders of the Class A Common Stock are entitled to one vote for each share held. The holders of the Class B Common Stock are entitled to ten votes for each share held, except for the election of one director, who is elected by the holders of the Class A Common Stock exclusively. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis at the option of the shareholder.

    (D) STOCK WARRANTS

    At April 30, 1999, the Company had issued and outstanding warrants to purchase 100,300 shares of the Company's Class A Common Stock at exercise prices between $0.01 and $7.25 per share, based on the fair market value of the underlying common stock at the time of the warrants' issuance. The warrants become exercisable upon vesting and notification and expire between July 1998 and October 2003.

    (E) PUT WARRANTS

    In connection with an acquisition in April 1995, the Company issued 100,000 warrants to purchase one share each of Class A Common Stock exercisable at $6.00 per share. These warrants were putable to the Company at $4.00 per share or callable by the Company at $7.00 per share beginning in April 1997 and were initially recorded at their put price. These warrants were stated at their put price per share in the accompanying balance sheet as of April 30, 1998. During fiscal 1998 (but prior to the IPO), warrants to acquire 25,000 shares of Class A Common Stock for cash proceeds of $150,000 were exercised. During the same period the Company called the remaining 75,000 warrants in exchange for total cash consideration of $525,000. The difference between the put price and the call price was accreted through a charge to accumulated deficit at the time of the call.

    (F) STOCK OPTION PLANS

    During 1993, the Company adopted an incentive stock option plan for officers and other key employees. The 1993 Incentive Stock Option Plan (the "1993 Option Plan") provided for the issuance of a maximum of 300,000 shares of Class A Common Stock. As of April 30, 1999, options to purchase

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

6. STOCKHOLDERS' EQUITY (CONTINUED)
169,500 shares of Class A Common Stock at an average exercise price of $1.18 were outstanding under the 1993 Option Plan. No further options may be granted under this plan.

    During 1994, the Company adopted a nonstatutory stock option plan for officers and other key employees. The 1994 Stock Option Plan (the "1994 Option Plan") provided for the issuance of a maximum of 150,000 shares of Class A Common Stock. Options to purchase 15,000 shares of Class A Common Stock at an average exercise price of $0.60 were outstanding under the 1994 Option Plan as of April 30, 1999. No further options may be granted under this plan.

    In connection with the May 1994 Senior Note and Warrant Purchase Agreement (the "Purchase Agreement"), the Company established a nonqualified stock option pool for certain key employees. The purchase agreement established 338,000 stock options to purchase Class A Common Stock. Options to purchase 302,656 shares of Class A Common Stock at an average exercise price of $2.00 were outstanding under the Purchase Agreement as of April 30, 1999. No further options may be granted under this Agreement.

    During 1996, the Company adopted a stock option plan for employees, officers and directors of, and consultants and advisors to, the Company. The 1996 Stock Option Plan (the "1996 Option Plan") provided for the issuance of a maximum of 918,135 shares of Class A Common Stock pursuant to the grant of either incentive stock options or nonstatutory options. As of April 30, 1999, a total of 392,443 options to purchase Class A Common Stock were outstanding at an average exercise price of $12.23. No further options may be granted under this plan.

    On July 31, 1997, the Company adopted a stock option plan for employees, officers and directors of, and consultants and advisors to the Company. The Board of Directors has the authority to select the optionees and determine the terms of the options granted. The 1997 Stock Option Plan (the "1997 Option Plan") provides for the issuance of 2,000,000 shares of Class A Common Stock pursuant to the grant of either incentive stock options or nonstatutory options. Under the terms of the 1997 Option Plan, all authorized but unissued options under previous plans are added to the shares available under this plan. A total of 321,501 authorized but unissued shares under the 1996 Option Plan have been transferred to the 1997 Option Plan under this provision. As of April 30, 1999, options to purchase 1,081,960 shares of Class A Common Stock at an average exercise price of $26.72 were outstanding under the 1997 Option Plan.

    On July 31, 1997, the Company adopted a stock option plan for non-employee directors of the Company. The 1997 Non-Employee Director Stock Option Plan provides for the issuance of a maximum of 50,000 shares of Class A Common Stock pursuant to the grant of non-statutory options. As of April 30, 1999, options to purchase 8,000 shares of Class A Common Stock at an average exercise price of $31.25 were outstanding under the Directors' Option Plan.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

6. STOCKHOLDERS' EQUITY (CONTINUED)
    Stock option activity for each of the three years ended April 30, 1997, 1998 and 1999 is as follows:

                                                               NUMBER     WEIGHTED AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding, April 30, 1996.................................    788,000        $ 1.63
Granted.....................................................    463,135         10.52
Terminated..................................................         --            --
Exercised...................................................         --            --
                                                                     --            --
                                                              ---------        ------
Outstanding, April 30, 1997.................................  1,251,135          4.92
Granted.....................................................    419,500         19.90
Terminated..................................................    (31,000)       (15.19)
Exercised...................................................    (44,333)        (1.49)
                                                              ---------        ------
Outstanding, April 30, 1998.................................  1,595,302          8.75
Granted.....................................................    870,000         27.68
Terminated..................................................     (9,033)       (11.17)
Exercised...................................................   (486,710)        (6.43)
                                                              ---------        ------
Outstanding, April 30, 1999.................................  1,969,559        $17.65
                                                              =========        ======
Exercisable, April 30, 1998.................................    985,710        $ 4.26
                                                              =========        ======
Exercisable, April 30, 1999.................................  1,346,557        $13.67
                                                              =========        ======

    Set forth is a summary of options outstanding and exercisable as of April 30, 1999:

                                             OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                         ----------------------------              ----------------------
                                                           WEIGHTED
                                                           AVERAGE      WEIGHTED                 WEIGHTED
                                           NUMBER OF      REMAINING     AVERAGE     NUMBER OF    AVERAGE
               RANGE OF                   OUTSTANDING    CONTRACTUAL    EXERCISE   EXERCISABLE   EXERCISE
               EXERCISE                     SHARES       LIFE (YEARS)    PRICE       OPTIONS      PRICE
               --------                  -------------   ------------   --------   -----------   --------
$0.60- $2.00...........................        462,656        4.87       $ 1.52       462,656    $  1.52
$4.61-$7.00............................        103,836        6.91         4.61       103,836       4.61
$12.00-$16.00..........................        313,107        7.57        14.16       283,772      14.11
$18.00-$27.00..........................        878,960        8.98        26.02       392,626      25.83
OVER $27.00............................        211,000        4.86        29.81       103,667      29.79
                                         -------------     -------       ------     ---------    -------
  All..................................      1,969,559        6.77       $17.65     1,346,557    $ 13.67
                                         =============     =======       ======     =========    =======

    During fiscal 1996, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which defines a fair value based method of accounting for stock-based employee compensation and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic method of accounting prescribed by APB Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

6. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25. However, the Company has computed, for pro forma disclosure purposes, the value of all options granted during the years ended April 30, 1997, 1998 and 1999 using the Black-Scholes option pricing model as prescribed by SFAS No. 123, using the following weighted average assumptions for grants in the years ended April 30, 1997, 1998 and 1999.

                                                                       APRIL 30,
                                                         -------------------------------------
                                                           1997         1998          1999
                                                         --------   ------------   -----------
Risk-free interest rate................................  6.84%      5.78%-6.49%    4.6%-5.68%
Expected dividend yield................................  N/A        N/A            N/A
Expected life..........................................  10 Years   9 years        5 years
Expected volatility....................................  N/A        40.39%         52.40%

    The total value of options granted during the years ended April 30, 1997, 1998 and 1999 would be amortized on a pro forma basis over the vesting period of the options. Options generally vest over a one to three year period. Because the method of accounting prescribed by SFAS No. 123 has not been applied to options granted prior to May 1, 1995, the resulting pro forma compensation costs may not be representative of that to be expected in future years. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have decreased (increased) as reflected in the following pro forma amounts (in thousands, except for per share amounts):

                                                                        APRIL 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net income (loss)
  As reported...............................................  $(8,447)   $(3,903)    $6,615
  Pro forma.................................................  $(8,603)   $(4,674)    $2,534
Diluted net income (loss) per common share
  As reported...............................................  $ (1.52)   $ (0.41)    $ 0.41
  Pro forma.................................................  $ (1.55)   $ (0.49)    $ 0.16

    The weighted-average grant-date fair value of options granted during the years ended April 30, 1997, 1998 and 1999 is $4.56, $11.94 and $14.35,
respectively.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

7. INCOME TAXES

    The provision (benefit) for income taxes for the years ended April 30, 1997, 1998 and 1999 consists of the following (in thousands):

                                                                        APRIL 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Federal--
  Current...................................................    $307      $  233     $4,983
  Deferred..................................................     330       1,901      1,400
                                                                ----      ------     ------
                                                                 637       2,134      6,383
                                                                ----      ------     ------
State--
  Current...................................................       7          42        879
  Deferred..................................................      37         336        247
                                                                ----      ------     ------
                                                                  44         378      1,126
                                                                ----      ------     ------
Total.......................................................    $681      $2,512     $7,509
                                                                ====      ======     ======

    The differences in the provisions for income taxes and the amounts determined by applying the Federal statutory rate of 34% to income before provision for income taxes for the years ended April 30, 1997, 1998 and 1999 are as follows (in thousands):

                                                               FISCAL YEAR ENDED APRIL 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Tax at statutory rate.......................................    $260      $1,478     $4,802
State income taxes, net of federal benefit..................      42         248        894
Meals and entertainment disallowance........................      18          23         85
Nondeductible goodwill......................................     134         114        590
Other, net..................................................     227         649      1,138
                                                                ----      ------     ------
                                                                $681      $2,512     $7,509
                                                                ====      ======     ======

    Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities consist of the following at April 30, 1998 and 1999 (in thousands):

                                                                   APRIL 30,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Deferred tax assets--
  Allowance for doubtful accounts...........................  $   449    $   703
  Treatment of lease obligations............................       64         59
  Accrued expenses..........................................      490        964
  Net operating loss carryforwards..........................      679        367
  Alternative minimum tax credit carryforwards..............      494        510
  Other tax carryforwards...................................      150       -0 -
  Other.....................................................      526        575
                                                              -------    -------
    Total deferred tax assets...............................    2,852      3,178
                                                              -------    -------
Deferred tax liabilities--
  Accelerated depreciation of property and Equipment........   (3,245)    (5,014)
  Amortization of intangibles...............................     (543)    (1,165)
  Other.....................................................   (2,111)    (1,693)
                                                              -------    -------
    Total deferred tax liabilities..........................   (5,899)    (7,872)
                                                              -------    -------
  Net deferred tax liability................................  $(3,047)   $(4,694)
                                                              =======    =======

    At April 30, 1999, the Company has net operating loss carryforwards for income tax purposes of approximately $894,000 that expire through 2010. At April 30, 1999, the Company also has $510,000 of alternative minimum tax credit carryforwards available indefinitely to reduce any further federal income taxes payable.

8. EMPLOYEE BENEFIT PLANS

    On May 1, 1996, the Company adopted the Casella Waste Systems, Inc. 401(k) Plan and appointed the First National Bank of Boston as trustee of the plan. The plan went into effect on July 1, 1996 and has a December 31 year end. Pending board approval, the Company may contribute up to $500 per individual per calendar year. Participants vest in employer contributions ratably over a three-year period. Employer contributions for the years ended April 30, 1997, 1998 and 1999 amounted to $146,000, $176,000 and $275,000 respectively.

    In January, 1998 the Company implemented its Employee Stock Purchase Plan. Under this plan, qualified employees may purchase shares of Class A Common Stock by payroll deduction at a 15% discount from the market price. 300,000 shares of Class A Common Stock have been reserved for this purpose. At April 30, 1998, no shares of Class A Common Stock have been issued under this plan. During the year ended April 30, 1999 5,812 shares of Class A Common Stock were issued under this plan.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

9. RELATED PARTY TRANSACTIONS

    (A) MANAGEMENT SERVICES AGREEMENT

    As part of the Series D Preferred Stock transaction described in Note 7(a), the Company entered into a Management Services Agreement with certain shareholders of the Series A, Series B and Series C Preferred Stock. In consideration for certain advisory services to the Company, as defined, a management fee of approximately $22,300 per month was due. At the closing of the IPO, the agreement terminated and the total accrued management fees paid to the shareholders was $495,000.

    (B) SERVICES

    During 1997, 1998 and 1999, the Company retained the services of a related party, a company wholly owned by two of the Company's stockholders, as a contractor in closing certain landfills owned by the Company. Total purchased services charged to operations for each of the three years ended April 30, 1997, 1998 and 1999 were $2,126,000, $4,202,000 and $5,198,000 respectively, of which
$0 and $50,302 were outstanding and included in accounts payable at April 30, 1998 and 1999, respectively. In 1997, the Company entered into agreements with this company, totaling $4,065,000, to close the unlined municipal landfill which is adjacent to the Subtitle D Clinton County landfill and to close a portion of another of the Company's lined landfills. In 1998, the Company entered into agreements with this company, totaling approximately $3,000,000, to construct a portion of a landfill. In 1999, the Company entered into agreements with this company, totaling approximately $4,808,000, to construct improvements or expansions at three of its landfills.

    (C) LEASES AND LAND PURCHASE

    On August 1, 1993, the Company entered into three leases for operating facilities with a related party, a partnership including two of the Company's stockholders. During 1997, one of the leases was terminated early for $192,000. The remaining leases are classified as capital leases in the accompanying consolidated balance sheets. The leases call for monthly payments ranging from $8,800 and $9,000 and expire in April 2003. Total interest and amortization expense charged to operations for the years ended April 30, 1997, 1998 and 1999 under these agreements was $249,000, $245,000 and $237,000 respectively.

    On November 8, 1996, the Company purchased a certain plot of land from the same related party for $122,000.

    (D) POSTCLOSURE LANDFILL

    The Company has agreed to pay the cost of postclosure on a landfill owned by certain principal stockholders. The Company paid the cost of closing this landfill in 1992, and the postclosure maintenance obligations are expected to last until 2012. In each of the three years ended April 30, 1997, 1998 and 1999, the Company paid $9,605, $3,019 and $3,161 respectively, pursuant to this agreement. As of April 30, 1999, the Company has accrued $102,000 for costs associated with its postclosure obligations.

10. SEGMENT REPORTING

    In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 establishes standards for reporting information about operating segments in financial statements. In general, SFAS 131 requires that business entities report selected information about operating segments in a manner consistent with that used for internal management reporting.

    The Company classifies its operations into three geographical regions:
Eastern, Central and Western. The Company's revenues are derived from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. The table below reflects certain geographic information relating to the Company's operations (in thousands): (In thousands)

                                       EASTERN    CENTRAL    WESTERN     CORP.       ELIM      TOTAL
                                       --------   --------   --------   --------   --------   --------
YEAR ENDED 4/30/97:
Outside Revenue......................  $16,659    $61,411    $25,290    $   160    $   -0 -   $103,520
Interco. Revenue.....................    1,994     16,779        453         (1)    (19,225)      -0 -
Net Income(Loss).....................     (808)     1,091        860     (1,060)       -0 -         83
Depreciation & Amortization..........    2,847     10,589      1,635        300        -0 -     15,371
Interest Expense, Net................    1,011      3,204      1,018       (293)       -0 -      4,940
Capital Expenditures.................    4,787     13,511      2,263        264        -0 -     20,825
Total Assets.........................   23,928     82,622     43,555      3,261        -0 -    153,366

YEAR ENDED 4/30/98:
Outside Revenue......................  $23,443    $72,763    $47,266    $   238    $   -0 -   $143,710
Interco. Revenue.....................    2,241     22,490      3,206        (14)    (27,923)      -0 -
Net Income(Loss).....................   (1,697)     4,015        697     (1,180)       -0 -      1,835
Depreciation & Amortization..........    3,740     11,981      3,774        464        -0 -     19,959
Merger Costs.........................     -0 -        290       -0 -       -0 -        -0 -        290
Impairment Charge....................      971       -0 -        600       -0 -        -0 -      1,571
Interest Expense, Net................    1,287      3,603      3,100       (617)       -0 -      7,373
Capital Expenditures.................    5,515     15,152      7,648      1,101        -0 -     29,416
Total Assets.........................   29,739    102,115     67,120      6,535        -0 -    205,509

YEAR ENDED 4/30/99:
Outside Revenue......................  $29,272    $91,368    $62,920    $   686    $   -0 -   $184,246
Interco. Revenue.....................    2,218     28,397      6,711         (1)    (37,325)      -0 -
Net Income(Loss).....................    1,644      5,831      2,386     (3,246)       -0 -      6,615
Depreciation & Amortization..........    4,665     13,487      6,916        831        -0 -     25,899
Merger Costs.........................     -0 -        332        546      1,073        -0 -      1,951
Interest Expense, Net................    1,412      4,588      4,050     (4,476)       -0 -      5,574
Capital Expenditures.................    7,704     26,161     20,482      2,779        -0 -     57,126
Total Assets.........................   40,134    127,078     99,634     15,456        -0 -    282,302

11. SUBSEQUENT EVENTS

    On September 9, 1999, the Company and KTI, Inc. (KTI) agreed to merge subject to a revised definitive merger agreement, originally signed on January 12, 1999, as amended, in a transaction to be accounted for under the purchase method of accounting for business combinations. Under the terms of the revised agreement, each share of KTI will be exchanged for 0.51 shares of Casella Class A common stock. KTI specializes in solid waste disposal and recycling, and operates manufacturing facilities utilizing recycled materials.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Valuation Accounts Schedule (Schedule
II), is presented for purposes of additional analysis and are not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

/s/ ARTHUR ANDERSEN

Boston, Massachusetts
July 1, 1999

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  SCHEDULE II

                               VALUATION ACCOUNTS

ALLOWANCE FOR DOUBTFUL ACCOUNTS
(IN THOUSANDS OF DOLLARS)

                                                                   YEAR ENDED APRIL 30,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Balance at beginning of period..............................   $ 353     $   722    $ 1,283

Additions--Charged to expense...............................     332         951      1,655
          Acquisition related...............................     494         697        273

Deductions-- Bad debts written off, net of Recoveries.......    (457)     (1,087)    (1,766)
                                                               -----     -------    -------
Balance at end of period....................................   $ 722     $ 1,283    $ 1,445

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                 (IN THOUSANDS)

                                                              APRIL 30,     JULY 31,
                                                                 1999         1999
                                                              (RESTATED)   (UNAUDITED)
                                                              ----------   -----------
CURRENT ASSETS:
  Cash and Cash Equivalents.................................   $  4,232      $  4,918
  Restricted Cash--Closure Fund Escrow......................        625           629
  Accounts Receivable-trade, net of allowance for doubtful
    accounts of $1,429 and $1,977...........................     23,081        29,463
  Other Current Assets......................................      5,696         4,688
                                                               --------      --------
    Total Current Assets....................................     33,634        39,698
                                                               --------      --------
Property, Plant and Equipment, net of accumulated
  depreciation and amortization of $67,123 and $73,190......    131,431       140,581
Intangible Assets, net......................................    106,678       107,443
Restricted Funds--Closure Fund Escrow.......................      4,834         5,015
Other Assets................................................      5,725         7,902
                                                               --------      --------
                                                               $282,302      $300,639
                                                               ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS EQUITY

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                              APRIL 30,     JULY 31,
                                                                 1999         1999
                                                              (RESTATED)   (UNAUDITED)
                                                              ----------   -----------
CURRENT LIABILITIES:
  Current Maturities of Long-Term Debt......................   $  5,488      $  2,591
  Current Maturities of Capital Lease Obligations...........        402           407
  Accounts Payable..........................................     17,904        17,944
  Other Accrued Liabilities.................................      6,556         9,260
                                                               --------      --------
    Total Current Liabilities...............................     30,350        30,202
                                                               --------      --------
Long-Term Debt, Less Current Maturities.....................     86,739       100,652
                                                               --------      --------
Capital Lease Obligations, Less Current Maturities..........      1,454         1,350
                                                               --------      --------
Other Long-Term Liabilities.................................     15,781        16,768
                                                               --------      --------
COMMITMENTS AND CONTINGENCIES:
STOCKHOLDERS' EQUITY
  Class A Common Stock--
    Authorized--100,000,000 Shares, $.01 par value Issued
      and Outstanding--14,868,739 and 15,039,441 shares.....        149           150
  Class B Common Stock--                                             10            10
    Authorized--1,000,000 Shares, $.01 par value; 10 Votes
      per Share. Issued and Outstanding--988,200 shares.....
  Additional Paid-In Capital................................    154,733       155,379
  Accumulated Deficit.......................................     (6,914)       (3,872)
                                                               --------      --------
                                                                147,978       151,667
                                                               --------      --------
                                                               $282,302      $300,639
                                                               ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                               JULY 31,
                                                                 1998      JULY 31,
                                                              (RESTATED)     1999
                                                              ----------   ---------
Revenues....................................................   $45,084      $55,036
                                                               -------      -------
Operating Expenses:
  Cost of Operations........................................    27,336       30,946
  General and Administrative................................     6,416        7,798
  Depreciation and Amortization.............................     5,897        7,622
  Merger Costs (Pooling)....................................         0        1,490
                                                               -------      -------
                                                                39,649       47,856
                                                               -------      -------
Operating Income............................................     5,435        7,180
                                                               -------      -------
Other (Income) Expenses
  Interest Income...........................................       (41)         (73)
  Interest Expense..........................................     1,937        1,678
  Other Expense (Income), net...............................      (257)         (57)
                                                               -------      -------
                                                                 1,639        1,548
                                                               -------      -------
Income Before Provision for Income Taxes....................     3,796        5,632
Provision for Income Taxes..................................     1,675        2,591
                                                               -------      -------
Net Income..................................................   $ 2,121      $ 3,041
                                                               =======      =======
Basic Earnings per Share of Common Stock....................   $  0.16      $  0.19
                                                               =======      =======
Basic Weighted Average Common Stock Shares Outstanding......    13,287       15,979
                                                               =======      =======
Diluted Earnings per Share..................................   $  0.15      $  0.18
                                                               =======      =======
Diluted Weighted Average Common Stock and Common Stock
  Equivalent Shares Outstanding.............................    14,410       16,539
                                                               =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED JULY 31, 1998 AND 1999

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                 1998
                                                              (RESTATED)     1999
                                                              ----------   ---------
Cash Flows from Operating Activities:
  Net Income................................................  $   2,121    $   3,041
                                                              ---------    ---------
  Adjustments to Reconcile Net Income to Net Cash Provided
    by Operating Activities--Depreciation and
    Amortization............................................      5,897        7,622
  Loss (Gain) on Sale of Equipment..........................          7           (8)
  Changes in Assets and Liabilities, net of Effects of
    Acquisitions--
    Accounts Receivable.....................................     (2,776)      (6,383)
    Accounts Payable........................................      4,009           40
    Other Current Assets/Liabilities........................      4,072        4,841
                                                              ---------    ---------
                                                                 11,209        6,112
                                                              ---------    ---------
    Net Cash Provided by Operating Activities...............     13,330        9,153
                                                              ---------    ---------
Cash Flows from Investing Activities:
  Acquisitions, net of Cash Acquired........................    (10,088)      (1,611)
  Additions to Property and Equipment.......................    (10,180)     (16,069)
  Proceeds from Sale of Equipment...........................        134           21
  Other Assets/Liabilities..................................        374       (2,043)
                                                              ---------    ---------
    Net Cash Used in Investing Activities...................    (19,760)     (19,702)
                                                              ---------    ---------
Cash Flows from Financing Activities:
  Proceeds from Issuance of Common Stock....................     54,209            0
  Proceeds from Long-Term Borrowings........................     11,565       22,600
  Principal Payments on Long-Term Debt......................    (58,580)     (11,584)
  Proceeds from exercise of stock options...................          0          219
                                                              ---------    ---------
    Net Cash Provided by Financing Activities...............      7,194       11,235
                                                              ---------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents........        764          686
Cash and Cash Equivalents, Beginning of Period..............      3,327        4,232
                                                              ---------    ---------
Cash and Cash Equivalents, End of Period....................  $   4,091    $   4,918
                                                              =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED JULY 31, 1998 AND 1999

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                 1998
                                                              (RESTATED)     1999
                                                              ----------   --------
Supplemental Disclosures of Cash Flow Information:
  Cash Paid During the Period for--
    Interest................................................  $   1,734    $  1,605
                                                              =========    ========
    Income Taxes............................................  $      59    $      0
                                                              =========    ========
Supplemental Disclosures of Noncash Investing and Financing
  Activities:
  Summary of Entities Acquired--
    Fair Market Value of Assets Acquired....................  $  10,856    $  1,611
    Cash Paid...............................................    (10,088)     (1,611)
                                                              ---------    --------
      Liabilities Assumed and Notes Payable to Sellers......  $     768    $      0
                                                              =========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The condensed consolidated balance sheets of Casella Waste Systems, Inc. and Subsidiaries (the "Company") as of April 30, 1999 and July 31, 1999, the consolidated statements of operations for the three months ended July 31, 1998 and 1999, and the consolidated statements of cash flows for the three months ended July 31, 1998 and 1999 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations, and cash flows for the periods presented. The Company has restated the previously issued audited balance sheet dated April 30, 1999 to reflect the mergers with Resource Waste Systems, Inc. and Corning Community Disposal Services, Inc. (see note 1) consummated on July 3, 1999 and June 4, 1999, respectively, accounted for using the pooling of interests method of accounting. The Company has also restated the previously issued consolidated statements of operations for the three months ended July 31, 1998 and consolidated statement of cash flows for the three months ended July 31, 1998 to reflect the mergers with Waste Stream, Northern Sanitation, NEI, Westfield Disposal, Resource Recovery Systems, Inc.and Corning Community Disposal, Inc. (see note 1). The consolidated financial statements presented herein should be read in connection with the Company's audited consolidated financial statements as of and for the twelve months ended April 30, 1999. These were included as part of the Company's Annual Report on Form 10-K (the "Annual Report").

1.  BUSINESS COMBINATIONS

    TRANSACTIONS RECORDED AS POOLINGS OF INTERESTS

    During fiscal year 1999, and during the first quarter of fiscal year 2000, the Company completed several mergers in business combinations recorded as poolings of interests. Accordingly, the accompanying financial statements have been restated to include these businesses for all periods presented. The Company issued the following shares of Class A Common Stock in connection with the mergers:

MERGER                                                DATE           SHARES ISSUED
------                                        --------------------   -------------
Waste Stream................................  October 29, 1998          701,461
Northern Sanitation.........................  December 23, 1998         220,964
NEI.........................................  April 30, 1999            105,052(1)
Westfield...................................  April 30, 1999            244,082
Corning Community Disposal..................  June 4, 1999               59,375
Resource Waste Systems......................  July 1, 1999              303,598

------------------------

(1) Shares issued are exclusive of up to 59,450 shares issuable following an idemnification period, as defined.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

1.  BUSINESS COMBINATIONS (CONTINUED)

    The following is a reconciliation of the amounts (in thousands) of revenues and net income previously reported for the three months ended July 31, 1998:

                                                  CASELLA    FISCAL YEAR   CASELLA,
                                                   BEFORE     1999/2000       AS
                                                  POOLINGS    POOLINGS     RESTATED
                                                  --------   -----------   --------
Three Months Ended July 31, 1998
  Revenues......................................  $36,717      $8,367      $45,084
  Net income (loss).............................    2,133         (11)       2,122
Three Months Ended July 31, 1999
  Revenues......................................  $52,996      $2,040      $55,036
  Net income (loss).............................    3,248        (207)       3,041

    All of the pooled entities had fiscal year ends of December 31 and, subsequent to the poolings, changed their year ends to conform with that of the Company. For the calendar quarters ended July 31, 1998 and July 31, 1999, $0 in revenues and $0 in net income were excluded from results of operations in order to conform the accounting periods of the pooled companies with that of the Company.

    TRANSACTIONS RECORDED AS PURCHASES

    During the three months ended July 31, 1999, the Company acquired 11 solid and liquid waste hauling operations in transactions accounted for as purchases. These transactions were in exchange for consideration of approximately $1.7 million in cash to sellers. The operating results of these businesses are included in the Consolidated Statement of Operations from the dates of acquisition. The purchase prices have been allocated to the net assets acquired based on fair values at the dates of acquisition with the residual amounts allocated to goodwill.

    The following unaudited pro forma combined information (rounded to thousands except for per share data) shows the results of the Company's operations as though each of the completed acquisitions had occurred as of May 1, 1998:

                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                             JULY 31, 1998        JULY 31, 1999
                                           ------------------   ------------------
Revenues.................................       $52,971              $55,276
Operating Income.........................         6,204                7,196
Net Income...............................         2,083                3,041
Diluted income per share.................       $  0.14              $  0.18
Weighted average diluted shares
  outstanding............................        14,410               16,539

    The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of May 1, 1998 or the results of future operations of the Company. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the completed acquisitions.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2.  COMMITMENTS AND CONTINGENCIES

    In the normal course of business and as a result of the extensive governmental regulation of the waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving Federal, state or local agencies in the normal course of its business. In these proceedings, an agency may seek to impose fines on the Company or to revoke, or to deny renewal of, an operating permit held by the Company. In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, there is no current proceeding or litigation involving the Company that it believes will have a material adverse effect upon the Company's business, financial condition and results of operations.

3.  ENVIRONMENTAL LIABILITIES

    The continuing business in which the Company is engaged is intrinsically connected with the protection of the environment. As such, a significant portion of the Company's operating costs and capital expenditures could be characterized as costs of environmental protection. While the Company is faced, in the normal course of business, with the need to expend funds for environmental protection and remediation, it does not expect such expenditures to have a material adverse effect on its financial condition or results of operations because its business is based upon compliance with environmental laws and regulations and its services are priced accordingly. In addition, as part of its ongoing operations, the Company provides for estimated closure and post-closure monitoring costs over the life of disposal sites as airspace is consumed. While all these costs may increase in the future as a result of legislation or regulation, the Company believes that in general it tends to benefit when government regulation increases, since this may increase the demand for its services. Furthermore, the Company believes it has the resources and experience to manage environmental risk.

4.  EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which supercedes Accounting Principal Board opinion No. 15 and establishes new accounting standards for the presentation of earnings per share. Primary EPS is replaced by Basic EPS, which is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Fully Diluted EPS is replaced with Diluted EPS, which gives effect to all common shares that would have been outstanding if all dilutive potential common shares (relating to such things as the exercise of stock warrants and convertible preferred stock) had been issued. The treasury stock method used to compute the number of potentially-dilutive shares that would be repurchased with the proceeds of potential stock issuances has been changed. The treasury stock method now requires use of the average share price for the period instead of the greater of the ending share price or the average share price.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4.  EARNINGS PER SHARE (CONTINUED)
    The following is a reconciliation of the ending number of shares outstanding with the number of shares used in the calculation of basic and diluted earnings per share (in thousands):

                                                     THREE MONTHS    THREE MONTHS
                                                     ENDED 7/31/98   ENDED 7/31/99
                                                     -------------   -------------
Number of shares outstanding, end of period:
  Class A common stock.............................       14,542        15,039
  Class B common stock.............................          988           988
Effect of weighting the average shares outstanding
  during the period................................       (2,243)          (48)
Basic shares outstanding...........................       13,287        15,979
Impact of potentially dilutive securities..........        1,123           560
Diluted shares outstanding.........................       14,410        16,539

    For the three months ended 7/31/99, options to purchase 866,000 common shares were excluded from the calculation of potential dilutive shares because their impact was anti-dilutive.

5.  SEGMENT REPORTING

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 establishes standards for reporting information about operating segments in financial statements. In general, Statement 131 requires that business entities report selected information about operating segments in a manner consistent with that used for internal management reporting.

    The Company classifies its operations into three geographical regions:
Eastern, Central and Western. The Company's revenues are derived mainly from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. Any other activities in which the Company is engaged are not material to the total results of operations of the Company; these activities are reflected in with the geographic reporting structure outlined above.

                                      EASTERN    CENTRAL    WESTERN     CORP.       ELIM      TOTAL
                                      --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
QTR ENDED 7/31/98:
Outside Revenue.....................  $ 7,091    $ 22,994   $ 14,950   $    49       -0 -    $ 45,084
Interco. Revenue....................      627       7,464        959      -0 -     (9,050)       -0 -
Net Income(Loss)....................      865       1,878        389    (1,011)      -0 -       2,121
Total Assets........................   30,250     113,570     78,596     9,322       -0 -     231,738

QTR ENDED 7/31/99:
Outside Revenue.....................  $ 9,550    $ 26,574   $ 18,819   $    93       -0 -    $ 55,036
Interco. Revenue....................      794       8,854      3,505      -0 -    (13,153)       -0 -
Net Income (Loss)...................    1,074       2,420      1,251    (1,704)      -0 -       3,041
Total Assets........................   42,562     132,639    104,751    20,687       -0 -     300,639

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    OVERVIEW

    The Company is a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services in Vermont, New Hampshire, Maine, Massachusetts, upstate New York and northern Pennsylvania. The Company's objective is to continue to grow by expanding its services in markets where it can be one of the largest and most profitable fully-integrated solid waste services companies.

    On January 12, 1999 the Company signed a definitive merger agreement with KTI, a publicly traded solid waste handling company operating in 21 states throughout the United States. KTI specializes in solid waste disposal and recycling, and operates manufacturing facilities utilizing recycled materials. The Company believes the merger will give it additional growth opportunities in its existing and adjacent markets, and the ability to enter new markets, as well as achieve operational efficiencies as a result of the combination. On
September 9, 1999, the Company announced that it and KTI had revised and amended the terms of the merger agreement. Pursuant to the amended merger agreement, each share of KTI common stock will be exchanged for 0.51 shares of the Company's class A common stock. The companies anticipate that the merger should close during the fourth calendar quarter of 1999. Total merger transactional costs deferred on the balance sheet (under the asset section as a deferred cost) related to the KTI merger were $4.7 million through 7/31/99. Total estimated merger costs are approximately $26 to $28 million dollars. All of these merger costs will be expensed upon the consummation of the Pooling Transaction.

    The Company's revenues have increased from $45.1 million for the three months ended July 31, 1998 to $55.0 million for the three months ended July 31, 1999. From May 1, 1998 through April 30, 1999, the Company acquired 55 solid waste collection, transfer and disposal operations. Between May 1, 1999 and July 31, 1999, the Company acquired an additional 13 such businesses. All but two of these acquisitions were accounted for under the purchase method of accounting for business combinations. Under the rules of purchase accounting, the acquired companies' revenues and results of operations have been included together with those of Casella Waste Systems, Inc. from the actual dates of the acquisitions and will materially affect the period-to-period comparisons of the Company's historical results of operations.

    This Quarterly Report and other reports, proxy statements, and other communications to stockholders, as well as oral statements by the Company's officers or its agents, may contain forward-looking statements within the meaning of Section 27A of the Securities Act, with respect to, among other things, the Company's future revenues, operating income, or earnings per share. Without limiting the foregoing, any statements contained in this Quarterly Report that are not statements of historical fact may be deemed to be forward-looking statements, and the words "believes", "anticipates", "plans", "expects", and similar expressions are intended to identify forward-looking statements. There are a number of factors of which the Company is aware that may cause the Company's actual results to vary materially from those forecast or projected in any such forward-looking statement, certain of which are beyond the Company's control. These factors include, without limitation, those outlined below in the section entitled "Certain Factors That May Affect Future Results'. The Company's failure to

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
successfully address any of these factors could have a material adverse effect on the Company's results of operations.

    GENERAL

    The Company's revenues are attributable primarily to fees charged to customers for solid and liquid waste collection, landfill, transfer and recycling services. The Company derives a substantial portion of its collection revenues from commercial, industrial and municipal services that are generally performed under service agreements or pursuant to contracts with municipalities. The majority of the Company's residential collection services are performed on a subscription basis with individual households. Landfill and transfer customers are charged a tipping fee on a per ton basis for disposing of their solid waste at the Company's disposal facilities and transfer stations. The majority of the Company's landfill and transfer customers are under one-year to ten-year disposal contracts, with most having clauses for annual cost of living increases. Recycling revenues consist of revenues from the sale of recyclable commodities and from the sale of tire derived fuel. Other revenues consist primarily of revenue from septic/liquid waste operations and other sources. The Company's revenues are shown net of intercompany eliminations. The Company typically establishes its intercompany transfer pricing based upon prevailing market rates.

    The table below shows, for the periods indicated, the percentage of the Company's revenues attributable to services provided. The decrease in the Company's collection revenues as a percentage of revenues and the increase of the Company's landfill revenues as a percentage of revenues in the current fiscal year is primarily attributable to the impact of the Company's acquisition of Hyland Landfill during the first quarter fiscal 1999 plus the increased utilization of our North Country Landfill in Bethlehem, New Hampshire during the first quarter of fiscal 2000. The increase in transfer revenues as a percentage of revenues in the current fiscal year is mainly due to the acquisition of transfer station operations in the prior fiscal year. The increase in recycling revenues is due primarily to increased volumes with additional increased prices received from the sale of recycled commodities. The increase in liquid waste and other revenues as a percentage of revenues in the current fiscal year is primarily due to the impact of acquisitions of septic/liquid waste operations since the first quarter of fiscal 1999.

                                                                 % OF REVENUE
                                                                 THREE MONTHS
                                                                     ENDED
                                                              -------------------
                                                              7/31/98    7/31/99
                                                              --------   --------
Collection..................................................    77.6%      71.2%
Landfill....................................................     7.6        9.5
Transfer....................................................     6.3        8.7
Recycling...................................................     5.3        6.1
Liquid Waste & Other........................................     3.2        4.5
                                                               -----      -----
Total Revenue...............................................   100.0%     100.0%

    Cost of operations includes labor, tipping fees paid to third party disposal facilities, fuel, maintenance and repair of vehicles and equipment, worker's compensation and vehicle insurance, the cost of purchasing materials to be recycled, third party transportation expense, district and state taxes,

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
host community fees and royalties. Landfill operating expenses also include a provision for closure and post-closure expenditures anticipated to be incurred in the future, and leachate treatment and disposal costs.

    General and administrative expenses include management, clerical and administrative compensation and overhead, professional services and costs associated with the Company's marketing and sales force and community relations expense.

    Depreciation and amortization expense includes depreciation of fixed assets over the estimated useful life of the assets using the straight line method, amortization of landfill airspace assets under the units-of-production method, and the amortization of goodwill and other intangible assets using the straight line method. The amount of landfill amortization expense related to airspace consumption can vary materially from landfill to landfill depending upon the purchase price and landfill site and cell development costs. The Company depreciates all fixed and intangible assets, excluding non-depreciable land, down to a $0 net book value, and does not apply a salvage value to any of its fixed assets.

    Certain direct landfill development costs, such as engineering, permitting, legal, construction and other costs directly associated with expansion of existing landfills, are capitalized by the Company. Additionally, the Company also capitalizes certain third party expenditures related to pending acquisitions, such as legal and engineering. The Company will have material financial obligations relating to closure and post-closure costs of its existing landfills and any disposal facilities which it may own or operate in the future. The Company has provided and will in the future provide accruals for future financial obligations relating to closure and post-closure costs of its landfills (generally for a term of 30 years after final closure of a landfill) based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill. There can be no assurance that the Company's financial obligations for closure or post-closure costs will not exceed the amount accrued and reserved or amounts otherwise receivable pursuant to trust funds. The Company routinely evaluates all such capitalized costs, and expenses those costs related to projects not likely to be successful. Internal and indirect landfill development and acquisition costs, such as executive and corporate overhead, public relations and other corporate services, are expensed as incurred.

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
    RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage relationship that certain items from the Company's Consolidated Financial Statements bear in relation to revenues.

                                                                 % OF REVENUE
                                                                 THREE MONTHS
                                                                     ENDED
                                                              -------------------
                                                              7/31/98    7/31/99
                                                              --------   --------
Revenues....................................................   100.0%     100.0%
Cost of operations..........................................    60.6       56.2
General and administrative..................................    14.2       14.2
Depreciation and amortization...............................    13.1       13.9
Merger-related costs........................................     0.0        2.7
Operating income............................................    12.1       13.0
Interest expense, net.......................................     4.2        2.9
Other (income) expense......................................    (0.6)      (0.1)
Provision for income taxes..................................     3.7        4.7
Net income..................................................     4.8        5.5
EBITDA*.....................................................    25.1       26.9

------------------------

*   See discussion and computation of EBITDA below

    REVENUES. Revenues increased $10.0 million, or 22.1%, to $55.0 million in the quarter ended July 31, 1999 from $45.1 in the quarter ended July 31, 1998. Of this increase, $5.7 million of the growth was due to the impact of businesses acquired during fiscal year 1999 and during the first quarter of the current fiscal year. The balance of the increase was due to internal volume and price growth.

    COST OF OPERATIONS. Cost of operations increased approximately $3.6 million, or 13.2%, to $30.9 million in the quarter ended July 31, 1999 from $27.3 million in the same quarter of the prior fiscal year. Cost of operations as a percentage of revenues decreased to 56.2% in the quarter ended July 31, 1999 from 60.6% in the same quarter of the prior fiscal year. The decrease was primarily the result of: (i) productivity improvements in the Company's collection operations as a result of better route density from acquisitions, routing efficiencies through route audits and front-end loader vehicle conversions completed throughout fiscal 1999; and (ii) margin improvements because of price increases in fiscal 1999 and the first quarter of fiscal year 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately $1.4 million, or 21.9%, to $7.8 million in the quarter ended January 31, 1999 from $6.4 million in the same quarter of the prior fiscal year. General and Administrative expenses as a percentage of revenues have remained approximately level in the periods under discussion.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $1.7 million, or 29.3%, to $7.6 million in the quarter ended July 31, 1999 from $5.9 million in the same quarter of the prior fiscal year. Depreciation and amortization as a percentage of revenues increased to 13.9% in the quarter ended July 31, 1999 from 13.1% in the same quarter of the prior fiscal year. The increase in

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
depreciation and amortization is due to the increased concentration of revenues in landfill activities, which typically have higher depreciation and amortization charges relative to revenues compared to hauling revenues.

    MERGER COSTS. The merger related costs of $1.5 million recorded in the quarter ended July 31, 1999 were incurred in association with the Resource Waste Systems, Inc. and Corning Community Disposal, Inc. mergers accounted for as poolings of interests. The transactions are discussed above under 'Notes to Consolidated Financial Statements'.

    INTEREST EXPENSE, NET. Net interest expense decreased approximately $0.3 million, or 15.3% to $1.6 million in the quarter ended July 31, 1999 from $1.9 million in the same quarter of the prior fiscal year. This decrease primarily reflects the reduction of the outstanding balance under the Company's acquisition line of credit and other notes payable from the proceeds of the Company's public stock offering in July, 1998.

    OTHER (INCOME) EXPENSE, NET. Net other (income) expense has not historically been material to the Company's results of operations.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased approximately $0.9 million to $2.6 million in the quarter ended July 31, 1999 from $1.7 million in the same quarter of the prior fiscal year. This increase reflects the Company's increase in profits in the quarter ended July 31, 1999 over the same quarter in the prior fiscal year. The combined effective tax rate used by the Company in recording taxes for interim periods has been increased from 44.1% in the quarter ended July 31, 1998 to 46.0% in the same quarter of the current fiscal year. This increase reflects the non-deductible merger expenses incurred during the quarter ended July 31, 1999.

    LIQUIDITY AND CAPITAL RESOURCES

    The Company's business is capital intensive. The Company's capital requirements include acquisitions, fixed asset purchases and capital expenditures for landfill development, cell construction, and site and cell closure. The Company had positive net working capital of $3.3 million at April 30, 1999 and positive net working capital of $9.5 million at July 31, 1999.

    The Company has a $150 million revolving line of credit with a group of banks for which BankBoston, N.A. is acting as agent. This line of credit is secured by all assets of the Company, including the Company's interest in the equity securities of its subsidiaries. This revolving line of credit matures in January, 2003. Funds available to the Company under this line of credit were $54.3 million at July 31, 1999. In connection with the proposed merger with KTI, the Company will be required to replace its existing credit facility. The Company is currently negotiating a new credit facility with a number of banks.

    Net cash provided by operating activities was $9.2 million for the three months ended July 31, 1999 compared to $13.3 million for the same period of the prior fiscal year. The decrease was primarily due to the decrease in accounts payable and the increase in accounts receivable due to the extensive growth, partially offset by the increase in the Company's net income for the three months ended

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
July 31, 1999 over the prior fiscal year, increased depreciation and amortization and increased closure/ post closure accruals.

    Cash used in investing activities decreased $0.2 million from $19.8 million to $19.6 million in the three months ended July 31, 1999 over the same period of the prior fiscal year. The decrease in investing activities reflects fewer acquisitions for the quarter ended July 31, 1999 accounted for as purchases, offset by capital expenditures. The Company's cash needs to fund investing activities are expected to increase further as the Company continues to complete acquisitions, and continues to expend capital in order to service internal growth.

    Net cash provided by financing activities was $11.3 million in the three months ended July 31, 1999 compared to $7.2 million for the same period of the prior year. The net cash provided by financing activities in the current fiscal year reflects the borrowings on the Company's credit facility, offset by repayments. Net cash provided by financing activities in the comparable period of the prior year reflects the net proceeds of the follow-on offering and borrowings on the Company's credit facility, offset by repayments.

    SEASONALITY

    The Company's revenues have historically been lower during the months of November through March. This seasonality reflects the lower volume of waste during the late fall, winter and early spring months primarily because: (i) the volume of waste relating to construction and demolition activities decreases substantially during the winter months in the northeastern United States; and
(ii) decreased tourism in Vermont, Maine and eastern New York during the winter months tends to lower the volume of waste generated by commercial and restaurant customers, which is partially offset by the winter ski industry. Since certain of the Company's operating and fixed costs remain constant throughout the fiscal year, operating income results are therefore impacted by a similar seasonality. addition, particularly harsh weather conditions could result in increased operating costs to certain of the Company's operations.

    The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. The Company establishes its expenditure levels based on its expectations as to future revenues, and, if revenue levels are below expectations, expenses can be disproportionately high. Due to a variety of factors including general economic conditions, governmental regulatory action, acquisitions, capital expenditures and other costs related to the expansion of operations and services and pricing changes, it is possible that in some future quarter, the Company's operating results will be below the expectations of public market analysts and investors. In such events, the Company's Class A Common Stock price would likely be materially and adversely affected.

    INFLATION AND PREVAILING ECONOMIC CONDITIONS

    To date, inflation has not had a significant impact on the Company's operations. Consistent with industry practice, most of the Company's contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. The Company therefore believes it should be able to implement price increases sufficient to offset most cost increases resulting from

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
inflation. However, competitive factors may require the Company to absorb at least a portion of these cost increases, particularly during periods of high inflation.

    The Company's business is located in the northeastern United States. Therefore, the Company's business, financial condition and results of operations are susceptible to downturns in the general economy in this geographic region and other factors affecting the region such as state regulations and severe weather conditions. The Company is unable to forecast or determine the timing and/or the future impact of a sustained economic slowdown.

    YEAR 2000 ISSUES

    The approach of the year 2000 has raised concerns about the ability of information technology systems and non-information technology systems, primarily computer software programs, to properly recognize and process date-sensitive information with respect to the Year 2000.

    The Company has undertaken a Year 2000 project, comprised of four phases, to address these concerns. Phase one, which has been completed, consisted of awareness, Year 2000 planning, preparing a written plan, management approval and support. Phase two involved the evaluation of all systems and equipment, including hardware, software, security and voice mail, with respect to Year 2000 compliance. The completion date for phase two was June 30, 1999. Phase three involved addressing any deficiencies identified in Phase two. The completion date for Phase three was July 31, 1999. Phase four involves the validation and testing of all systems and equipment, and the anticipated completion date is September 30, 1999. Casella has performed, and continues to perform routine updates of all software and hardware systems to facilitate Year 2000 compliance.

    The Company has completed numerous acquisitions in recent months, and the information systems of a limited number of these acquired operations have not yet been fully integrated with Casella's information systems. This integration of the completed acquisitions is expected to occur by October 31, 1999. Casella continues to make acquisitions as an integral component of its growth strategy. There is no assurance that the information systems of all acquired operations, particularly those acquisitions completed in the latter portion of calendar 1999, will be Year 2000 compliant by December 31, 1999.

    Casella uses well-regarded nationally known software vendors for both its general accounting applications and industry-specific customer information and billing systems, and all internal productivity software. Casella has been informed by the respective vendors that all application software is fully Year 2000 compliant.

    Casella's banking arrangement is with an international banking institution which has informed Casella that it is taking all necessary steps to insure its customers uninterrupted service throughout applicable Year 2000 time frames. Casella's payroll is out-sourced by the largest provider of third-party payroll services in the country, which has made a commitment of uninterrupted service to their customers throughout applicable Year 2000 time

    Casella is currently in the process of replacing all older personal computers and servers. There are two servers and 25 additional personal computers that will be replaced, 16 of which will be for the weight-measurement systems. The two servers were replaced during the first quarter of fiscal 2000 (ending July 31, 1999). Casella has acquired a Year 2000 compliant weight-measurement system. Currently two beta sites are operational and Casella is in the process of defining the implementation

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
plan for the remaining sites. During the implementation, all non Year 2000 compliant hardware will be replaced.

    Casella currently plans a final testing of all systems in the second quarter of fiscal 2000 (ending October 31, 1999) and expects to be fully Year 2000 compliant by the end of that fiscal quarter.

    Casella has expended approximately $1.5 million dollars over the last eighteen months to address hardware and software-related Year 2000 compliance issues, principally through the implementation of a new frame network system. A portion of this investment is attributable to integrating information systems of companies that the Company has acquired. Casella will use funds from current operations or Casella's line of credit to meet Year 2000 remediation expenses.

    No single customer represents more than one percent of Casella's revenues, and we do not expect any material adverse effect on Casella's revenues in the event an individual customer experiences Year 2000 problems.

    In addition, Casella does not believe the Year 2000 noncompliance of the Company's suppliers of goods and services, other than as specifically discussed above, would have a material adverse effect on Casella's revenues and results of operations. Accordingly, Casella's has not sought assurances of Year 2000 compliance from these other vendors.

    Casella expects to begin its evaluation of its most reasonably likely worst case scenarios with respect to the Year 2000 in the third calendar quarter of 1999. Based upon the results of that evaluation Casella may develop an appropriate contingency plan.

    EBITDA

    EBITDA represents operating income (earnings before interest and taxes, or "EBIT") plus depreciation and amortization expense. EBITDA is not a measure of financial performance under generally accepted accounting principles, but is provided because the Company understands that certain investors use this information when analyzing the financial position and performance of the Company.

                                                            THREE MONTHS ENDED
                                                            -------------------
                                                            7/31/98    7/31/99
                                                            --------   --------
                                                              (IN THOUSANDS)
Operating income..........................................  $ 5,435    $ 7,180
Depreciation and amortization.............................    5,897      7,622
EBITDA....................................................  $11,332    $14,802
EBITDA as a percentage of revenue.........................    25.1%      26.9%

    Analysis of the factors contributing to the change in EBITDA is included in the discussions above.

    CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

    The following important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this Quarterly Report and presented elsewhere by management from time to time.

    The Company is party to an Agreement and Plan of Merger with KTI, Inc. There can be no assurance that the merger will take place on the anticipated timetable, if at all, or if it does, that it will

                  CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5.  SEGMENT REPORTING (CONTINUED)
result in the synergies and other benefits anticipated by the two companies. The benefits of the merger could be impacted by KTI's operating results, which have been below expectations in recent quarters.

    In connection with the merger with KTI, the Company will be required to replace its existing credit facility. Although the Company is in the process of negotiating a new credit facility, there can be no assurance that it will obtain such a credit facility in the amount, or on the timetable, sought by the Company. In the event that it is unable to obtain a sufficient credit facility, the Company's acquisition program, results of operations and financial condition could be materially and adversely affected. If the Company were unable to obtain a new credit facility, it will be unable to repay its existing credit facility and will be in default.

    The Company's objective is to continue to grow by expanding its services in markets where it can be one of the largest and most profitable fully-integrated solid waste services companies. Such growth, if it were to occur, could place a significant strain on the Company's management and operational, financial and other resources.

    The Company has incurred net losses in the past. There can be no assurance that the Company will be profitable in the future.

    The Company's strategy envisions that a substantial part of the Company's future growth will come from making acquisitions consistent with its strategy. There can be no assurance that the Company will be able to identify suitable acquisition candidates and, once identified, to negotiate successfully their acquisition at a price or on terms and conditions favorable to the Company, or to integrate the operations of such acquired businesses with the Company. Certain of these acquisitions may be of significant size and may include assets that are outside the Company's geographic territories or are ancillary to the Company's core business strategy.

    The Company is highly dependent upon the services of the members of its senior management team, the loss of any of whom may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's future success depends on its continuing ability to identify, hire, train, motivate and retain highly trained personnel.

    The Company anticipates that any future business acquisitions will be financed through cash from operations, borrowings under its bank line of credit, the issuance of shares of the Company's Class A Common Stock and/or seller financing. There can be no assurance that the Company will have sufficient existing capital resources or will be able to raise sufficient additional capital resources on terms satisfactory to the Company, if at all, in order to meet its capital requirements.

    The Company's operating program depends on its ability to operate and expand the landfills it owns and leases and to develop new landfill sites. Several of the Company's landfills are subject to local laws purporting to regulate their expansion and other aspects of their operations. There can be no assurance that the laws adopted by municipalities in which the Company's landfills are located will not have a material adverse effect on the Company's utilization of its landfills or that the Company will be successful in obtaining new landfill sites or expanding the permitted capacity of any of its current landfills once its remaining disposal capacity has been consumed.

    The Company may be adversely affected by changes in the commodity pricing of recycled materials.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          CASELLA WASTE SYSTEMS, INC.
                         RUTLAND ACQUISITION SUB, INC.
                                      AND
                                   KTI, INC.
                                JANUARY 12, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ARTICLE I
    THE MERGER..............................................     A-1
    Section 1.01 Effective Time of the Merger...............     A-1
    Section 1.02 Closing....................................     A-1
    Section 1.03 Effects of the Merger......................     A-1
    Section 1.04 Directors and Officers.....................     A-2

ARTICLE II
    CONVERSION OF SECURITIES................................     A-2
    Section 2.01 Conversion of Capital Stock................     A-2
    Section 2.02 Exchange of Certificates...................     A-2

ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF SELLER................     A-5
    Section 3.01 Organization of Seller.....................     A-5
    Section 3.02 Seller Capital Structure...................     A-5
    Section 3.03 Authority; No Conflict; Required Filings
     and Consents...........................................     A-6
    Section 3.04 SEC Filings; Financial Statements..........     A-7
    Section 3.05 No Undisclosed Liabilities.................     A-8
    Section 3.06 Absence of Certain Changes or Events.......     A-8
    Section 3.07 Taxes......................................     A-8
    Section 3.08 Properties.................................     A-9
    Section 3.09 Agreements, Contracts and Commitments......    A-10
    Section 3.10 Litigation.................................    A-10
    Section 3.11 Environmental Matters......................    A-10
    Section 3.12 Employee Benefit Plans.....................    A-11
    Section 3.13 Compliance With Laws.......................    A-12
    Section 3.14 Accounting and Tax Matters.................    A-12
    Section 3.15 Registration Statement; Proxy
     Statement/Prospectus...................................    A-12
    Section 3.16 Labor Matters..............................    A-13
    Section 3.17 No Existing Discussions....................    A-13
    Section 3.18 Opinion of Financial Advisor...............    A-13
    Section 3.19 Anti-Takeover Laws.........................    A-13

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB.........    A-13
    Section 4.01 Organization of Buyer and Sub..............    A-13
    Section 4.02 Buyer Capital Structure....................    A-14
    Section 4.03 Authority; No Conflict; Required Filings
     and Consents...........................................    A-14
    Section 4.04 SEC Filings; Financial Statements..........    A-15
    Section 4.05 No Undisclosed Liabilities.................    A-16
    Section 4.06 Absence of Certain Changes or Events.......    A-16
    Section 4.07 Taxes......................................    A-16
    Section 4.08 Properties.................................    A-17
    Section 4.09 Agreements, Contracts and Commitments......    A-18
    Section 4.10 Litigation.................................    A-18
    Section 4.11 Environmental Matters......................    A-18
    Section 4.12 Employee Benefit Plans.....................    A-18
    Section 4.13 Compliance With Laws.......................    A-19

                                                                PAGE
                                                              --------
    Section 4.14 Accounting and Tax Matters.................    A-19
    Section 4.15 Registration Statement; Proxy
     Statement/Prospectus...................................    A-20
    Section 4.16 Labor Matters..............................    A-20
    Section 4.17 Opinion of Financial Advisor...............    A-20
    Section 4.18 Interim Operations of Sub..................    A-20
    Section 4.19 No Seller Stock............................    A-20

ARTICLE V
    CONDUCT OF BUSINESS.....................................    A-20
    Section 5.01 Covenants of Seller........................    A-20
    Section 5.02 Covenants of Buyer.........................    A-22
    Section 5.03 Cooperation................................    A-24
    Section 5.04 Confidentiality............................    A-24
    Section 5.05 Notices of Certain Events..................    A-24

ARTICLE VI
    ADDITIONAL AGREEMENTS...................................    A-24
    Section 6.01 No Solicitation............................    A-24
    Section 6.02 Proxy Statement/Prospectus; Registration
     Statement..............................................    A-25
    Section 6.03 Nasdaq Quotation...........................    A-25
    Section 6.04 Access to Information......................    A-25
    Section 6.05 Stockholders Meetings......................    A-25
    Section 6.06 Legal Conditions to Merger.................    A-26
    Section 6.07 Public Disclosure..........................    A-27
    Section 6.08 Reorganization.............................    A-27
    Section 6.09 Pooling Accounting.........................    A-27
    Section 6.10 Affiliate Agreements.......................    A-27
    Section 6.11 Nasdaq National Market Listing.............    A-27
    Section 6.12 Stock Plans; Warrants......................    A-27
    Section 6.13 Brokers or Finders.........................    A-28
    Section 6.14 Voting Agreements..........................    A-28
    Section 6.15 Headquarters; Officers and Directors.......    A-28
    Section 6.16 Comfort Letters from Seller's
     Accountants............................................    A-28
    Section 6.17 Comfort Letter from Buyer's Accountants....    A-28
    Section 6.18 Stock Option Agreement.....................    A-29
    Section 6.19 Indemnification............................    A-29
    Section 6.20 Control of Operations......................    A-29

ARTICLE VII
    CONDITIONS TO MERGER....................................    A-29
    Section 7.01 Conditions to Each Party's Obligation To
     Effect the Merger......................................    A-29
    Section 7.02 Additional Conditions to Obligations of
     Buyer and Sub..........................................    A-30
    Section 7.03 Additional Conditions to Obligations of
     Seller.................................................    A-31

ARTICLE VIII
    TERMINATION AND AMENDMENT...............................    A-32
    Section 8.01 Termination................................    A-32
    Section 8.02 Effect of Termination......................    A-33
    Section 8.03 Fees and Expenses..........................    A-33
    Section 8.04 Amendment..................................    A-34
    Section 8.05 Extension; Waiver..........................    A-34

                                                                PAGE
                                                              --------
ARTICLE IX
    MISCELLANEOUS...........................................    A-34
    Section 9.01 Nonsurvival of Representations, Warranties
     and Agreements.........................................    A-34
    Section 9.02 Notices....................................    A-34
    Section 9.03 Interpretation.............................    A-35
    Section 9.04 Counterparts...............................    A-35
    Section 9.05 Entire Agreement; No Third Party
     Beneficiaries..........................................    A-35
    Section 9.06 Governing Law..............................    A-35
    Section 9.07 Jurisdiction...............................    A-35
    Section 9.08 Assignment.................................    A-35
    Section 9.09 Severability...............................    A-36

Exhibit A     Form of Seller Stock Option Agreement
Exhibit B-1    Form of Seller Voting Agreement
Exhibit B-2    Form of Buyer Voting Agreement
Exhibit C-1    Form of Seller Affiliate Agreement
Exhibit C-2    Form of Buyer Affiliate Agreement
Exhibit D     Form of Employment Agreement

                            TABLES OF DEFINED TERMS

                                                                    CROSS REFERENCE
TERMS                                                                 IN AGREEMENT
-----                                                         ----------------------------

Acquisition Proposal........................................  Section 6.01(a)

Affiliate...................................................  Section 6.10

Affiliate Agreements........................................  Section 6.10

Agreement...................................................  Preamble

Alternative Transaction.....................................  Section 8.03(f)

Antitrust Laws..............................................  Section 6.06(b)

Bankruptcy and Equity Exception.............................  Section 3.03(a)

Buyer Balance Sheet.........................................  Section 4.04(b)

Buyer Class B common Stock..................................  Section 4.02(a)

Buyer Common Stock..........................................  Section 2.01(b)

Buyer Disclosure Schedule...................................  Article IV

Buyer Employee Plans........................................  Section 4.12(a)

Buyer Material Adverse Effect...............................  Section 4.01

Buyer Material Contracts....................................  Section 4.09

Buyer Meeting...............................................  Section 3.15

Buyer Preferred Stock.......................................  Section 4.02(a)

Buyer SEC Reports...........................................  Section 4.04(a)

Buyer Stock Plans...........................................  Section 4.02(a)

Buyer Voting Agreements.....................................  Preamble

Buyer Voting Proposal.......................................  Section 6.05(b)

                                                                    CROSS REFERENCE
TERMS                                                                 IN AGREEMENT
-----                                                         ----------------------------
Certificates................................................  Section 2.02(b)

Certificate of Merger.......................................  Section 1.01

Closing.....................................................  Section 1.02

Closing Date................................................  Section 1.02

Code........................................................  Preamble

Confidentiality Agreements..................................  Section 5.04

Constituent Corporations....................................  Section 1.03

Effective Time..............................................  Section 1.01

Environmental Law...........................................  Section 3.11(b)

ERISA.......................................................  Section 3.12(a)

Exchange Act................................................  Section 3.03(c)

Exchange Agent..............................................  Section 2.02(a)

Exchange Fund...............................................  Section 2.02(a)

Exchange Ratio..............................................  Section 2.01(c)

Governmental Entity.........................................  Section 3.03(c)

Hazardous Substance.........................................  Section 3.11(c)

HSR Act.....................................................  Section 3.03(c)

Indemnified Parties.........................................  Section 6.19(a)

IRS.........................................................  Section 3.07(b)

Joint Proxy Statement.......................................  Section 3.15

Material Leases.............................................  Section 3.08(a)

Merger......................................................  Preamble

NJBCA.......................................................  Preamble

Order.......................................................  Section 6.06(b)

Outside Date................................................  Section 8.01(b)

Owned Real Property.........................................  Section 3.08(b)

Permitted Acquisitions......................................  Sections 5.01(d) and 5.02(d)

Registration Statement......................................  Section 3.15

Rule 145....................................................  Section 6.10

SEC.........................................................  Section 3.03(c)

Securities Act..............................................  Section 3.04(a)

Seller Balance Sheet........................................  Section 3.04(b)

Seller Common Stock.........................................  Section 2.01

Seller Disclosure Schedule..................................  Article III

Seller Employee Plans.......................................  Section 3.12(a)

Seller Material Adverse Effect..............................  Section 3.01

Seller Material Contracts...................................  Section 3.09

                                                                    CROSS REFERENCE
TERMS                                                                 IN AGREEMENT
-----                                                         ----------------------------
Seller Meeting..............................................  Section 3.15

Seller Preferred Stock......................................  Section 3.02(a)

Seller SEC Reports..........................................  Section 3.04(a)

Seller Stock Option.........................................  Section 6.12(a)

Seller Stock Option Agreement...............................  Preamble

Seller Stock Plans..........................................  Section 3.02(a)

Seller Voting Agreements....................................  Preamble

Seller Voting Proposal......................................  Section 6.05(a)

Subsidiary..................................................  Section 3.01

Superior Proposal...........................................  Section 6.01(a)

Surviving Corporation.......................................  Section 1.03(i)

Tax.........................................................  Section 3.07(a)

Tax Returns.................................................  Section 3.07(a)

Taxes.......................................................  Section 3.07(a)

Third Party.................................................  Section 8.03(f)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 12, 1999, by and among Casella Waste Systems, Inc., a Delaware corporation ("Buyer"), Rutland Acquisition Sub, Inc., a New Jersey corporation and a direct, wholly-owned subsidiary of Buyer ("Sub"), and KTI, Inc., a New Jersey corporation ("Seller").

    WHEREAS, the Boards of Directors of Buyer and Seller deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer and Seller combine in order to advance the long-term business interests of Buyer and Seller;

    WHEREAS, the combination of Buyer and Seller shall be effected by the terms of this Agreement and in accordance with the New Jersey Business Corporation Act (the "NJBCA") through a merger of Sub into Seller, as a result of which the stockholders of Seller will become stockholders of Buyer (the "Merger");

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of Buyer to enter into this Agreement, Seller will execute a Stock Option Agreement in favor of Buyer in the form attached hereto as Exhibit A (the "Seller Stock Option Agreement");

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of the willingness of each of Buyer and Seller to enter into this Agreement, certain affiliates of each of Buyer and Seller will execute Voting Agreements in the form attached hereto as Exhibits B-1 and B-2, respectively (the "Seller Voting Agreements" and the "Buyer Voting Agreements");

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the NJBCA (the "Certificate of Merger") shall be duly executed and acknowledged by the Surviving Corporation (as defined below) and thereafter delivered to the Treasurer of the State of New Jersey for filing, as soon as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Treasurer of the State of New Jersey (the "Effective Time").

    SECTION 1.02 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Buyer and Seller (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Buyer and Seller.

    SECTION 1.03 EFFECTS OF THE MERGER. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Seller (Sub and Seller are sometimes referred to below as the "Constituent Corporations" and Seller following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Seller shall be amended so that Article Three of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, $.01 par value per share", and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. The Merger shall have the effects set forth in
Section 14 A: 10-6 of the NJBCA.

    SECTION 1.04 DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Martin Sergi will also be a director and an officer of the Surviving Corporation.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    SECTION 2.01 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the common stock, no par value per share, of Seller ("Seller Common Stock"), or capital stock of Sub:

        (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

        (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of Seller Common Stock that are owned by Seller as treasury stock and any shares of Seller Common Stock owned by Buyer, Sub or any other wholly-owned Subsidiary (as defined in Section 3.01) of Buyer shall be cancelled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Class A Common Stock, $.01 par value per share, of Buyer ("Buyer Common Stock") owned by Seller shall be unaffected by the Merger.

        (c) Exchange Ratio for Seller Common Stock. Subject to Section 2.02, each issued and outstanding share of Seller Common Stock (other than shares to be cancelled in accordance with Section 2.01(b) and any shares of Seller Common Stock which are held by shareholders who are dissenting shareholders pursuant to Section 14 A: 11-3 of the NJBCA), shall be converted into the right to receive .91 shares (the "Exchange Ratio") of Buyer Common Stock. All such shares of Seller Common Stock when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

        (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Seller Common Stock occurring after the date hereof and prior to the Effective Time.

    SECTION 2.02 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Seller Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

        (a) Exchange Agent. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and Seller (the "Exchange Agent"), for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent,
    (i) certificates representing the shares of Buyer Common Stock (such shares of

    Buyer Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Seller Common Stock, and (ii) cash in an amount sufficient to make payments of cash in lieu of fractional shares, if any, required pursuant to Section 2.02(e).

        (b) Exchange Procedures. Promptly after the Effective Time, Buyer shall instruct the Exchange Agent and the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Buyer and Seller may reasonably specify) and
    (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this
    Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Certificate representing such Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
    Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock and cash in lieu of any fractional shares of Buyer Common Stock as contemplated by this
    Section 2.02.

        (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection
    (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

        (d) No Further Ownership Rights in Seller Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Seller on such shares of Seller Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

        (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of Buyer Common Stock, as reported on the Nasdaq National Market, on each of the ten trading days immediately preceding the Closing Date.

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller who have not previously complied with this Section
    2.02 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

        (g) No Liability. To the extent permitted by applicable law, neither Buyer nor Seller shall be liable to any holder of shares of Seller Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h) Withholding Rights. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Surviving Corporation or Buyer, as the case may be.

        (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Buyer and Sub that the statements contained in this Article III are true and correct, except as set forth herein and in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

    SECTION 3.01 ORGANIZATION OF SELLER. Seller and each of its Subsidiaries (as defined below) which is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Seller and its Subsidiaries, taken as a whole (a "Seller Material Adverse Effect"); provided, however, that for purposes of this Agreement, any adverse change in the stock price of Seller, as quoted on the Nasdaq National Market, shall not be taken into account in determining whether there has been or would be a "Seller Material Adverse Effect" on or with respect to Seller and its Subsidiaries, taken as a whole. Each of Seller's Subsidiaries which is a limited partnership or a limited liability company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite statutory power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the failure to be so qualified would have a Seller Material Adverse Effect. Except as set forth in the Seller SEC Reports (as defined in Section 3.04(a)) filed on or prior to the date hereof and except for inactive Subsidiaries, neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Seller and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or member (excluding partnerships and limited liability companies, the general partnership or membership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership or limited liability company liability company or veto rights with respect to decisions made by or on behalf of such partnership or limited liability company), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    SECTION 3.02 SELLER CAPITAL STRUCTURE.

    (a) The authorized capital stock of Seller consists of 40,000,000 shares of Common Stock ("Seller Common Stock") and 10,000,000 shares of Preferred Stock, ("Seller Preferred Stock"). As of November 30, 1998, (i) 13,263,960 shares of Seller Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Seller Common Stock were held in the treasury of Seller or by Subsidiaries of Seller, and (iii) no shares of Seller Preferred Stock were issued and outstanding. The Seller Disclosure Schedule shows the number of shares of Seller Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of November 30, 1998 and the plans under which such options were granted, if applicable (collectively, the "Seller Stock Plans"). No material change in such capitalization has occurred between November 30, 1998 and the date of this Agreement. All shares of Seller Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Seller Common Stock, Seller Preferred Stock, or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock or other equity interests of or in each of Seller's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) and other equity interests are owned by Seller or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seller's voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 3.02 or as reserved for future grants of options and warrants under the Seller Stock Plans, there are no equity securities of any class of Seller or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Seller, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Seller or any Subsidiary other than the Seller Voting Agreements.

    (c) No consent of the holders of the Seller Stock Options or Warrants (as defined in Section 6.12) is required in connection with the conversion of the Seller Stock Options or Warrants into options or warrants, as the case may be, to acquire Buyer Common Stock in accordance with Section 6.12.

    SECTION 3.03 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by Seller's stockholders under the NJBCA. Assuming the Buyer's representations and warranties contained in Article IV hereof are true, the vote of Seller's stockholders required to approve this Agreement and the Merger is a majority of the votes cast by the holders of Seller Common Stock on the record date for the Seller Meeting (as defined in Section 3.15), at which a quorum is present. This Agreement and the Seller Stock Option Agreement have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

    (b) The execution and delivery of this Agreement and the Seller Stock Option Agreement by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its Subsidiaries or any of its or their properties or assets, except in the case of
(ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Seller Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"), (ii) the filing of the Certificate of Merger with the New Jersey Treasurer, (iii) the filing of the Joint Proxy Statement (as defined in Section
3.15 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially interfere with the operations of any material facility of Seller or otherwise be reasonably likely to have a Seller Material Adverse Effect.

    SECTION 3.04 SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Seller has filed and made available to Buyer all forms, reports and documents required to be filed by Seller with the SEC since January 1, 1996 other than registration statements on Form S-8 (collectively, the "Seller SEC Reports"). The Seller SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Seller's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Seller SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Seller and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be

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
material in amount. The unaudited balance sheet of Seller as of September 30, 1998 is referred to herein as the "Seller Balance Sheet."

    SECTION 3.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since September 30, 1998 in the ordinary course of business consistent with past practices, Seller and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Seller Material Adverse Effect.

    SECTION 3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, since the date of the Seller Balance Sheet, Seller and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Seller and its Subsidiaries, taken as a whole that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller or any of its Subsidiaries having a Seller Material Adverse Effect; (iii) any material change by Seller in its accounting methods, principles or practices to which Buyer has not previously consented in writing; (iv) any revaluation by Seller of any of its assets having a Seller Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

    SECTION 3.07 TAXES.

    (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities, including without limitation, income, gross receipts, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, personal property, real property, worker's compensation, license, lease, service, service use, severance, windfall profits, customs and other taxes, together with all interest, fines, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    (b) Seller and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i),
(ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. The unpaid Taxes of the Seller and each of its Subsidiaries for tax periods through the Seller Balance Sheet date do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the Seller Balance Sheet by an amount that would have a Seller Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Seller, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect. Seller and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. There are no liens for Taxes upon the assets of Seller or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect.

    (c) Seller is not and never has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated or combined Tax Returns, under operation of certain state laws as a result of being a member of a combined, consolidated or unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Seller and its Subsidiaries nor does Seller owe any amount under any such agreement.

    (d) Neither Seller nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Seller or the Subsidiaries are subject to an election under Section 341(f) of the Code.

    (e) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (f) Neither Seller nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

    SECTION 3.08 PROPERTIES.

    (a) Seller has provided to Buyer a true and complete list of all real property leased by Seller or its Subsidiaries pursuant to leases providing for the occupancy of facilities in excess of 10,000 square feet (collectively "Material Lease(s)") and the location of the premises. With respect to each such Material Lease: (i) the lease is legal, valid, binding, enforceable against Seller subject to the Bankruptcy and Equity Exception, and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither Seller nor, to the Seller's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses (i) through (iv) that the same is not reasonably likely to have a Seller Material Adverse Effect.

    (b) Seller has provided to Buyer a true and complete list of all real property that Seller or any of its Subsidiaries owns (the "Owned Real Property"). With respect to each such parcel of Owned Real Property (a) Seller or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; (b) there are no (i) condemnation proceedings pending or, to Seller's knowledge, threatened relating to such parcel or (ii) litigation or administrative actions pending or, to Seller's knowledge, threatened relating to such parcel; (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements located thereon are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land as heretofore used; and such parcel is not subject to any restriction for which any permits or licenses necessary to the use thereof as heretofore used have not been obtained; (d) there are no leases, subleases or agreements granting to any party or parties the right of use or occupancy of any portion of such parcel; and (e) to Seller's knowledge, each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement; (ii) for structural support or the furnishing of any essential building systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating and air conditioning systems; or
(iii) to fulfill the requirements of any lease. To Seller's knowledge, no building or other improvement not included in the parcel relies on any part of the parcel to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such parcel is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

    SECTION 3.09 AGREEMENTS, CONTRACTS AND COMMITMENTS. Seller has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Seller SEC Reports or any other agreement, contract or commitment, the termination of which would have a Seller Material Adverse Effect ("Seller Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Seller Material Adverse Effect. Each Seller Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Seller Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. None of the Seller Material Contracts is currently being renegotiated, and Seller has no knowledge that any Seller Material Contract will be the subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

    SECTION 3.10 LITIGATION. Except as described in the Seller SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Seller pending or as to which Seller has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

    SECTION 3.11 ENVIRONMENTAL MATTERS.

    (a) Except as disclosed in the Seller SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect: (i) Seller and its Subsidiaries have complied and are currently in compliance with all applicable Environmental Laws (as defined in Section 3.11(b)); (ii) the properties currently owned or operated by Seller and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.11(c));
(iii) the properties formerly owned or operated by Seller or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Seller or any of its Subsidiaries; (iv) neither Seller nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Seller nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither Seller nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Seller or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Seller nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Seller or any of its

Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, operation or transfer of any property or facility of Seller pursuant to any Environmental Law.

    (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources,
(B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons, property or the environment.

    (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law;
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    SECTION 3.12 EMPLOYEE BENEFIT PLANS.

    (a) Seller has listed in Section 3.12 of the Seller Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, welfare, fringe benefit and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Seller, any Subsidiary, or any entity which is a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Seller, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code, of which includes the Seller, or any Subsidiary of Seller (together, the "Seller Employee Plans").

    (b) With respect to each Seller Employee Plan, Seller has made available to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement), (ii) such Seller Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Seller Employee Plan and (iv) the most recent actuarial report or valuation relating to a Seller Employee Plan subject to Title IV of ERISA.

    (c) With respect to the Seller Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Seller Material Adverse Effect under ERISA, the Code or any other applicable law.

    (d) With respect to the Seller Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Seller, which obligations are reasonably likely to have a Seller Material Adverse Effect.

    (e) Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Seller nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former officer or other key employee of Seller or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Seller providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (f) There are no pending, or threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity, against or involving any Seller Benefit Plan; any Seller Benefit Plan intended to be qualified under
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

    SECTION 3.13 COMPLIANCE WITH LAWS. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect. No officer or director of Seller or any of its Subsidiaries or holder of greater than 5% of the outstanding capital stock of Seller would disqualify Buyer from obtaining any permits necessary for the business of Buyer or disqualify Seller or Buyer from bidding on or being awarded any government contract.

    SECTION 3.14 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Seller nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would
(i) prevent Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

    SECTION 3.15 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by Seller for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Buyer and Seller in connection with the meeting of Seller's stockholders to consider this Agreement and the Merger (the "Seller Meeting") and in connection with the meeting of Buyer's stockholders (the "Buyer Meeting") to consider the issuance of shares of Buyer Common Stock pursuant to the Merger (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Seller or Buyer, at the time of the Seller Meeting and the Buyer Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting or the Buyer Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Seller shall promptly inform Buyer.

    SECTION 3.16 LABOR MATTERS. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Seller or any of its Subsidiaries the subject of any material proceeding asserting that Seller or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Seller, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Seller or any of its Subsidiaries.

    SECTION 3.17 NO EXISTING DISCUSSIONS. As of the date hereof, Seller is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01(a)).

    SECTION 3.18 OPINION OF FINANCIAL ADVISOR. The financial advisors of Seller, Credit Suisse First Boston Corporation and CIBC World Markets Corp., have each delivered to the Board of Directors of Seller an opinion dated the date of this Agreement to the effect that the Exchange Ratio in the Merger is fair to the holders of Seller Common Stock from a financial point of view.

    SECTION 3.19 ANTI-TAKEOVER LAWS. Assuming the accuracy of the representations and warranties set forth in Article IV hereto, Seller has taken all actions necessary such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

    Buyer and Sub jointly and severally represent and warrant to Seller that the statements contained in this Article IV are true and correct, except as set forth herein in the disclosure schedule delivered by Buyer and Sub to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

    SECTION 4.01 ORGANIZATION OF BUYER AND SUB. Buyer and Sub and each of Buyer's other Subsidiaries which is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole (a "Buyer Material Adverse Effect"); provided, however, that for purposes of this Agreement, any adverse change in the stock price of Buyer, as quoted on the Nasdaq National Market, shall not be taken into account in determining whether there has been or would be an "Buyer Material Adverse Effect" on or with respect to Buyer and its Subsidiaries, taken as a whole. Each of Buyer's Subsidiaries which is a limited partnership or a limited liability company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite statutory power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign limited partnership or foreign limited liability company, as the case may be, in each jurisdiction in which the failure to be so qualified would have a Buyer's Material Adverse Effect. Except as set forth in the Buyer SEC Reports (as defined in Section 4.04(a)) filed prior to the date hereof, neither Buyer nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Buyer and comprising less than five percent (5%) of the outstanding stock of such company.

    SECTION 4.02 BUYER CAPITAL STRUCTURE.

    (a) The authorized capital stock of Buyer consists of (i) 100,000,000 shares of Buyer Common Stock, (ii) 1,000,000 shares of Class B Common Stock, $.01 par value ("Buyer Class B Common Stock"), and (iii) 1,000,000 shares of Preferred Stock, $.01 par value (the "Buyer Preferred Stock"). As of November 30, 1998, there were outstanding 13,819,473 shares of Buyer Common Stock, 988,200 shares of Buyer Class B Common Stock, and no shares of Buyer Preferred Stock. The Buyer Disclosure Schedule shows the number of shares of Buyer Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of October 31, 1998, and the plans under which such options were granted (collectively, the "Buyer Stock Plans"). There are no shares of Buyer Class B Common Stock reserved for future issuance. Except for the issuance of additional shares of Buyer Common Stock in acquisitions as set forth in the Buyer Disclosure Schedule, no material change in such capitalization has occurred between November 30, 1998 and the date of this Agreement. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. The shares of Buyer Common Stock to be issued in the Merger will, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock, Buyer Class B Common Stock, Buyer Preferred Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Buyer's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Buyer or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Buyer' voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Buyer Stock Plans, there are no equity securities of any class of Buyer or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Buyer, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Buyer.

    SECTION 4.03 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Each of Buyer and the Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Buyer and Sub

(including the approval of the Merger by Buyer as the sole stockholder of Sub), subject only to the approval of the Buyer Voting Proposal (as defined in Section 6.05(b)) by Buyer's stockholders. The vote of Buyer's stockholders required to approve the Buyer Voting Proposal is a majority of the total votes cast on the proposal in person or by proxy. This Agreement has been duly executed and delivered by each of Buyer and Sub and constitutes the valid and binding obligation of each of Buyer and Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (b) The execution and delivery of this Agreement by each of Buyer and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or Sub,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the New Jersey Treasurer, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the approval by the Nasdaq National Market of the listing of the shares of Buyer Common Stock to be issued in the transactions contemplated by this Agreement, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not interfere with the operation of any facility of Buyer or otherwise be reasonably likely to have a Buyer Material Adverse Effect.

    SECTION 4.04 SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Buyer has filed and made available to Seller all forms, reports and documents required to be filed by Buyer with the SEC since January 1, 1996 other than registration statements on Form S-8 (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved

(except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Buyer as of October 31, 1998 is referred to herein as the "Buyer Balance Sheet."

    SECTION 4.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since October 31, 1998 in the ordinary course of business consistent with past practices, Buyer and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect.

    SECTION 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof, since the date of the Buyer Balance Sheet, Buyer and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business or properties of Buyer and its Subsidiaries, taken as a whole, that has had, or is reasonably likely to have, a Buyer Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer or any of its Subsidiaries having a Buyer Material Adverse Effect; (iii) any material change by Buyer in its accounting methods, principles or practices to which Seller has not previously consented in writing; (iv) any revaluation by Buyer of any of its assets having a Buyer Material Adverse Effect; or (v) any other action or event that would have required the consent of Seller pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement.

    SECTION 4.07 TAXES.

    (a) Buyer and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i),
(ii) or (iii) for any such filings, payments or accruals which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. The unpaid Taxes of the Buyer and each of its Subsidiaries for tax periods through the Buyer Balance Sheet date do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the Buyer Balance Sheet by an amount that would have a Buyer Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Buyer, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. Buyer and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect. There are no liens for Taxes upon the assets of Buyer or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

    (b) Buyer is not and never has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated or combined Tax Returns, under operation of certain state laws as a result of being a member of a combined, consolidated or unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Buyer and its Subsidiaries nor does Buyer owe any amount under any such agreement.

    (c) Neither Buyer nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Buyer or the Subsidiaries are subject to an election under Section 341(f) of the Code.

    (d) Neither Buyer nor any of its Subsidiaries has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (e) Neither Buyer nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

    SECTION 4.08 PROPERTIES.

    (a) Buyer has provided to Seller a true and complete list of all Material Leases of Buyer and its Subsidiaries and the location of the premises. With respect to each Material Lease of Buyer: (i) the lease is legal, valid, binding, enforceable and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable against Buyer subject to the Bankruptcy and Equity exception, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;
(iii) neither Buyer nor, to the Buyer's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iv) Buyer has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; except, in the case of clauses
(i) through (iv) that the same is not reasonably likely to have a Seller Material Adverse Effect.

    (b) Buyer has provided to Seller a true and complete list of all Owned Real Property owned by Buyer and its Subsidiaries. With respect to any item of real property owned by Buyer: (a) Buyer or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; (b) there are no (i) condemnation proceedings pending or, to Buyer's knowledge, threatened relating to such parcel or (ii) litigation or administrative actions pending or, to Buyer's knowledge, threatened relating to such parcel; (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements located thereon are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land as heretofore used; and such parcel is not subject to any restriction for which any permits or licenses necessary to use thereof as heretofore used have not been obtained; (d) there are no leases, subleases or agreements granting to any party or parties the right of use or occupancy of any portion of such parcel; and (e) to Buyer's knowledge, each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement; (ii) for structural support or the furnishing of any essential building systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating and air conditioning systems; or (iii) to fulfill the requirements of any lease. To Buyer's knowledge, no building or other improvement not included in the parcel relies on any part of the parcel to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such parcel is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

    SECTION 4.09 AGREEMENTS, CONTRACTS AND COMMITMENTS. Buyer has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Buyer SEC Reports or any other agreement, contract or commitment the termination of which would have a Buyer Material Adverse Effect ("Buyer Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. Each Buyer Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Buyer Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. None of the Buyer Material Contracts is currently being renegotiated, and Buyer has no knowledge that any Buyer Material Contract will be subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

    SECTION 4.10 LITIGATION. Except as described in the Buyer SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Buyer pending or as to which Buyer has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

    SECTION 4.11 ENVIRONMENTAL MATTERS. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect: (i) Buyer and its Subsidiaries have complied and are currently in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Buyer and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Buyer or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Buyer or any of its Subsidiaries; (iv) neither Buyer nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Buyer nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance;
(vi) neither Buyer nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Buyer or any of its Subsidiaries may be in violation of or liable under any Environmental Law;
(vii) neither Buyer nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and
(viii) there are no circumstances or conditions involving Buyer or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, operation or transfer of any property or facility of Buyer pursuant to any Environmental Law.

    SECTION 4.12 EMPLOYEE BENEFIT PLANS.

    (a) Buyer has listed in Section 4.12 of the Buyer Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, welfare, fringe benefit and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Buyer, any Subsidiary of Buyer, or any ERISA Affiliate of Buyer (together, the "Buyer Employee Plans"). With respect to each Buyer Employee Plan, Buyer has made available to Seller, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS (and the related financial statement), (ii) such Buyer Employee Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such Buyer Employee Plan and (iv) the most recent actuarial report or valuation relating to a Buyer Employee Plan subject to Title IV of ERISA.

    (b) With respect to the Buyer Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Buyer, there exists no condition or set of circumstances in connection with which Buyer could be subject to any liability that is reasonably likely to have a Buyer Material Adverse Effect under ERISA, the Code or any other applicable law.

    (c) With respect to the Buyer Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Buyer, which obligations are reasonably likely to have a Buyer Material Adverse Effect.

    (d) There are no pending, or threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity, against or involving any Buyer Benefit Plan; any Buyer Benefit Plan intended to be qualified under
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would adversely affect such qualification.

    (e) Except as disclosed in Buyer SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Buyer nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former officer or other key employee of Buyer or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Buyer of the nature contemplated by this Agreement, (ii) agreement with any current or former officer of Buyer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (f) At no time has the Buyer or any Subsidiary of Buyer been obligated to contribute to any "multiemployer plan" (as defined in Section 4001 or ERISA).

    SECTION 4.13 COMPLIANCE WITH LAWS. Buyer has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect. No officer or director of Buyer or any of its Subsidiaries or holder of greater than 5% of the outstanding capital stock of Buyer would disqualify Seller from obtaining any permits necessary for the business of Seller or disqualify Buyer or Seller from bidding on or being awarded any government contract.

    SECTION 4.14 ACCOUNTING AND TAX MATTERS. To its knowledge, after consulting with its independent auditors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Buyer from accounting for the business combination to be effected by the Merger as a pooling of interests, or (ii) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

    SECTION 4.15 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information in the Registration Statement (except for information supplied by Seller for inclusion in the Registration Statement, as to which Buyer makes no representation) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information supplied by Seller for inclusion in the Joint Proxy Statement, as to which Buyer makes no representation) in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Buyer or Seller, at the time of the Buyer Meeting and the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Meeting or the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Buyer shall promptly inform Seller.

    SECTION 4.16 LABOR MATTERS. Neither Buyer nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Buyer or any of its Subsidiaries the subject of any material proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Buyer, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Buyer or any of its Subsidiaries.

    SECTION 4.17 OPINION OF FINANCIAL ADVISOR. The financial advisor of Buyer, Donaldson, Lufkin & Jenrette Securities Corporation has delivered to Buyer an opinion dated the date of this Agreement, to the effect that the, Exchange Ratio is fair to Buyer and its stockholders from a financial point of view.

    SECTION 4.18 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

    SECTION 4.19 NO SELLER STOCK. Neither the Buyer nor any of its affiliates or Subsidiaries directly or indirectly beneficially owns any Seller Common Stock.

                                   ARTICLE V
                              CONDUCT OF BUSINESS

    SECTION 5.01 COVENANTS OF SELLER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Seller shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Buyer:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any such options except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement;

    (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

    (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees, which options represent in the aggregate the right to acquire no more than 100,000 shares (net of cancellations) of Seller Common Stock, (ii) the issuance of shares of Seller Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement, (iii) the issuance of shares of Seller Common Stock pursuant to the conversion of debt securities outstanding on the date of this Agreement, or (iv) to the sellers of businesses acquired by Seller in Seller Permitted Acquisitions (as defined below);

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business) other than (i) acquisitions of businesses in the Seller's existing lines of business, individually having annual revenues of not greater than $10 million, and collectively having revenues not greater than $20 million, or (ii) acquisitions set forth on the list given by Seller to Buyer in writing on or prior to the date hereof (such acquisitions described in clauses (i) or (ii) being referred to as "Seller Permitted Acquisitions");

    (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for sales of inventory in the ordinary course of business;

    (f) (i) Except to the extent required under applicable law or the terms of a collective bargaining agreement, increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers,
(iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses based on the performance of Seller and its employees during the Seller's 1998 fiscal year which are consistent in nature and amount with Seller's bonus payments for its prior year or in accordance with contracts in effect on the date hereof (except that any bonus to Martin Sergi shall not be based on a percentage of income or similar arrangement);

    (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

    (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price or payments for non-

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
competition covenants to sellers of acquired businesses in connection with the Seller Permitted Acquisitions; or

    (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

    (j) Except in the ordinary course of business, modify, amend or terminate any Seller Material Contract or waive, release or assign any material rights or claims;

    (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

    (l) Change its methods of accounting as in effect at September 30, 1998;

    (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by Seller to Buyer;

    (n) Make any cash disbursement exceeding $1 million for any single item or related series of items except as expressly set forth in the Seller Disclosure Schedule or except as consistent with the capital budget furnished by Seller to Buyer;

    (o) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

    (p) Adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

    (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

    SECTION 5.02 COVENANTS OF BUYER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself and its respective Subsidiaries (except to the extent that Seller shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, Buyer shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Seller:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of any employee stock plans or any related agreements in effect as of the date of this Agreement;

    (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to existing or new employees, which options represent in the aggregate the right to acquire no more than 100,000 shares (net of cancellations) of Buyer Common Stock, (ii) the issuance of shares of Buyer Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement, or (iii) to the sellers of businesses acquired by Buyer in Buyer Permitted Acquisitions (as defined below);

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business) other than (i) acquisitions of businesses in the Buyer's existing lines of business, individually having annual revenues of not greater than $10 million, and collectively having revenues not greater than $20 million, or (ii) acquisitions set forth on the list given by Buyer to Seller in writing on or prior to the date hereof (such acquisitions described in clauses (i) or (ii) being referred to as "Buyer Permitted Acquisitions");

    (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for sales of inventory in the ordinary course of business;

    (f) (i) Except to the extent required under applicable law or the terms of a collective bargaining agreement, increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers,
(iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses;

    (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

    (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price or payments for non-competition covenants to sellers of acquired businesses in connection with the Buyer Permitted Acquisitions; or

    (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

    (j) Except in the ordinary course of business, modify, amend or terminate any Buyer Material Contract or waive, release or assign any material rights or claims;

    (k) Make any Tax election, settle or compromise any Tax liability or amend any Tax return;

    (l) Change its methods of accounting as in effect at October 31, 1998;

    (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by Buyer to Seller;

    (n) Make any cash disbursement exceeding $1 million for any single item or related series of items, except as expressly set forth in the Buyer Disclosure Schedule or except as consistent with the capital budget furnished by Buyer to Seller;

    (o) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

    (p) Adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby; or

    (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (p) above.

    SECTION 5.03 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

    SECTION 5.04 CONFIDENTIALITY. The parties acknowledge that Buyer and Seller have previously executed Confidentiality Agreements dated as of May 13, 1998 and November 19, 1998, respectively (the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms, except as expressly modified herein.

    SECTION 5.05 NOTICES OF CERTAIN EVENTS. Each of Buyer and Seller shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice of other communication from any Governmental Entity in connection with the Merger; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Buyer or Seller or their respective Subsidiaries that relate to the consummation of the Merger.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01 NO SOLICITATION.

    (a) Seller shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party solicit, initiate, or encourage (including by the way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer to acquire all or any substantial part of the business or properties of the Seller or any capital stock of the Seller, whether by merger, consolidation, business combination, purchase of substantial assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"); provided, however, that if the Board of Directors of Seller determines in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, Seller, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this section, and (ii) is more favorable than the transaction contemplated by this Agreement (a "Superior Proposal"), may (x) furnish non-public information with respect to Seller to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal.

    The Board of Directors of Seller shall not (1) withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless there is a Superior Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior Proposal or (3) cause Seller to enter into any letter of intent, agreement in principle or other agreement with respect to an Acquisition Proposal unless the Board of Directors of Seller shall have (x) determined in good faith, based on the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Seller's stockholders under applicable law, and (y) terminated this Agreement pursuant to the termination provisions.

    Nothing contained in this Section shall prohibit Seller from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act with regard to an Acquisition Proposal.

    (b) Seller shall notify Buyer immediately after receipt by Seller (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Seller shall continue to keep Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

    SECTION 6.02 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and file with the SEC the Joint Proxy Statement, and Buyer shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Buyer may delay the filing of the Registration Statement until the Joint Proxy Statement is cleared by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable.

    (b) Buyer and Seller shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

    SECTION 6.03 NASDAQ QUOTATION. Seller agrees to use reasonable efforts to continue the quotation of Seller Common Stock on the Nasdaq National Market during the term of this Agreement.

    SECTION 6.04 ACCESS TO INFORMATION. Upon reasonable notice, Seller and Buyer shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Seller and Buyer shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    SECTION 6.05 STOCKHOLDERS MEETINGS.

    (a) The Seller, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Seller Voting Proposal"). The Board of Directors of the Seller shall (i) recommend approval and adoption of the Seller Voting Proposal by the stockholders of the Seller and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Board of Directors of Seller may withdraw such recommendation if (but only if) (i) the Board of Directors of Seller has received a Superior Proposal and (ii) such Board of Directors determines in good faith, based upon the advice of outside legal counsel, that it is required, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of Seller.

    (b) Buyer, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective, the Buyer Meeting for the purpose of voting to approve the issuance of the shares of Buyer Common Stock to be issued in the Merger (the "Buyer Voting Proposal"). The Board of Directors of Buyer shall (i) recommend approval of the Buyer Voting Proposal and include in the Joint Proxy Statement such recommendation and
(ii) take all reasonable and lawful action to solicit and obtain such approval.

    SECTION 6.06 LEGAL CONDITIONS TO MERGER.

    (a) Seller and Buyer shall use their respective reasonable best efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws,
(B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

    (b) Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer and Seller shall mutually direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, and shall afford each other a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 6.06, neither Seller, Buyer nor any of their respective Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, or (ii) take any action under this Section 6.06 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

    (c) Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

    SECTION 6.07 PUBLIC DISCLOSURE. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    SECTION 6.08 REORGANIZATION. Buyer and Seller shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 6.09 POOLING ACCOUNTING. From and after the date hereof and until the Effective Time, neither Seller nor Buyer, nor any of their respective Subsidiaries, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

    SECTION 6.10 AFFILIATE AGREEMENTS. Upon the execution of this Agreement, Buyer and Seller will provide each other with a list of those persons who are, in Buyer's or Seller's respective reasonable judgment, "affiliates" of Buyer or Seller, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of Buyer or Seller within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Buyer and Seller shall provide each other such information and documents as Seller or Buyer shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller and Buyer have each delivered or caused to be delivered to each other, prior to the execution of this Agreement, from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit C-1 (in the case of Seller Affiliates) and Exhibit C-2 (in the case of Buyer Affiliates) (collectively, the "Affiliate Agreements"). Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by such Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer).

    SECTION 6.11 NASDAQ NATIONAL MARKET LISTING. Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the Nasdaq National Market, subject to official notice of issuance, on or prior to the Closing Date.

    SECTION 6.12 STOCK PLANS; WARRANTS.

    (a) Except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger, at the Effective Time, each outstanding option to purchase shares of Seller Common Stock (or "Seller Stock Option") under the Seller Stock Plans, whether vested or unvested, and each warrant to purchase shares of Seller Common Stock ("Warrant") shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such Seller Stock Option or Warrant, the same number of shares of Buyer Common Stock as the holder of such Seller Stock Option or Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time, at a price per share of Buyer Common Stock equal to (y) the exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option or Warrant immediately prior to the Effective Time divided by (z) the Exchange Ratio in accordance with the foregoing.

    (b) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in the Seller Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Seller Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger).

    (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under Seller Stock Plans assumed in accordance with this Section 6.12. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    SECTION 6.13 BROKERS OR FINDERS. Each of Buyer and Seller represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except for Credit Suisse First Boston Corporation and CIBC World Markets Corp., whose fees and expenses will be paid by Seller in accordance with Seller's agreements with such firms (copies of which have been delivered by Seller to Buyer prior to the date of this Agreement), and Donaldson, Lufkin & Jenrette, whose fees and expenses will be paid by Buyer in accordance with Buyer's agreement with such firm (a copy of which has been delivered by Buyer to Seller prior to the date of this Agreement).

    SECTION 6.14 VOTING AGREEMENTS. Prior to the execution of this Agreement, each of the individuals and entities listed on Schedule 6.14 shall have executed a voting agreement in the forms attached as Exhibits B-1 and B-2 and such agreement shall be in full force and effect.

    SECTION 6.15 HEADQUARTERS; OFFICERS AND DIRECTORS. Buyer's headquarters following the Merger shall remain in Rutland, Vermont. Buyer shall take such action so that the officers and directors of Buyer following the Effective Time shall be as listed on Schedule 6.15.

    SECTION 6.16 COMFORT LETTERS FROM SELLER'S ACCOUNTANTS. Seller shall use reasonable efforts to cause to be delivered to Buyer and Seller a letter of Ernst & Young, LLP, Seller's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    SECTION 6.17 COMFORT LETTER FROM BUYER'S ACCOUNTANTS. Buyer shall use reasonable efforts to cause to be delivered to Seller and Buyer a letter of Arthur Andersen LLP, Buyer's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Seller, in form reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    SECTION 6.18 STOCK OPTION AGREEMENT. Seller agrees to fully perform its obligations under the Seller Stock Option Agreement.

    SECTION 6.19 INDEMNIFICATION.

    (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director, officer, trustee, fiduciary, employee or agent of Seller and each Subsidiary of Seller and each such person who served at the request of the Seller or any Seller Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Seller would have been permitted under New Jersey law including, without limitation, the indemnification provisions permitted under Section 14A: 3-5(8) of the NJBCA and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Buyer and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

    (b) For a period of six years after the Effective Time, Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Seller's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Buyer) with coverage in amount and scope at least as favorable to such persons as Seller's existing coverage.

    (c) The provisions of this Section 6.19 are intended to be an addition to the rights otherwise available to the current officers and directors of Seller by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives (it being expressly agreed that each such party shall be a third party beneficiary of this Section 6.19.

    SECTION 6.20 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Seller or its Subsidiaries prior to the Effective Time. Nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII
                              CONDITIONS TO MERGER

    SECTION 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) Stockholder Approval. The Seller Voting Proposal shall have been approved and adopted by the affirmative vote of the holders of a majority of the votes cast by the holders of Seller Common Stock outstanding on the record date for the Seller Meeting, at which a quorum is present; and the Buyer Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the votes cast by the holders of Buyer Common Stock present or represented at the Buyer Meeting at which a quorum is present.

        (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (c) Approvals. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or Seller Material Adverse Effect shall have been filed, been obtained or occurred.

        (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (e) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order) or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (f) Pooling Letters. Buyer and Seller shall have received letters from Ernst & Young LLP, and Arthur Andersen LLP, regarding the concurrence of such accountants with Buyer's and Seller's management's conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, as contemplated to be effected as of the date of the letters, it being agreed that Buyer and Seller shall each provide reasonable cooperation to Ernst & Young LLP and Arthur Andersen LLP to enable them to issue such letters.

        (g) Nasdaq National Market Listing. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

    SECTION 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER AND SUB. The obligations of Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer and Sub:

        (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Buyer shall have received a certificate signed on behalf of Seller by the President and the Chief Financial Officer of Seller to such effect.

        (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller to such effect.

        (c) Permits and Licenses. All material permits, licenses and other governmental authorizations required for Buyer to conduct Seller's business in the same manner as conducted prior to the Effective Time and as contemplated to be conducted subsequent to the Merger shall be in full force and effect, and any necessary approvals for the continued effectiveness of such permits, licenses and authorizations subsequent to the Effective Time shall have been obtained.

        (d) Termination of Seller's 401(k) Plans. Except as set forth in the last sentence of this paragraph (d), Seller and all its Subsidiaries will have taken all action necessary to terminate any Seller Employee Plan which was ever intended to meet the requirements of Section 401(k) of the Code and which has not been previously terminated (all such Seller Employee Plans, whether or not previously terminated to be referred to as the "401(k) Plans") and to distribute as soon as administratively possible, the assets of such 401(k) Plans in accordance with the terms of applicable law and such 401(k) Plans; provided that no such distribution shall be made prior to
    (i) obtaining an affirmative ruling from the Internal Revenue Service with respect to each such 401(k) Plan, in response to a filing on Form 5310, concerning the qualified status of each such 401(k) Plan at the time of such termination, (ii) filing any required reports and paying any penalties or excise taxes with respect to such 401(k) Plans, and (iii) correcting any administrative or documentary problem with respect to any 401(k) Plan in accordance with the provisions of Internal Revenue Service Revenue Procedure 98-22. Notwithstanding the foregoing, (i) no distribution of any plan assets is required to be made which would result in any early distribution penalties, and (ii) the KTI 401(k) Savings and Investment Plan, the Timber Energy Investments 401(k) Plan and the Total Waste Management 401(k) Plan shall not be terminated prior to the Closing Date.

        (e) Dissenting Shareholders. The shares of Seller Common Stock held by dissenting shareholders shall not exceed 10% of the shares of Seller Common Stock issued and outstanding on the Closing Date.

        (f) Sergi Bonus Arrangement. Seller shall have amended any agreement with Martin Sergi to delete a bonus arrangement based on percentage of income or any similar arrangement, which amendment shall be reasonably satisfactory to Buyer.

        (g) Employment Agreements. The officers of Seller who will serve from and after the Effective time as officers of Buyer shall have entered into Employment Agreements with Buyer in the form set forth as Exhibit D at compensation levels comparable to their existing compensation.

    SECTION 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
Seller:

        (a) Representations and Warranties. The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

        (b) Performance of Obligations of Buyer and Sub. Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

        (c) Tax Opinion. Seller shall have received the opinion of McDermott Will & Emery, counsel to Seller, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if McDermott Will & Emery does not render such opinion, this condition shall nonetheless be deemed satisfied if

    Hale and Dorr LLP renders such opinion to Seller (it being agreed that Buyer and Seller shall each provide reasonable cooperation to McDermott Will & Emery or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

        (d) Employment Agreements. The executive officers of Buyer shall have entered into Employment Agreements with Buyer in the form set forth as Exhibit D at compensation levels comparable to their existing compensation.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    SECTION 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(f), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or Buyer:

        (a) by mutual written consent of Buyer and Seller; or

        (b) by either Buyer or Seller if the Merger shall not have been consummated by September 30, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by either Buyer or Seller, if (x) at the Seller Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained; or if (y) at the Buyer Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

        (e) by Buyer, if (i) the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or the Merger;
    (ii) after the receipt by Seller of an Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Seller fails to do so within 10 business days after its receipt of Buyer' request; (iii) the Board of Directors of Seller shall have recommended to the stockholders of Seller an Alternative Transaction (as defined in Section 8.03(f)); (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer; or (v) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date; or

        (f) by Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party.

    SECTION 8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Seller, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.04 and 8.03; provided that any such termination shall not limit liability for any wilful breach of this Agreement and the provisions of Sections 5.04 and 8.03 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

    SECTION 8.03 FEES AND EXPENSES.

    (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

    (b) Seller shall pay Buyer up to $3,000,000 as reimbursement for expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Buyer pursuant to (i) Section 8.01(d)(x); (ii) Section 8.01(e), (iii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.02(a); or (iv) Section 8.01(f).

    (c) Seller shall pay Buyer a termination fee of $10,000,000 upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Buyer pursuant to Section 8.01(e); or

        (ii) the termination of this Agreement by Buyer pursuant to Section 8.01(f) after a willful breach by Seller of this Agreement, provided at the time of such breach, Seller shall have received an Acquisition Proposal; or

        (iii) the termination of the Agreement by Buyer pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Seller Voting Proposal by the stockholders of Seller at the Seller Meeting if, at the time of such failure, there shall have been announced an Alternative Transaction relating to Seller which shall not have been absolutely and unconditionally withdrawn and abandoned.

    (d) Buyer shall pay Seller up to $3,000,000 as reimbursement for expenses of Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to fees and expenses of Seller's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Seller pursuant to (i) Section 8.01(d)(y), (ii) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.03(a), or (iii) Section 8.01(f).

    (e) The expenses and fees, if applicable, payable pursuant to
Section 8.03(b), 8.03(c) and 8.03(d) shall be paid within one business day after the first to occur of the events described in Section 8.03(b), 8.03(c)(i),
(ii) or (iii), or 8.03(d); provided that in no event shall Buyer or Seller, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement.

    (f) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Buyer or its affiliates (a "Third Party"), acquires more than 25% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Seller pursuant to which any Third Party acquires more than 25% of the outstanding shares of Seller Common Stock, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller, and the entity surviving any merger or business combination including any of them) of Seller having a fair market value equal to more than 20% of the fair market value of all the assets of Seller immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    SECTION 8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seller or of Buyer, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.01, 2.02, 6.19 and Article IX, and the agreements of the Affiliates delivered pursuant to Section 6.10. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

    SECTION 9.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by Federal Express to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Buyer or Sub, to

     Casella Waste Systems, Inc.
     25 Green Hills Lane
     Rutland, VT 05701
     Attention: Chief Executive Officer

     with a copy to:

     Hale and Dorr LLP
     60 State Street
     Boston, MA 02109
     Attn: Jeffrey A. Stein, Esq.
     Telecopy: (617) 526-5000

(b)  if to Seller, to

     KTI, Inc.
     7000 Boulevard East
     Guttenberg, NJ 07093
     Attention: Chairman of the Board of Directors

     with a copy to:

     McDermott, Will & Emery
     50 Rockefeller Plaza
     New York, NY 10020-1605
     Attn: Brian Hoffmann, Esq.
     Telecopy: (212) 547-5444

    SECTION 9.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 12, 1999.

    SECTION 9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 9.05 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.12 and 6.20 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

    SECTION 9.06 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

    SECTION 9.07 JURISDICTION. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    SECTION 9.08 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    SECTION 9.09 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       CASELLA WASTE SYSTEMS, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                         John W. Casella
                                                                     TITLE: CHAIRMAN AND CEO

                                                       RUTLAND ACQUISITION SUB, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                         John W. Casella
                                                                         TITLE: PRESIDENT

                                                       KTI, INC.

                                                       By:              /s/ ROSS PIRASTEH
                                                            -----------------------------------------
                                                                          Ross Pirasteh
                                                                         TITLE: CHAIRMAN

                [Signature page to Agreement and Plan of Merger]

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    The Agreement and Plan of Merger dated as of January 12, 1999 (the "Agreement"), by and among Casella Waste Systems, Inc., a Delaware corporation ("Buyer"), Rutland Acquisition Sub, Inc., a New Jersey corporation and a direct, wholly-owned subsidiary of Buyer ("Sub") and KTI, Inc., a New Jersey corporation ("Seller") is hereby amended as follows as of this 12th day of May, 1999. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Section 2.01(c) is hereby amended by deleting the first sentence thereof and substituting the following in lieu thereof:

    "Subject to Section 2.02, each issued and outstanding share of Seller Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and any shares of Seller Common Stock which are held by shareholders who are dissenting shareholders pursuant to Section 14A:11-3 of the NJBCA), shall be converted into the right to receive 0.59 shares (the "Exchange Ratio") of Buyer Common Stock."

2. The references to "November 30, 1998" in Section 3.02(a) are hereby deleted and "May 11, 1999" is hereby substituted in lieu thereof, and the reference to "13,263,960" in clause (i) of the second sentence of Section 3.02(a) is hereby deleted and "13,916,238" is hereby substituted in lieu thereof.

3. Section 3.04(a) is hereby amended by adding the following sentence after the first sentence thereof: "Without limiting the foregoing, the Seller's Annual Report on Form 10-K for the year ended December 31, 1998, required to be filed on or prior to March 31, 1999, shall be deemed to be a Seller SEC Report, whether or not the same has been filed on or prior to the date hereof.

4. Section 3.04(b) is hereby amended by deleting the last sentence thereof and inserting the following in lieu thereof: "The audited balance sheet of Seller as of December 31, 1998, in the form of the balance sheet attached hereto as Exhibit A, is referred to herein as the "Seller Balance Sheet". The financial statements included in Seller's Annual Report on Form 10-K for the year ended December 31, 1998 (including the notes thereto) shall be identical in all respects to Exhibit A."

5. The reference in Section 3.05 to "September 30, 1998" is hereby deleted and "December 31, 1998" is hereby substituted in lieu thereof.

6. Section 3.18 is hereby deleted and the following shall be inserted in lieu thereof:

        "Section 3.18 Opinion of Financial Advisor. The financial advisors of Seller, Credit Suisse First Boston Corporation and CIBC Oppenheimer Corp., have each delivered to the Board of Directors of Seller an opinion dated the date of this Amendment No. 1 to the effect that the Exchange Ratio (as amended by this Amendment No. 1) is fair to the holders of Seller Common Stock from a financial point of view."

7. The references to "November 30, 1998" in Section 4.02(a) are hereby deleted and "April 30, 1999" is hereby substituted in lieu thereof, and the reference to "13,819,473" in the second sentence of Section 3.02(a) is hereby deleted and "14,504,011" is hereby substituted in lieu thereof. The reference to October 31, 1998 is hereby deleted and January 31, 1999 is hereby substituted in lieu thereof.

8. Section 4.04(b) is hereby amended by deleting the last sentence thereof and inserting the following in lieu thereof: "The unaudited balance sheet of Seller as of January 31, 1999 is referred to herein as the "Seller Balance Sheet".

9. The reference in Section 4.05 to "October 31, 1998" is hereby deleted and "January 31, 1999" is hereby substituted in lieu thereof.

10. Section 4.17 is hereby deleted and the following shall be inserted in lieu thereof:

        "Section 4.17 Opinion of Financial Advisor. The financial advisor of Buyer, Donaldson, Lufkin & Jenrette Securities Corporation, has delivered to Buyer an opinion dated the date of this Amendment No. 1, to the effect that the Exchange Ratio (as amended by this Amendment No. 1) is fair to Buyer and its stockholders from a financial point of view.

11. Section 5.01 is hereby amended by adding the following sentence immediately following the first sentence thereof: "Unless filed on or prior to the date hereof, Seller shall promptly (and in any event within five business days after the date hereof) file its Annual Report on Form 10-K for the year ended December 31, 1998."

12. Section 5.02(f) is hereby deleted and the following shall be inserted in lieu thereof:

(f) (i) Except to the extent required under applicable law or the terms of a collective bargaining agreement, increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or pay any bonuses except for bonuses based on the performance of Buyer and its employees during Buyer's 1999 fiscal year which are consistent in nature and amount with Buyer's bonus payments for its prior year or in accordance with contracts in effect on the date hereof.

13. Section 5.02(d) is hereby amended by deleting the reference to "$20 million" and inserting "$30 million" in lieu thereof.

14. Section 5.03 is hereby amended by adding the following sentence to the end thereof: "Without limiting the foregoing, the Seller shall confer on a regular and frequent basis with the Buyer with respect to any and all litigation brought or pending against it by shareholders or former shareholders of the Seller as to appropriate defense and other strategies in connection with such litigation, including without limitation the litigation brought by Salvatore Russo, individually and on behalf of a class of persons similarly situated pending in the United States Court for the District of New Jersey.

15. A new Section 7.02(h) shall be added, which shall read as follows;

        "(h) TERI Environmental Matters. The violations at the Timber Energy Resources, Inc. biomass-to-energy facility in Telogia, Florida shall not have resulted in, and are not likely, in the reasonable judgment of Buyer, to result in, (i) the conviction of Seller or any subsidiary thereof or any officer or director of any such entity of, or the entry of a pleading of guilty or nolo contendere by any such person or entity to, any criminal charge relating thereto, or (ii) fines, penalties or other financial liability to Seller or any of its subsidiaries of more than $500,000."

16. Section 7.03(d) is hereby deleted and the following shall be inserted in lieu thereof:

        "(d) Employment Agreements. The executive officers of Buyer shall have entered into Employment Agreements with Buyer in the form set forth as Exhibit D at compensation levels approved by the Board of Directors of the Buyer, which such compensation shall be consistent with the compensation payable to the officers of Seller entering into Employment Agreements with Buyer as contemplated by Section 7.02(g) above."

17. Section 9.02(b) is hereby amended by deleting the party which is to receive a copy of notices to Seller, and inserting the following in lieu thereof:

                    Cadwalader, Wickersham & Taft
                    100 Maiden Lane
                    New York NY 10038
                    Attention: Brian Hoffmann, Esq.
                    Telecopy: (212) 504-5541

18. The Seller Disclosure Schedule attached to the Agreement is hereby deleted and the Seller Disclosure Schedule attached hereto shall be inserted in lieu thereof.

19. The Buyer Disclosure Schedule attached to the Agreement is hereby deleted and the Buyer Disclosure Schedule attached hereto shall be inserted in lieu thereof.

20. Schedule 6.15 is hereby deleted and Schedule 6.15 attached hereto shall be substituted in lieu thereof.

21. The last sentence of Section 9.03 is hereby deleted, and the following shall be inserted in lieu thereof: "All references to 'the date of this Agreement', 'the date hereof', and terms of similar import, other than with respect to the provisions of Sections 5.01 and 5.02, shall mean the date of this Amendment No. 1. For purposes of Sections 5.01 and 5.02, such words shall mean January 12, 1999." Each party hereby agrees that no action taken by the other or its employees or other representatives prior to the date of this Amendment No. 1 constituted a violation of the provisions of Sections 6.02, 6.06 or 6.07 of the Agreement, and releases the other from and against any claim that any such violation occurred.

22. In all other respects, the Agreement shall remain in full force and effect, and all references in the Agreement to "this Agreement" shall mean the Agreement as amended hereby.

    IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       CASELLA WASTE SYSTEMS, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                John W. Casella, Chairman and CEO

                                                       RUTLAND ACQUISITION SUB, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                    John W. Casella, President

                                                       KTI, INC.

                                                       By:              /s/ ROSS PIRASTEH
                                                            -----------------------------------------
                                                                     Ross Pirasteh, Chairman

                                 SCHEDULE 6.15
                     LIST OF BUYER'S DIRECTORS AND OFFICERS
                            AS OF THE EFFECTIVE TIME

President and Chief Executive Officer: John Casella
Senior Vice President--Chief Operating Officer: James Bohlig
Executive Vice President--Business Development: Martin Sergi
Chief Financial Officer: Jerry Cifor

Directors:

3 - Buyer                                      3 - Seller

1. John Casella                                1. Martin Sergi
2. James Bohlig                                2. Ross Pirasteh (Chairman of the Board)
3. Douglas Casella                             3. Paul Garrett

5 - Independent

Three - designated by buyer
Two - designated by Seller

   CLASS II (EXPIRES 1999)       CLASS III (EXPIRES 2000)        CLASS I (EXPIRES 2001)
        James Bohlig                   John Casella                  Douglas Casella
        Martin Sergi                   Paul Garrett                   Ross Pirasteh
  To be designated by Buyer      To be designated by Buyer      To be designated by Buyer
 To be designated by Seller                                    To be designated by Seller

                                AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    The Agreement and Plan of Merger dated as of January 12, 1999 (the "Agreement"), by and among Casella Waste Systems, Inc., a Delaware corporation ("Buyer"), Rutland Acquisition Sub, Inc., a New Jersey corporation and a direct, wholly-owned subsidiary of Buyer ("Sub") and KTI, Inc., a New Jersey corporation ("Seller"), as amended by Amendment No. 1 to Agreement and Plan of Merger dated May 12, 1999 ("Amendment No. 1"), is hereby amended as follows as of this 8th day of September, 1999. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

1. The reference to "0.59 shares" in Section 2.01(c) is hereby deleted and "0.51 shares" is hereby substituted in lieu thereof.

2. Section 3.06 is hereby deleted, and the following shall be inserted in lieu thereof:

    "Section 3.06 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, since the date of the Seller Balance Sheet, Seller and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller's or any of its Subsidiaries' assets having a Seller Material Adverse Effect, or (ii) any other action or event that would have required the consent of Buyer pursuant to
Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement."

3. Section 3.18 is hereby deleted, and the following shall be inserted in lieu thereof: "Intentionally omitted."

4. Section 4.17 is hereby deleted, and the following shall be inserted in lieu thereof: "Intentionally omitted."

5. Section 7.01(c) is hereby deleted, and the following shall be inserted in lieu thereof: "Intentionally omitted."

6. Section 7.02(c) is hereby deleted, and the following shall be inserted in lieu thereof:

    "(c)    LOCK-UP AGREEMENTS. Each of Messrs. Ross Pirasteh, Martin Sergi and
Paul Garrett shall have entered into an agreement with the Buyer pursuant to which they agree that, during the period beginning on the Closing Date and continuing to and including the date 365 days after the Closing Date, they will not offer, sell or contract to sell or otherwise dispose of any of the shares of Buyer Common Stock received by them pursuant to the Agreement (provided that the same shall not preclude any such person from borrowing against any such shares, and following the Closing Date, any such restriction may be waived by the board of directors of the Buyer)."

7. Section 7.02(h) is hereby deleted, and the following shall be inserted in lieu thereof: "Intentionally omitted."

8.  A new Section 7.03(e) shall be added, which shall read as follows:

    "(e)    LOCK-UP AGREEMENTS. Each of Messrs. John Casella, Jim Bohlig and
Jerry Cifor shall have entered into an agreement with the Buyer pursuant to which they agree that, during the period beginning on the Closing Date and continuing to and including the date 365 days after the Closing Date, they will not offer, sell or contract to sell or otherwise dispose of any of their shares of Buyer Common Stock (provided that the same shall not preclude any such person from borrowing against any such shares, and following the Closing Date, any such restriction may be waived by the board of directors of the Buyer)."

9. The reference to "September 30, 1999" in Section 8.01(b) is hereby deleted and "December 15, 1999" is hereby substituted in lieu thereof.

10. A new Section 8.01(g) shall be added, which shall read as follows:

    (g) by Seller, if on or prior to September 30, 1999, it has not received an opinion, satisfactory in form and substance to Seller in its reasonable judgment, from a financial advisor to the effect that the Exchange Ratio is fair to the holders of Seller Common Stock from a financial point of view.

11. Schedule 6.15 is hereby deleted and Schedule 6.15 attached hereto shall be substituted in lieu thereof.

12. The Seller Disclosure Schedule attached to Amendment No. 1 is hereby deleted and the Seller Disclosure Schedule attached hereto shall be inserted in lieu thereof.

13. The Buyer Disclosure Schedule attached to Amendment No. 1 is hereby deleted and the Buyer Disclosure Schedule attached hereto shall be inserted in lieu thereof.

14. The form of employment agreement referenced in Section 7.02(g) and attached as Exhibit D to the Agreement is hereby amended by adding the following sentence to the end of Section 16 thereof: "Without limiting the generality of the foregoing, any employment agreement or other arrangement between the Employee and KTI, Inc. or any subsidiary thereof is hereby terminated and neither party shall have any further obligation on account thereof."

15. In all other respects, the Agreement shall remain in full force and effect, and all references in the Agreement to "this Agreement" shall mean the Agreement as amended hereby.

                 [Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       CASELLA WASTE SYSTEMS, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                John W. Casella, Chairman and CEO

                                                       RUTLAND ACQUISITION SUB, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                    John W. Casella, President

                                                       KTI, INC.

                                                       By:              /s/ ROSS PIRASTEH
                                                            -----------------------------------------
                                                                     Ross Pirasteh, Chairman

      [Signature page to Amendment No. 2 to Agreement and Plan of Merger]

                                 SCHEDULE 6.15
                     LIST OF BUYER'S DIRECTORS AND OFFICERS
                            AS OF THE EFFECTIVE TIME

President and Chief Executive Officer: John Casella
Senior Vice President - Chief Operating Officer: James Bohlig
Executive Vice President - Business Development: Martin Sergi
Chief Financial Officer: Jerry Cifor

Directors:

3 -- Buyer:                                       2 -- Seller:
1.   John Casella                                 1.  Martin Sergi
2.   James Bohlig                                 2.  Ross Pirasteh (Chairman of the Board)
3.   Douglas Casella

6 -- Independent:

Four -- designated by Buyer
Two -- designated by Seller
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   CLASS II (EXPIRES 1999)       CLASS III (EXPIRES 2000)        CLASS I (EXPIRES 2001)
-------------------------------------------------------------------------------------------
James Bohlig                   John Casella                   Douglas Casella
-------------------------------------------------------------------------------------------
Martin Sergi                   To be designated by Buyer      Ross Pirasteh
-------------------------------------------------------------------------------------------
To be designated by Buyer      To be designated by Buyer      To be designated by Buyer
-------------------------------------------------------------------------------------------
To be designated by Seller                                    To be designated by Seller
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                AMENDMENT NO. 3
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    The Agreement and Plan of Merger dated as of January 12, 1999 (the "Agreement"), by and among Casella Waste Systems, Inc., a Delaware corporation ("Buyer"), Rutland Acquisition Sub, Inc., a New Jersey corporation and a direct, wholly-owned subsidiary of Buyer ("Sub") and KTI, Inc., a New Jersey corporation ("Seller"), as amended by Amendment No. 1 to Agreement and Plan of Merger dated May 12, 1999 ("Amendment No. 1") and by Amendment No. 2 to Agreement and Plan of Merger dated September 8, 1999 ("Amendment No. 2"), is hereby amended as follows as of this 23rd day of September, 1999. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

1. The sixth "WHEREAS" clause of the Agreement, which refers to the pooling of interests accounting of the Merger, is hereby deleted.

2. Section 3.14 is hereby deleted, and the following shall be inserted in lieu thereof:

    "Section 3.14 Tax Matters. To its knowledge, after consulting with its legal counsel, neither Seller nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code."

3. Section 4.14 is hereby deleted, and the following shall be inserted in lieu thereof:

    "Section 4.14 Tax Matters. To its knowledge, after consulting with its legal counsel, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under 368(a) of the Code."

4. Section 6.09 is hereby deleted, and the following shall be inserted in lieu thereof: "Intentionally omitted."

5. Section 6.10 is hereby deleted, and the following shall be inserted in lieu thereof:

    'Section 6.10 Affiliate Agreements. Upon the execution of this Agreement, Seller will provide Buyer with a list of those persons who are, in Seller's reasonable judgment, "affiliates" of Seller within the meaning of Rule 145 (each such person who is an "affiliate" of Seller within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Seller shall provide Buyer such information and documents as Buyer shall reasonably request for purposes of reviewing such list and shall notify Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller has delivered or caused to be delivered to Buyer, prior to the execution of this Agreement, from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit C-3 (in the case of Seller Affiliates) (collectively, the "Affiliate Agreements"). Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by such Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer). Seller agrees that any Affiliate Agreements signed by affiliates of Buyer in connection with the Agreement are hereby terminated.

6. Section 7.01(f) is hereby deleted, and the following shall be inserted in lieu thereof: "Intentionally omitted."

7. Section 8.03(a) is hereby deleted, and the following shall be inserted in lieu thereof:

    "(a)    If the Merger is consummated as provided for herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer. Except as set forth in this
Section 8.03, in the event that the Merger is not consummated as provided for herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements."

8. In all other respects, the Agreement shall remain in full force and effect, and all references in the Agreement to "this Agreement" shall mean the Agreement as amended hereby.

                 [Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       CASELLA WASTE SYSTEMS, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                John W. Casella, Chairman and CEO

                                                       RUTLAND ACQUISITION SUB, INC.

                                                       By:             /s/ JOHN W. CASELLA
                                                            -----------------------------------------
                                                                    John W. Casella, President

                                                       KTI, INC.

                                                       By:              /s/ ROSS PIRASTEH
                                                            -----------------------------------------
                                                                     Ross Pirasteh, Chairman

      [Signature page to Amendment No. 3 to Agreement and Plan of Merger]

                                                                       ANNEX B-1

                                     [LOGO]

                                          September 15, 1999

PERSONAL AND CONFIDENTIAL

The Board of Directors
KTI, Inc.
7000 Boulevard East
Guttenberg, New Jersey 07093

Gentlemen:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the shareholders of KTI, Inc. ("KTI" or the "Company"), from a financial point of view, of the Exchange Ratio (as defined below) provided for in Amendment No. 2 (Amendment No. 2) to the Agreement and Plan of Merger (the "Merger Agreement") by and among Casella Waste Systems, Inc. ("Casella"), Rutland Acquisition, Inc. ("Newco"), a wholly owned subsidiary of Casella, and KTI, pursuant to which Newco will be merged with and into KTI (the "Merger"). We did not, at your request, participate in the negotiation of Amendment No. 1 to the Merger Agreement ("Amendment No. 1"), Amendment No. 2 or the Merger Agreement.

Pursuant to Amendment No. 2, each share of common stock of KTI will be converted into the right to receive 0.51 shares of Class A Common Stock, $.01 par value per share, of Casella (the "Exchange Ratio").

In arriving at our Fairness Opinion we: (i) reviewed the Merger Agreement, Amendment No. 1 and Amendment No. 2; (ii) reviewed drafts of the Seller Stock Option Agreement, Affiliate Agreements, Stockholder Voting Agreements and Employment Agreements (together with the Merger Agreement, Amendment No. 1 and Amendment No. 2, the "Transaction Agreements"); (iii) reviewed the historical financial statements and financial forecasts and other information prepared by representatives of KTI and Casella; (iv) reviewed certain publicly available information for KTI and Casella, including periodic and other reports filed with the Securities and Exchange Commission; (v) reviewed the reported market prices and trading volumes for KTI and Casella shares; (vi) held discussions with the senior management and representatives of KTI and Casella concerning each company's historical and current operations, financial condition and prospects; and (vii) reviewed such other documents and financial, economic and market information and made such other investigations as we deemed appropriate for the purposes of such opinion.

We have assumed that the Merger will be consummated upon the terms set forth in the Merger Agreement, Amendment No. 1, and Amendment No. 2. We have further assumed that the Merger will comply with applicable United States, foreign, federal and state laws.

We also considered certain publicly available financial data for certain companies we deemed comparable to KTI and Casella. We considered, to the extent publicly available, the financial terms of certain business combinations that have recently been effected in similar mergers and acquisitions. We performed discounted cash flow analyses on the projections furnished to us by KTI and Casella.

In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us or prepared by KTI and Casella and their respective employees, representatives and affiliates. With

The Board of Directors
KTI, Inc.
September 15, 1999
Page 2

respect to forecasts of future financial condition and operating results of KTI and Casella and estimates of the operating synergies achievable as a result of the Merger provided to us, we assumed at the direction of each company's management, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgement of each company's respective management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of KTI, Casella or other affiliated entities. We have assumed, without independent verification, the accuracy of the advice and conclusions of the parties' legal counsel and accountants with respect to legal, accounting and tax matters. In this regard, we note that we assume that the Merger will qualify for pooling-of-interests accounting treatment in accordance with United States generally accepted accounting principles and will qualify as a tax free reorganization under the Internal Revenue Code of 1986, as amended. We have also assumed that obtaining any necessary regulatory or third-party approvals for the Merger will not have an adverse effect on KTI or Casella. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of KTI or Casella following the Merger, or the price at which Casella common stock will trade subsequent to the Merger. We express no opinion as to the actual number of shares of Casella Class A Common Stock to be issued to the shareholders of KTI in the Merger. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, the secondary distributions of securities, private placements and valuations for other purposes.

We were engaged to render this fairness opinion to the Board of Directors of KTI and will receive a fee for our services. CIBC World Markets has also acted as co-managing underwriter for Casella in prior financing transactions for which we have received fees for our services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of KTI and Casella for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon, and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio set forth in Amendment No. 2 is fair to the shareholders of KTI from a financial point of view. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by KTI without the prior written approval of CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, required to be distributed to the Company's shareholders in connection with the Merger.

                                           Very truly yours,

                                    [SIGNATURE]

                                           CIBC World Markets Corp.

                                                                       ANNEX B-2

                                     [LOGO]

                                          September 23, 1999

PERSONAL AND CONFIDENTIAL

The Board of Directors
KTI, Inc.
7000 Boulevard East
Guttenberg, NJ 07093

Gentlemen:

Reference is made to our letter to you dated September 15, 1999 (the "Prior Letter"). Capitalized terms used herein and not otherwise defined have the same meaning as in the Prior Letter.

On September 23, 1999, we were advised that the Merger is anticipated to be accounted for as a purchase transaction. Accordingly, at your request, we reviewed the analyses performed in connection with our rendering the Prior Letter.

Subject to the qualifications and limitations contained in the Prior Letter, we reaffirm our conclusion stated therein.

                                           Very truly yours,

                                    [SIGNATURE]

                                           CIBC World Markets Corp.

                                                                         ANNEX C

CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS

    14A:11-1 RIGHT OF SHAREHOLDERS TO DISSENT.--(1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

    (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

    (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

    (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

    (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

    (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsections 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

    (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

    (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

    (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

    (A) cash; or

    (B) shares, obligations or other securities which, upon consummation or the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

    (C) cash and such securities; or

    (iii) from a sale pursuant to an order of a court having jurisdiction.

    (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

    (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

    (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

    14A:11-2 NOTICE OF DISSENT; DEMAND FOR PAYMENT; ENDORSEMENT OF CERTIFICATES.--(1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraphs 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

    (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall given written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

    (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

    (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

    (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

    (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

    (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

    14A:11-3 "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE.--(1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder".

    (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

    (3) "Fair value" as used in this Chapter shall be determined

    (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

    (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

    (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

    In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

    14A:11-4 TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES.--(1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

    (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

    (b) his demand for payment is withdrawn with the written consent of the corporation;

    (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

    (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

    (e) the proposed corporate action is abandoned or rescinded; or

    (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

    (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

    14A:11-5 RIGHTS OF DISSENTING SHAREHOLDER.--(1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

    (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

    14A:11-6 DETERMINATION OF FAIR VALUE BY AGREEMENT.--(1) Not later than 10 days after the expiration of the period within which such shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

    (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

    14A:11-7 PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE.--(1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

    (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

    14A:11-8 ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER.--In any action to determine the fair value of shares pursuant to this Chapter:

    (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

    (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

    (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

    (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

    14A:11-9 JUDGMENT IN ACTION TO DETERMINE FAIR VALUE.--(1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

    (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    14A:11-10 COSTS AND EXPENSES OF ACTION.--The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

    14A:11-11 DISPOSITION OF SHARES ACQUIRED BY CORPORATION.--(1) The shares of a dissenting shareholder in a transaction described in subsection
14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

    (2) (Deleted by amendment, P.L. 1995, c.279.)

    (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

                                                                       ANNEX D-1

                          CASELLA WASTE SYSTEMS, INC.

                              AMENDED AND RESTATED
                           1997 STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

 1.  Purpose.....................................................   D-1-1
 2.  Eligibility.................................................   D-1-1
 3.  Administration, Delegation..................................   D-1-1
 4.  Stock Available for Awards..................................   D-1-2
 5.  Stock Options...............................................   D-1-2
 6.  Restricted Stock............................................   D-1-3
 7.  Other Stock-Based Awards....................................   D-1-3
 8.  General Provisions Applicable to Awards.....................   D-1-4
 9.  Miscellaneous...............................................   D-1-5

                          CASELLA WASTE SYSTEMS, INC.
                              AMENDED AND RESTATED
                           1997 STOCK INCENTIVE PLAN

1. PURPOSE

    The purpose of this Amended and Restated 1997 Stock Incentive Plan (the "Plan") of Casella Waste Systems, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any present or future subsidiary corporations of Casella Waste Systems, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").

2. ELIGIBILITY

    All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, or other stock-based awards (each, an "Award") under the Plan. Any person who has been granted an Award under the Plan shall be deemed a "Participant".

3. ADMINISTRATION, DELEGATION

    (a) ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

    (b) DELEGATION TO EXECUTIVE OFFICERS. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

    (c) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). If and when the Class A Common Stock, $.01 par value per share, of the Company (the "Common Stock") is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), the Board shall appoint one such Committee of not less than two members, each member of which shall be an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act." All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the executive officer referred to in
Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

                                     D-1-1

4. STOCK AVAILABLE FOR AWARDS

    (a) NUMBER OF SHARES. Subject to adjustment under Section 4(c), Awards may be made under the Plan for up to such number of shares of Common Stock as is equal to the sum of (i) 4,308,500 shares of Common Stock, plus (ii) such additional number of shares of Common Stock as is equal to the aggregate number of shares subject to Awards granted under the Company's 1993 Incentive Stock Option Plan, 1994 Nonstatutory Stock Option Plan and 1996 Stock Option Plan which are not actually issued because such Awards expire or otherwise result in shares not being issued. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

    (b) PER-PARTICIPANT LIMIT. Subject to adjustment under Section 4(c), for Awards granted after the Common Stock is registered under the Exchange Act, the maximum number of shares with respect to which an Award may be granted to any Participant under the Plan shall be 200,000 per calendar year. The per-participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

    (c) ADJUSTMENT TO COMMON STOCK. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to each outstanding Restricted Stock Award, and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(c) applies and Section
8(e)(1) also applies to any event, Section 8(e)(1) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5. STOCK OPTIONS

    (a) GENERAL. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

    (b) INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

    (c) EXERCISE PRICE. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that no Options will be granted at an exercise price which is below the fair market value of the Common Stock covered thereby.

                                     D-1-2

    (d) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no option shall be exercisable more than ten years after the date of grant thereof.

    (e) EXERCISE OF OPTION. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

    (f) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

       (1) in cash or by check, payable to the order of the Company;

       (2) except as the Board may otherwise provide in an Option Agreement, (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price, or (ii) by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by the Board in good faith ("Fair Market Value"), which Common Stock was owned by the Participant at least six months prior to such delivery;

       (3) to the extent permitted by the Board and explicitly provided in an Option Agreement (i) by delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) by payment of such other lawful consideration as the Board may determine; or

       (4) any combination of the above permitted forms of payment.

6. RESTRICTED STOCK

    (a) GRANTS. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, "Restricted Stock Award").

    (b) TERMS AND CONDITIONS. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7. OTHER STOCK-BASED AWARDS

    The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

                                     D-1-3

8. GENERAL PROVISIONS APPLICABLE TO AWARDS

    (a) TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

    (b) DOCUMENTATION. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

    (c) BOARD DISCRETION. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

    (d) TERMINATION OF STATUS. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

    (e) ACQUISITION EVENTS

       (1) CONSEQUENCES OF ACQUISITION EVENTS. Upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that outstanding Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code; provided, however, that in the event the acquiring or succeeding corporation does not agree to assume all such Options or other Awards, the Board shall take any one or more of the following actions with respect to then outstanding Options or other Awards not so assumed: (i) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the "Acceleration Time") prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants between the Acceleration Time and the consummation of such Acquisition Event; (ii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options; (iii) provide that all Restricted Stock Awards then outstanding shall become free of all restrictions prior to the consummation of the Acquisition Event; and
       (iv) provide that any other stock-based Awards outstanding (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition Event, or (B), if applicable, shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

                                     D-1-4

    An "Acquisition Event" shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company.

       (2) ASSUMPTION OF OPTIONS UPON CERTAIN EVENTS. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

    (f) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

    (g) AMENDMENT OF AWARD. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

    (h) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

    (i) ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9. MISCELLANEOUS

    (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

    (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

                                     D-1-5

    (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is adopted by the Board (the "Effective Date"), but no Award granted to a Participant designated as subject to Section 162(m) by the Board shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders to the extent Section 162(m) requires stockholder approval. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

    (d) AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no Award granted to a Participant designated as subject to Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company's stockholders.

    (e) GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

                                        Initially Adopted by the Board of
                                        Directors on July 31, 1997, as Amended
                                        and Restated, on August 13, 1998 and
                                        Amendment No. 1 (increasing the number
                                        of shares of Common Stock subject to the
                                        plan) on March 3, 1999.

                                        Initially Approved by the Stockholders
                                        on September 29, 1997, as Amended and
                                        Restated, on October 14, 1998 and
                                        Amendment No. 1 on             , 1999.

                                     D-1-6

                                                                       ANNEX D-2

                          CASELLA WASTE SYSTEMS, INC.

              AMENDED 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
1.   Purpose.....................................................   D-2-1
2.   Administration..............................................   D-2-1
3.   Participation in the Plan...................................   D-2-1
4.   Stock Subject to the Plan...................................   D-2-1
5.   Terms, Conditions and Form of Options.......................   D-2-1
6.   Limitation of Rights........................................   D-2-3
     Adjustment Provisions for Mergers, Recapitalizations and
7.   Related Transactions........................................   D-2-3
8.   Change in Control...........................................   D-2-3
9.   Termination and Amendment of the Plan.......................   D-2-4
10.  Notice......................................................   D-2-4
11.  Governing Law...............................................   D-2-4
12.  Effective Date..............................................   D-2-4

                          CASELLA WASTE SYSTEMS, INC.

              AMENDED 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1. PURPOSE.

    The purpose of this Amended 1997 Non-Employee Director Stock Option Plan (the "Plan") of Casella Waste Systems, Inc. (the "Company") is to encourage ownership in the Company by non-employee directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company.

2. ADMINISTRATION.

    The Board of Directors shall supervise and administer the Plan. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic in accordance with Section 5. However, all questions concerning interpretation of the Plan or any options granted under it shall be resolved by the Board of Directors and such resolution shall be final and binding upon all persons having an interest in the Plan. The Board of Directors may, to the full extent permitted by or consistent with applicable laws or regulations, delegate any or all of its powers under the Plan to a committee appointed by the Board of Directors, and if a committee is so appointed, all references to the Board of Directors in the Plan shall mean and relate to such committee.

3. PARTICIPATION IN THE PLAN.

    Directors of the Company who are not employees of the Company or any subsidiary of the Company ("non-employee directors") shall be eligible to receive options under the Plan.

4. STOCK SUBJECT TO THE PLAN.

    (a) The maximum number of shares of the Company's Class A Common Stock, par value $.01 per share ("Common Stock"), which may be issued under the Plan shall be 100,000 shares, subject to adjustment as provided in Section 7.

    (b) If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares covered by the unexercised portion of such option shall again become available for issuance pursuant to the Plan.

    (c) All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    (d) Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5. TERMS, CONDITIONS AND FORM OF OPTIONS.

    Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

    (a) OPTION GRANT DATES. Options shall automatically be granted to all non-employee directors as follows:

        (i) each person who first becomes a non-employee director after the closing date (the "Closing Date") of the Company's initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, shall be granted an

                                     D-2-1
    option to purchase 7,500 shares of Common Stock on the date of his or her initial election to the Board of Directors; and

        (ii) each non-employee director shall be granted an option to purchase 7,500 shares of Common Stock on the date of each Annual Meeting of Stockholders of the Company commencing with the 1998 Annual Meeting of Stockholders (other than a director who was initially elected to the Board of Directors at any such Annual Meeting or, if previously, at any time after the prior year's Annual Meeting of Stockholders), provided that he or she is serving as a director immediately following such Annual Meeting.

    (b) OPTION EXERCISE PRICE. The option exercise price per share for each option granted under the Plan shall equal (i) the last reported sales price per share of the Company's Common Stock on the Nasdaq National Market (or if the Common Stock is traded on a national securities exchange on the date of grant, the reported closing sales price per share of the Company's Common Stock on such exchange) on the date of grant (or if no such price is reported on such date such price as reported on the nearest preceding day) or (ii) if the Common Stock is not traded on the Nasdaq National Market or a national securities exchange, the fair market value per share on the date of grant as most recently determined by the Board of Directors.

    (c) TRANSFERABILITY OF OPTIONS. Except as the Board may otherwise determine or provide in an option granted under the Plan, any option granted under the Plan to an optionee shall not be transferable by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative. References to an optionee, to the extent relevant in the context, shall include references to authorized transferees.

    (d) Vesting Period.

        (i) GENERAL. Each option granted under the Plan shall become exercisable in three equal annual installments beginning on the first anniversary of the Option Grant Date; provided, however, that the optionee has continued to serve as a director until at least the Annual Meeting of Stockholders immediately preceding such vesting date.

        (ii) ACCELERATION UPON CHANGE IN CONTROL. Notwithstanding the foregoing, each outstanding option granted under the Plan shall immediately become exercisable in full in the event a Change in Control (as defined in Section
    8) of the Company occurs.

    (e) TERMINATION. Each option shall terminate, and may no longer be exercised, on the earlier of the (i) the date ten years after the grant date of such option or (ii) the date 90 days after the optionee ceases to serve as a director of the Company; provided that, in the event an optionee ceases to serve as a director due to his or her death or disability (within the meaning of Section 22(e)(3) of the Code or any successor provision), then the exercisable portion of the option may be exercised, within the period of 180 days following the date the optionee ceases to serve as a director (but in no event later than ten years after the Option Grant Date), by the optionee or by the person to whom the option is transferred in accordance with the terms of this Plan and the applicable option agreement, or by written notice pursuant to Section 5(g).

    (f) EXERCISE PROCEDURE. An option may be exercised only by written notice to the Company at its principal office accompanied by (i) payment in cash or by certified or bank check of the full consideration for the shares as to which they are exercised, (ii) delivery of outstanding shares of Common Stock (which, in the case of shares acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the option exercise price, or (iii) an irrevocable undertaking by a broker (who is a member of the New York Stock Exchange) to deliver promptly to the Company sufficient funds to pay the exercise

                                     D-2-2
price or delivery of irrevocable instructions to a broker (who is a member of the New York Stock Exchange) to deliver promptly to the Company cash or a check sufficient to pay the exercise price.

    (g) EXERCISE BY REPRESENTATIVE FOLLOWING DEATH OF DIRECTOR. An optionee, by written notice to the Company, may designate one or more persons (and from time to time change such designation), including his or her legal representative, who, by reason of the optionee's death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wish to exercise any portion of the option, they must do so within the term of the option as provided herein. Any exercise by a representative shall be subject to the provisions of the Plan.

6. LIMITATION OF RIGHTS.

    (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain the optionee as a director for any period of time.

    (b) NO STOCKHOLDERS' RIGHTS FOR OPTIONS. An optionee shall have no rights as a stockholder with respect to the shares covered by his or her option until the date of the issuance to him or her of a stock certificate therefor, and no adjustment will be made for dividends or other rights (except as provided in Section 7) for which the record date is prior to the date such certificate is issued.

    (c) COMPLIANCE WITH SECURITIES LAWS. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

7. ADJUSTMENT PROVISIONS FOR MERGERS, RECAPITALIZATIONS AND RELATED
TRANSACTIONS.

    If, through or as a result of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar transaction, (i) the outstanding shares of Common Stock are exchanged for a different number or kind of securities of the Company or of another entity, or (ii) additional shares or new or different shares or other securities of the Company or of another entity are distributed with respect to such shares of Common Stock, the Board of Directors shall make an appropriate and proportionate adjustment in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to then outstanding options under the Plan, and (z) the price for each share subject to any then outstanding options under the Plan (without changing the aggregate purchase price for such options), to the end that each option shall be exercisable, for the same aggregate exercise price, for such securities as such optionholder would have held immediately following such event if he had exercised such option immediately prior to such event. No fractional shares will be issued under the Plan on account of any such adjustments.

8. CHANGE IN CONTROL.

    For purposes of the Plan, a "Change in Control" shall be deemed to have occurred only if any of the following events occurs: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an

                                     D-2-3
employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (other than by virtue of ownership of the Company's Class B Common Stock) representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (iv) individuals who, on the date on which the Plan was adopted by the Board of Directors, constituted the Board of Directors of the Company, together with any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors on the date on which the Plan was adopted by the Board of Directors or whose election or nomination was previously so approved (except for any individual whose election as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors), cease for any reason to constitute at least a majority of the Board of Directors.

9. TERMINATION AND AMENDMENT OF THE PLAN.

    The Board of Directors may suspend or terminate the Plan or amend it in any respect whatsoever.

10. NOTICE.

    Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Treasurer of the Company and shall become effective when it is received.

11. GOVERNING LAW.

    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the internal laws of the State of Delaware (without regard to any applicable conflicts of laws or principles).

12. EFFECTIVE DATE.

    The Plan shall become effective on the Closing Date.

                                          Initially adopted by the Board of
                                          Directors on
                                          July 31, 1997 and Amendment No. 1
                                          (increasing
                                          the number of shares of Common Stock
                                          subject
                                          to the plan and options automatically
                                          issued to
                                          directors) adopted on March 3, 1999.

                                          Initially approved by the stockholders
                                          as of
                                          September 29, 1997 and Amendment No. 1
                                          on
                                                     , 1999.

                                     D-2-4

                                                                       ANNEX D-3

                          CASELLA WASTE SYSTEMS, INC.

                              AMENDED AND RESTATED
                       1997 EMPLOYEE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS

 1.  Administration..............................................   D-3-1
 2.  Eligibility.................................................   D-3-1
 3.  Offerings...................................................   D-3-1
 4.  Participation...............................................   D-3-1
 5.  Deductions..................................................   D-3-2
 6.  Deduction Changes...........................................   D-3-2
 7.  Interest....................................................   D-3-2
 8.  Withdrawal of Funds.........................................   D-3-2
 9.  Purchase of Shares..........................................   D-3-2
10.  Issuance of Certificates....................................   D-3-3
11.  Rights on Retirement, Death or Termination of Employment....   D-3-3
12.  Optionees Not Stockholders..................................   D-3-3
13.  Rights Not Transferable.....................................   D-3-3
14.  Application of Funds........................................   D-3-3
15.  Adjustment in Case of Changes Affecting Common Stock........   D-3-3
16.  Merger......................................................   D-3-4
17.  Amendment of the Plan.......................................   D-3-4
18.  Insufficient Shares.........................................   D-3-4
19.  Termination of the Plan.....................................   D-3-4
20.  Governmental Regulations....................................   D-3-4
21.  Issuance of Shares..........................................   D-3-4
22.  Notification upon Sale of Shares............................   D-3-4
23.  Effective Date and Approval of Stockholders.................   D-3-5

                          CASELLA WASTE SYSTEMS, INC.

                              AMENDED AND RESTATED
                       1997 EMPLOYEE STOCK PURCHASE PLAN

    The purpose of this Plan is to provide eligible employees of Casella Waste Systems, Inc. (the "Company") and certain of its subsidiaries with opportunities to purchase shares of the Company's Class A Common Stock, $0.01 par value (the "Common Stock"), commencing on January 9, 1998. Six Hundred Thousand (600,000) shares of Common Stock in the aggregate have been approved for this purpose.

    1. ADMINISTRATION. The Plan will be administered by the Company's Board of Directors (the "Board") or by a Committee appointed by the Board (the "Committee"). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

    2. ELIGIBILITY. Participation in the Plan will neither be permitted nor denied contrary to the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a "Designated Subsidiary"), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

       a. they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

       b. they have been employed by the Company or a Designated Subsidiary for at least six months prior to enrolling in the Plan; and

       c. they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

    No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

    3. OFFERINGS. The Company will make one or more offerings ("Offerings") to employees to purchase Common Stock under this Plan. The first Offering will begin on January 9, 1998, and, thereafter, will occur each January 1 and July 1, or the first business day thereafter (the "Offering Commencement Dates"). Each Offering Commencement Date will begin a six
       (6) month period (a "Plan Period") during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period (except that the first Plan Period will end on April 30, 1998). The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings. No more than 50,000 shares of Common Stock shall be eligible for purchase in any Plan Period.

    4. PARTICIPATION. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee's appropriate payroll office at least 14 days prior to the applicable Offering Commencement Date (five days in the case of the first Plan Period). The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his

                                     D-3-1
       deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term "Compensation" means the amount of money reportable on the employee's Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee's Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

    5. DEDUCTIONS. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made.

    No employee may be granted an Option (as defined in Section 9) which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

    6. DEDUCTION CHANGES. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

    7. INTEREST. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

    8. WITHDRAWAL OF FUNDS. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee's account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

    9. PURCHASE OF SHARES. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last business day of such Plan Period (the "Exercise Date"), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by dividing $12,500 by the closing price (as defined below) on the Offering Commencement Date of such Plan Period.

    The purchase price for each share purchased will be 85% of the closing price of the Common Stock on (i) the first business day of such Plan Period or
(ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such

                                     D-3-2
a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

    Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

    Any balance remaining in an employee's payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee's payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee's account shall be refunded.

    10. ISSUANCE OF CERTIFICATES. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company's sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

    11. RIGHTS ON RETIREMENT, DEATH OR TERMINATION OF EMPLOYMENT. In the event of a participating employee's termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee's account shall be paid to the employee or, in the event of the employee's death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee's estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

    12. OPTIONEES NOT STOCKHOLDERS. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

    13. RIGHTS NOT TRANSFERABLE. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

    14. APPLICATION OF FUNDS. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

    15. ADJUSTMENT IN CASE OF CHANGES AFFECTING COMMON STOCK. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

                                     D-3-3

    16. MERGER. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation ("Continuity of Control"), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

    In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, all outstanding Options shall be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

    17. AMENDMENT OF THE PLAN. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

    18. INSUFFICIENT SHARES. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

    19. TERMINATION OF THE PLAN. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

    20. GOVERNMENTAL REGULATIONS. The Company's obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

    The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

    21. ISSUANCE OF SHARES. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

    22. NOTIFICATION UPON SALE OF SHARES. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

                                     D-3-4

    23. EFFECTIVE DATE AND APPROVAL OF STOCKHOLDERS. The Plan shall take effect on July 31, 1997 subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

                                        Initially adopted by the Board of
                                        Directors on July 31, 1997

                                        Amendment No. 1 (changing date of
                                        commencement of first Offering) approved by the Board of Directors on November 14, 1997 and Amendment No. 2 (increasing the number of shares of Common Stock subject to the plan) approved by the Board of Directors on March 3, 1999

                                        Initially approved by the stockholders
                                        on September 29, 1997 and Amendment No.
                                        2 on             , 1999

                                     D-3-5

                                   KTI, INC.
                              7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    FOR THE SPECIAL MEETING OF SHAREHOLDERS ON WEDNESDAY, DECEMBER 8, 1999.

    The undersigned hereby appoints each of Ross Pirasteh and Martin J. Sergi, or any of them, each with full power of substitution, as proxies, to represent the undersigned and to vote, as designated below, all shares of common stock of KTI, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Special Meeting of Shareholders to be held on Wednesday, December 8, 1999, and at any adjournment or postponement thereof.

    You are encouraged to specify your choices by marking the appropriate boxes on this card--but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.

    The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

    This proxy when properly executed will be voted in the manner directed herein by the shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. Please mark your votes as in this example. /X/

  Please mark, sign, date and mail the proxy card promptly using the enclosed envelope.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Proposal to adopt the Agreement and Plan of Merger by and among Casella Waste Systems, Inc., Rutland Acquisition Sub, Inc. ("Sub") and the Company, which provides for the merger of Sub with and into the Company, as described in the accompanying proxy statement. As a result of the merger, each shareholder of KTI will receive 0.51 of a share of Casella Class A common stock for each share of KTI stock held by them.

                / /  For        / /  Against        / /  Abstain

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

               / /  Yes            / /  No                         Dated:
---------------------------------------- , 1999
                                           -------------------------------------
                                           Signature of Shareholder
                                           -------------------------------------
                                           For Joint Account Each Owner Should
                                           Sign

                                           Please mark and date the proxy and
                                           sign the proxy as your name appears
                                           herein. Joint owners should each sign
                                           personally. Trustees and others
                                           signing in a representative capacity
                                           should indicate the capacity in which
                                           they sign.

PROXY                      CASELLA WASTE SYSTEMS, INC.                     PROXY

                         ANNUAL MEETING OF STOCKHOLDERS
                          WEDNESDAY, DECEMBER 8, 1999

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The undersigned, having received notice of the annual meeting of stockholders and the proxy statement/prospectus therefor and revoking all prior proxies, hereby appoints John W. Casella (with full power of substitution), as proxy of the undersigned, to attend the annual meeting of stockholders of Casella Waste Systems, Inc. to be held on Wednesday, December 8, 1999, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of Casella
Class A common stock and Casella Class B common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

    Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of Casella common stock in person. If the undersigned hold(s) any shares of Casella common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

 PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED
                           POSTAGE PRE-PAID ENVELOPE.

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

HAS YOUR ADDRESS CHANGED?                                    DO YOU HAVE ANY COMMENTS?

                                  DETACH HERE

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE

THE SHARES OF CASELLA COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

Mark box at right if an address change or comment has been noted on the reverse side of this card. / /

                 PLEASE BE SURE TO SIGN AND DATE THIS PROXY BELOW.

1. To approve the issuance of shares of Casella Class A common stock to KTI shareholders pursuant to the Agreement and Plan of Merger, as amended, by and among Casella Waste Systems, Inc., KTI, Inc. and Rutland Acquisition Sub, Inc. As a result of the merger, each KTI shareholder will receive 0.51 of a share of Casella Class A common stock for each share of KTI common stock held by them.

  / /  FOR            / /  AGAINST      / /  ABSTAIN

2. To elect the following persons as Class II directors for the ensuing three years:
            James W. Bohlig
            Gregory B. Peters

  / /  FOR ALL                          / /  FOR ALL
  NOMINEES            / /  WITHHOLD     EXCEPT

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME OF THE NOMINEE. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE.

3. To approve an amendment to the company's Amended and Restated 1997 Stock Incentive Plan.

  / /  FOR            / /  AGAINST      / /  ABSTAIN

4. To approve an amendment to the company's 1997 Non-Employee Director Stock Option Plan.

  / /  FOR            / /  AGAINST      / /  ABSTAIN

5. To approve an amendment to the company's Amended and Restated 1997 Employee Stock Purchase Plan.

  / /  FOR            / /  AGAINST      / /  ABSTAIN

6. To ratify the selection of Arthur Andersen LLP as the company's independent auditors for the current fiscal year.

  / /  FOR            / /  AGAINST      / /  ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the annual meeting of stockholders or any adjournment or postponement thereof.

  / /  YES            / /  NO

STOCKHOLDER(S) SIGN HERE X         DATE